SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

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Synovus Financial Corp.

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Richard E. Anthony
Chairman of the Board and
Chief Executive Officer

March 23, 2007

Dear Shareholder:

You are cordially invited to attend our Annual Meeting of Shareholders at 10:00 a.m. on Wednesday, April 25, 2007, at the RiverCenter for the Performing Arts, 900 Broadway, Columbus, Georgia 31901. Enclosed with this Proxy Statement are your proxy card and the 2006 Annual Report.

We hope that you will be able to be with us and let us give you a review of 2006. If you are unable to attend the meeting, you can listen to it live and view the slide presentation over the Internet. You can access the meeting by going to our website at www.synovus.com. Additionally, we will maintain copies of the slides and audio of the presentation to the 2007 Annual Meeting on the website for reference after the meeting.

Whether you own a few or many shares of stock and whether or not you plan to attend in person, it is important that your shares be voted on matters that come before the meeting. To make sure your shares are represented, we urge you to vote promptly.

Thank you for helping us make 2006 a good year. We look forward to your continued support in 2007 and another good year.

Sincerely yours,

Richard E. Anthony

Synovus Financial Corp.	•	Post Office Box 120	•	Columbus, Georgia 31902-0120

SYNOVUS®

NOTICE OF THE 2007 ANNUAL MEETING OF SHAREHOLDERS

TIME	10:00 a.m. Wednesday, April 25, 2007

PLACE	RiverCenter for the Performing Arts 900 Broadway Columbus, Georgia 31901

ITEMS OF BUSINESS	(1) To elect 18 directors.

(2) To approve the Synovus Financial Corp. 2007 Omnibus Plan.

(3) To ratify the appointment of KPMG LLP as Synovus’ independent auditor for the year 2007.

(4) To consider a shareholder proposal regarding director election by majority vote.

(5) To transact such other business as may properly come before the meeting and any adjournment thereof.

WHO MAY VOTE	You can vote if you were a shareholder of record on February 20, 2007.

ANNUAL REPORT	A copy of the Annual Report is enclosed.

PROXY VOTING	Your vote is important. Please vote in one of these ways:

(1) Use the toll-free telephone number shown on the proxy card;

(2) Visit the website listed on your proxy card;

(3) Mark, sign, date and promptly return the enclosed proxy card in the postage-paid envelope provided; or

(4) Submit a ballot at the Annual Meeting.

G. Sanders Griffith, III
Secretary

Columbus, Georgia
March 23, 2007

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE VOTE YOUR SHARES PROMPTLY.

PROXY STATEMENT
VOTING INFORMATION

Purpose

This Proxy Statement and the accompanying proxy card are being mailed to Synovus shareholders beginning on or about March 23, 2007. The Synovus Board of Directors is soliciting proxies to be used at the 2007 Annual Meeting of Synovus Shareholders which will be held on April 25, 2007, at 10:00 a.m., at the RiverCenter for the Performing Arts, 900 Broadway, Columbus, Georgia. Proxies are solicited to give all shareholders of record an opportunity to vote on matters to be presented at the Annual Meeting. In the following pages of this Proxy Statement, you will find information on matters to be voted upon at the Annual Meeting of Shareholders or any adjournment of that meeting.

Who Can Vote

You are entitled to vote if you were a shareholder of record of Synovus stock as of the close of business on February 20, 2007. Your shares can be voted at the meeting only if you are present or represented by a valid proxy.

Quorum and Shares Outstanding

A majority of the votes entitled to be cast by the holders of the outstanding shares of Synovus stock must be present, either in person or represented by proxy, in order to conduct the Annual Meeting of Synovus Shareholders. On February 20, 2007, 326,607,166 shares of Synovus stock were outstanding.

Proxy Card

The Board has designated two individuals to serve as proxies to vote the shares represented by proxies at the Annual Meeting of Shareholders. If you properly submit a proxy but do not specify how you want your shares to be voted, your shares will be voted by the designated proxies in accordance with the Board’s recommendations as follows:

“FOR:”

•	The election of all the director nominees;

•	The approval of the Synovus Financial Corp. 2007 Omnibus Plan; and

•	The ratification of the appointment of KPMG LLP as Synovus’ independent auditor for the year 2007;

and “AGAINST:”

•	The shareholder proposal regarding director election by majority vote.

The designated proxies will vote in their discretion on any other matter that may properly come before the meeting. At the date the Proxy Statement went to press, we did not anticipate that any other matters would be raised at the Annual Meeting.

Voting of Shares

Holders of Synovus stock are entitled to ten votes on each matter submitted to a vote of shareholders for each share of Synovus stock owned on February 20, 2007 which: (i) has had the same owner since February 20, 2003; (ii) was acquired by reason of participation in a dividend reinvestment plan offered by Synovus and is held by the same owner who acquired it under such plan; (iii) is held by the same owner to whom it was issued as a result of an acquisition of a company or business by Synovus where the resolutions adopted by Synovus’ Board of Directors approving the acquisition specifically grant ten votes per share; (iv) was acquired under any employee, officer and/or director benefit plan maintained for one or more employees, officers and/or directors of Synovus and/or its subsidiaries, and is held by the same owner for whom it was acquired under any such plan; (v) is held by the same owner to whom it was issued by Synovus, or to whom it was transferred by Synovus from treasury shares, and the resolutions adopted by Synovus’ Board of Directors approving such issuance and/or transfer specifically grant ten votes per share; (vi) was acquired as a direct result of a stock split, stock dividend or other type of share distribution if the share as to which it was distributed was acquired prior to, and has been held by the same owner since, February 20, 2003; (vii) has been owned continuously by the same shareholder for a period of 48 consecutive months prior to the record date of any meeting of shareholders at which the share is eligible to be voted; or (viii) is owned by a holder who, in addition to shares which are owned under the provisions of (i)-(vii) above, is the owner of less than 1,139,063 shares of Synovus stock (which amount has been appropriately adjusted to reflect stock splits and with such amount to be appropriately adjusted to properly reflect any other change in Synovus stock by means of a stock split, a stock dividend, a recapitalization or otherwise). Shareholders of shares of Synovus stock not described above are entitled to one vote per share for each share. The actual voting power of each holder of shares of Synovus stock will be based on information possessed by Synovus at the time of the Annual Meeting.

As Synovus stock is registered with the Securities and Exchange Commission and is traded on the New York Stock Exchange, Synovus stock is subject to the provisions of an NYSE rule which, in general, prohibits a company’s common stock and equity securities from being authorized or remaining authorized for trading on the NYSE if the company issues securities or takes other corporate action that would have the effect of nullifying, restricting or disparately reducing the voting rights of existing shareholders of the company. However, the rule contains a “grandfather” provision, under which Synovus’ ten vote provision falls, which, in general, permits grandfathered disparate voting rights plans to continue to operate as adopted. The number of votes that each shareholder will be entitled to exercise at the Annual Meeting will depend upon whether each share held by the shareholder meets the requirements which entitle one share of Synovus stock to ten votes on each matter submitted to a vote of shareholders. Shareholders of Synovus stock must complete the Certification on the proxy in order for any of the shares represented by the proxy to be entitled to ten votes per share. All shares entitled to vote and represented in person or by properly completed proxies received before the polls are closed at the Annual Meeting, and not revoked or superseded, will be voted in accordance with instructions indicated on those proxies.

SHAREHOLDERS WHO DO NOT CERTIFY ON THEIR PROXIES SUBMITTED BY MAIL, INTERNET OR PHONE THAT THEY ARE ENTITLED TO TEN VOTES PER SHARE WILL BE ENTITLED TO ONLY ONE VOTE PER SHARE.

Synovus Dividend Reinvestment and Direct Stock Purchase Plan:  If you participate in this Plan, your proxy card represents shares held in the Plan, as well as shares you hold directly in certificate form registered in the same name.

Required Votes

Directors are elected by a plurality of the votes cast, which means the 18 nominees who receive the largest number of properly executed votes will be elected as directors. Cumulative voting is not permitted. Shares that are represented by proxies which are marked “withhold authority” for the election of one or more director nominees will not be counted in determining the number of votes cast for those persons.

The affirmative vote of a majority of the votes cast is needed to approve the Synovus Financial Corp. 2007 Omnibus Plan, ratify the appointment of KPMG LLP as Synovus’ independent auditor for 2007 and approve the shareholder proposal regarding director election by majority vote.

Tabulation of Votes

Under certain circumstances, brokers are prohibited from exercising discretionary authority for beneficial owners who have not returned proxies to the brokers (a “broker non-vote”). In these cases, and in cases where the shareholder abstains from voting on a matter, those shares will be counted for the purpose of determining if a quorum is present, but will not be included as votes cast with respect to those matters and, therefore, will have no effect on the vote with respect to any proposal.

How You Can Vote

You may vote by proxy or in person at the meeting. To vote by proxy, you may select one of the following options:

Vote By Telephone:

You can vote your shares by telephone by calling the toll-free telephone number (at no cost to you) shown on your proxy card. Telephone voting is available 24 hours a day, seven days a week. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded. Our telephone voting procedures are designed to authenticate the shareholder by using individual control numbers. If you vote by telephone, you do NOT need to return your proxy card.

Vote By Internet:

You can also choose to vote on the Internet. The website for Internet voting is shown on your proxy card. Internet voting is available 24 hours a day, seven days a week. You will be given the opportunity to confirm that your instructions have been properly recorded, and you can consent to view future proxy statements and annual reports on the Internet instead of receiving them in the mail. If you vote on the Internet, you do NOT need to return your proxy card.

Vote By Mail:

If you choose to vote by mail, simply mark your proxy card, date and sign it, sign the Certification and return it in the postage-paid envelope provided.

Revocation of Proxy

If you vote by proxy, you may revoke that proxy at any time before it is voted at the meeting. You may do this by (a) signing another proxy card with a later date and returning it to us prior to the meeting, (b) voting again by telephone or on the Internet prior to the meeting, or (c) attending the meeting in person and casting a ballot.

CB&T and Total System Services, Inc.

Synovus is the owner of all of the issued and outstanding shares of common stock of Columbus Bank and Trust Company® (“CB&T”). CB&T owns individually 81.1% of the outstanding shares of Total System Services, Inc.® (“TSYS®”), an electronic payment processing company.

CORPORATE GOVERNANCE AND BOARD MATTERS

Corporate Governance Philosophy

The business affairs of Synovus are managed under the direction of the Board of Directors in accordance with the Georgia Business Corporation Code, as implemented by Synovus’ Articles of Incorporation and bylaws. The role of the Board of Directors is to effectively govern the affairs of Synovus for the benefit of its shareholders and other constituencies. The Board strives to ensure the success and continuity of business through the election of qualified management. It is also responsible for ensuring that Synovus’ activities are conducted in a responsible and ethical manner. Synovus is committed to having sound corporate governance principles.

Independence

The listing standards of the New York Stock Exchange provide that a director does not qualify as independent unless the Board of Directors affirmatively determines that the director has no material relationship with Synovus. The Board has established categorical standards of independence to assist it in determining director independence which conform to the independence requirements in the NYSE listing standards. The categorical standards of independence are incorporated within our Corporate Governance Guidelines, are attached to this Proxy Statement as Appendix A and are also available in the Corporate Governance Section of our website at www.synovus.com/governance.

The Board has determined that a majority of its members are independent as defined by the listing standards of the NYSE and meet the categorical standards of independence set by the Board. Synovus’ Board has determined that the following directors are independent: Daniel P. Amos, Richard Y. Bradley, Frank W. Brumley, Elizabeth W. Camp, C. Edward Floyd (who retired as a director in 2006), T. Michael Goodrich, V. Nathaniel Hansford, John P. Illges, III (who retired as a director in 2006), Mason H. Lampton, Elizabeth C. Ogie, H. Lynn Page, J. Neal Purcell, Melvin T. Stith and William B. Turner, Jr. Please see “Certain Relationships and Related Transactions” on page 46 which includes information with respect to immaterial relationships between Synovus and its independent directors. This information was considered by the Board in determining a director’s independence from Synovus under Synovus’ categorical standards of independence and the NYSE listing standards.

Attendance at Meetings

The Board of Directors held four meetings in 2006. All directors attended at least 75% of Board and committee meetings held during their tenure during 2006 except James H. Blanchard. Mr. Blanchard attended all four meetings of the Board of Directors but was absent from three of the five Executive Committee meetings. The average attendance by directors at the aggregate number of Board and committee meetings they were scheduled to attend was 94%. Although Synovus has no formal policy with respect to Board members’ attendance at its annual meetings, it is customary for all Board members to attend as there is a Board meeting immediately preceding the annual meeting. All of Synovus’ directors who were serving at the time attended the 2006 Annual Meeting of Shareholders.

Committees of the Board

Synovus’ Board of Directors has four principal standing committees — an Executive Committee, an Audit Committee, a Corporate Governance and Nominating Committee and a Compensation Committee. Each committee has a written charter adopted by the Board of Directors that complies with the listing standards of the NYSE pertaining to corporate governance. Copies of the committee charters are available in the Corporate Governance section of our website at www.synovus.com/governance. The Board has determined that each member of the Audit, Corporate Governance and Nominating and Compensation Committees is an

independent director as defined by the listing standards of the NYSE and our Corporate Governance Guidelines. The following table shows the membership of the various committees.

Corporate Governance
Executive	Audit	and Nominating	Compensation

V. Nathaniel Hansford, Chair	J. Neal Purcell, Chair	Richard Y. Bradley, Chair	V. Nathaniel Hansford, Chair
Richard E. Anthony	Elizabeth W. Camp	Daniel P. Amos	T. Michael Goodrich
James H. Blanchard	H. Lynn Page	Frank W. Brumley	Mason H. Lampton
Richard Y. Bradley	Melvin T. Stith	Elizabeth C. Ogie
Gardiner W. Garrard, Jr.
T. Michael Goodrich
Mason H. Lampton
J. Neal Purcell
James D. Yancey

Executive Committee.  Synovus’ Executive Committee held five meetings in 2006. During the intervals between meetings of Synovus’ Board of Directors, Synovus’ Executive Committee possesses and may exercise any and all of the powers of Synovus’ Board of Directors in the management and direction of the business and affairs of Synovus with respect to which specific direction has not been previously given by Synovus’ Board of Directors unless Board action is required by Synovus’ governing documents, law or rule.

Audit Committee.  Synovus’ Audit Committee held 11 meetings in 2006. Its Report is on page 27. The Board has determined that all four members of the Committee are independent and financially literate under the rules of the NYSE and that at least one member, J. Neal Purcell, is an “audit committee financial expert” as defined by the rules of the Securities and Exchange Commission. The primary functions of Synovus’ Audit Committee include:

•	Monitoring the integrity of Synovus’ financial statements, Synovus’ systems of internal controls and Synovus’ compliance with regulatory and legal requirements;

•	Monitoring the independence, qualifications and performance of Synovus’ independent auditor and internal auditing activities; and

•	Providing an avenue of communication among the independent auditor, management, internal audit and the Board of Directors.

Corporate Governance and Nominating Committee.  Synovus’ Corporate Governance and Nominating Committee held three meetings in 2006. The primary functions of Synovus’ Corporate Governance and Nominating Committee include:

•	Identifying qualified individuals to become Board members;

•	Recommending to the Board the director nominees for each annual meeting of shareholders and director nominees to be elected by the Board to fill interim director vacancies;

•	Overseeing the annual review and evaluation of the performance of the Board and its committees; and

•	Developing and recommending to the Board corporate governance guidelines.

Compensation Committee.  Synovus’ Compensation Committee held six meetings in 2006. Its Report is on page 38. The primary functions of Synovus’ Compensation Committee include:

•	Designing and overseeing Synovus’ executive compensation program;

•	Designing and overseeing all compensation and benefit programs in which employees and officers of Synovus are eligible to participate; and

•	Performing an annual evaluation of the Chief Executive Officer.

The Compensation Committee’s charter reflects these responsibilities and allows the Committee to delegate any matters within its authority to individuals or subcommittees it deems appropriate. In addition, the Committee has the authority under its charter to retain outside advisors to assist the Committee in the performance of its duties. In July 2005, the Committee retained the services of Hewitt Associates for 2005 and 2006 to:

•	Provide ongoing recommendations regarding executive compensation consistent with Synovus’ business needs, pay philosophy, market trends and latest legal and regulatory considerations;

•	Provide market data for base salary, short-term incentive and long-term incentive decisions; and

•	Advise the Committee as to best practices.

Hewitt was engaged directly by the Committee, although the Committee also directed that Hewitt continue to work with Synovus’ management. Synovus’ Director of Human Resources and his staff develop executive compensation recommendations for the Committee’s consideration in conjunction with Synovus’ Chief Executive Officer and Chief People Officer and with the advice of Hewitt Associates.

Synovus’ Director of Human Resources works with the Chairman of the Committee to establish the agenda for Committee meetings. Management also prepares background information for each Committee meeting. Synovus’ Chief People Officer and Director of Human Resources attend all Committee meetings, while Synovus’ Chief Executive Officer attends some Committee meetings, such as the Committee meeting in which his performance is reviewed with the Committee or other meetings upon the request of the Committee. The Chief Executive Officer, Chief People Officer and the Director of Human Resources do not have authority to vote on Committee matters. A compensation consultant with Hewitt Associates also attends some Committee meetings upon the request of the Committee.

Compensation Committee Interlocks and Insider Participation.  Messrs. Hansford, Goodrich and Lampton served on the Compensation Committee during 2006. None of these individuals is or has been an officer or employee of Synovus.

Consideration of Director Candidates

Shareholder Candidates.  The Corporate Governance and Nominating Committee will consider candidates for nomination as a director submitted by shareholders. Although the Committee does not have a separate policy that addresses the consideration of director candidates recommended by shareholders, the Board does not believe that such a separate policy is necessary as Synovus’ bylaws permit shareholders to nominate candidates and as one of the duties set forth in the Corporate Governance and Nominating Committee charter is to review and consider director candidates submitted by shareholders. The Committee will evaluate individuals recommended by shareholders for nomination as directors according to the criteria discussed below and in accordance with Synovus’ bylaws and the procedures described under “Shareholder Proposals and Nominations” on page 53.

Director Qualifications.  Synovus’ Corporate Governance Guidelines contain Board membership criteria considered by the Corporate Governance and Nominating Committee in recommending nominees for a position on Synovus’ Board. The Committee believes that, at a minimum, a director candidate must possess personal and professional integrity, sound judgment and forthrightness. A director candidate must also have sufficient time and energy to devote to the affairs of Synovus, be free from conflicts of interest with Synovus, must not have reached the retirement age for Synovus directors and be willing to make, and financially capable of making, the required investment in Synovus’ stock pursuant to Synovus’ Director Stock Ownership

Guidelines. The Committee also considers the following criteria when reviewing a director candidate:

•	The extent of the director’s/potential director’s business acumen and experience;

•	Whether the director/potential director assists in achieving a mix of Board members that represents a diversity of background and experience, including with respect to age, gender, race, place of residence and specialized experience;

•	Whether the director/potential director meets the independence requirements of the listing standards of the NYSE;

•	Whether the director/potential director would be considered a “financial expert” or “financially literate” as defined in the listing standards of the NYSE;

•	Whether the director/potential director, by virtue of particular technical expertise, experience or specialized skill relevant to Synovus’ current or future business, will add specific value as a Board member; and

•	Whether the director/potential director possesses a willingness to challenge and stimulate management and the ability to work as part of a team in an environment of trust.

Identifying and Evaluating Nominees

The Corporate Governance and Nominating Committee has two primary methods for identifying director candidates (other than those proposed by Synovus’ shareholders, as discussed above). First, on a periodic basis, the Committee solicits ideas for possible candidates from a number of sources including members of the Board, Synovus executives and individuals personally known to the members of the Board. Second, the Committee is authorized to use its authority under its charter to retain at Synovus’ expense one or more search firms to identify candidates (and to approve such firms’ fees and other retention terms).

The Committee will consider all director candidates identified through the processes described above, and will evaluate each of them, including incumbents, based on the same criteria. The director candidates are evaluated at regular or special meetings of the Committee and may be considered at any point during the year. If based on the Committee’s initial evaluation a director candidate continues to be of interest to the Committee, the Chair of the Committee will interview the candidate and communicate his evaluation to the other Committee members and executive management. Additional interviews are conducted, if necessary, and ultimately the Committee will meet to finalize its list of recommended candidates for the Board’s consideration. One nominee for election as a director, Frederick L. Green, III, has not previously been elected by the shareholders of Synovus. Mr. Green was recommended to the Committee for consideration as a director nominee by the chief executive officer of Synovus.

Meetings of Non-Management and Independent Directors

The non-management directors of Synovus meet separately at least four times a year after each regularly scheduled meeting of the Board of Directors. Synovus’ independent directors meet at least once a year. V. Nathaniel Hansford, Synovus’ Lead Director, presides at the meetings of non-management and independent directors.

Communicating with the Board

Synovus’ Board provides a process for shareholders and other interested parties to communicate with one or more members of the Board, including the Lead Director, or the non-management or independent directors as a group. Shareholders and other interested parties may communicate with the Board by writing the Board of Directors, Synovus Financial Corp., c/o General Counsel’s Office, 1111 Bay Avenue, Suite 500, Columbus, Georgia 31901 or by calling (800)240-1242. These procedures are also available in the Corporate Governance section of our website at www.synovus.com/governance. Synovus’ process for handling shareholder and other communications to the Board has been approved by Synovus’ independent directors.

Additional Information about Corporate Governance

Synovus has adopted Corporate Governance Guidelines which are regularly reviewed by the Corporate Governance and Nominating Committee. We have also adopted a Code of Business Conduct and Ethics which is applicable to all directors, officers and employees. In addition, we maintain procedures for the confidential, anonymous submission of any complaints or concerns about Synovus, including complaints regarding accounting, internal accounting controls or auditing matters. Shareholders may access Synovus’ Corporate Governance Guidelines, Code of Business Conduct and Ethics, each committee’s current charter, procedures for shareholders and other interested parties to communicate with the Lead Director or with the non-management or independent directors individually or as a group and procedures for reporting complaints and concerns about Synovus, including complaints concerning accounting, internal accounting controls and auditing matters in the Corporate Governance section of our website at www.synovus.com/governance. Copies of these documents are also available in print upon written request to the Corporate Secretary, Synovus Financial Corp., 1111 Bay Avenue, Suite 500, Columbus, Georgia 31901.

DIRECTOR COMPENSATION

Director Compensation Table

The following table summarizes the compensation paid by Synovus to directors for the year ended December 31, 2006.

	Fees Earned
	or Paid in	Stock	All Other
Name	Cash ($)	Awards ($)(1)	Compensation ($)		Total ($)

Daniel P. Amos	$40,000	$8,773	$10,000	(2)	$54,237
Richard Y. Bradley	55,000	8,773	67,551	(3)	126,788
Frank W. Brumley	40,000	8,773	18,850	(2)(3)	63,087
Elizabeth W. Camp	45,000	8,773	15,000	(2)(3)	64,237
C. Edward Floyd, M.D.(4)	40,000	23,315	16,500	(2)(3)	60,737
Gardiner W. Garrard, Jr.	45,000	8,773	67,551	(3)	116,788
T. Michael Goodrich	50,000	8,773	20,000	(2)(3)	74,237
V. Nathaniel Hansford	60,000	8,773	24,305	(2)(3)	88,542
John P. Illges, III(5)	45,000	23,315	57,151	(3)	106,388
Alfred W. Jones III	35,000	8,773	58,451	(2)(3)	97,688
Mason H. Lampton	50,000	8,773	72,051	(2)(3)	126,288
Elizabeth C. Ogie	40,000	8,773	3,000	(3)	47,237
H. Lynn Page	45,000	8,773	77,551	(3)	126,788
J. Neal Purcell	65,000	8,773	10,000	(2)	79,237
Melvin T. Stith	45,000	8,773	10,000	(2)	59,237
William B. Turner, Jr.	35,000	8,773	8,500	(3)	47,737
James D. Yancey	45,000	8,773	141,222	(2)(3)(6)	190,459

**	Compensation for Messrs. Blanchard, Anthony and Green for service on the Synovus Board is described under the Summary Compensation Table found on page 39.

(1)	The grant date fair value of the 500 shares of restricted Synovus stock awarded to each director in 2006 was $13,865. The amount in this column reflects the dollar amount recognized for financial statement reporting purposes for the year ended December 31, 2006 in accordance with FAS 123(R) and includes amounts from awards granted in 2006 and prior to 2006. For a discussion of the restricted stock awards reported in this column, see Note 15 of Notes to Consolidated Financial Statements in the Financial Appendix. At December 31, 2006, each director held an aggregate of 1,000 shares of restricted Synovus stock, none of which are vested, with the exception of Messrs. Floyd and Illges whose shares vested upon retirement as a director.

(2)	Includes $10,000 in contributions made by Synovus under Synovus’ Director Stock Purchase Plan. As described more fully below, qualifying directors can elect to contribute up to $5,000 per calendar quarter to make purchases of Synovus stock, and Synovus contributes an additional amount equal to 50% of the directors’ cash contributions under the plan.

(3)	Includes compensation of $67,551 for Messrs. Bradley, Garrard and Yancey, $8,850 for Mr. Brumley, $5,000 for Ms. Camp, $6,500 for Dr. Floyd, $10,000 for Mr. Goodrich, $14,305 for Mr. Hansford, $57,151 for Mr. Illges, $48,451 for Mr. Jones, $62,051 for Mr. Lampton, $3,000 for Ms. Ogie, $77,551 for Mr. Page and $8,500 for Mr. Turner for service as a director of certain of Synovus’ subsidiaries.

(4)	Upon reaching the age of 72 in May 2006, Dr. Floyd retired as a director and became an emeritus director of Synovus pursuant to Synovus’ bylaws.

(5)	Upon reaching the age of 72 in December 2006, Mr. Illges retired as a director and became an emeritus director of Synovus pursuant to Synovus’ bylaws.

(6)	Includes perquisite of $53,835 for providing Mr. Yancey with administrative assistance. Also includes incremental costs incurred by Synovus, if any, for providing Mr. Yancey with office space, security alarm monitoring and spousal entertainment (recreational activities at the TSYS Board retreat). Mr. Yancey, the former Chairman of the Board of Synovus, was provided with administrative assistance and office space during 2006. In computing the incremental cost to Synovus of providing Mr. Yancey with administrative assistance throughout 2006, Synovus aggregated the cost to Synovus of providing salary, benefits and office space (based on lease payments per square foot) to Mr. Yancey’s assistant and allocated the portion of which was attributable to providing services to Mr. Yancey as his assistant did not work exclusively with him. Amounts for office space, security alarm monitoring and spousal entertainment are not quantified because they do not exceed the greater of $25,000 or 10% of the total amount of perquisites.

Director Compensation Program

The Corporate Governance and Nominating Committee of Synovus is responsible for the oversight and administration of the Synovus director compensation program. The Committee’s charter reflects these responsibilities and does not allow the Committee to delegate its authority to any person other than the members of the Corporate Governance and Nominating Committee. Under its charter, the Committee has authority to retain outside advisors to assist the Committee in performance of its duties. In November 2004, the Corporate Governance and Nominating Committee retained Mercer Human Resource Consulting to review the competitiveness of the Synovus director compensation program. Mercer was directed to develop peer groups of 15 to 20 companies against which to benchmark director compensation at Synovus and to review and compare director pay practices at Synovus to industry peer companies and to those of general industry companies, analyzing cash compensation, long-term incentive compensation and total compensation. The Corporate Governance and Nominating Committee also asked Mercer to overview recent director pay trends, including shifts in pay mix, equity compensation trends and changes related to increased responsibilities and liability. Mercer’s recommendations for director compensation were then presented to the Committee. In January 2005, Mercer recommended certain changes to the director compensation program at Synovus; the Corporate Governance and Nominating Committee discussed and considered these recommendations and recommended to the Board that it approve the current compensation structure. The decisions made by the Committee are the responsibility of the Committee and may reflect factors and considerations other than the information and recommendations provided by Mercer. The Committee has decided to review and evaluate director compensation every two years.

Cash Compensation of Directors.  As reflected in the “Fees Earned or Paid in Cash” column of the Director Compensation Table above, for the fiscal year ended December 31, 2006, directors of Synovus received an annual cash retainer of $35,000, with Compensation Committee and Corporate Governance and Nominating Committee members receiving an additional cash retainer of $5,000 and Audit Committee and Executive Committee members receiving an additional cash retainer of $10,000. In addition, the Chairpersons of the Compensation Committee and Corporate Governance and Nominating Committee received a $5,000 cash retainer, the Chairperson of the Audit Committee received a $10,000 cash retainer and the Lead Director received a $5,000 cash retainer.

By paying each director an annual retainer, Synovus compensates each director for his or her role and judgment as an advisor to Synovus, rather than for his or her attendance or effort at individual meetings. In so doing, directors with added responsibility are recognized with higher cash compensation. For example, members of the Audit Committee receive a higher cash retainer based upon the enhanced duties, time commitment and responsibilities of service on that committee. The Corporate Governance and Nominating Committee believes that this additional cash compensation is appropriate.

In determining the specific amounts of cash compensation, including fees for service on committees and as chairpersons of those committees, the Corporate Governance and Nominating Committee, with the assistance of Mercer, studied cash compensation at a peer group of 23 companies in the banking industry and at 350 large industrial, financial and service organizations and set the cash compensation levels at or around the 50th percentile for such peer companies.

Directors may elect to defer all or a portion of their cash compensation under the Synovus Directors’ Deferred Compensation Plan. The Directors’ Deferred Compensation Plan does not provide directors with an “above market” rate of return. Instead, the deferred amounts are deposited into one or more investment funds at the election of the director. In so doing, the plan is designed to allow directors to defer the income taxation of a portion of their compensation and to receive an investment return on those deferred amounts. All deferred fees are payable only in cash. Each of Messrs. Amos, Floyd, Goodrich, Jones and Purcell and Ms. Camp deferred all of their cash compensation under this plan during 2006.

Equity Compensation of Directors.  During 2006, non-management directors also received an annual award of 500 shares of restricted Synovus stock in the form of a grant from the Synovus 2002 Long-Term Incentive Plan, 100% of which vests after three years. The Board granted these restricted stock awards to directors on February 1, 2006, the first day of the month following the Corporate Governance and Nominating Committee meeting to approve director compensation for the fiscal year. These restricted stock awards are designed to create equity ownership and to focus directors on the long-term performance of Synovus.

Before restricted stock awards were first granted to directors in 2005, Synovus’ directors were not compensated with equity ownership in the company, other than contributions under the Director Stock Purchase Plan. With the assistance of Mercer’s market analysis, the Corporate Governance and Nominating Committee determined in 2005 that a competitive director compensation program needed to include a more appropriate level of equity compensation in order to align Synovus with best practices and to remain competitive with the compensation programs at peer companies. First, the Committee determined that restricted stock awards were more appropriate than the use of stock options based upon the market shift in equity pay mix at other similarly situated companies. Second, the Committee determined that a grant of 500 shares of restricted Synovus stock was appropriate by analyzing the market on equity compensation and then determining the right mix based upon a market value approach to the number of shares awarded. In so doing, the grants of restricted stock provide Synovus directors with a more balanced pay mix between cash and equity, consistent with the market trend toward equal weighting of cash and equity.

Synovus’ Director Stock Purchase Plan is a non-qualified, contributory stock purchase plan pursuant to which qualifying Synovus directors can purchase, with the assistance of contributions from Synovus, presently issued and outstanding shares of Synovus stock. Under the terms of the Director Stock Purchase Plan, qualifying directors can elect to contribute up to $5,000 per calendar quarter to make purchases of Synovus stock, and Synovus contributes an additional amount equal to 50% of the directors’ cash contributions. Participants in the Director Stock Purchase Plan are fully vested in, and may request the issuance to them of, all shares of Synovus stock purchased for their benefit under the Plan. Synovus’ contributions under this Plan are included in the “All Other Compensation” column of the Director Compensation Table above.

Synovus’ contributions under the Director Stock Purchase Plan further provide directors the opportunity to buy and maintain an equity interest in Synovus and to share in the capital appreciation of Synovus. Together, the restricted stock awards and Synovus’ contributions under the Director Stock Purchase Plan provide an appropriate, competitive amount of compensation to directors in the form of equity, putting the equity component of compensation, as well as total compensation, at or near the median for peer group companies at the time the compensation structure was approved in 2005.

The restricted stock awards to directors and Synovus’ contributions under the Director Stock Purchase Plan also assist and facilitate directors’ fulfillment of their stock ownership requirements. Synovus’ Corporate Governance Guidelines require all directors to accumulate over time shares of Synovus stock equal in value to at least three times the value of their annual retainer. Directors have five years to attain this level of total stock ownership but must attain a share ownership threshold of one times the amount of the director’s annual retainer within three years. These stock ownership guidelines are designed to align the interests of Synovus’ directors to that of Synovus’ shareholders and the long-term performance of Synovus.

Consulting Agreement.  For a discussion of James H. Blanchard’s Consulting Agreement with Synovus, see “Consulting Agreement” on page 45.

PROPOSALS TO BE VOTED ON

PROPOSAL 1: ELECTION OF DIRECTORS

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” ALL NOMINEES.

Number

At the date of this Proxy Statement, the Board of Directors of Synovus consists of 18 members. As 20 board seats have been authorized by Synovus’ shareholders, Synovus has two directorships which remain vacant. These vacant directorships could be filled in the future at the discretion of Synovus’ Board of Directors. This discretionary power gives Synovus’ Board of Directors the flexibility of appointing new directors in the periods between Synovus’ Annual Meetings should suitable candidates come to its attention. Proxies cannot be voted at the 2007 Annual Meeting for a greater number of persons than the number of nominees named.

Nominees for Election as Director

The Board has nominated each of the following 18 individuals to be elected as directors at the Annual Meeting upon the recommendation of the Corporate Governance and Nominating Committee. All nominees are currently directors of Synovus and have previously been elected by the shareholders. Each director elected will serve until the next Annual Meeting and until his or her successor is duly elected and qualified or until his or her earlier retirement, resignation or removal. The Board believes that each director nominee will be able to stand for election. If any nominee becomes unable to stand for election, proxies in favor of that nominee will be voted in favor of the remaining nominees and in favor of any substitute nominee named by the Board upon the recommendation of the Corporate Governance and Nominating Committee. If you do not wish your shares voted for one or more of the nominees, you may so indicate on the proxy.

Following is the principal occupation, age and certain other information for each director nominee.

			Principal
			Occupation
		Year First	and Other
Name	Age	Elected Director	Information

Daniel P. Amos(1)	55	2001	Chairman of the Board and Chief Executive Officer, Aflac Incorporated (Insurance Holding Company)

Richard E. Anthony(2)	60	1993	Chairman of the Board and Chief Executive Officer, Synovus Financial Corp.

James H. Blanchard(3)	65	1972	Chairman of the Board and Chief Executive Officer, Retired, Synovus Financial Corp.; Director, Total System Services, Inc. and AT&T Corp.

Richard Y. Bradley	68	1991	Partner, Bradley & Hatcher (Law Firm); Director, Total System Services, Inc.

Frank W. Brumley(4)	66	2004	Chairman of the Board and Chief Executive Officer, Daniel Island Company (Planned Community Development)

Elizabeth W. Camp	55	2003	President and Chief Executive Officer, DF Management, Inc. (Investment and Management of Commercial Real Estate)

Gardiner W. Garrard, Jr.	66	1972	President, The Jordan Company (Real Estate Development and Private Equity Investments); Director, Total System Services, Inc.

T. Michael Goodrich	61	2004	Chairman and Chief Executive Officer, BE&K, Inc. (Engineering and Construction Company); Director, Energen Corporation

Frederick L. Green, III(5)	48	2006	President and Chief Operating Officer, Synovus Financial Corp.

V. Nathaniel Hansford(6)	63	1985	President, Retired, North Georgia College and State University

Alfred W. Jones III	49	2001	Chairman of the Board and Chief Executive Officer, Sea Island Company (Real Estate Development and Management); Director, Total System Services, Inc.

Mason H. Lampton(7)	59	1993	Chairman of the Board, Standard Concrete Products (Construction Materials Company); Director, Total System Services, Inc.

			Principal
			Occupation
		Year First	and Other
Name	Age	Elected Director	Information

Elizabeth C. Ogie(8)	56	1993	Private Investor

H. Lynn Page	66	1978	Director, Total System Services, Inc.

J. Neal Purcell	65	2003	Vice Chairman, Retired, KPMG LLP (Professional Services Provider); Director, Southern Company, Kaiser Permanente and Dollar General Corporation

Melvin T. Stith(9)	60	1998	Dean, Martin J. Whitman School of Management, Syracuse University; Director, Flowers Foods, Inc.

William B. Turner, Jr.(8)	55	2003	Vice Chairman of the Board and President, W.C. Bradley Co. (Consumer Products and Real Estate)

James D. Yancey(10)	65	1978	Chairman of the Board, Columbus Bank and Trust Company; Chairman of the Board, Retired, Synovus Financial Corp.; Director, Total System Services, Inc.

(1)	Daniel P. Amos previously served as a director of Synovus from 1991 until 1998, when he resigned as a director as required by federal banking regulations to join the board of a company affiliated with a Japanese bank.

(2)	Richard E. Anthony was elected Chairman of the Board and Chief Executive Officer of Synovus in October 2006. From 1995 until 2006, Mr. Anthony served in various capacities with Synovus, including Chief Executive Officer and President and Chief Operating Officer of Synovus.

(3)	James H. Blanchard was elected Chairman of the Board of Synovus in July 2005 and retired from that position in October 2006. Prior to 2005, Mr. Blanchard served in various capacities with Synovus and CB&T, including Chairman of the Board and Chief Executive Officer of Synovus and Chief Executive Officer of CB&T. Mr. Blanchard also retired as an executive officer of TSYS in October 2006 but continues to serve as a non-executive Chairman of the Executive Committee. Mr. Blanchard was elected as an executive officer Chairman of the Executive Committee of TSYS in February 1992.

(4)	Frank W. Brumley was elected Chairman of the Board and Chief Executive Officer of Daniel Island Company in January 2006. Prior to 2006, Mr. Brumley served as President of Daniel Island Company.

(5)	Frederick L. Green, III was elected President and Chief Operating Officer of Synovus in October 2006. Mr. Green served as Vice Chairman of Synovus from 2003 until 2006. From 1991 until 2003, Mr. Green served in various capacities with The National Bank of South Carolina, a banking subsidiary of Synovus, including President of The National Bank of South Carolina. Mr. Green continues to serve as Chairman of the Board of The National Bank of South Carolina.

(6)	V. Nathaniel Hansford serves as Lead Director of the Synovus Board.

(7)	Mason H. Lampton was elected Chairman of the Board of Standard Concrete Products in June 2004. Prior to 2004, Mr. Lampton served as President and Chief Executive Officer of Standard Concrete Products.

(8)	Elizabeth C. Ogie is William B. Turner, Jr.’s first cousin.

(9)	Melvin T. Stith was appointed Dean of Syracuse University’s Martin J. Whitman School of Management in January 2005. Prior to 2005, Mr. Stith served as Dean of the College of Business at Florida State University.

(10)	James D. Yancey retired as an executive employee of Synovus in December 2004 and served as a non-executive Chairman of the Board until July 2005. Mr. Yancey was elected as an executive officer Chairman of the Board of Synovus in October 2003. Prior to 2003, Mr. Yancey served in various capacities with Synovus and/or CB&T, including Vice Chairman of the Board and President of both Synovus and CB&T.

PROPOSAL 2: APPROVAL OF THE SYNOVUS FINANCIAL CORP.
2007 OMNIBUS PLAN

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THE SYNOVUS FINANCIAL CORP. 2007 OMNIBUS PLAN.

Upon the recommendation of the Compensation Committee, on February 15, 2007 the Board of Directors adopted the Synovus Financial Corp. 2007 Omnibus Plan (“2007 Plan”), subject to shareholder approval. The purpose of the 2007 Plan is to advance the interests of Synovus and its shareholders through awards that give employees and directors a personal stake in Synovus’ growth, development and financial success. Awards under the 2007 Plan are designed to motivate employees and directors to devote their best interests to the business of Synovus. Awards will also help Synovus attract and retain the services of employees and directors who are in a position to make significant contributions to Synovus’ future success. Subject to approval by Synovus’ shareholders, compensation paid pursuant to the 2007 Plan is intended, to the extent reasonable, to qualify for tax deductibility under Section 162(m) (“Section 162(m)”) and Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder, as may be amended from time to time. After approval of the 2007 Plan, no further awards will be made under the Synovus 2002 and 2000 Long-Term Incentive Plans.

Eligibility and Participation.  Any employee of Synovus and its subsidiaries and any non-employee director of Synovus, approximately 12,625 persons, is eligible to participate in the 2007 Plan. Incentive stock options, however, may be granted only to employees. The Committee has discretion to select participants from year to year.

Shares Subject to the Plan.  The aggregate number of shares of Synovus stock which may be granted to participants pursuant to awards granted under the 2007 Plan may not exceed eighteen million (18,000,000) shares. Shares awarded under the 2007 Plan or the Synovus Financial Corp. 2002 and 2000 Long-Term Incentive Plans that are subsequently forfeited may also be awarded under the 2007 Plan. The maximum number of full-value awards (awards settled in stock other than stock options and stock appreciation rights) under the 2007 Plan shall be 9,000,000. As of December 31, 2006, 4,220,937 shares remain available for grant under Synovus’ 2002 and 2000 Long-Term Incentive Plans. Synovus does not anticipate granting new awards under such plans between fiscal year-end and the effective date of the 2007 Plan, except for grants of 222,879 stock options with an exercise price of $31.13 and a 10-year term and 50,909 shares of restricted stock.

Awards Under the 2007 Plan.  Pursuant to the 2007 Plan, Synovus may grant the following types of awards subject to the following conditions:

Nonqualified and Incentive Stock Options.  All stock options must have a maximum life of no more than ten years from the date of grant. At the time of grant, the Committee will determine the exercise price for any stock options. In no event, however, may the exercise price be less than 100% of the fair market value of Synovus’ common stock at the time of grant. At the time of exercise, payment in full of the exercise price will be paid in cash, shares of common stock valued at their fair market value on the date of exercise, a combination thereof, or by such other method as the Committee may determine.

Stock Appreciation Rights.  Stock appreciation rights offer participants the right to receive payment for the difference (spread) between the exercise price of the stock appreciation right and the market value of Synovus’ common stock at the time of redemption. The Committee may authorize payment of the spread for a stock appreciation right in the form of cash, common stock to be valued at its fair market value on the date of exercise, a combination thereof, or by such other method as the Committee may determine.

Restricted Stock and Restricted Stock Units.  The Committee may award common stock to a participant as a portion of the participant’s remuneration. In doing so, the Committee, in its discretion, may impose conditions or restrictions on the award of common stock. The Committee may also award restricted stock units which are similar to restricted stock except that no shares are actually awarded on the date of grant.

Performance Units or Performance Shares.  Section 162(m) generally limits to $1,000,000 the amount that a publicly held corporation may deduct for the compensation paid to its Chief Executive Officer and its four most highly compensated officers other than the Chief Executive Officer. “Qualified performance-based compensation,” however, is not subject to the $1,000,000 deduction limit. Accordingly, the 2007 Plan permits the Committee to establish performance goals consistent with Section 162(m) and authorizes the granting of cash, stock options, stock appreciation rights, common stock, other property, or any combination thereof to employees upon achievement of such established performance goals. In setting the performance goals, the Committee may use such measures as net earnings or net income (before or after taxes); earnings per share; net sales or revenue growth; net operating profit; return measures (including, but not limited to, return on assets, capital, invested capital, equity, sales, or revenue); cash flow (including, but not limited to, operating cash flow, free cash flow, cash generation, cash flow return on equity, and cash flow return on investment); earnings before or after taxes, interest, depreciation, and/or amortization; gross or operating margins; productivity ratios; share price (including, but not limited to, growth measures and total shareholder return); expense targets; margins; operating efficiency; market share; customer satisfaction; unit volume; working capital targets and change in working capital; economic value added (net operating profit after tax minus the sum of capital multiplied by the cost of capital); asset growth; non-interest expense as a percentage of total expense; loan charge-offs as a percentage of total loans; number of cardholder, merchant or other customer accounts processed or converted; and successful negotiation or renewal of contracts with new or existing customers. The performance goals may relate to the individual participant, to Synovus as a whole, or to a subsidiary, division, department, region, function or business unit of Synovus in which the participant is employed. Performance awards may be granted either alone or in addition to other grants made under the 2007 Plan.

Cash-Based Awards.  The Committee may grant cash-based awards to participants as determined by the Committee. Payment of the cash-based awards may be made in either cash or common stock.

Other Stock-Based Awards.  The Committee may grant other types of equity-based or equity-related awards. These awards may be paid in either common stock or cash.

Maximum Amount Payable to Any Participant.  The annual award limits of the 2007 Plan include the following:

Options.  The maximum aggregate number of shares subject to options granted in any one plan year to any one participant is 4,000,000 shares.

Stock Appreciation Rights.  The maximum number of shares subject to stock appreciation rights granted in any one plan year to any one participant is 4,000,000 shares.

Restricted Stock or Restricted Stock Units.  The maximum aggregate grant with respect to awards of restricted stock or restricted stock units in any one plan year to any one participant is 2,000,000 shares.

Performance Units or Performance Shares.  The maximum aggregate award of performance units or performance shares that a participant may receive in any one plan year is 2,000,000 shares if the award is payable in shares, or equal to the value of 100,000 shares if the award is payable in cash or property other than shares, determined as of the earlier of the vesting or the payout date, as applicable.

Cash-Based Awards.  The maximum aggregate amount awarded or credited with respect to cash-based awards to any one participant in any one plan year may not exceed $2,000,000.

Other Stock-Based Awards.  The maximum aggregate grant with respect to other stock-based awards in any one plan year to any one participant is 2,000,000 shares.

Adjustments in Connection with Certain Events.  The Committee, in order to prevent dilution or enlargement of a participant’s rights under the 2007 Plan, shall substitute or adjust the number and kind of shares that may be issued under the 2007 Plan or under particular forms of awards, the number and kind of shares subject to outstanding awards, the option price or grant price applicable to outstanding awards, the annual award limits, and other value determinations applicable to outstanding awards in the event of any corporate event or transaction such as a merger, consolidation, reorganization, recapitalization, separation, partial or complete liquidation, stock dividend, stock split, reverse stock split, split up, spin-off, or other distribution of stock or property of Synovus, combination of shares, exchange of shares, dividend in-kind, or other like change in capital structure, number of outstanding shares or distribution (other than normal cash dividends) to shareholders of Synovus, or any similar corporate event or transaction.

Duration of the 2007 Plan.  The 2007 Plan will become effective upon approval by Synovus’ shareholders. The 2007 Plan will terminate after 10 years or, if sooner, when all shares reserved under the 2007 Plan have been issued. At any time, the Board of Directors may terminate the 2007 Plan. The termination of the 2007 Plan will not affect outstanding awards in any way.

Administration.  The 2007 Plan will be administered by the Compensation Committee of the Board of Directors. Members of the Committee are appointed by the Board of Directors from among its members and may be removed by the Board of Directors in its discretion.

The Committee has broad discretion to construe, interpret and administer the 2007 Plan, to select the individuals to be granted Plan awards, to determine the number of shares to be subject to each Plan award, and to determine the terms, conditions and duration of each award. The Committee’s decisions will be conclusive, final and binding upon all parties. No member of the Committee will be liable for any action or determination made with respect to the 2007 Plan or any award granted under the 2007 Plan. To the fullest extent permitted by law, Synovus will indemnify the members of the Committee against reasonable expenses incurred in connection with any action taken against them with respect to the 2007 Plan or any award granted under the Plan.

Amendment of the 2007 Plan.  The Committee may amend, modify, suspend or terminate the 2007 Plan at any time except that no amendment, modification, suspension or termination may adversely affect an existing award under the 2007 Plan without the affected participant’s consent. In addition, no amendment, modification, suspension or termination shall be made which would reprice, replace or regrant through cancellation, or which would lower the option price of a previously granted option or the grant price of a previously granted stock appreciation right without the approval of shareholders. Moreover, under NYSE listing standards the 2007 Plan cannot be materially amended without the approval of shareholders.

Change in Control.  Unless otherwise determined by the Committee at grant, in the event of a change in control of Synovus, as defined in the 2007 Plan, the vesting of any outstanding awards granted under the 2007 Plan will be accelerated and all such awards will be fully exercisable.

Federal Tax Consequences of the 2007 Plan.  The following discussion of the federal income tax consequences of awards granted under the 2007 Plan is intended only as a summary of the present federal income tax treatment of awards. These laws are highly technical and are subject to change at any time. This summary does not discuss the tax consequences of a participant’s death, or the provisions of the income tax laws of any municipality, state or foreign country in which a participant may reside.

Nonqualified Stock Options.  Nonqualified stock options granted under the 2007 Plan will not be taxable to a participant at grant but generally will result in taxation at exercise, at which time the participant will recognize ordinary income in an amount equal to the difference between the option’s exercise price and the fair market value of the shares on the exercise date. Synovus will be entitled to deduct a corresponding amount as a business expense in the year the participant recognizes this income.

Incentive Stock Options.  An employee will generally not recognize ordinary income on receipt or exercise of an incentive stock option so long as he or she has been an employee of Synovus or its subsidiaries from the date the incentive stock option was granted until three months before the date of exercise; however, the amount by which the fair market value of the shares on the exercise date exceeds the exercise price is an adjustment in computing the employee’s alternative minimum tax in the year of exercise. If the employee holds the shares of common stock received on exercise of the incentive stock option for one year after the date of exercise (and for two years from the date of grant of the incentive stock option), any difference between the amount realized upon the disposition of the shares and the amount paid for the shares will be treated as long-term capital gain (or loss, if applicable) to the employee. If the employee exercises an incentive stock option and satisfies these holding period requirements, Synovus may not deduct any amount in connection with the incentive stock option. If an employee exercises an incentive stock option but engages in a “disqualifying disposition” by selling the shares acquired on exercise before the expiration of the one and two-year holding periods described above, the employee generally will recognize ordinary income (for regular income tax purposes only) in the year of the disqualifying disposition equal to the excess, if any, of the fair market value of the shares on the date of exercise over the exercise price; and any excess of the amount realized on the disposition over the fair market value on the date of exercise will be taxed as long- or short-term capital gain (as applicable). If, however, the fair market value of the shares on the date of disqualifying disposition is less than on the date of exercise, the employee will recognize ordinary income equal only to the difference between the amount realized on the disqualifying disposition and the exercise price. In either event, Synovus will be entitled to deduct an amount equal to the amount constituting ordinary income to the employee in the year of the disqualifying disposition.

Stock Appreciation Rights.  To the extent that the requirements of the Internal Revenue Code of 1986 are met, there are no immediate tax consequences to a participant when a stock appreciation right is granted. When a participant exercises the right to the appreciation in fair market value of shares represented by a stock appreciation right, payments made in common stock are normally includable in the participant’s gross income for regular income tax purposes. Synovus will be entitled to deduct the same amount as a business expense in the same year. The includable amount and corresponding deduction each equal the fair market value of the common stock payable on the date of exercise.

Restricted Stock.  The recognition of income from an award of restricted stock for federal income tax purposes depends on the restrictions imposed on the shares. Generally, taxation will be deferred until the first taxable year the shares are no longer subject to substantial risk of forfeiture. At the time the restrictions lapse, the participant will recognize ordinary income equal to the then fair market value of the stock. The participant may, however, make an election to include the value of the shares in gross income in the year of award despite such restrictions. Generally, Synovus will be entitled to deduct the fair market value of the shares transferred to the participant as a business expense in the year the participant includes the compensation in income.

Restricted Stock Units.  Generally, a participant will not recognize ordinary income until common stock, cash, or other property become payable under the restricted stock unit, even if the award vests in an earlier year. Synovus will generally be entitled to deduct the amount the participant includes in income as a business expense in the year of payment.

Performance Units/ Performance Shares.  As stated above, the performance units and performance shares awarded under the 2007 Plan are intended to be “qualified performance-based compensation” under Section 162(m) and, therefore, deductible by Synovus when the employee recognizes ordinary income. Employees under the 2007 Plan incur no income tax liability upon the initial grant of performance units or performance shares. At the end of the performance or measurement period, however, employees realize ordinary income on any amounts received in cash or common stock. Any subsequent appreciation on the common stock is treated as a capital gain.

Cash-Based Awards/Other Stock-Based Awards.  Any cash payments or the fair market value of any common stock or other property a participant receives in connection with cash-based awards or other stock-based awards are includable in income in the year received or made available to the participant without substantial limitations or restrictions. Generally, Synovus will be entitled to deduct the amount the participant includes in income as a business expense in the year of payment.

Deferred Compensation.  All awards under the 2007 Plan must satisfy the requirements of Section 409A of the Internal Revenue Code of 1986 to avoid adverse tax consequences to participants.

Additional Information.  In the event the 2007 Plan is terminated, participants under the 2007 Plan will retain all rights to their awards in accordance with the terms of the awards.

In the event of a termination of service by a participant, the Committee will determine the length of time that the participant has to exercise a stock option or stock appreciation right and the extent to which the participant can retain the rights to restricted stock, restricted stock units, performance units, performance shares, cash-based awards, and other stock-based awards.

The Committee may provide for the payment of dividends on shares of common stock granted in connection with awards or dividend equivalents with respect to any shares of common stock subject to an award that have not actually been issued under the award.

New Plan Benefits.  The following table shows grants of restricted stock and stock options in Synovus stock that would have been made under the 2007 Plan for fiscal year 2006 had the 2007 Plan been in effect:

NUMBER OF SHARES SUBJECT
TO AWARDS GRANTED

Restricted
Name and Principal Position	Stock Options	Stock Awards

Richard E. Anthony Chairman of the Board and Chief Executive Officer	38,475(1)	12,825(1)
Thomas J. Prescott Executive Vice President and Chief Financial Officer	12,825(1)	4,275(1)
G. Sanders Griffith, III Senior Executive Vice President, General Counsel and Secretary	14,551(1)	4,850(1)
Frederick L. Green, III President and Chief Operating Officer	14,876(1)	4,959(1)
Elizabeth R. James Vice Chairman and Chief People Officer	13,230(1)	4,410(1)
Executive Group	110,446(1)	36,816(1)
Nonexecutive Director Group	-0-	8,500(2)
Nonexecutive Officer Employee Group	16,781(3)	447,557(3)

(1)	Amounts represent grants that would have been made to executives based upon Synovus’ performance during the 2004-2006 performance period had the 2007 Plan been in effect.

(2)	Amount represents restricted stock awards that would have been made to nonexecutive directors for 2006 had the 2007 Plan been in effect.

(3)	Amounts represent grants that would have been made to nonexecutive officer employees for 2006 had the 2007 Plan been in effect.

Equity Compensation Plan Information

The table below provides information as of December 31, 2006 concerning the shares of Synovus stock that may be issued under existing equity compensation plans of Synovus.

	(a)	(b)	(c)
	Number of	Weighted-	Number of Securities
	Securities to be	Average Exercise	Remaining Available for
	Issued upon	Price of	Future Issuance under
	Exercise of	Outstanding	Equity Compensation
	Outstanding	Options,	Plans (Excluding
	Options, Warrants	Warrants and	Securities Reflected in
Plan Category(1)	and Rights	Rights	Column (a))

Equity compensation plans approved by security holders	22,809,794 (2)	$23.31	4,220,937 (3)
Equity compensation plans not approved by security holders	—	—	—

Total	22,809,794	$23.31	4,220,937

(1)	Does not include information for equity compensation plans assumed by Synovus in mergers. A total of 829,467 shares of common stock was issuable upon exercise of options granted under plans assumed in mergers and outstanding at December 31, 2006. The weighted average exercise price of all options granted under plans assumed in mergers and outstanding at December 31, 2006 was $9.62. Synovus cannot grant additional awards under these assumed plans.

(2)	Does not include an aggregate of 735,263 shares of restricted stock which will vest over the remaining years through 2011.

(3)	Includes 4,220,937 shares available for future grants under Synovus’ 2002 and 2000 Long-Term Incentive Plans.

PROPOSAL 3: RATIFICATION OF
APPOINTMENT OF THE INDEPENDENT AUDITOR

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE INDEPENDENT AUDITOR.

The Audit Committee has appointed the firm of KPMG LLP as the independent auditor to audit the consolidated financial statements of Synovus and its subsidiaries for the fiscal year ending December 31, 2007 and Synovus’ internal control over financial reporting as of December 31, 2007. Representatives of KPMG will be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders present at the meeting. Although shareholder ratification of the appointment of Synovus’ independent auditor is not required by our bylaws or otherwise, we are submitting the selection of KPMG to our shareholders for ratification to permit shareholders to participate in this important corporate decision. If not ratified, the Audit Committee will reconsider the selection, although the Audit Committee will not be required to select a different independent auditor for Synovus.

PROPOSAL 4: SHAREHOLDER PROPOSAL REGARDING DIRECTOR ELECTION BY MAJORITY VOTE

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “AGAINST” THE SHAREHOLDER’S PROPOSAL.

The United Brotherhood of Carpenters Pension Fund (“Fund”), which is the beneficial owner of approximately 5,000 shares of Synovus stock, has made a timely request that the following proposal, which the Fund intends to present for consideration at the 2007 Annual Meeting, be included in this Proxy Statement. The Fund has advised Synovus that a representative of the Fund intends to be present at the Annual Meeting to present this proposal for consideration. The proposal and related supporting statement are set forth below exactly as received by Synovus. The Fund’s request was submitted by Douglas J. McCarron, Fund Chairman, 101 Constitution Avenue, N.W., Washington, D.C. 20001.

Shareholder Resolution:

“Resolved: That the shareholders of Synovus Financial Corp. (“Company”) hereby request that the Board of Directors initiate the appropriate process to amend the Company’s articles of incorporation to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders, with a plurality vote standard retained for contested director elections, that is, when the number of director nominees exceeds the number of board seats.”

Shareholder Supporting Statement:

“In order to provide shareholders a meaningful role in director elections, our company’s director election vote standard should be changed to a majority vote standard. A majority vote standard would require that a nominee receive a majority of the votes cast in order to be elected. The standard is particularly well-suited for the vast majority of director elections in which only board nominated candidates are on the ballot. We believe that a majority vote standard in board elections would establish a challenging vote standard for board nominees and improve the performance of individual directors and entire boards. Our Company presently uses a plurality vote standard in all director elections. Under the plurality vote standard, a nominee for the board can be elected with as little as a single affirmative vote, even if a substantial majority of votes cast are “withheld” from the nominee.

In response to strong shareholder support for a majority vote standard in director elections, an increasing number of companies, including Intel, Dell, Motorola, Texas Instruments, Wal-Mart, Safeway, Home Depot, Gannett, Marathon Oil and Supervalu, have adopted a majority vote standard in company bylaws. Additionally, these companies have adopted bylaws or policies to address post-election issues related to the status of director nominees that fail to win election. Our Company has not established a majority vote standard in Company bylaws, opting only to establish a post-election director resignation governance policy. The Company’s director resignation policy simply addresses post-election issues, establishing a requirement for directors to tender their resignations for board consideration should they receive more “withhold” votes than “for” votes. We believe that these director resignation policies, coupled with the continued use of a plurality vote standard, are a wholly inadequate response to the call for the adoption of a majority vote standard.

We believe the establishment of a meaningful majority vote policy requires the adoption of a majority vote standard in the Company’s governance documents, not the retention of the plurality vote standard. A majority vote standard combined with the Company’s current post-election director resignation policy would provide the board a framework to address the status of a director nominee who fails to be elected. The combination of a majority vote standard with a post-election policy establishes a meaningful right for shareholders to elect directors, while reserving for the board an important post-election role in determining the continued status of an unelected director.

We urge the board to adopt a majority vote standard.”

Board of Directors’ Statement in Opposition:

Synovus believes that adherence to sound corporate governance policies and practices is important to ensuring that Synovus is governed and managed with the highest standards of responsibility, ethics and integrity and in the best interests of its shareholders. Synovus currently elects its directors by a plurality standard, meaning that the nominees who receive the most affirmative votes are elected to the Board. This method of voting, which is permissible under Georgia law and is the predominant method currently in use among U.S. public companies, has served Synovus well for many years. In fact, in no instance can it be found that plurality voting prevented Synovus shareholders from either electing the directors they wanted to elect or otherwise expressing their dissatisfaction with any particular director or the Board as a whole.

Synovus believes it would not be in the best interests of its shareholders to change the method by which directors are elected for the following reasons:

The Fund’s proposal is unnecessary to achieve sound corporate governance at Synovus. Synovus has demonstrated its commitment to implementing best corporate governance practices and its openness to shareholder input regarding potential directors and governance. For example, in the area of director elections, the Board amended Synovus’ Corporate Governance Guidelines in January 2006 to provide that in an uncontested election, any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” such election must promptly tender his or her resignation. This guideline further provides for a process by which such director’s resignation is either accepted or rejected by the Corporate Governance and Nominating Committee and the Board. (See Appendix B of this Proxy Statement for the full text of this provision of the Corporate Governance Guidelines). Many public companies have adopted similar resignation policies to address the issue with the belief that a resignation policy best maximizes shareholder access and sound corporate governance.

In addition, Synovus amended its Articles of Incorporation and bylaws in 2006 to declassify the Board so that each director is subject to shareholder approval on an annual basis. Furthermore, Synovus maintains a director nomination and election process that is designed to give due regard to shareholder nominees. The Corporate Governance and Nominating Committee has a process for consideration of shareholder nominees, and the Board maintains a process for shareholders to communicate with the Board. The Board believes that these mechanisms, not the process requested by the Fund’s proposal, provide the best foundation for a strong and effective Board and excellence in corporate governance.

Given the current state of applicable corporate law and practice, the Fund’s proposal for majority voting for directors may have unintended negative consequences. The Board believes that while conceptually the Fund’s proposal seems simple, implementation of the proposal would establish a potentially disruptive vote requirement that the Board does not believe is reasonable or in the best interests of Synovus’ shareholders. For example, the Fund’s proposal does not address what would happen if one or more incumbent directors fail to receive a majority of the votes cast. Georgia law provides that despite the expiration of a director’s term, such director continues to serve until a successor is elected and qualified or until there is a decrease in the number of directors. Therefore, under the Fund’s proposal, an incumbent director who does not receive a majority of the votes cast would nonetheless remain in office until such person’s successor was elected and qualified, absent resignation or removal from the Board. We believe that this “failed election” situation would not reflect the views of shareholders who have chosen to exercise their right to vote for the directors of their choice at the annual meeting.

In addition, the plurality voting standard is the methodology known to and understood by shareholders and used by corporations that have been identified as leaders in corporate governance reforms. While majority voting has recently been adopted by a minority of companies, it continues to be a relatively uncertain, untested voting standard. Because of this uncertainty, combined with the negative consequences of failed elections, the American Bar Association recently reaffirmed that plurality voting is and should be the default standard for director elections. After careful consideration and thoughtful study, the American Bar Association found that the potential detriments that could be caused by changing plurality voting as the voting standard outweigh any potential advantages of adopting majority voting.

Moreover, it is possible that the unpredictability described above could deter the most qualified individuals from agreeing to serve as director candidates, whether nominated by the Board or a shareholder. This may then deprive Synovus of continued service by valued members of our Board, including directors with excellent qualifications and performance.

A further consequence of the Fund’s proposal may be to unnecessarily increase the cost of soliciting shareholder votes. If the Fund’s proposal is approved, the Board may need to employ proactive telephone solicitations, subsequent mailings or other vote-procuring strategies to obtain shareholder approval in future elections. The Board believes this would not be a good expenditure of Synovus’ funds in connection with director elections.

The Board believes that Synovus’ existing voting standard is fair, democratic and impartial and serves the best interests of its shareholders. The outcome of Synovus’ election process would not have been different in any given year if the proposed majority voting standard had been used. Furthermore, the Board believes that the quality of its directors has a far greater impact on Synovus’ governance than the voting standard used to elect them.

EXECUTIVE OFFICERS

The following table sets forth the name, age and position with Synovus of each executive officer of Synovus.

		Position with
Name	Age	Synovus

Richard E. Anthony(1)	60	Chairman of the Board and Chief Executive Officer
Frederick L. Green, III(1)	48	President and Chief Operating Officer
Elizabeth R. James(2)	45	Vice Chairman and Chief People Officer
G. Sanders Griffith, III(3)	53	Senior Executive Vice President, General Counsel and Secretary
Thomas J. Prescott(4)	52	Executive Vice President and Chief Financial Officer
Mark G. Holladay(5)	51	Executive Vice President and Chief Credit Officer
Calvin Smyre(6)	59	Executive Vice President, Corporate Affairs

(1)	As Messrs. Anthony and Green are directors of Synovus, relevant information pertaining to their positions with Synovus is set forth under the caption “Nominees for Election as Director” on page 11.

(2)	Elizabeth R. James was elected Vice Chairman of Synovus in May 2000. From 1986 until 2000, Ms. James served in various capacities with Synovus, CB&T and/or TSYS, including Chief Information Officer and Chief People Officer of Synovus.

(3)	G. Sanders Griffith, III was elected Senior Executive Vice President, General Counsel and Secretary of Synovus in October 1995. From 1988 until 1995, Mr. Griffith served in various capacities with Synovus, including Executive Vice President, General Counsel and Secretary.

(4)	Thomas J. Prescott was elected Executive Vice President and Chief Financial Officer of Synovus in December 1996. From 1987 until 1996, Mr. Prescott served in various capacities with Synovus, including Executive Vice President and Treasurer.

(5)	Mark G. Holladay was elected Executive Vice President and Chief Credit Officer of Synovus in April 2000. From 1974 until 2000, Mr. Holladay served in various capacities with CB&T, including Executive Vice President.

(6)	Calvin Smyre was elected Executive Vice President of Synovus in November 1996. From 1976 until 1996, Mr. Smyre served in various capacities with CB&T and/or Synovus, including Senior Vice President of Synovus.

STOCK OWNERSHIP OF DIRECTORS
AND EXECUTIVE OFFICERS

The following table sets forth ownership of shares of Synovus stock by each director, each executive officer named in the Summary Compensation Table and all directors and executive officers as a group as of December 31, 2006.

		Shares of
	Shares of	Synovus		Shares of
	Synovus	Stock		Synovus
	Stock	Beneficially		Stock
	Beneficially	Owned		Beneficially		Percentage of
	Owned	with		Owned	Total	Outstanding
	with Sole	Shared		with Sole	Shares of	Shares of
	Voting	Voting		Voting	Synovus	Synovus
	And	And		and no	Stock	Stock
	Investment	Investment		Investment	Beneficially	Beneficially
	Power	Power		Power	Owned	Owned
	as of	as of		as of	as of	as of
Name	12/31/06	12/31/06		12/31/06	12/31/06(1)	12/31/06

Daniel P. Amos	52,315	58,860		1,000	112,175	*
Richard E. Anthony	576,559	187,754		83,245	1,185,228	*
James H. Blanchard	1,263,144	194,788		23,805	4,612,340	1
Richard Y. Bradley	30,984	84,887		1,000	116,871	*
Frank W. Brumley	26,764	55,286		1,000	83,050	*
Elizabeth W. Camp	24,286	2,703		1,000	27,989	*
Gardiner W. Garrard, Jr.	204,147	786,933		1,000	992,080	*
T. Michael Goodrich	173,548	19,180	(2)	1,000	193,728	*
Frederick L. Green, III	112,952	464		39,187	307,391	*
G. Sanders Griffith, III	202,484	3,521		86,963	517,091	*
V. Nathaniel Hansford	124,817	416,589		1,000	542,406	*
Elizabeth R. James	33,555	—		18,187	176,071	*
Alfred W. Jones III	11,392	—		1,000	12,392	*
Mason H. Lampton	98,295	178,981	(3)	1,000	278,276	*
Elizabeth C. Ogie	482,841	2,921,797	(4)	1,000	3,405,638	1
H. Lynn Page	714,262	11,515		1,000	726,777	*
Thomas J. Prescott	45,765	—		17,348	190,284	*
J. Neal Purcell	11,441	—		1,000	12,441	*
Melvin T. Stith	8,760	120		1,000	9,880	*
William B. Turner, Jr.	407,245	2,791,167	(4)	1,000	3,199,412	1
James D. Yancey	909,979	87,532		1,000	1,829,240	1
Directors and Executive Officers as a Group (24 persons)	5,683,730	5,019,095		315,473	16,117,903	4.9

*	Less than one percent of the outstanding shares of Synovus stock.

(1)	The totals shown in the table above for the directors and executive officers of Synovus listed below include the following shares as of December 31, 2006: (a) under the heading “Stock Options” the number of shares of Synovus stock that each individual had the right to acquire within 60 days through the exercise of stock options, and (b) under the heading “Pledged Shares” the number of shares of Synovus stock that were pledged, including shares held in a margin account.

Name	Stock Options	Pledged Shares

Richard E. Anthony	337,670	9,675
James H. Blanchard	3,130,603	644,500
Frederick L. Green, III	154,788	3,000
Gardiner W. Garrard, Jr.	—	147,077
G. Sanders Griffith, III	224,123	—
V. Nathaniel Hansford	—	223,870
Elizabeth R. James	124,329	—
Mason H. Lampton	—	58,275
Elizabeth C. Ogie	—	221,669
H. Lynn Page	—	66,468
Thomas J. Prescott	127,171	—
James D. Yancey	830,729	212,000

In addition, the other executive officers of Synovus had rights to acquire an aggregate of 170,192 shares of Synovus stock within 60 days through the exercise of stock options, and had an aggregate of 27,927 shares of Synovus stock that were pledged, including shares held in margin accounts.

(2)	Includes 15,280 shares of Synovus stock held in a trust for which Mr. Goodrich is not the trustee. Mr. Goodrich disclaims beneficial ownership of these shares.

(3)	Includes 176,187 shares of Synovus stock held in a trust for which Mr. Lampton is not the trustee. Mr. Lampton disclaims beneficial ownership of these shares.

(4)	Includes 2,782,982 shares of Synovus stock held by a charitable foundation of which Ms. Ogie and Mr. Turner are among the trustees.

For a detailed discussion of the beneficial ownership of TSYS stock by Synovus’ named executive officers and directors and by all directors and executive officers of Synovus as a group, see “TSYS Stock Ownership of Directors and Management” on page 51.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors is comprised of four directors, each of whom the Board has determined to be an independent director as defined by the listing standards of the New York Stock Exchange. The duties of the Audit Committee are summarized in this Proxy Statement under “Committees of the Board” on page 4 and are more fully described in the Audit Committee charter adopted by the Board of Directors.

One of the Audit Committee’s primary responsibilities is to assist the Board in its oversight responsibility regarding the integrity of Synovus’ financial statements and systems of internal controls. Management is responsible for Synovus’ accounting and financial reporting processes, the establishment and effectiveness of internal controls and the preparation and integrity of Synovus’ consolidated financial statements. KPMG LLP, Synovus’ independent auditor, is responsible for performing an independent audit of Synovus’ consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) and issuing opinions on whether those financial statements are presented fairly in conformity with accounting principles generally accepted in the United States, on management’s assessment of the effectiveness of internal control over financial reporting and on the effectiveness of Synovus’ internal control over financial reporting. The Audit Committee is directly responsible for the compensation, appointment and oversight of KPMG LLP. The function of the Audit Committee is not to duplicate the activities of management or the independent auditor, but to monitor and oversee Synovus’ financial reporting process.

In discharging its responsibilities regarding the financial reporting process, the Audit Committee:

•	Reviewed and discussed with management and KPMG LLP Synovus’ audited consolidated financial statements as of and for the year ended December 31, 2006;

•	Discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees); and

•	Received from KPMG LLP the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with KPMG LLP their independence.

Based upon the review and discussions referred to in the preceding paragraph, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements referred to above be included in Synovus’ Annual Report on Form 10-K for the year ended December 31, 2006 filed with the Securities and Exchange Commission.

The Audit Committee
J. Neal Purcell, Chair
Elizabeth W. Camp
H. Lynn Page
Melvin T. Stith

KPMG LLP Fees and Services

The following table presents fees for professional audit services rendered by KPMG LLP for the audit of Synovus’ annual consolidated financial statements for the years ended December 31, 2006 and December 31, 2005 and fees billed for other services rendered by KPMG during those periods. All amounts include fees for services provided to TSYS by KPMG.

	2006	2005

Audit Fees(1)	$3,408,000	$2,993,000
Audit Related Fees(2)	1,965,000	1,331,000
Tax Fees(3)	495,000	355,000
All Other Fees	-0-	-0-

Total	$5,868,000	$4,679,000

(1)	Audit fees represent fees for professional services provided in connection with the audits of Synovus’ consolidated financial statements and internal control over financial reporting, reviews of quarterly financial statements, issuance of comfort letters and other SEC filing matters, and audit or attestation services provided in connection with other statutory or regulatory filings.

(2)	Audit related fees consisted principally of fees for accounting research, certain agreed upon procedures engagements, certain internal control reports, employee benefit plan audits and due diligence services related to acquisitions.

(3)	Tax fees consisted of fees for tax compliance/preparation ($13,000 in 2006) and tax consultation ($482,000 in 2006) services.

Policy on Audit Committee Pre-Approval

The Audit Committee has the responsibility for appointing, setting the compensation for and overseeing the work of Synovus’ independent auditor. In recognition of this responsibility, the Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by the independent auditor in order to assure that the provision of these services does not impair the independent auditor’s independence. Synovus’ Audit Committee Pre-Approval Policy addresses services included within the four categories of audit and permissible non-audit services, which include Audit Services, Audit Related Services, Tax Services and All Other Services.

The annual audit services engagement terms and fees are subject to the specific pre-approval of the Audit Committee. In addition, the Audit Committee must specifically approve permissible non-audit services classified as All Other Services.

Prior to engagement, management submits to the Committee for approval a detailed list of the Audit Services, Audit Related Services and Tax Services that it recommends the Committee engage the independent auditor to provide for the fiscal year. Each specified service is allocated to the appropriate category and accompanied by a budget estimating the cost of that service. The Committee will, if appropriate, approve both the list of Audit Services, Audit Related Services and Tax Services and the budget for such services.

The Committee is informed at each Committee meeting as to the services actually provided by the independent auditor pursuant to the Pre-Approval Policy. Any proposed service that is not separately listed in the Pre-Approval Policy or any service exceeding the pre-approved fee levels must be specifically pre-approved by the Committee. The Audit Committee has delegated pre-approval authority to the Chairman of the Audit Committee. The Chairman must report any pre-approval decisions made by him to the Committee at its next scheduled meeting.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

The following Compensation Discussion and Analysis (“CD&A”) describes our compensation program for the executive officers named in the Summary Compensation Table on page 39 (“named executive officers”). Specifically, the CD&A addresses:

•	the objectives of our compensation program (found in the section entitled “Compensation Philosophy and Overview”);

•	what our compensation program is designed to reward (also described in the section entitled “Compensation Philosophy and Overview”);

•	each element of compensation (set forth in the section entitled “Primary Elements of Compensation”);

•	why each element was chosen (described with each element of compensation including base pay, short-term incentives and long-term incentives);

•	how amounts and formulas for pay are determined (also described with each element of compensation including base pay, short-term incentives and long-term incentives); and

•	how each compensation element and our decisions regarding that element fit into Synovus’ overall compensation objectives and affect decisions regarding other elements (described with each element of compensation, as well as in the section entitled “Benchmarking”).

For information about the Compensation Committee and its charter, its processes and procedures for administering executive compensation, the role of compensation consultants and other governance information, please see “Committees of the Board” on page 4.

Compensation Philosophy and Overview

Synovus has established a compensation program for our executives that is competitive, performance-oriented and designed to support our strategic goals. The goals and objectives of our compensation program are described below.

Synovus’ executive compensation program is designed to compete in the markets in which we seek executive talent. We believe that we must maintain a competitive compensation program that allows us to recruit top level executive talent and that will prevent our executives from being recruited from us. Our compensation program is also designed to be performance-oriented. A guiding principle in developing our compensation program has been “average pay for average performance — above-average pay for above-average performance.” As a result, a significant portion of the total compensation of each executive is at risk based on short and long-term performance. Because of our emphasis on performance, we also believe that compensation generally should be earned by executives while they are actively employed and can contribute to Synovus’ performance.

Synovus’ compensation program is also designed to support corporate strategic goals, including growth in earnings and growth in shareholder value. As described in more detail below, earnings growth is the primary driver of our short-term incentive program and growth in shareholder value is the primary driver of our long-term incentive program. Synovus believes that the high degree of performance orientation and the use of goals based upon growth in earnings and growth in shareholder value in our incentive plans aligns the interests of our executives with the interests of our shareholders. In addition, Synovus has adopted stock ownership guidelines and a “hold until retirement” provision in connection with our equity compensation programs, which further align our executives’ interests with the interests of our shareholders.

Primary Elements of Compensation

There are three primary elements of compensation in Synovus’ executive compensation program: base pay, short-term incentive compensation and long-term incentive compensation. Short-term and long-term incentive compensation are tied directly to performance. Short-term incentive compensation is based upon Synovus’ fundamental operating performance measured over a one-year period, while long-term incentive compensation is based upon Synovus’ total shareholder return measured over a three-year period. Synovus has not established a specific targeted “mix” of compensation between base pay and short-term and long-term incentives. However, both short-term and long-term incentives are based upon percentages or multiples of base pay. If both short-term and long-term incentives are paid at target, long-term incentives are the largest portion of an executive’s total compensation package. For example, if short-term and long-term incentives are paid at target, long-term incentives would constitute almost fifty percent of an executive’s total compensation package, thereby illustrating our emphasis on performance and growth in shareholder value.

Base Pay.  Base pay is seen as the amount paid to an executive for performing his or her job on a daily basis. To ensure that base salaries are competitive, Synovus targets base pay at the median (e.g., the 50th percentile) of the market for similarly situated positions, based upon each executive’s position and job responsibilities. The market used by Synovus for benchmarking base pay is banks with similar asset size as Synovus. From a list of competitor banks, Synovus selects the 12 banks with higher asset size and the 12 banks with lower asset size as the appropriate companies against which to benchmark base pay (the “Peer Companies”). For 2006, the Peer Companies were: AmSouth Bancorporation, Associated Banc-Corp., Bok Financial Group, City National Corp., Colonial Bancgroup, Inc., Comerica Inc., Commerce Bancorp, Inc., Commerce Bancshares, Inc., Compass Bancshares, Inc., First Citizens BancShares, Inc., First Horizon National Corp., Fulton Financial Corp., Huntington Bancshares, Inc., Marshall & Ilsley Corp., Mellon Financial Corp., Mercantile Bankshares Corp., Popular, Inc., Sky Financial Group, Inc., The South Financial Group, Inc., TCF Financial Corp., TD Banknorth Inc., Unionbancal Corp., Valley National Bancorp. and Zions Bancorporation.

When establishing base salaries, the Committee compares each executive’s current base pay to the market median for that position using proxy information from the Peer Companies. For certain positions for which there is no clear market match in the benchmarking data, Synovus uses a blend of two or more positions from the benchmarking data. The Committee also reviews changes in the benchmarking data from the previous year. The Committee then uses this data to establish a competitive base salary for each executive. For example, an executive whose base salary is below the benchmarking target for his or her position may receive a larger percentage increase than an executive whose base salary exceeds the benchmarking target for his or her position.

In addition to market comparisons of similar positions at the Peer Companies, individual performance may affect base pay. For example, an executive whose performance is not meeting expectations may receive no increase in base pay or a smaller base pay increase in a given year. On the other hand, an executive with outstanding performance may receive a larger base pay increase or more frequent base pay increases.

Base pay is not directly related to Synovus’ performance, except over the long term since asset size is used in benchmarking base pay against the Peer Companies. Comparison of an executive’s base salary to the base salaries of other Synovus executives may also be a factor in establishing base salaries, especially with respect to positions for which there is no clear market match in the base pay benchmarking data. For 2006, all of the base pay increases for the named executive officers were calculated taking into account the market data described above as well as existing base salaries, the 2006 merit budget, internal pay equity, individual performance, experience, time in position and retention needs.

Because of the process we use to establish base pay, large increases in base pay generally occur only when an executive is promoted into a new position. For example, as the result of Mr. Green’s promotion to President and Chief Operating Officer during 2006, Mr. Green’s base pay was increased from $390,000 to $500,000 using the process and factors described above.

Short-Term Incentives.  In addition to base salary, our executive compensation program includes short-term incentive compensation. We have elected to pay short-term incentive compensation in order to (1) provide an incentive for executives to meet our short-term earnings growth goals, and (2) ensure a competitive compensation program given the marketplace prevalence of short-term incentive compensation.

Our short-term incentive program is tied directly to our fundamental operating performance measured over a one-year period. Each year, the Committee establishes a target for earnings per share (“EPS”) growth. The target is generally set at the EPS growth guidance that has been publicly disclosed by Synovus. A target goal of 100% equates to a “market” award, which is a typical short-term incentive award for similar positions at the Peer Companies, expressed as a percentage of base salary. Actual short-term incentive targets for 2006 were set taking into account median market data at the Peer Companies, as well as existing incentive targets, internal pay equity, individual performance and retention needs. The target short-term incentive percentage for Mr. Anthony is 100% of base salary, the target short-term incentive percentage for Mr. Green is 85% of base salary and the target short-term incentive percentage for Synovus’ other named executive officers is 70% of base salary.

The amount of a short-term incentive award can range from zero to 200% of a target grant in accordance with a schedule approved by the Committee each year. For 2006, the Committee approved the following schedule:

EPS Percentage Growth	Percent of Target Bonus Paid

15%	200%
14.5%	175%
14.0%	150%
13.5%	125%
13.0%	100%
12.0%	90%
10.0%	70%
8.0%	50%
6.0%	40%
4.0%	30%
2.0%	20%
0.0%	0%

Although the target EPS growth goal set by the Committee is generally based upon the initial EPS guidance which has been publicly disclosed by Synovus calculated in accordance with generally accepted accounting principles (“GAAP”), from time to time the target percentages are based on non-GAAP EPS growth percentages for purposes of determining short-term incentive compensation because of unusual events that could occur during the year. These events include changes in accounting and regulatory standards, changes in tax rates and laws, charges for corporate or workforce restructurings, acquisitions and divestitures and expenses or income associated with the conversion or deconversion of a major TSYS customer. In 2006, the target EPS growth goal under the short-term incentive payout schedule was made more difficult by the amount of the net financial impact of the deconversion of Bank of America’s consumer credit card portfolio from TSYS.

As is common practice in the market, short-term incentives are paid in a lump-sum cash payment as soon as practicable in the year following the performance year, usually no later than

January 31. Under the short-term incentive plan, the Committee has the right to exercise downward discretion and reduce the amount that would otherwise be awarded under the above schedule. For example, the short-term incentive awards can be reduced to reflect individual or business unit performance, to exclude unanticipated, non-recurring gains, or for affordability (reduced in order to fund another expense, such as other incentive compensation or retirement plans).

The short-term incentive awards for 2006 are set forth in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. The 2006 short-term incentive awards would have been paid at 200% of target based upon the bonus payout schedule approved by the Committee (Synovus had a 16% increase in EPS for 2006). Based upon affordability, however, the Committee approved bonus awards at 175% of target.

Long-Term Incentives.  Our executive compensation program also includes long-term incentive compensation, which is paid in equity in Synovus. We have elected to pay long-term incentive compensation in order to: (1) provide an incentive for our executives to provide exceptional shareholder return to Synovus’ shareholders by tying a significant portion of their compensation opportunity to growth in shareholder value, (2) align the interests of executives with shareholders by awarding executives equity in Synovus, and (3) ensure a competitive compensation program given the market prevalence of long-term incentive compensation.

Synovus’ long-term incentive plan awards equity to executives based upon Synovus’ performance, as measured by total shareholder return (“TSR”), over a three-year period. We use a three-year period to measure performance for purposes of our long-term incentive awards in order to reduce the impact of unusual events that may occur in a given year.

Under Synovus’ long-term incentive program, TSR is measured in two ways: (1) absolute TSR, and (2) TSR compared to Synovus’ competitors. TSR for each measurement period is calculated by dividing Synovus’ stock price appreciation and dividends paid by the beginning stock price. We use both measures of shareholder return because we believe shareholders are interested both in how Synovus’ shareholder return compares to its competitors, as well as their actual return on their investment. The competitors, for purposes of long-term incentives, are the banks in the Keefe, Bruyette and Woods 50 Index (“KBW 50”). Synovus selected the KBW 50, which is a published banking index, for awarding long-term incentives to ensure that the companies are chosen by an independent third party and to provide consistency from year to year in the assessment of long-term performance for incentive purposes.

The amount of long-term incentives awarded to executives each year is based upon a performance grid approved by the Committee. The performance grid has been in place substantially in its current form for over a decade. This grid is reproduced below showing the absolute TSR over the three preceding calendar years as the horizontal measurement and the percentile performance of Synovus against the KBW 50 over the three preceding calendar years as the vertical measurement.

Payout as a Percent of Target

Percentile of 3-year SNV TSR
vs. KBW 50
90th	75%	100%	150%	200%	250%
70th	50%	100%	125%	150%	200%
50th	50%	75%	100%	125%	150%
30th	50%	50%	75%	100%	100%
<30th	*	50%	50%	75%	75%
	<4%	4%	8%	10%	16%

	3-Year Annualized Synovus TSR

*	Long-term incentives are awarded at 50% of target and solely in stock options as described below.

The award percentages in the performance grid are multiplied by the amount of a target long-term incentive award, which is expressed as a percentage of base salary at the time the award is made. Actual long-term incentive targets are established taking into account market median data at the Peer Companies, as well as existing incentive targets, internal pay equity, individual performance and retention needs. The target long-term incentive percentage for Mr. Anthony is 200% of base salary, the target long-term incentive percentage for Mr. Green is 175% of base salary and the target long-term incentive percentage for Synovus’ other named executive officers is 150% of base salary.

Synovus believes that there are advantages and disadvantages to every form of equity award. As a result, awards payable under the performance grid are generally paid 50% in restricted stock and 50% in stock options, but the Committee has the discretion to vary the form of the award as needed for accounting, tax or other reasons. The 50%/50% “split” in equity awarded is based upon the estimated overall value of the award as of the date of grant (a stock option is estimated to be equal to one-third the value of a restricted stock award).

In the event that Synovus’ TSR falls within the bottom left-hand corner of the payout grid (i.e., Synovus’ annualized TSR is less than 4% and is also less than the 30th percentile compared to the KBW 50) for a particular year, executives will be awarded 50% of a target long-term incentive award, awarded solely in Synovus stock options, issued at fair market value (i.e., closing price) on the date of the award. The Committee believes that executives should receive a stock option grant even if Synovus’ TSR falls within this category because competitor companies would make such a grant and the stock price must appreciate from that point in order for the executive to benefit from the grant.

Because the Committee may take action to approve equity awards on or near the date that Synovus’ annual earnings are released, the Committee has established the last business day of the month in which earnings are released as the grant date for equity awards to ensure that the annual earnings release has time to be absorbed by the market before equity awards are granted and stock option exercise prices are established. Synovus released its annual earnings on January 18, 2006. The Committee met on January 18, 2006 to approve stock option and restricted stock awards to the named executive officers effective January 31, 2006. As a result, the grant date for long-term incentive awards (stock options and restricted stock awards) was January 31, 2006. The closing price of Synovus stock on January 31, 2006 was used as the exercise price for stock options and to determine the FAS 123(R) accounting expense and was also used for disclosure in the compensation tables in this Proxy Statement.

In 2006, long-term incentive equity awards were granted to Synovus’ named executive officers pursuant to the above grid based upon the 2003-2005 performance period. For this performance period, Synovus’ annualized TSR was 14.73% and Synovus’ TSR was in the 49th percentile of the KBW 50. Under the grid, this resulted in a long-term incentive award equal to 140% of target. The equity awards made to Synovus’ named executive officers in 2006 are set forth in the “All Other Stock Awards” and “All Other Option Awards” columns in the Grant of Plan-Based Awards Table. The Committee granted all of the named executive officers 50% stock options and 50% restricted stock awards, except for Mr. Blanchard. Mr. Blanchard was awarded 100% stock options because he had announced his retirement during 2006 and, as a result of his retirement, he would not vest in restricted stock awards.

In addition to the annual long-term incentive awards awarded pursuant to the performance grid described above, the Committee has granted other long-term incentive awards in certain circumstances. For example, the Committee made restricted stock awards grants to Messrs. Anthony and Green in 2005 to reflect their promotions and to serve as a vehicle for retaining their services in their new roles. The award to Mr. Green vests 20% a year for five years based upon continued service. Although the grant to Mr. Anthony was awarded primarily for retention, the Committee approved a performance-based grant to link his award to a threshold level of performance. The award to Mr. Anthony vests over a five to seven year period. The Committee establishes performance measures each year during the seven year vesting period and, if the performance measure is attained for a particular year, 20% of the award vests. The performance measure established for 2006 was 75% of the EPS target established under Synovus’ short-term incentive plan.

The Committee also awarded “challenge grant” stock options to Mr. Blanchard in 1999 and 2000, and to Messrs. Anthony, Prescott and Griffith and Ms. James in 2000. The challenge grants were significant in size, with Mr. Blanchard receiving a combined grant of 1,500,000 stock options and the other named executive officers each receiving a grant of 400,000 stock options. The challenge grants were designed to provide these executives with an incentive for exceptional growth in shareholder return, as well as to retain the services of the executives who received the grants for a significant period of time. The challenge grants vest in equal installments if the fair market value of Synovus stock exceeds $40, $45 and $50 per share. The challenge grants vested on September 12, 2006 for Mr. Blanchard because of his length of service. In addition, the challenge grants will vest on June 29, 2007 for the other executives if the stock price targets are not attained prior to such date, provided the executives remain in the continuous employment of Synovus through such date.

Benchmarking

As described above, Synovus benchmarks base salaries and “market” short-term and long-term incentive target awards with the Peer Companies. Synovus also benchmarks total compensation (base salary, short-term incentives and long-term incentives) of its executives. Synovus uses the Peer Companies for benchmarking total compensation, as well as external market surveys. Synovus uses a three-year look back of the total compensation benchmark data to reduce the impact of short-term fluctuations in the data which may occur from year to year. When reviewing the total compensation benchmarking data, Synovus focuses on total compensation opportunities, not necessarily the amount of compensation actually paid, which varies depending upon Synovus’ performance results due to the program’s performance orientation. For example, over the past five years, Synovus’ long-term incentive awards have been below target for three of the five years, at target for one year and above-target for one year. Although these awards result in compensation amounts for Synovus’ executives that could be considered below market in total, the Committee believes the amount of compensation paid to its executives is appropriate given Synovus’ shareholder return during this five-year period.

Perquisites

Perquisites are a very small part of our executive compensation program. Perquisites are not tied to performance of Synovus. Perquisites are offered to align our compensation program with competitive practices because similar positions at Synovus’ competitors offer similar perquisites. The perquisites offered by Synovus are set forth in footnotes (5), (6) and (7) of the Summary Compensation Table. Considered both individually and in the aggregate, we believe that the perquisites we offer to our named executive officers are reasonable and appropriate.

Employment Agreements

Synovus does not generally use employment agreements with respect to its executives, except in unusual circumstances. For example, Synovus entered into an employment agreement with Mr. Blanchard in 1999 in order to ensure his continued service for a seven-year period. Under the agreement, which expired on September 13, 2006, we provided Mr. Blanchard with $468,000 in deferred compensation, payable to him over a 15 year period following his retirement. The deferred compensation paid to Mr. Blanchard during 2006 is reflected in the “All Other Compensation” column in the Summary Compensation Table. No other named executive officers have employment agreements.

Retirement Plans

Our compensation program also includes retirement plans designed to provide income following an executive’s retirement. We have chosen to use defined contribution retirement plans because we believe that defined benefit plans are difficult to understand, difficult to communicate, and contributions to defined benefit plans often depend upon factors that are beyond Synovus’ control, such as the earnings performance of the assets in such plans compared to actuarial assumptions inherent in such plans. Synovus offers three qualified defined contribution retirement plans to its employees: a money purchase pension plan, a profit sharing plan and a 401(k) savings plan.

The money purchase pension plan has a fixed 7% of compensation employer contribution every year. The profit sharing plan and any employer contribution to the 401(k) savings plan are tied directly to Synovus’ performance. There are opportunities under both the profit sharing plan and the 401(k) savings plan for employer contributions of up to 7% of compensation based upon the achievement of EPS growth goals. For 2006, Synovus’ named executive officers received a contribution of 7% of compensation under the profit sharing plan and 2% of compensation under the 401(k) savings plan based upon Synovus’ performance. The retirement plan contributions for 2006 are included in the “All Other Compensation” column in the Summary Compensation Table.

In addition to these plans, the Synovus/TSYS Deferred Compensation Plan (“Deferred Plan”) replaces benefits lost under the qualified plans due to legal limits imposed by the IRS. The Deferred Plan does not provide “above market” interest. Instead, participants in the Deferred Plan can choose to invest their accounts among mutual funds that are generally the same as the mutual funds that are offered in the 401(k) savings plan. The executives’ Deferred Plan accounts are held in a rabbi trust, which is subject to claims by Synovus’ creditors. The employer contribution to the Deferred Plan for 2006 for named executive officers is set forth in the “All Other Compensation” column in the Summary Compensation Table and the earnings on the Deferred Plan accounts during 2006 for named executive officers is set forth in the “Aggregate Earnings in Last FY” column in the Nonqualified Deferred Compensation Table and in the “All Other Compensation” column in the Summary Compensation Table.

Post-Termination Compensation Philosophy

Synovus’ compensation program is designed to reflect Synovus’ philosophy that compensation generally should be earned while actively employed. Although retirement benefits are paid following an executive’s retirement, the benefits are earned while employed and are substantially related to performance as described above. Synovus has entered into limited post-termination arrangements when appropriate, such as the consulting agreement for Mr. Blanchard or the change of control agreements, both of which are described in the “Potential Payouts Upon Termination or Change of Control” section.

Synovus decided to enter into a Consulting Agreement with Mr. Blanchard to provide for a smooth and orderly transition upon Mr. Blanchard’s retirement, and to avail itself of Mr. Blanchard’s knowledge and experience obtained during his 35 years of employment with Synovus.

Synovus chose to enter into change of control arrangements with its executives: (1) to ensure the retention of executives and an orderly transition during a change of control, (2) to ensure that executives would be financially protected in the event of a change of control so they continue to act in the best interests of Synovus while continuing to manage Synovus during a change of control, and (3) to ensure a competitive compensation package because such arrangements are common in the market and it was determined that such agreements were important in recruiting executive talent. During 2004 and the beginning of 2005, the Committee reviewed the change of control arrangements and determined that certain provisions were not in line with the Committee’s philosophy or market practice. As a result, the change of control agreements for the named executive officers were amended at the beginning of 2005 to: (1) toughen the definition of a “change of control” from a merger in which the former shareholders of Synovus own less than two-thirds (2/3) of the surviving company to a merger in which less than sixty percent (60%) of the surviving company is owned by the former shareholders, (2) implement a “double trigger” (as described below) in order for benefits to be paid under the agreements, thereby eliminating the ability of an executive to trigger benefits by voluntarily resigning during the 13th month following a change of control, (3) extend the time during which an executive can receive benefits under the agreement upon an involuntary termination without cause or a voluntary termination for good reason from one year to two years, and (4) provide that a gross-up for excise taxes only occurs if the total change of control payments exceed 110% of the applicable IRS cap. A “double trigger” means that two events must occur in order for benefits to be paid: (1) a change of control, and (2) a termination of employment (actual or constructive) within two years following the change of control. The Committee specifically chose a “double trigger” form of agreement because the Committee believed that “double trigger” agreements provided executives with sufficient financial protection in the event of a change of control and because “double trigger” agreements were the prevalent market practice.

Stock Ownership/Retention Guidelines

To align the interests of its executives with shareholders, Synovus has implemented stock ownership guidelines for its executives. Under the guidelines, executives are required to maintain either five, four or three times the amount of their base salary in Synovus stock. Synovus’ Chief Executive Officer is required to maintain five times his base salary, the President four times his base salary and the other executive officers three times their base salaries. The guidelines are recalculated at the beginning of each calendar year. The guideline was initially adopted January 1, 2004 and executives had a five-year grace period to fully achieve the guideline with an interim three-year goal. Until the guideline is achieved, executives are required to retain all net shares received upon the exercise of stock options, excluding shares used to pay the option’s exercise price and any taxes due upon exercise. In the event of a severe financial hardship, the guidelines permit the development of an alternative ownership plan by the Chairman of the Board of Directors and Chairman of the Compensation Committee. All executives are currently in compliance with the guideline.

Synovus has also adopted a “hold until retirement” provision. Under this provision, executives that have attained the stock ownership guidelines described above are also required to retain ownership of 50% of all stock acquired through Synovus’ equity compensation plans (after taxes and transaction costs) until their retirement or other termination of employment. The “hold until retirement” provision applies to all unexercised stock options and unvested restricted stock awards. Synovus believes that the “hold until retirement” requirement further aligns the interests of its executives with shareholders.

Tally Sheets

The Committee has reviewed tally sheets for each of Synovus’ named executive officers. The tally sheets add up all forms of compensation for each officer and also provide estimates of the amounts payable to each executive upon the occurrence of potential future events, such as a change of control, retirement, voluntary or involuntary termination, death and disability. The tally sheets are used to provide the Committee with total compensation amounts for each executive so that the Committee can determine whether the amounts are reasonable or excessive. Although the tally sheets are not used to benchmark total compensation with specific companies, the Committee considers total compensation paid to executives at other companies in considering the reasonableness of our executives’ total compensation. After reviewing the tally sheets, the Committee determined that the total compensation amounts are fair, reasonable and competitive.

Other Policies

Restatements.  Synovus does not have a formal policy regarding the recovery of awards or payouts in the event the financial statements upon which Synovus’ performance measurements are based are restated or otherwise adjusted in a manner that could reduce the size of an award. Synovus believes that the decision of whether a recovery is appropriate would depend upon the facts and circumstances surrounding the restatement or adjustment.

Tax Considerations.  We have structured most forms of compensation paid to our executives to be tax deductible. For example, Internal Revenue Code Section 162(m) limits the deductibility of compensation paid by a publicly-traded corporation to its Chief Executive Officer and four other highest paid executives for amounts in excess of $1 million, unless certain conditions are met. The base salaries of all of our named executive officers are tax-deductible because they are less than $1 million. In addition, the short-term and long-term incentive plans have been approved by shareholders and awards under these plans are designed to qualify as “performance-based” compensation to ensure deductibility under Code Section 162(m). We reserve the right to provide compensation which is not tax-deductible, however, if we believe the benefits of doing so outweigh the loss of a tax deduction. The only form of executive compensation not currently tax-deductible by Synovus is the personal use of corporate aircraft. We believe that a small amount of personal use each year is an appropriate perquisite for our executives, despite the loss of a tax deduction.

In general, Synovus does not “gross-up” its officers for taxes that are due with respect to their compensation. An example of an exception to this rule is for excise taxes that may be due with respect to the change of control agreements, as described above.

Accounting Considerations.  We account for all compensation paid in accordance with GAAP. The accounting treatment has generally not affected the form of compensation paid to named executive officers.

Board Fees.  Our executives who serve on the Boards of Directors of Synovus and its subsidiaries are paid the same cash director fees as those paid to non-executive directors and are also entitled to participate in Synovus’ Director Stock Purchase Plan, which is described under “Equity Compensation of Directors.” However, directors who are also executives do not receive the equity compensation that is granted to non-executive directors of Synovus and TSYS. Although paying cash director fees to “inside” executives who serve on Boards of Directors is not the prevalent market practice, it has been the historical practice at Synovus for many years and constitutes a small portion of affected executive’s total compensation amount. These amounts are included in the “All Other Compensation” column of the Summary Compensation Table.

Conclusion

For the reasons described above, we believe that each element of compensation offered in our executive compensation program, and the total compensation delivered to each named executive officer, is fair, reasonable and competitive.

Significant Events After December 31, 2006

The Committee granted stock options and restricted stock awards to Synovus’ named executive officers effective January 31, 2007 in accordance with the performance grid discussed under “Long-Term Incentives” above. The awards, which were made based upon Synovus’ TSR for the 2004-2006 performance period, were made at 50% of target. Messrs. Anthony, Prescott, Green and Griffith and Ms. James were each granted stock option awards of 38,475, 12,825, 14,876, 14,551 and 13,230 shares, respectively, at an exercise price of $31.93, the closing price of Synovus stock on January 31, 2007. In addition, Messrs. Anthony, Prescott, Green and Griffith and Ms. James were each granted restricted stock awards of 12,825, 4,275, 4,959, 4,850 and 4,410 shares, respectively, effective January 31, 2007. The stock options and restricted stock awards vest over a three year period, in equal annual installments of one-third each, on

January 31, 2008, January 31, 2009 and January 31, 2010. The awards will be described in detail in next year’s Proxy Statement.

COMPENSATION COMMITTEE REPORT

Synovus’ Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

The Compensation Committee
V. Nathaniel Hansford, Chair
T. Michael Goodrich
Mason H. Lampton

SUMMARY COMPENSATION TABLE

The table below summarizes the compensation for each of the named executive officers for the fiscal year ended December 31, 2006.

The named executive officers were not entitled to receive payments which would be characterized as “Bonus” payments for the fiscal year ended December 31, 2006. The short-term incentive amounts paid to the named executives are set forth in the “Non-Equity Incentive Plan Compensation” column. Synovus’ methodology and rationale for short-term incentive compensation are described in the Compensation Discussion and Analysis above.

The named executive officers did not receive any compensation that is reportable under the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column because, as described in the Compensation Discussion and Analysis, Synovus has no defined benefit pension plans and does not pay above-market interest on deferred compensation. The 2006 retirement plan contributions and earnings for the named executive officers are set forth in the “All Other Compensation” column.

							Change in
							Pension
							Value and
							Nonquali-
							fied
						Non-Equity	Deferred
						Incentive	Compen-	All Other
				Stock	Option	Plan Com-	sation	Compen-
Name and Principal		Salary	Bonus	Awards	Awards	pensation	Earnings	sation		Total
Position	Year	($)	($)	($)(1)	($)(2)	($)	($)	($)		($)

Richard E. Anthony Chairman of the Board and Chief Executive Officer	2006	$819,000	—	$615,086	$728,840	$1,433,250	—	$447,929(3	)(4)(8)	$4,044,095

Thomas J. Prescott Executive Vice President and Chief Financial Officer	2006	364,000	—	148,830	496,636	445,900	—	173,368(4	)(5)(7)	1,628,734

James H. Blanchard Chairman of the Board and Chief Executive Officer, Retired	2006	497,992	—	—	2,949,566	871,486	—	659,712(3	)(4)(5)(6)	4,978,756

G. Sanders Griffith, III Senior Executive Vice President, General Counsel and Secretary	2006	413,000	—	175,280	517,609	505,925	—	141,925(4	)(8)	1,753,739

Elizabeth R. James Vice Chairman and Chief People Officer	2006	375,500	—	156,073	502,520	459,988	—	202,954(3	)(4)(5)	1,697,035

Frederick L. Green, III President and Chief Operating Officer	2006	408,333	—	297,054	124,443	522,083	—	235,482(3	)(4)(5)(7)	1,587,395

(1)	The amounts in this column reflect the dollar amount recognized for financial statement reporting purposes for 2006 in accordance with FAS 123(R) and include amounts from awards granted in 2006 and prior to 2006. For a discussion of the restricted stock awards reported in this column, see Note 15 of Notes to Consolidated Financial Statements in the Financial Appendix.

(2)	The amounts in this column reflect the dollar amount recognized for financial statement reporting purposes for 2006 in accordance with FAS 123(R) and include amounts from awards granted in 2006 and prior to 2006. For a discussion of the assumptions made in the valuation of the stock option awards reported in this column, see Note 15 of Notes to Consolidated Financial Statements in the Financial Appendix.

(3)	Amount includes director fees paid in cash of $91,100, $99,100, $51,100 and $35,000 for Messrs. Anthony, Blanchard and Green and Ms. James, respectively, in connection with their service as directors and/or advisory directors of Synovus and certain of its subsidiaries; matching contributions under the Synovus and TSYS Director Stock Purchase Plans of $17,500 for Mr. Anthony; matching contributions under the Synovus Director Stock Purchase Plan of $10,000 for each of Mr. Green and Ms. James; and $80,000 in consulting fees paid to Mr. Blanchard as described under

“Consulting Agreement” on page 45 (which matching contributions and consulting fees would be categorized as “All Other Compensation” if set forth in the Director Compensation Table.)

(4)	Amount includes allocations to qualified defined contribution plans of $35,200 for each executive; allocations (including earnings) to nonqualified deferred compensation plans of $304,119, $123,239, $309,284, $106,725, $125,620 and $108,897 for Messrs. Anthony, Prescott, Blanchard, Griffith and Green and Ms. James, respectively; and deferred compensation of $7,800 paid to Mr. Blanchard pursuant to the provisions of a prior employment agreement between Mr. Blanchard and Synovus.

(5)	Amount includes the costs incurred by Synovus in connection with providing the perquisites of reimbursement for financial planning services and the provision of an automobile allowance. Amount also includes the incremental cost to Synovus for reimbursement of country club dues, if any, and the incremental cost to Synovus for personal use of the corporate aircraft. Amounts for these items are not quantified because they do not exceed the greater of $25,000 or 10% of the total amount of perquisites.

(6)	In addition to the items noted in footnote (5), the amount also includes the incremental cost to Synovus, if any, of security alarm monitoring; the cost of spousal entertainment (recreational activities at the TSYS Board retreat); the cost of providing office space and administrative assistance subsequent to Mr. Blanchard’s retirement in October 2006, which costs would be categorized as “All Other Compensation” if set forth in the Director Compensation Table; and $61,166, which is the amount paid by Synovus for a painting that was presented to Mr. Blanchard as a retirement gift and $28,883 for the reimbursement of taxes owed with respect to his receipt of the retirement gift. Amounts for the security alarm monitoring, spousal entertainment, office space and administrative assistance are not quantified because they do not exceed the greater of $25,000 or 10% of the total amount of perquisites.

(7)	In addition to the items noted in footnote (5), the amount also includes for Mr. Green the costs incurred by Synovus for spousal entertainment (recreational activities at the TSYS Board retreat) and for Mr. Prescott the incremental cost incurred by Synovus, if any, for security alarm monitoring. Amounts for these items are not quantified because they do not exceed $25,000 or 10% of the total amount of perquisites.

(8)	Amount excludes perquisites because the total value of perquisites does not exceed $10,000.

GRANTS OF PLAN-BASED AWARDS
for the Year Ended December 31, 2006

The table below sets forth the short-term incentive compensation (payable in cash) and long-term incentive compensation (payable in the form of restricted stock awards and stock options) awarded to the named executive officers for 2006.

									All Other	All Other
									Stock	Option
									Awards:	Awards:
			Estimated Future Payouts Under			Estimated Future Payouts Under			Number	Number of	Exercise or	Grant Date
			Non-Equity Incentive Plan Awards (2)			Equity Incentive Plan Awards			of Shares	Securities	Base Price	Fair Value
		Action	Thresh-			Thresh-		Maxi-	of Stock	Underlying	of Option	of Stock and
	Grant	Date	old	Target	Maximum	old	Target	mum	or Units	Options	Awards	Option
Name	Date	(1)	($)	($)	($)	(#)	(#)	(#)	(#)(3)	(#)(4)	($/Sh)	Awards

Richard E. Anthony	1-31-06	1-18-06							32,536	—	—	$900,271
	1-31-06	1-18-06							—	97,608	$27.67	641,285
			$0	$819,000	$1,638,000	—	—	—
Thomas J. Prescott	1-31-06	1-18-06							12,902	—	—	356,998
	1-31-06	1-18-06							—	38,706	27.67	254,298
			0	254,800	509,600	—	—	—
James H. Blanchard	1-31-06	1-18-06							—	225,619	27.67	1,335,664
			0	497,992	995,984	—	—	—
G. Sanders Griffith, III	1-31-06	1-18-06							15,084	—	—	417,374
	1-31-06	1-18-06							—	45,252	27.67	297,306
			0	289,100	578,200	—	—	—
Elizabeth R. James	1-31-06	1-18-06							13,433	—	—	371,691
	1-31-06	1-18-06							—	40,300	27.67	264,771
			0	262,850	525,700	—	—	—
Frederick L. Green, III	1-31-06	1-18-06							13,623	—	—	376,948
	1-31-06	1-18-06							—	40,869	27.67	268,509
			0	298,333	596,666	—	—	—

(1)	The Synovus Compensation Committee met on January 18, 2006 and approved the grant of restricted stock awards and stock options to the named executive officers effective January 31, 2006.

(2)	The amounts shown in this column represent the minimum, target and maximum amounts payable under Synovus’ Executive Cash Bonus Plan for 2006. Awards are paid in cash and are based upon attainment of adjusted earnings per share growth goals.

(3)	The number set forth in this column reflects the number of shares of restricted stock awarded to each executive during 2006. The restricted stock awards vest over a three-year period, with one-third of the shares vesting on each of the first, second and third anniversaries of the date of grant. Vesting is based upon continued employment through the vesting date. Dividends are paid on the restricted stock award shares.

(4)	The number set forth in this column reflects the number of stock options granted to each executive during 2006. The stock option awards vest over a three-year period, with one-third of the shares vesting on each of the first, second and third anniversaries of the date of grant. Vesting is based upon continued employment through the vesting date.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
December 31, 2006

	Option Awards					Stock Awards
								Equity
								Incentive
								Plan
								Awards:
			Equity					Number	Equity
			Incentive			Number		of	Incentive Plan
			Plan			of		Unearned	Awards:
			Awards:			Shares	Market	Shares,	Market or
	Number of	Number of	Number of			or Units	Value of	Units or	Payout Value of
	Securities	Securities	Securities			of Stock	Shares or	Other	Unearned
	Underlying	Underlying	Underlying			That	Units of	Rights	Shares, Units or
	Unexercised	Unexercised	Unexercised	Option		Have	Stock That	That	Other Rights
	Options	Options	Unearned	Exercise	Option	Not	Have Not	Have Not	That Have Not
	(#)	(#)	Options	Price	Expiration	Vested	Vested	Vested	Vested
Name	Exercisable	Unexercisable	(#)	($)	Date	(#)	($)	(#)	($)

Richard E. Anthony(1)	78,368	—	—	$18.38	06/30/07	—	—	50,709	$1,563,358
	69,120	—	—	20.83	01/12/08	32,536	$1,003,085	—	—
	59,672	—	—	22.88	02/08/09	—	—	—	—
	150	—	—	19.19	07/19/07	—	—	—	—
	16,217	—	—	18.06	01/19/10	—	—	—	—
	—	400,000	—	17.69	06/28/10	—	—	—	—
	12,778	—	—	26.44	01/16/11	—	—	—	—
	23,208	—	—	26.50	04/28/12	—	—	—	—
	45,620	—	—	25.70	01/20/14	—	—	—	—
	—	57,047	—	26.82	01/20/15	—	—	—	—
	—	97,608	—	27.67	01/30/16	—	—	—	—

Thomas J. Prescott(2)	23,976	—	—	20.83	01/12/08	4,446	137,070	—	—
	20,970	—	—	22.88	02/08/09	12,902	397,769	—	—
	150	—	—	19.19	07/19/07	—	—	—	—
	11,409	—	—	18.06	01/19/10	—	—	—	—
	—	400,000	—	17.69	06/28/10	—	—	—	—
	15,932	—	—	26.44	01/16/11	—	—	—	—
	15,566	—	—	26.50	04/28/12	—	—	—	—
	26,265	—	—	25.70	01/20/14	—	—	—	—
	—	13,339	—	26.82	01/20/15	—	—	—	—
	—	38,706	—	27.67	01/30/16	—	—	—	—

James H. Blanchard	240,113	—	—	18.38	06/30/07	—	—	—	—
	375,000	—	—	14.50	11/02/07	—	—	—	—
	211,779	—	—	20.83	01/12/08	—	—	—	—
	170,751	—	—	22.88	02/08/09	—	—	—	—
	150	—	—	19.19	07/19/07	—	—	—	—
	500,000	—	—	19.06	09/12/09	—	—	—	—
	92,875	—	—	18.06	01/19/10	—	—	—	—
	582,125	—	—	18.06	01/19/10	—	—	—	—
	417,875	—	—	18.00	05/04/10	—	—	—	—
	72,489	—	—	26.44	01/16/11	—	—	—	—
	61,811	—	—	26.50	04/28/12	—	—	—	—
	89,300	—	—	25.70	01/20/14	—	—	—	—
	90,716	—	—	26.82	01/20/15	—	—	—	—
	225,619	—	—	27.67	01/30/16	—	—	—	—

G. Sanders Griffith, III(3)	59,076	—	—	20.83	01/12/08	5,341	164,663	—	—
	50,125	—	—	22.88	02/08/09	15,084	465,040	—	—
	150	—	—	19.19	07/19/07	—	—	—	—
	27,279	—	—	18.06	01/19/10	—	—	—	—
	—	400,000	—	17.69	06/28/10	—	—	—	—
	21,574	—	—	26.44	01/16/11	—	—	—	—

	Option Awards					Stock Awards
								Equity
								Incentive
								Plan
								Awards:
			Equity					Number	Equity
			Incentive			Number		of	Incentive Plan
			Plan			of		Unearned	Awards:
			Awards:			Shares	Market	Shares,	Market or
	Number of	Number of	Number of			or Units	Value of	Units or	Payout Value of
	Securities	Securities	Securities			of Stock	Shares or	Other	Unearned
	Underlying	Underlying	Underlying			That	Units of	Rights	Shares, Units or
	Unexercised	Unexercised	Unexercised	Option		Have	Stock That	That	Other Rights
	Options	Options	Unearned	Exercise	Option	Not	Have Not	Have Not	That Have Not
	(#)	(#)	Options	Price	Expiration	Vested	Vested	Vested	Vested
Name	Exercisable	Unexercisable	(#)	($)	Date	(#)	($)	(#)	($)

	19,316	—	—	26.50	04/28/12	—	—	—	—
	31,518	—	—	25.70	01/20/14	—	—	—	—
	—	16,023	—	26.82	01/20/15	—	—	—	—
	—	45,252	—	27.67	01/30/16	—	—	—	—

Elizabeth R. James(4)	20,088	—	—	20.83	01/12/08	4,754	146,566	—	—
	18,925	—	—	22.88	02/08/09	13,433	414,139	—	—
	10,290	—	—	18.06	01/19/10	—	—	—	—
	—	400,000	—	17.69	06/28/10	—	—	—	—
	16,595	—	—	26.44	01/16/11	—	—	—	—
	16,981	—	—	26.50	04/28/12	—	—	—	—
	28,016	—	—	25.70	01/20/14	—	—	—	—
	—	14,262	—	26.82	01/20/15	—	—	—	—
	—	40,300	—	27.67	01/30/16	—	—	—	—

Frederick L. Green, III(5)	32,400	—	—	20.83	01/12/08	20,880	643,730	—	—
	35,803	—	—	22.88	02/08/09	4,684	144,408	—	—
	150	—	—	19.19	07/19/07	13,623	419,997	—	—
	19,993	—	—	18.06	01/19/10	—	—	—	—
	15,932	—	—	26.44	01/16/11	—	—	—	—
	10,104	—	—	26.50	04/28/12	—	—	—	—
	16,782	—	—	25.70	01/20/14	—	—	—	—
	10,000	—	—	24.93	02/02/14	—	—	—	—
	—	14,052	—	26.82	01/20/15	—	—	—	—
	—	40,869	—	27.67	01/30/16	—	—	—	—

(1)	With respect to Mr. Anthony’s unexercisable stock options, the 400,000 share grant vests on June 29, 2007, the 57,047 share grant vests on January 21, 2008, and the 97,608 share grant vests in equal installments of one-third each on January 31, 2007, January 31, 2008 and January 31, 2009. The 57,047 and 97,608 share grants also vest upon retirement, death or disability, a change of control, or upon an involuntary termination not for cause. With respect to Mr. Anthony’s 32,536 share restricted stock award that has not vested, the award vests in equal installments of one-third each on January 31, 2007, January 31, 2008 and January 31, 2009. In addition, the performance-based restricted stock award of 63,386 shares granted to Mr. Anthony in 2005 vests as follows: the restricted shares have seven one-year performance periods (2005-2011). During each performance period, the Compensation Committee establishes an earnings per share goal and, if such goal is attained during any performance period, 20% of the restricted shares will vest. As of December 31, 2006, 50,709 of the 63,386 restricted shares have not vested.

(2)	With respect to Mr. Prescott’s unexercisable stock options, the 400,000 share grant vests on June 29, 2007, the 13,339 share grant vests on January 21, 2008, and the 38,706 share grant vests in equal installments of one-third each on January 31, 2007, January 31, 2008 and January 31, 2009. The 13,339 and 38,706 share grants also vest upon retirement, death or disability, a change of control, or upon an involuntary termination not for cause. With respect to Mr. Prescott’s restricted stock awards that have not vested, the 4,446 restricted share grant vests on January 21, 2008, and the 12,902 restricted share grant vests in three equal installments on January 31, 2007, January 31, 2008 and January 31, 2009.

(3)	With respect to Mr. Griffith’s unexercisable stock options, the 400,000 share grant vests on June 29, 2007, the 16,023 share grant vests on January 21, 2008, and the 45,252 share grant vests in equal installments of one-third each on January 31, 2007, January 31, 2008 and January 31, 2009. The 16,023 and 45,252 share grants also vest upon retirement, death or disability, a change of control, or upon an involuntary termination not for cause. With respect to Mr. Griffith’s restricted stock awards that have not vested, the 5,341 restricted share grant vests on January 21, 2008, and the 15,084 restricted share grant vests in three equal installments on January 31, 2007, January 31, 2008 and January 31, 2009.

(4)	With respect to Ms. James’ unexercisable stock options, the 400,000 share grant vests on June 29, 2007, the 14,262 share grant vests on January 21, 2008, and the 40,300 share grant vests in equal installments of one-third each on January 31, 2007, January 31, 2008 and January 31, 2009. The 14,262 and 40,300 share grants also vest upon retirement, death or disability, a change of control, or upon an involuntary termination not for cause. With respect to Ms. James’ restricted stock awards that have not vested, the 4,754 restricted share grant vests on January 21, 2008 and the 13,433 restricted share grant vests in three equal installments on January 31, 2007, January 31, 2008 and January 31, 2009.

(5)	With respect to Mr. Green’s unexercisable stock options, the 14,052 share grant vests on January 21, 2008, and the 40,869 share grant vests in equal installments of one-third each on January 31, 2007, January 31, 2008 and January 31, 2009. These share grants also vest upon retirement, death or disability, a change of control, or upon an involuntary termination not for cause. With respect to Mr. Green’s restricted stock awards that have not vested, the 4,684 restricted share grant vests on January 21, 2008, the 20,880 restricted share grant vests in four equal installments on January 21, 2007, January 21, 2008, January 21, 2009 and January 21, 2010, and the 13,623 restricted share grant vests in three equal installments on January 31, 2007, January 31, 2008 and January 31, 2009.

POTENTIAL PAYOUTS UPON TERMINATION OR CHANGE-IN-CONTROL

Synovus has entered into change of control agreements with its named executive officers, excluding Mr. Blanchard. Under these agreements, benefits are payable upon the occurrence of two events (also known as a “double trigger”). The first event is a change of control and the second event is the actual or constructive termination of the executive within two years following the date of the change of control. “Change of control” is defined, in general, as the acquisition of 20% of Synovus’ stock by any “person” as defined under the Securities Exchange Act, turnover of more than one-third of the Board of Directors of Synovus, or a merger of Synovus with another company if the former shareholders of Synovus own less than 60% of the surviving company. For purposes of these agreements, a constructive termination is a material adverse reduction in an executive’s position, duties or responsibilities, relocation of the executive more than 35 miles from where the executive is employed, or a material reduction in the executive’s base salary, bonus or other employee benefit plans.

In the event payments are triggered under the agreements, each executive will receive three times his or her base salary as in effect prior to the termination, a percentage of his or her base salary equal to the average short-term incentive award percentage earned over the previous three calendar years prior to the termination, as well as a pro rata short-term incentive award calculated at target for the year of termination. These amounts are paid to the executive in a single lump-sum cash payment. Each executive will also receive health and welfare benefits for a three year period following the second triggering event. In addition, each executive will receive an amount that is designed to “gross-up” the executive for any excise taxes that are payable by the executive as a result of the payments under the agreement, but only if the total change of control payments to the executive exceed 110% of the applicable IRS cap. The following table quantifies the estimated amounts that would be payable under the change of control agreements, assuming the triggering events occurred on December 31, 2006.

		Average	Pro-Rata
		3-Yrs	Target
	3x	Short-Term	Short-Term	Health &	Stock	Stock	Excise Tax
	Base	Incentive	Incentive	Welfare	Award	Option	Gross-
	Salary	Award	Award	Benefits	Vesting	Vesting(1)	up(2)	Total

Richard E. Anthony	$2,457,000	$723,450	$819,000	$35,280	$2,566,443	$537,199	$1,007,373	$8,145,745
Thomas J. Prescott	1,092,000	283,920	254,800	35,280	534,839	175,800	—	2,376,639
G. Sanders Griffith, III	1,239,000	322,140	289,100	35,280	629,703	207,248	—	2,722,471
Elizabeth R. James	1,126,500	292,890	262,850	35,280	560,705	184,359	192,937	2,655,521
Frederick L. Green, III	1,500,000	390,000	425,000	35,280	1,208,135	185,495	666,968	4,410,878

(1)	Estimated by multiplying number of options that vest upon change of control by difference in fair market value on December 31, 2006 and exercise price. Stock options also vest upon retirement, death, disability or involuntary termination of employment not for cause.

(2)	Estimated using entire amount in “Stock Award Vesting” and “Stock Option Vesting” columns and dividing the estimated excise tax amount by 43.55%, which percentage is designed to calculate the amount of gross-up payment necessary so the executive is placed in the same position as though the excise tax did not apply. No gross-up payment is made if change of control payments do not exceed applicable IRS cap by 110%.

Executives who receive these benefits are subject to a confidentiality obligation with respect to secret and confidential information about Synovus they know. There are no provisions regarding a waiver of this confidentiality obligation. No perquisites or other personal benefits are payable under the change of control agreements.

The Non-Qualified Deferred Compensation Table below sets forth the amount and form of deferred compensation benefits that the named executive officers would be entitled to receive upon their termination of employment.

Consulting Agreement

Synovus entered into a one-year Consulting Agreement with Mr. Blanchard effective October 18, 2006, the date of his retirement as Chairman of the Board. Under the Consulting Agreement, Mr. Blanchard receives monthly payments of $26,667 and is provided with 25 hours of personal use of Synovus aircraft. Mr. Blanchard also receives office space and administrative assistance during the term of the Agreement and for two years thereafter. Mr. Blanchard received consulting payments of $80,000 under the Consulting Agreement in 2006, which are reflected in the “All Other Compensation” column in the Summary Compensation Table. Under the Consulting Agreement, Mr. Blanchard is required to provide consulting services as requested by the Synovus CEO or Board of Directors. Mr. Blanchard’s specific duties include serving on various boards of directors of financial services and civic and charitable organizations and providing Synovus with advice and counsel regarding these matters, developing major prospective customers and existing customer relationships and entertaining prospects and customers, and providing leadership training.

Synovus had previously entered into a seven-year Employment Agreement with Mr. Blanchard, effective September 13, 1999. Under this Agreement, Mr. Blanchard received a base salary of $497,992 for 2006, prior to his retirement. The Employment Agreement with Mr. Blanchard provides Mr. Blanchard with deferred compensation in an aggregate amount of $468,000 over a 15 year period following his death, disability or other termination of employment. This deferred compensation may be forfeited in the event Synovus terminates his employment for cause, he violates a two year covenant not to compete, or in the event of his death by suicide. Mr. Blanchard received deferred compensation payments of $7,800 for 2006 under his Employment Agreement, which amount is reflected in the “All Other Compensation” column in the Summary Compensation Table.

OPTION EXERCISES AND STOCK VESTED
for the Year Ended December 31, 2006

The following table sets forth the number and corresponding value realized during 2006 with respect to stock options that were exercised and restricted shares that vested for each named executive officer.

	Option Awards		Stock Awards
	Number of		Number of
	Shares Acquired	Value Realized	Shares Acquired	Value Realized
	on Exercise	on Exercise	on Vesting	on Vesting
Name	(#)	($)	(#)	($)

Richard E. Anthony	150	$4,025	852	$22,595
	—	—	12,677	338,729
Thomas J. Prescott	150	3,972	—	—
	27,183	785,176	—	—
James H. Blanchard	150	4,025	—	—
G. Sanders Griffith, III	150	4,140	—	—
Elizabeth R. James	—	—	—	—
Frederick L. Green, III	150	4,097	5,220	140,575

NONQUALIFIED DEFERRED COMPENSATION
for the Year Ended December 31, 2006

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions	Contributions	Earnings in	Withdrawals/	Balance at
	in Last FY	in Last FY	Last FY	Distributions	Last FYE
Name	($)	($)	($) (1)	($)	($)

Richard E. Anthony	—	$141,458	$53,495	—	$413,252
Thomas J. Prescott	—	52,890	43,078	—	388,224
James H. Blanchard	—	201,630	86,437	—	759,097
G. Sanders Griffith, III	—	68,235	9,064	—	205,840
Elizabeth R. James	—	57,300	24,544	—	298,282
Frederick L. Green, III	—	57,525	35,174	—	329,283

(1)	The amount reported in this column is reported in the Summary Compensation Table for 2006 as “All Other Compensation.”

The Deferred Plan replaces benefits lost by executives under the qualified retirement plans due to IRS limits. Executives are also permitted to defer all or a portion of their base salary or short-term incentive award, although no named executive officers did so for the last fiscal year. Amounts deferred under the Deferred Plan are deposited into a rabbi trust, and executives are permitted to invest their accounts in mutual funds that are generally the same as the mutual funds available in the qualified 401(k) plan. Deferred Plan participants may elect to withdraw their accounts as of a specified date or upon their termination of employment. Distributions can be made in a single lump sum or in annual installments over a 2-10 year period, as elected by the executive.

CERTAIN RELATIONSHIPS AND
RELATED TRANSACTIONS

Related Party Transaction Policy

Synovus’ Board of Directors has adopted a written policy for the review, approval or ratification of certain transactions with related parties of Synovus, which policy is administered by the Corporate Governance and Nominating Committee. Transactions that are covered under the policy include any transaction, arrangement or relationship, or series of similar transactions, arrangements or relationships, in which: (1) the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year, (2) Synovus is a participant, and (3) any related party of Synovus (such as an executive officer, director, nominee for election as a director or greater than 5% beneficial owner of Synovus stock, or their immediate family members) has or will have a direct or indirect interest.

Among other factors considered by the Committee when reviewing the material facts of related party transactions, the Committee must take into account whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction. Certain categories of transactions have standing pre-approval under the policy, including the following:

•	the employment of non-executive officers who are immediate family members of a related party of Synovus so long as the annual compensation received by this person does not exceed $250,000, which employment is reviewed by the Committee at its next regularly scheduled meeting;

•	certain limited charitable contributions by Synovus, which transactions are reviewed by the Committee at its next regularly scheduled meeting; and

•	transactions between Synovus and TSYS, as these transactions are, in general, required by banking laws to be on substantially the same terms as those prevailing at the time for comparable transactions with non-related parties.

The policy does not apply to certain categories of transactions, including the following:

•	certain lending transactions between related parties and Synovus and any of its banking and brokerage subsidiaries;

•	certain other financial services provided by Synovus or any of its subsidiaries to related parties, including retail brokerage, deposit relationships, investment banking and other financial advisory services;

•	transactions subject to the TSYS Related Party Transaction Policy; and

•	transactions which occurred, or in the case of ongoing transactions, transactions which began, prior to the date of the adoption of the policy by the Synovus Board.

Related Party Transactions

During 2006, Synovus’ executive officers and directors (including their immediate family members and organizations with which they are affiliated) were also customers. In management’s opinion, the lending relationships with these directors and officers were made in the ordinary course of business and on substantially the same terms, including interest rates, collateral and repayment terms, as those prevailing at the time for comparable transactions with other customers and do not involve more than normal collection risk or present other unfavorable features. In addition to these lending relationships, some directors and their affiliated organizations provide services or otherwise do business with Synovus and its subsidiaries, and we in turn provide services, including retail brokerage and other financial services, or otherwise do business with the directors and their organizations, in each case in the ordinary course of business and on substantially the same terms as those prevailing at the time for comparable transactions with other nonaffiliated persons.

On January 3, 2005, Synovus made a capital commitment of $60 million to TTP Fund II, L.P. (“TTP II”), which currently represents an approximately 75.4% interest in TTP II. As of January 29, 2007, Synovus had funded approximately 22% of its capital commitment. TTP II is managed by Total Technology Partners II, LLC, its general partner. The general partner of TTP II will receive a 20% carried interest in TTP II. As direct and indirect owners of carried interest units in the TTP II general partner, Synovus and Gardiner W. Garrard, III, the son of Gardiner W. Garrard, Jr. who serves as a director of Synovus and TSYS, will be entitled to receive approximately 15% and 42.5%, respectively, of any carried interest distributions made by TTP II to its general partner.

Synovus has made a capital commitment of $30 million to TTP Fund, L.P. (“TTP I”), a predecessor fund to TTP II. This capital commitment currently represents an approximately 79.8% interest in TTP I. As of January 29, 2007, Synovus had funded approximately 93.5% of its capital commitment. Synovus will receive a 5% carried interest in TTP I. TTP I is managed by Total Technology Partners, LLC, its general partner, which will receive a 15% carried interest in TTP I. Gardiner W. Garrard, III is entitled to receive 47.4% of any carried interest received by the general partner through his ownership interest in the general partner.

The general partner of each of the funds has entered into an agreement with Total Technology Ventures, LLC (“TTV”) pursuant to which TTV will provide investment management administrative services to each such general partner. Synovus and Gardiner W. Garrard, III hold percentage interests in TTV of 60% and 20%, respectively, and have capital commitments of $1,200,000, and $400,000, respectively, of which 75% have been funded. Synovus serves as the manager of TTV. Gardiner W. Garrard, III and an unrelated member of TTV share responsibility for the day-to-day operations of TTV. The fee payable quarterly by each general partner to TTV for the services provided equals the management fee received quarterly by such general partner from the fund it manages, subject to certain adjustments and reductions. The management fee payable to TTV by the general partner of TTP I and TTP II for such services during 2006 was $845,800, and $1,745,339, respectively. For his role as President and Chief Executive Officer of TTV and managing member of each general partner, Gardiner W. Garrard, III received $250,000 in compensation during 2006.

During 2006, Synovus and its wholly owned subsidiaries and TSYS paid the Sea Island Company $88,921 and $125,708, respectively, for various hospitality services. Alfred W. Jones III, a director of Synovus and TSYS, is an officer, director and shareholder of the Sea Island Company. James H. Blanchard, a director of Synovus and Chairman of the Executive Committee of TSYS, is a director of the Sea Island Company. The charges for these services are comparable to charges to similarly situated unrelated third parties for similar services at similar facilities.

Synovus leased various properties in Columbus, Georgia from W.C. Bradley Co. for office space and storage during 2006. The rent paid for the space was $1,340,754. During 2006, TSYS leased office space in Columbus, Georgia from W.C. Bradley Co. for lease payments of $767,732. Also during 2006, W.C. Bradley Co. paid a subsidiary of TSYS $1,475,252 for various printing services. In addition, Synovus purchased a parcel of real property in Columbus, Georgia from a subsidiary of W.C. Bradley Co. during 2006 for $2,272,750. The terms of the lease agreements and the real estate purchase agreement, and the charges for printing services are comparable to those provided for between similarly situated unrelated third parties in similar transactions.

CB&T and W.C.B. Air L.L.C. are parties to a Joint Ownership Agreement pursuant to which they jointly own or lease aircraft. W. C. Bradley Co. owns all of the limited liability company interests of W.C.B. Air. CB&T and W.C.B. Air have each agreed to pay fixed fees for each hour they fly the aircraft owned and/or leased pursuant to the Joint Ownership Agreement. CB&T paid an aggregate sum of $4,578,654 for use of the aircraft during 2006 pursuant to the terms of the Joint Ownership Agreement. This amount represents the charges incurred by CB&T and its affiliated corporations for use of the aircraft, and includes $2,745,709 for TSYS’ use of the aircraft, for which CB&T was reimbursed by TSYS. James H. Blanchard, a director of Synovus and Chairman of the Executive Committee of TSYS, is a director of W.C. Bradley Co. James D. Yancey, Chairman of the Board of CB&T and a director of Synovus and TSYS, is a director of W.C. Bradley Co. William B. Turner, Jr., Vice Chairman of the Board and President of W.C. Bradley Co., is a director of Synovus and CB&T. John T. Turner, William B. Turner, Jr.’s brother, is a director of W.C. Bradley Co. and a director of TSYS and CB&T. The payments to W.C. Bradley Co. by Synovus and its subsidiaries and the payments to Synovus and its subsidiaries by W.C. Bradley Co. represent less than 2% of W.C. Bradley Co.’s 2006 gross revenues.

During 2006, a banking subsidiary of Synovus leased office space in Daniel Island, South Carolina from DIBS Holdings, LLC for $170,203. Frank W. Brumley, a director of Synovus, is managing member of and holds a 30% equity interest in DIBS Holdings, LLC. The terms of the lease agreement are comparable to those provided for between similarly situated unrelated third parties in similar transactions.

During 2006, Synovus and its wholly owned subsidiaries and TSYS paid to Communicorp, Inc. $372,981 and $760,610, respectively, for printing, marketing and promotional services, which payments are comparable to payments between similarly situated unrelated third parties for similar services. Communicorp is a wholly owned subsidiary of Aflac Incorporated. Also during 2006, TSYS repurchased 820,800 of its shares from Aflac in a privately negotiated transaction for $16,416,000, which amount represented the fair market value of the TSYS stock on the date of the transaction. Daniel P. Amos, a director of Synovus, is Chief Executive Officer and a director of Aflac. The payments to Aflac and Communicorp by Synovus and its subsidiaries, including TSYS, represent less than .12% of Aflac’s 2006 gross revenues.

William Russell Blanchard, a son of director James H. Blanchard, was employed by a subsidiary of Synovus as a retail banking executive during 2006. William Russell Blanchard received $157,923 in compensation during 2006. William Fray McCormick, the son-in-law of director Richard Y. Bradley, was employed by a subsidiary of Synovus as a trust officer during 2006. Mr. McCormick received $122,392 in compensation for his services during the year. Roderick Cowan Hunter, the son-in-law of director James D. Yancey, was employed by a subsidiary of Synovus as a director of sales and marketing during 2006. Mr. Hunter received $143,181 in compensation during 2006. The compensation received by the employees listed above is determined under the standard compensation practices of Synovus.

With the exception of the purchase by Synovus of a parcel of real property from a subsidiary of W.C. Bradley Co. and the repurchase by TSYS of shares of its stock from Aflac, none of the transactions described above required review, approval or ratification under Synovus’ Related Party Transaction Policy as they occurred or began prior to the adoption of the policy by the Synovus Board. The repurchase by TSYS of shares of its stock from Aflac did not require review, approval or ratification under Synovus’ Related Party Transaction Policy as it is subject to TSYS’ Related Party Transaction Policy and was approved by TSYS’ Corporate Governance and Nominating Committee. The purchase of real property from a subsidiary of W.C. Bradley Co. was approved pursuant to Synovus’ Related Party Transaction Policy.

Other Information About Board Independence

In addition to the information set forth under the caption “Related Party Transactions” above, the Board also considered the following relationships in evaluating the independence of Synovus’ independent directors and determined that none of the relationships constitute a material relationship with Synovus:

•	Synovus provided lending and/or other financial services to each of Messrs. Amos, Bradley, Brumley, Floyd (who retired as a director in 2006), Goodrich, Hansford, Illges (who retired as a director during 2006), Lampton, Page, Purcell, Stith and Turner and Ms. Camp and Ms. Ogie, their immediate family members and/or their affiliated organizations during 2006 in the ordinary course of business and on substantially the same terms as those available to unrelated parties. These relationships meet the Board’s categorical standards for independence;

•	Two immediate family members of Mr. Turner were compensated as non-executive employees of Synovus during 2006, which employment was in accordance with the Board’s categorical standards for independence; and

•	Entities affiliated with Mr. Amos made minimal payments to or received payments from Synovus and/or TSYS for services in the ordinary course of business during 2006, which payments did not approach the 2% of consolidated gross revenues threshold set forth in the Board’s categorical standards for independence.

PRINCIPAL SHAREHOLDERS

The following table sets forth the number of shares of Synovus stock held by the only known holders of more than 5% of the outstanding shares of Synovus stock as of December 31, 2006.

Percentage of
	Shares of	Outstanding Shares
	Synovus Stock	of Synovus
Name and Address	Beneficially Owned	Stock Beneficially
of Beneficial	as of	Owned as
Owner	12/31/06	of 12/31/06

Synovus Trust Company, N.A.(1)	49,796,475(2)	15.3%
1148 Broadway
Columbus, Georgia 31901

(1)	The shares of Synovus stock held by Synovus Trust Company are voted by the President of Synovus Trust Company.

(2)	As of December 31, 2006, the banking, brokerage, investment advisory and trust company subsidiaries of Synovus, including CB&T through its wholly owned subsidiary, Synovus Trust Company, held in various fiduciary or advisory capacities a total of 49,810,282 shares of Synovus stock as to which they possessed sole or shared voting or investment power. Of this total, Synovus Trust Company held 41,053,179 shares as to which it possessed sole voting power, 46,208,985 shares as to which it possessed sole investment power, 420,093 shares as to which it possessed shared voting power and 2,928,404 shares as to which it possessed shared investment power. The other banking, brokerage, investment advisory and trust subsidiaries of Synovus held 13,807 shares as to which they possessed shared investment power. Synovus and its subsidiaries disclaim beneficial ownership of all shares of Synovus stock which are held by them in various fiduciary, advisory, non-advisory or agency capacities.

RELATIONSHIPS BETWEEN SYNOVUS, CB&T, TSYS AND
CERTAIN OF SYNOVUS’ SUBSIDIARIES
AND AFFILIATES

Beneficial Ownership of TSYS Stock by CB&T

The following table sets forth the number of shares of TSYS stock beneficially owned by CB&T, the only known beneficial owner of more than 5% of the issued and outstanding shares of TSYS stock, as of December 31, 2006.

Percentage of
	Shares of		Outstanding Shares
	TSYS Stock		of TSYS
Name and Address	Beneficially Owned		Stock Beneficially
of Beneficial	as of		Owned as
Owner	12/31/06		of 12/31/06

Columbus Bank and Trust Company	159,630,980	(1)(2)	81.1%
1148 Broadway
Columbus, Georgia 31901

(1)	CB&T individually owns these shares.

(2)	As of December 31, 2006, Synovus Trust Company, N.A. and the other banking, brokerage, investment advisory and trust company subsidiaries of Synovus held in various fiduciary or advisory capacities a total of 2,616,007 shares (1.3%) of TSYS stock. Of this total, Synovus Trust Company held 2,277,713 shares as to which it possessed sole voting power, 2,301,203 shares as to which it possessed sole investment power, 235,973 shares as to which it possessed shared voting power and 285,269 shares as to which it possessed shared investment power. The other banking, brokerage, investment advisory and trust subsidiaries of Synovus held 735 shares as to which they possessed shared investment power. Synovus and its subsidiaries disclaim beneficial ownership of all shares of TSYS stock which are held by them in various fiduciary, advisory, non-advisory and agency capacities.

CB&T, by virtue of its ownership of 159,630,980 shares, or 81.1% of the outstanding shares of TSYS stock on December 31, 2006, presently controls TSYS. Synovus presently controls CB&T.

Interlocking Directorates of Synovus, CB&T and TSYS

Four of the members of Synovus’ Board of Directors also serve as members of the Boards of Directors of TSYS and CB&T. They are Richard E. Anthony, Richard Y. Bradley, H. Lynn Page and James D. Yancey. Frederick L. Green, III, William B. Turner, Jr. and Elizabeth C. Ogie serve as members of the Board of Directors of CB&T. James H. Blanchard, Gardiner W. Garrard, Jr., Alfred W. Jones III and Mason H. Lampton serve as members of the Board of Directors of TSYS.

TSYS Stock Ownership of Directors and Management

The following table sets forth the number of shares of TSYS stock beneficially owned by each of Synovus’ directors, each executive officer named in the Summary Compensation Table and all directors and executive officers as a group as of December 31, 2006.

				Shares of
	Shares of		Shares of	TSYS
	TSYS		TSYS	Stock
	Stock		Stock	Beneficially
	Beneficially		Beneficially	Owned		Percentage of
	Owned		Owned	with Sole	Total	Outstanding
	with Sole		with Shared	Voting	Shares of	Shares of
	Voting		Voting	and	TSYS	TSYS
	and		and	No	Stock	Stock
	Investment		Investment	Investment	Beneficially	Beneficially
	Power		Power	Power	Owned	Owned
	as of		as of	as of	as of	as of
Name	12/31/06		12/31/06	12/31/06	12/31/06	12/31/06

Daniel P. Amos	—		—	—	—	—
Richard E. Anthony	1,033		—	—	1,033	*
James H. Blanchard	668,961		360,480	—	1,029,441	1
Richard Y. Bradley	24,866		5,000	1,000	30,866	*
Frank W. Brumley	10,000		—	—	10,000	*
Elizabeth W. Camp	—		—	—	—	—
Gardiner W. Garrard, Jr.	24,008		—	1,000	25,008	*
T. Michael Goodrich	—		—	—	—	—
Frederick L. Green, III	—		154	—	154	*
G. Sanders Griffith, III	2,688		—	16,734	19,422	*
V. Nathaniel Hansford	1,613		—	—	1,613	*
Elizabeth R. James	17,543		—	—	17,543	*
Alfred W. Jones III	7,919		—	1,000	8,919	*
Mason H. Lampton	74,399	(1)	30,614	1,000	106,013	*
Elizabeth C. Ogie	7,200		44,881	—	52,081	*
H. Lynn Page	281,078		120,996	1,000	403,074	*
Thomas J. Prescott	1,200		—	—	1,200	*
J. Neal Purcell	2,000		—	—	2,000	*
Melvin T. Stith	—		—	—	—	—
William B. Turner, Jr.	—		576,000	—	576,000	*
James D. Yancey	568,751		42,730	1,000	612,481	*
Directors and Executive Officers as a Group (24 persons)	1,694,224		1,180,855	22,734	2,897,813	1.5

*	Less than one percent of the outstanding shares of TSYS stock.

(1)	Includes 50,000 shares of TSYS stock that were pledged as of December 31, 2006.

Transactions and Agreements Between Synovus, CB&T, TSYS and Certain of Synovus’ Subsidiaries

The terms of the transactions set forth below are comparable to those provided for between similarly situated unrelated third parties in similar transactions.

During 2006, CB&T and certain of Synovus’ other banking subsidiaries received electronic payment processing services from TSYS. During 2006, TSYS derived $5,084,399 in revenues from CB&T and certain of Synovus’ other banking subsidiaries for the performance of electronic payment processing services and $6,537,385 in revenues from Synovus and its subsidiaries for the performance of other data processing, software and business process management services.

TSYS and Synovus are parties to Lease Agreements pursuant to which Synovus leased from TSYS office space for lease payments aggregating $1,061,840 during 2006.

Synovus and TSYS are parties to Management Agreements pursuant to which Synovus provides certain management services to TSYS. During 2006, these services included human resource services, maintenance services, security services, communication services, corporate education services, travel services, investor relations services, corporate governance services, legal services, regulatory and statutory compliance services, executive management services performed on behalf of TSYS by certain of Synovus’ officers and financial services. As compensation for management services provided during 2006, TSYS paid Synovus aggregate management fees of $8,892,681. Management fees are subject to future adjustments based upon charges at the time by unrelated third parties for comparable services.

During 2006, Synovus Trust Company served as trustee of various employee benefit plans of TSYS. During 2006, TSYS paid Synovus Trust Company trustee’s fees under these plans of $826,249. Also during 2006, Synovus Investment Advisors, Inc., a subsidiary of Synovus, provided advisory services to various employee benefit plans of TSYS for advisory fees of $29,972.

During 2006, CB&T paid TSYS Total Debt Management, Inc., a subsidiary of TSYS, $541,375 for debt collection services.

During 2006, Columbus Depot Equipment Company, a wholly owned subsidiary of TSYS, and Synovus, CB&T and two of Synovus’ other subsidiaries were parties to Lease Agreements pursuant to which Synovus, CB&T and two of Synovus’ other subsidiaries leased from Columbus Depot Equipment Company computer related equipment for bankcard and bank data processing services for lease payments aggregating $9,380.

During 2006, Synovus and CB&T paid TSYS an aggregate of $1,823,624 for miscellaneous reimbursable items, such as data links, network services and postage, primarily related to processing services provided by TSYS.

During 2006, Synovus, CB&T and other Synovus subsidiaries paid to Columbus Productions, Inc., a wholly owned subsidiary of TSYS, $676,323 for printing services.

During 2006, CB&T leased office space from TSYS for lease payments of $39,405. In addition, TSYS leased furniture and equipment from CB&T during 2006 for lease payments of $101,592. Also during 2006, TSYS and its subsidiaries were paid $7,540,080 of interest by CB&T and certain of Synovus’ other banking subsidiaries in connection with deposit accounts with, and commercial paper purchased from, CB&T and certain of Synovus’ other banking subsidiaries. Furthermore, during 2006 TSYS paid CB&T and certain of Synovus’ other banking subsidiaries fees of $78,006 for the provision of other banking services.

TSYS has entered into an agreement with CB&T with respect to the use of aircraft owned or leased by CB&T and W.C.B. Air L.L.C. CB&T and W.C.B. Air are parties to a Joint Ownership Agreement pursuant to which they jointly own or lease aircraft. TSYS paid CB&T $2,745,709 for its use of the aircraft during 2006.

SECTION 16(a) BENEFICIAL OWNERSHIP
REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires Synovus’ officers and directors, and persons who own more than ten percent of Synovus stock, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission and the New York Stock Exchange. Officers, directors and greater than ten percent shareholders are required by SEC regulations to furnish Synovus with copies of all Section 16(a) forms they file.

To Synovus’ knowledge, based solely on its review of the copies of such forms received by it, and written representations from certain reporting persons that no Forms 5 were required for those persons, Synovus believes that during the fiscal year ended December 31, 2006 all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with, except that Mr. Amos reported two transactions late on two reports, each of Messrs. Anthony, Blanchard, Goodrich, Klepchick and Turner reported one transaction late on one report and Ms. Ogie reported three transactions late on one report.

SHAREHOLDER PROPOSALS AND NOMINATIONS

In order for a shareholder proposal to be considered for inclusion in Synovus’ Proxy Statement for the 2008 Annual Meeting of Shareholders, the written proposal must be received by the Corporate Secretary of Synovus at the address below. The Corporate Secretary must receive the proposal no later than November 24, 2007. The proposal will also need to comply with the SEC’s regulations under Rule 14a-8 regarding the inclusion of shareholder proposals in company sponsored proxy materials. Proposals should be addressed to:

Corporate Secretary
Synovus Financial Corp.
1111 Bay Avenue, Suite 500
Columbus, Georgia 31901

For a shareholder proposal that is not intended to be included in Synovus’ Proxy Statement, or if you want to nominate a person for election as a director, you must provide written notice to the Corporate Secretary at the address above. The Secretary must receive this notice not earlier than December 24, 2007 and not later than February 7, 2008. The notice of a proposed item of business must provide information as required in the bylaws of Synovus which, in general, require that the notice include for each matter a brief description of the matter to be brought before the meeting; the reason for bringing the matter before the meeting; your name, address, and number of shares you own; and any material interest you have in the proposal.

The notice of a proposed director nomination must provide information as required in the bylaws of Synovus which, in general, require that the notice of a director nomination include your name, address and the number of shares you own; the name, age, business address, residence address and principal occupation of the nominee; and the number of shares beneficially owned by the nominee. It must also include the information that would be required to be disclosed in the solicitation of proxies for the election of a director under federal securities laws. You must submit the nominee’s consent to be elected and to serve. A copy of the bylaw requirements will be provided upon request to the Corporate Secretary at the address above.

GENERAL INFORMATION

Financial Information

A copy of Synovus’ 2006 Form 10-K will be furnished, without charge, by writing to the Corporate Secretary, Synovus Financial Corp., 1111 Bay Avenue, Suite 500, Columbus, Georgia 31901. The Form 10-K is also available on Synovus’ home page on the Internet at www.synovus.com. Click on “Investor Relations,” “Financial Reports” and “SEC Filings.”

Solicitation of Proxies

Synovus will pay the cost of soliciting proxies. Proxies may be solicited on behalf of Synovus by directors, officers or employees by mail, in person or by telephone, facsimile or other electronic means. Synovus will reimburse brokerage firms, nominees, custodians, and fiduciaries for their out-of-pocket expenses for forwarding proxy materials to beneficial owners.

Householding

The Securities and Exchange Commission’s proxy rules permit companies and intermediaries, such as brokers and banks, to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement to those shareholders. This method of delivery, often referred to as householding, should reduce the amount of duplicate information that shareholders receive and lower printing and mailing costs for companies. Synovus is not householding proxy materials for its shareholders of record in connection with its 2007 Annual Meeting. However, we have been notified that certain intermediaries will household proxy materials. If you hold your shares of Synovus stock through a broker or bank that has determined to household proxy materials:

•	Only one Annual Report and Proxy Statement will be delivered to multiple shareholders sharing an address unless you notify your broker or bank to the contrary;

•	You can contact Synovus by calling (706) 649-5220 or by writing Director of Investor Relations, Synovus Financial Corp., P.O. Box 120, Columbus, Georgia 31902 to request a separate copy of the Annual Report and Proxy Statement for the 2007 Annual Meeting and for future meetings or you can contact your bank or broker to make a similar request; and

•	You can request delivery of a single copy of Annual Reports or Proxy Statements from your bank or broker if you share the same address as another Synovus shareholder and your bank or broker has determined to household proxy materials.

The above Notice of Annual Meeting and Proxy Statement are sent by order of the Synovus Board of Directors.

Richard E. Anthony
Chairman of the Board and
Chief Executive Officer

March 23, 2007

APPENDIX A

SYNOVUS FINANCIAL CORP.
DIRECTOR INDEPENDENCE STANDARDS

The following independence standards have been approved by the Board of Directors and are included within Synovus’ Corporate Governance Guidelines.

A majority of the Board of Directors will be independent directors who meet the criteria for independence required by the NYSE. The Corporate Governance and Nominating Committee will make recommendations to the Board annually as to the independence of directors as defined by the NYSE. To be considered independent under the NYSE Listing Standards, the Board must determine that a director does not have any direct or indirect material relationship with the Company. The Board has established the following standards to assist it in determining director independence. A director is not independent if:

•	The director is, or has been within the last three years, an employee of the Company or an immediate family member is, or has been within the last three years, an executive officer of the Company.

•	The director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $100,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service). (Compensation received by an immediate family member for service as an employee of the Company (other than an executive officer) is not taken into consideration under this independence standard).

•	(A) The director or an immediate family member is a current partner of a firm that is the Company’s internal or external auditor; (B) the director is a current employee of such a firm; (C) the director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (D) the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Company’s audit within that time.

•	The director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee.

•	The director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues.

The following relationships will not be considered to be material relationships that would impair a director’s independence:

•	The director is a current employee, or an immediate family member of the director is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services (including financial services) in an amount which, in the prior fiscal year, is less than the greater of $1 million, or 2% of such other company’s consolidated gross revenues. (In the event this threshold is exceeded, and where applicable in the standards set forth below, the three year “look back” period referenced above will apply to future independence determinations).

•	The director or an immediate family member of the director is a partner of a law firm that provides legal services to the Company and the fees paid to such law firm by the Company

A-1

in the prior fiscal year were less than the greater of $1 million, or 2% of the law firm’s total revenues.

•	The director or an immediate family member of the director is an executive officer of a tax exempt organization and the Company’s contributions to the organization in the prior fiscal year were less than the greater of $1 million, or 2% of the organization’s consolidated gross revenues.

•	The director received less than $100,000 in direct compensation from the Company during the prior twelve month period, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

•	The director’s immediate family member received in his or her capacity as an employee of the Company (other than as an executive officer of the Company), less than $250,000 in direct compensation from the Company in the prior fiscal year, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

•	The director or an immediate family member of the director has, directly, in his or her individual capacities, or, indirectly, in his or her capacity as the owner of an equity interest in a company of which he or she is not an employee, lending relationships, deposit relationships or other banking relationships (such as depository, trusts and estates, private banking, investment banking, investment management, custodial, securities brokerage, insurance, cash management and similar services) with the Company provided that:

1) Such relationships are in the ordinary course of business of the Company and are on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliated persons; and

2) With respect to extensions of credit by the Company’s subsidiaries:

(a)	such extensions of credit have been made in compliance with applicable law, including Regulation O of the Board of Governors of the Federal Reserve, Sections 23A and 23B of the Federal Reserve Act and Section 13(k) of the Securities Exchange Act of 1934; and

(b) no event of default has occurred under the extension of credit.

For relationships not described above or otherwise not covered in the above examples, a majority of the Company’s independent directors, after considering all of the relevant circumstances, may make a determination whether or not such relationship is material and whether the director may therefore be considered independent under the NYSE Listing Standards. The Company will explain the basis of any such determinations of independence in the next proxy statement.

For purposes of these independence standards an “immediate family member” includes a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such person’s home.

For purposes of these independence standards “Company” includes any parent or subsidiary in a consolidated group with the Company.

A-2

APPENDIX B

SYNOVUS FINANCIAL CORP.
DIRECTOR ELECTION BY MAJORITY VOTE GUIDELINES

The following director election by majority vote guidelines have been approved by the Board of Directors and are included within Synovus’ Corporate Governance Guidelines.

In an uncontested election, any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” such election (a “Majority Withheld Vote”) will promptly tender his or her resignation following certification of the shareholder vote.

The Corporate Governance and Nominating Committee will promptly consider the resignation offer and recommend to the Board whether to accept or reject it, including rejecting the resignation on the condition that the underlying cause of the withheld votes be cured. In considering whether to accept the resignation, the Corporate Governance and Nominating Committee will consider all factors deemed relevant by members of the Corporate Governance and Nominating Committee, including, without limitation, the stated reasons why shareholders “withheld” votes for election from such director, the length of service and qualifications of the director whose resignation has been tendered, the director’s contribution to the Company and the Company’s Corporate Governance Guidelines.

The Board will act on the Corporate Governance and Nominating Committee’s recommendation no later than 90 days following certification of the shareholder vote. In considering the Corporate Governance and Nominating Committee’s recommendation, the Board will consider the factors considered by the Corporate Governance and Nominating Committee and such additional information and factors the Board believes to be relevant.

The Company will promptly disclose the Board’s decision whether to accept the director’s resignation offer (providing a full explanation of the process by which the decision was reached and the reasons for rejecting the resignation offer, if applicable) in a Form 8-K filed with the Securities and Exchange Commission.

To the extent that one or more directors’ resignations are accepted by the Board, the Corporate Governance and Nominating Committee will recommend to the Board whether to fill such vacancy or vacancies or to reduce the size of the Board.

Any director who tenders his or her resignation pursuant to this provision will not participate in the Corporate Governance and Nominating Committee recommendation or Board action regarding whether to accept the resignation offer.

If a majority of the members of the Corporate Governance and Nominating Committee received a Majority Withheld Vote at the same election, then the independent directors who did not receive a Majority Withheld Vote will appoint a committee amongst themselves to consider the resignation offers and recommend to the Board whether to accept or reject them. This Board committee may, but need not, consist of all of the independent directors who did not receive a Majority Withheld Vote or those independent directors who were not standing for election.

This corporate governance guideline will be summarized or included in each proxy statement relating to an election of directors of the Company.

B-1

Financial Appendix

Consolidated Balance Sheets as of December 31, 2006 and 2005	F-2

Consolidated Statements of Income for the Years ended December 31, 2006, 2005, and 2004	F-3

Consolidated Statements of Changes in Shareholders’ Equity and Comprehensive Income for the Years ended December 31, 2006, 2005, and 2004	F-4

Consolidated Statements of Cash Flows for the Years ended December 31, 2006, 2005, and 2004	F-5

Notes to Consolidated Financial Statements	F-6

Report of Independent Registered Public Accounting Firm	F-46

Management’s Report on Internal Control Over Financial Reporting	F-47

Report of Independent Registered Public Accounting Firm	F-48

Selected Financial Data	F-49

Financial Review	F-50

Summary of Quarterly Financial Data (Unaudited)	F-91

Consolidated Balance Sheets

(In thousands, except share data)
	December 31,

	2006	2005

ASSETS
Cash and due from banks, including $41,337 and $49,659 in 2006 and 2005, respectively, on deposit to meet Federal Reserve requirements	$889,975	880,886
Interest earning deposits with banks	19,389	2,980
Federal funds sold and securities purchased under resale agreements	101,091	68,922
Trading account assets (note 3)	15,266	27,322
Mortgage loans held for sale	175,042	143,144
Investment securities available for sale (note 4)	3,352,357	2,958,320

Loans, net of unearned income (note 5)	24,654,552	21,392,347
Allowance for loan losses (note 5)	(314,459)	(289,612)

Loans, net	24,340,093	21,102,735

Premises and equipment, net	752,738	669,425
Contract acquisition costs and computer software, net (note 6)	383,899	431,849
Goodwill, net (notes 2 and 18)	669,515	458,382
Other intangible assets, net (notes 2 and 7)	63,586	44,867
Other assets (notes 7 and 17)	1,091,822	831,840

Total assets	$31,854,773	27,620,672

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Deposits:
Non-interest bearing retail and commercial deposits	$3,538,598	3,700,750
Interest bearing retail and commercial deposits (note 8)	17,741,354	14,798,845

Total retail and commercial deposits	21,279,952	18,499,595
Brokered time deposits (note 8)	3,014,495	2,284,770

Total deposits	24,294,447	20,784,365
Federal funds purchased and securities sold under repurchase agreements (note 9)	1,572,809	1,158,669
Long-term debt (note 9)	1,350,139	1,933,638
Other liabilities (note 17)	692,019	597,698

Total liabilities	27,909,414	24,474,370

Minority interest in consolidated subsidiaries	236,709	196,973
Shareholders’ equity (notes 2, 13, and 15):
Common stock — $1.00 par value. Authorized 600,000,000 shares; issued 331,213,913 in 2006 and 318,301,275 in 2005; outstanding 325,552,375 in 2006 and 312,639,737 in 2005	331,214	318,301
Additional paid-in capital	1,033,055	686,447
Treasury stock, at cost — 5,661,538 shares	(113,944)	(113,944)
Unearned compensation	—	(3,126)
Accumulated other comprehensive loss (note 1)	(2,129)	(29,536)
Retained earnings (note 1)	2,460,454	2,091,187

Total shareholders’ equity	3,708,650	2,949,329

Commitments and contingencies (note 12)
Total liabilities and shareholders’ equity	$31,854,773	27,620,672

See accompanying notes to consolidated financial statements.

Consolidated Statements of Income

(In thousands, except per share data)
	Years Ended December 31,

	2006	2005	2004

Interest income:
Loans, including fees	$1,859,914	1,375,227	1,051,117
Investment securities available for sale:
U.S. Treasury and U.S. Government agency securities	69,834	53,037	45,184
Mortgage-backed securities	52,469	40,287	38,731
State and municipal securities	9,208	10,072	10,786
Other investments	6,915	5,402	4,644
Trading account assets	2,691	642	—
Mortgage loans held for sale	8,638	7,304	6,581
Federal funds sold and securities purchased under resale agreements	6,422	4,082	1,945
Interest earning deposits with banks	375	172	32

Total interest income	2,016,466	1,496,225	1,159,020

Interest expense:
Deposits (note 8)	739,949	407,305	216,284
Federal funds purchased and securities sold under repurchase agreements	71,439	31,569	19,286
Long-term debt	71,204	88,504	62,771

Total interest expense	882,592	527,378	298,341

Net interest income	1,133,874	968,847	860,679
Provision for losses on loans (note 5)	75,148	82,532	75,319

Net interest income after provision for losses on loans	1,058,726	886,315	785,360

Non-interest income:
Electronic payment processing services	985,868	867,914	755,267
Merchant acquiring services	260,275	237,418	26,169
Other transaction processing services	186,394	183,412	170,905
Service charges on deposit accounts	112,417	109,960	121,450
Fiduciary and asset management fees	47,800	44,886	43,001
Brokerage and investment banking income	26,729	24,487	21,748
Mortgage banking income	29,255	28,682	26,300
Bankcard fees	44,303	38,813	30,174
Securities (losses) gains, net (note 4)	(2,118)	463	75
Other fee income	38,743	34,148	29,227
Other operating income	52,201	36,016	67,157

Non-interest income before reimbursable items	1,781,867	1,606,199	1,291,473
Reimbursable items	351,719	312,280	229,538

Total non-interest income	2,133,586	1,918,479	1,521,011

Non-interest expense:
Salaries and other personnel expense (notes 14 and 15)	974,515	836,371	731,579
Net occupancy and equipment expense (note 12)	414,169	368,210	321,689
Other operating expenses (note 20)	430,274	426,530	305,560

Non-interest expense before reimbursable items	1,818,958	1,631,111	1,358,828
Reimbursable items	351,719	312,280	229,538

Total non-interest expense	2,170,677	1,943,391	1,588,366

Minority interest in subsidiaries’ net income	48,102	37,381	28,724
Income before income taxes	973,533	824,022	689,281
Income tax expense (note 17)	356,616	307,576	252,248

Net income	$616,917	516,446	437,033

Net income per share (notes 11 and 15):
Basic	$1.92	1.66	1.42

Diluted	1.90	1.64	1.41

Weighted average shares outstanding (note 11):
Basic	321,241	311,495	307,262

Diluted	324,232	314,815	310,330

See accompanying notes to consolidated financial statements.

Consolidated Statements of Changes in Shareholders’ Equity and Comprehensive Income

(In thousands, except per share data)
						Accumulated
			Additional			Other
	Shares	Common	Paid-In	Treasury	Unearned	Comprehensive	Retained
Years ended December 31, 2006, 2005, and 2004	Issued	Stock	Capital	Stock	Compensation	Income (Loss)	Earnings	Total

Balance at December 31, 2003	307,748	$307,748	442,931	(113,940)	(266)	29,509	1,579,057	2,245,039
Net income	—	—	—	—	—	—	437,033	437,033
Other comprehensive loss, net of tax (note 10):
Net unrealized loss on cash flow hedges	—	—	—	—	—	(5,753)	—	(5,753)
Change in unrealized gains/losses on investment securities available for sale, net of reclassification adjustment	—	—	—	—	—	(20,577)	—	(20,577)
Gain on foreign currency translation	—	—	—	—	—	5,724	—	5,724

Other comprehensive loss	—	—	—	—	—	(20,606)	—	(20,606)

Comprehensive income	—	—	—	—	—	—	—	416,427

Issuance of common stock for acquisitions (note 2)	5,478	5,478	151,700	—	—	—	—	157,178
Cash dividends declared - $.69 per share	—	—	—	—	—	—	(213,686)	(213,686)
Amortization of unearned compensation (note 15)	—	—	—	—	160	—	—	160
Stock options exercised (note 15)	2,405	2,405	21,060	—	—	—	—	23,465
Stock option tax benefit	—	—	12,705	—	—	—	—	12,705
Ownership change at majority-owned subsidiary	—	—	5	—	—	—	—	5
Treasury stock purchase	—	—	—	(4)	—	—	—	(4)
Issuance of common stock under commitment to charitable foundation	5	5	(5)	—	—	—	—	—

Balance at December 31, 2004	315,636	315,636	628,396	(113,944)	(106)	8,903	1,802,404	2,641,289
Net income	—	—	—	—	—	—	516,446	516,446
Other comprehensive loss, net of tax (note 10):
Net unrealized loss on cash flow hedges	—	—	—	—	—	(2,240)	—	(2,240)
Change in unrealized gains/losses on investment securities available for sale, net of reclassification adjustment	—	—	—	—	—	(28,354)	—	(28,354)
Loss on foreign currency translation	—	—	—	—	—	(7,845)	—	(7,845)

Other comprehensive loss	—	—	—	—	—	(38,439)	—	(38,439)

Comprehensive income	—	—	—	—	—	—	—	478,007

Cash dividends declared - $.73 per share	—	—	—	—	—	—	(227,663)	(227,663)
Issuance of restricted stock (note 15)	146	146	3,807	—	(3,953)	—	—	—
Amortization of unearned compensation (note 15)	—	—	—	—	933	—	—	933
Stock options exercised (note 15)	2,506	2,506	40,619	—	—	—	—	43,125
Stock option tax benefit	—	—	9,505	—	—	—	—	9,505
Ownership change at majority-owned subsidiary	—	—	3,907	—	—	—	—	3,907
Issuance of common stock for acquisitions (note 2)	8	8	218	—	—	—	—	226
Issuance of common stock under commitment to charitable foundation	5	5	(5)	—	—	—	—	—

Balance at December 31, 2005	318,301	318,301	686,447	(113,944)	(3,126)	(29,536)	2,091,187	2,949,329
SAB No. 108 adjustment to opening shareholders’ equity (note 1)	—	—	—	—	—	826	3,434	4,260
Postretirement unfunded health benefit obligation from adoption of SFAS No. 158, net of tax (note 1)	—	—	—	—	—	(3,212)	—	(3,212)

Net Income	—	—	—	—	—	—	616,917	616,917
Other comprehensive income, net of tax (note 10):
Net unrealized gain on cash flow hedges	—	—	—	—	—	3,650	—	3,650
Change in unrealized gains/losses on investment securities available for sale, net of reclassification adjustment	—	—	—	—	—	13,268	—	13,268
Gain on foreign currency translation	—	—	—	—	—	12,875	—	12,875

Other comprehensive income	—	—	—	—	—	29,793	—	29,793

Comprehensive income	—	—	—	—	—	—	—	646,710

Cash dividends declared - $.78 per share	—	—	—	—	—	—	(251,084)	(251,084)
Reclassification of unearned compensation to additional paid-in capital upon adoption of SFAS No. 123(R)	—	—	(3,126)	—	3,126	—	—	—
Issuance of restricted stock (note 15)	610	610	(610)	—	—	—	—	—
Share-based compensation expense (note 15)	—	—	23,373	—	—	—	—	23,373
Stock options exercised (note 15)	3,459	3,459	62,051	—	—	—	—	65,510
Stock option tax benefit	—	—	11,390	—	—	—	—	11,390
Ownership change at majority-owned subsidiary	—	—	6,031	—	—	—	—	6,031
Issuance of common stock for acquisitions (note 2)	8,844	8,844	247,499	—	—	—	—	256,343

Balance at December 31, 2006	331,214	$331,214	1,033,055	(113,944)	—	(2,129)	2,460,454	3,708,650

See accompanying notes to consolidated financial statements.

Consolidated Statements of Cash Flows

(In thousands)
	Years Ended December 31,

	2006	2005	2004

Operating Activities
Net income	$616,917	516,446	437,033
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for losses on loans	75,148	82,532	75,319
Depreciation, amortization, and accretion, net	231,288	193,152	161,062
Equity in income of equity investments	(14,726)	(6,135)	(23,736)
Deferred income tax (benefit) expense	(44,970)	(53,575)	22,401
Increase in interest receivable	(84,457)	(40,853)	(16,495)
Increase in interest payable	74,422	23,363	3,007
Minority interest in subsidiaries’ net income	48,102	37,381	28,724
Decrease (increase) in trading account assets	12,056	(27,322)	—
Originations of mortgage loans held for sale	(1,550,099)	(1,414,357)	(1,398,334)
Proceeds from sales of mortgage loans held for sale	1,518,554	1,391,378	1,410,725
Increase in prepaid and other assets	(150,668)	(80,982)	(36,700)
Increase in accrued salaries and benefits	6,781	37,953	36,000
Increase (decrease) in other liabilities	(3,741)	(26,422)	166,375
Decrease in billings in excess of costs and profits on uncompleted contracts	—	—	(17,573)
Net (gains) losses on sales of available for sale investment securities	(2,118)	463	75
Gain on sale of loans	(1,975)	—	—
Gain on sale of other assets	(5,436)	—	—
Gain on sale of banking locations	—	—	(15,849)
Share-based compensation	27,163	1,999	55
Impairment of developed software	—	3,619	10,059
Other, net	27,455	(18,924)	(45,870)

Net cash provided by operating activities	779,696	619,716	796,278

Investing Activities
Net cash paid for acquisitions	(53,664)	(56,995)	(37,172)
Net (increase) decrease in interest earning deposits with banks	(16,409)	1,173	70
Net (increase) decrease in federal funds sold and securities purchased under resale agreements	(27,387)	66,549	34,456
Proceeds from maturities and principal collections of investment securities available for sale	676,492	660,085	1,351,436
Proceeds from sales of investment securities available for sale	130,457	50,048	33,332
Purchases of investment securities available for sale	(1,051,733)	(1,019,585)	(1,491,355)
Net cash received on sale of banking locations	—	—	25,069
Proceeds from sale of commercial loans	32,813	—	—
Net increase in loans	(2,498,467)	(1,990,774)	(2,598,559)
Purchases of premises and equipment	(140,143)	(106,674)	(111,396)
Proceeds from disposals of premises and equipment	1,201	1,708	3,061
Proceeds from sale of other assets	5,632	—	—
Additions to other intangible assets	(6,446)	—	—
Contract acquisition costs	(42,452)	(19,468)	(29,150)
Additions to licensed computer software from vendors	(11,858)	(12,875)	(57,302)
Additions to internally developed computer software	(13,973)	(22,602)	(5,224)

Net cash used in investing activities	(3,015,937)	(2,449,410)	(2,882,734)

Financing Activities
Net increase in demand and savings deposits	948,033	1,354,258	1,388,914
Net increase in certificates of deposit	1,738,743	852,639	803,208
Net increase (decrease) in federal funds purchased and securities sold under repurchase agreements	361,401	(49,411)	(192,229)
Principal repayments on long-term debt	(760,937)	(617,177)	(399,690)
Proceeds from issuance of long-term debt	127,203	672,666	655,727
Treasury stock purchased	—	—	(4)
Excess tax benefit from share-based payment arrangements	10,460	—	—
Dividends paid to shareholders	(244,654)	(224,303)	(209,883)
Proceeds from issuance of common stock	65,510	43,125	23,465

Net cash provided by financing activities	2,245,759	2,031,797	2,069,508

Effect of exchange rate changes on cash and cash equivalent balances held in foreign currencies	(429)	(4,252)	3,953

Increase (decrease) in cash and cash equivalents	9,089	197,851	(12,995)
Cash and due from banks at beginning of year	880,886	683,035	696,030

Cash and due from banks at end of year	$889,975	880,886	683,035

See accompanying notes to consolidated financial statements.

Notes to Consolidated Financial Statements

Note 1	Summary of Significant Accounting Policies
Business Operations
      The consolidated financial statements of Synovus include the accounts of Synovus Financial Corp. (Parent Company) and its consolidated subsidiaries. Synovus provides integrated financial services including banking, financial management, insurance, mortgage, and leasing services through 40 wholly-owned affiliate banks and other Synovus offices in Georgia, Alabama, South Carolina, Florida, and Tennessee. TSYS, an 81% owned subsidiary, provides electronic payment processing and related services to financial and non-financial institutions located throughout the United States and internationally. TSYS offers merchant acquiring services to financial institutions and other organizations in the United States through its wholly owned subsidiary, TSYS Acquiring Services, L.L.C. (TSYS Acquiring), and in Japan through its majority owned subsidiary, GP Network Corporation (GP Net).
Basis of Presentation
      In preparing the consolidated financial statements in accordance with U.S. generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the date of the balance sheet and the reported amounts of revenues and expenses for the period. Actual results could differ significantly from those estimates.
      Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses; the valuation of other real estate; the valuation of long-lived assets, goodwill, and other intangible assets; the determination of transaction processing provisions; and the disclosures for contingent assets and liabilities. In connection with the determination of the allowance for loan losses and the valuation of other real estate, management obtains independent appraisals for significant properties and properties collateralizing impaired loans.
      The accounting and reporting policies of Synovus conform to U.S. generally accepted accounting principles and to general practices within the banking, electronic payment, and merchant acquiring industries. All significant intercompany accounts and transactions have been eliminated in consolidation. The following is a description of the more significant of those policies.
Cash Flow Information
      Cash and due from banks includes cash and all amounts due from banks with original maturities less than 90 days. For the years ended December 31, 2006, 2005, and 2004, income taxes of $391.4 million, $323.0 million, and $190.9 million, and interest of $806.4 million, $505.7 million, and $298.1 million, respectively, were paid.
      Loans receivable of approximately $33 million, $20 million, and $11 million were transferred to other real estate during 2006, 2005, and 2004, respectively.
Federal Funds Sold, Federal Funds Purchased, Securities Purchased Under Resale Agreements, and Securities Sold Under Repurchase Agreements
      Federal funds sold, federal funds purchased, securities purchased under resale agreements, and securities sold under repurchase agreements generally mature in one day.
Trading Account Assets
      Trading account assets, which include both debt and equity securities, are reported at fair value. Fair value adjustments and fees from trading account activities are included as a component of other fee income. Gains and losses realized from the sale of trading account assets are determined by specific identification and are included as a component of other fee income. Interest income on trading assets is reported as a component of interest income.
Mortgage Loans Held for Sale
      Mortgage loans held for sale are carried at the lower of aggregate cost or fair value. Fair value is based on forward sales commitments, which qualify for hedge accounting, and are carried at cost when used to hedge the loans. Otherwise, fair values are based upon quoted prices from secondary market investors. No valuation allowances were required at December 31, 2006 or 2005.
      The cost of mortgage loans held for sale is the mortgage note amount less discounts and unearned fees.
Investment Securities Available for Sale
      Available for sale securities are recorded at fair value. Fair value is determined at a specific point in time, based on quoted market prices. Unrealized gains and losses on securities available for sale, net of the related tax effect, are excluded from earnings and are reported as a separate component of shareholders’ equity, within accumulated other comprehensive income (loss), until realized.
      A decline in the fair market value of any available for sale security below cost that is deemed other than temporary results in a charge to earnings and the establishment of a new cost basis for the security.

Notes to Consolidated Financial Statements

      Premiums and discounts are amortized or accreted over the life of the related security as an adjustment to the yield using the effective interest method and prepayment assumptions. Dividend and interest income are recognized when earned. Realized gains and losses for securities classified as available for sale are included in earnings and are derived using the specific identification method for determining the amortized cost of securities sold.
      Gains and losses on sales of investment securities are recognized on the settlement date, based on the amortized cost of the specific security. The financial statement impact of settlement date accounting versus trade date accounting is inconsequential.
Loans and Interest Income
      Loans are reported at principal amounts outstanding less unearned income, net deferred fees and expenses, and the allowance for loan losses.
      Interest income on consumer loans, made on a discount basis, is recognized in a manner which approximates the level yield method. Interest income on substantially all other loans is recognized on a level yield basis.
      Loans on which the accrual of interest has been discontinued are designated as nonaccrual loans. Accrual of interest on loans is discontinued when reasonable doubt exists as to the full collection of interest or principal, or when they become contractually in default for 90 days or more as to either interest or principal, unless they are both well-secured and in the process of collection. When a loan is placed on nonaccrual status, previously accrued and uncollected interest is charged to interest income on loans, unless management believes that the accrued interest is recoverable through the liquidation of collateral. Interest payments received on nonaccrual loans are applied as a reduction of principal. Loans are returned to accruing status when they are brought fully current with respect to interest and principal and when, in the judgment of management, the loans are estimated to be fully collectible as to both principal and interest. Interest is accrued on impaired loans as long as such loans do not meet the criteria for nonaccrual classification.
Allowance for Loan Losses
      The allowance for loan losses is established through the provision for losses on loans charged to operations. Loans are charged against the allowance for loan losses when management believes that the collection of principal is unlikely. Subsequent recoveries are added to the allowance. Management’s evaluation of the adequacy of the allowance for loan losses is based on a formal analysis which assesses the risk within the loan portfolio. This analysis includes consideration of historical performance, current economic conditions, level of nonperforming loans, loan concentrations, and review of impaired loans.
      Management believes that the allowance for loan losses is adequate. While management uses available information to recognize losses on loans, future additions to the allowance for loan losses may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the subsidiary banks’ allowances for loan losses. Such agencies may require the subsidiary banks to recognize adjustments to the allowance for loan losses based on their judgments about information available to them at the time of their examination.
      Management, considering current information and events regarding a borrowers’ ability to repay its obligations, considers a loan to be impaired when the ultimate collectibility of all amounts due, according to the contractual terms of the loan agreement, is in doubt. When a loan is considered to be impaired, the amount of impairment is measured based on the present value of expected future cash flows discounted at the loan’s effective interest rate. If the loan is collateral-dependent, the fair value of the collateral less estimated selling costs is used to determine the amount of impairment. Impairment losses are included in the allowance for loan losses through a charge to the provision for losses on loans.
      The accounting for impaired loans described above applies to all loans, except for large pools of smaller-balance, homogeneous loans that are collectively evaluated for impairment, and loans that are measured at fair value or at the lower of cost or fair value. The allowance for loan losses for loans not considered impaired and for large pools of smaller-balance, homogeneous loans is established through consideration of such factors as changes in the nature and volume of the portfolio, overall portfolio quality, individual loan risk ratings, loan concentrations, and historical charge-off trends.
Premises and Equipment
      Premises and equipment, including leasehold improvements and purchased internal-use software, are reported at cost, less accumulated depreciation and amortization which are computed using the straight-line method over the estimated useful lives of the related assets. The Company reviews long-lived assets, such as premises and equipment, for impairment whenever events and circumstances indicate that the carrying amount of an asset may not be recoverable.

Notes to Consolidated Financial Statements

Contract Acquisition Costs
      TSYS capitalizes contract acquisition costs related to signing or renewing long-term contracts. TSYS capitalizes internal conversion costs in accordance with Financial Accounting Standards Board (FASB) Technical Bulletin No. 90-1, “Accounting for Separately Priced Extended Warranty and Product Maintenance Contracts.” The capitalization of costs related to cash payments for rights to provide processing services is capitalized in accordance with the FASB’s Emerging Issues Task Force (EITF) Issue No. 01-9 “Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendors Products),” and the U.S. Securities and Exchange Commission (SEC) Staff Accounting Bulletin No. 104 (SAB No. 104), “Revenue Recognition.” These costs are amortized using the straight line method over the contract term beginning when the client’s cardholder accounts are converted and producing revenues. All costs incurred prior to a signed agreement are expensed as incurred.
      The amortization of contract acquisition costs associated with cash payments is recorded as a reduction of revenues in the consolidated statements of income. The amortization of contract acquisition costs associated with conversion activity is recorded as other operating expenses in the consolidated statements of income.
      TSYS evaluates the carrying value of contract acquisition costs associated with each customer for impairment on the basis of whether these costs are fully recoverable from expected undiscounted net operating cash flows of the related contract. These costs may become impaired with the loss of a contract, the financial decline of a client, termination of conversion efforts after a contract is signed, diminished prospects for current clients, or if TSYS’ actual results differ from its estimates of future cash flows. The amount of impairment is written off in the period that such a determination is made. The determination of expected undiscounted net operating cash flows requires management to make estimates.
Computer Software
Licensed Computer Software
      TSYS licenses software that is used in providing electronic payment processing, merchant acquiring and other services to clients. Licensed software is obtained through perpetual licenses and site licenses, and through agreements based on processing capacity (called “MIPS agreements”). Perpetual and site licenses are amortized using the straight-line method over their estimated useful lives which range from three to five years. Software licensed under MIPS agreements is amortized using a units-of-production basis over the estimated useful life of the software, generally not to exceed ten years. At each balance sheet date, TSYS evaluates impairment losses on long-lived assets used in operations in accordance with the provisions of Statement of Financial Accounting Standards (SFAS) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.”
Software Development Costs
      In accordance with SFAS No. 86, “Computer Software to be Sold, Leased or Otherwise Marketed,” software development costs are capitalized once technological feasibility of the software product has been established. Costs incurred prior to establishing technological feasibility are expensed as incurred. Technological feasibility is established when TSYS has completed a detail program design and has determined that a product can be produced to meet its design specifications, including functions, features, and technical performance requirements. Capitalization of costs ceases when the product is generally available to clients. At each balance sheet date, TSYS evaluates the unamortized capitalized costs of software development as compared to the net realizable value of the software product which is determined by expected undiscounted net operating cash flows. The amount by which the unamortized software development costs exceed the net realizable value is charged off to operations in the period that such determination is made. Software development costs are amortized using the greater of (1) the straight-line method over its estimated useful life, which ranges from three to ten years, or (2) the ratio of current revenues to total anticipated revenue over its useful life.
      TSYS also develops software that is used internally. These software development costs are capitalized based upon the provisions of AICPA Statement of Position (SOP) No. 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use.” Internal-use software development costs are capitalized once (1) the preliminary project stage is completed, (2) management authorizes and commits to funding a computer software project, and (3) it is probable that the project will be completed and the software will be used to perform the function intended. Costs incurred prior to meeting these qualifications are expensed as incurred. Capitalization of costs ceases when the project is substantially complete and ready for its intended use. Internal-use software development costs are amortized using an estimated useful life of three to five years.
      Software development costs may become impaired in situations where development efforts are abandoned due to the viability of the planned project becoming doubtful or due to technological obsolescence of the planned software product.

Notes to Consolidated Financial Statements

Acquisition Technology Intangibles
      Acquisition technology intangibles represent software technology assets resulting from acquisitions. These assets are amortized using the straight-line method over periods not exceeding their estimated useful lives, which range from five to nine years. SFAS No. 142, “Goodwill and Other Intangible Assets” requires that intangible assets with estimated useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with SFAS No. 144.
Transaction Processing Provisions
      TSYS has recorded estimates to accrue for contract contingencies (performance penalties) and processing errors. A significant number of TSYS’ contracts with large clients contain service level agreements which can result in TSYS incurring performance penalties if contractually required service levels are not met. When providing for these accruals, TSYS takes into consideration such factors as the prior history of performance penalties and processing errors incurred, actual contractual penalties inherent in its contracts, progress towards milestones, and known processing errors not covered by insurance.
      These accruals are included in other current liabilities in the consolidated balance sheets. Increases and decreases in transaction processing provisions are charged to other operating expenses in the consolidated statements of income, and payments or credits for performance penalties and processing errors are charged against the accrual.
Goodwill and Other Intangible Assets
      Goodwill, which represents the excess of cost over the fair value of net assets acquired of purchased companies, is tested for impairment at least annually. Synovus established its annual impairment test date as June 30. To test for goodwill impairment, Synovus identifies its reporting units and determines the carrying value of each reporting unit by assigning the assets and liabilities, including the existing goodwill and intangible assets, to those reporting units. Synovus then compares the carrying value of each unit to its fair value to determine whether impairment exists. No impairment losses have been recorded as a result of Synovus’ annual goodwill impairment analyses during the years ended December 31, 2006, 2005, and 2004.
      Identifiable intangible assets relate primarily to core deposit premiums, resulting from the valuation of core deposit intangibles acquired in business combinations or in the purchase of branch offices, customer relationships, and customer contract premiums resulting from the acquisition of investment advisory and transaction processing businesses. These identifiable intangible assets are amortized using accelerated methods over periods not exceeding the estimated average remaining life of the existing customer deposits, customer relationships, or contracts acquired. Amortization periods range from 3 to 15 years. Amortization periods for intangible assets are monitored to determine if events and circumstances require such periods to be reduced.
      Goodwill and identifiable intangible assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. With the exception of goodwill, recoverability of the intangible assets is measured by a comparison of the carrying amount of the asset to future undiscounted cash flows expected to be generated by the asset. If such assets are considered impaired, the amount of impairment to be recognized is measured by the amount by which the carrying value of the assets exceeds the fair value of the assets based on the discounted expected future cash flows to be generated by the assets. Assets to be disposed of are reported at the lower of their carrying value or fair value less costs to sell.
Other Assets
      Other assets include interest receivable on loans, investment securities, and other interest-bearing balances. The accounting for other significant balances included in other assets is described below.
Investments in Company-Owned Life Insurance Programs
      Investments in company-owned life insurance programs are recorded at the net realizable value of the underlying insurance contracts. The change in contract value during the period is recorded as an adjustment of premiums paid in determining the expense or income to be recognized under the contract during the period. Income or expense from company-owned life insurance programs is included as a component of other operating income.
TSYS’ Equity Investments
      TSYS has a 49% investment in Total System Services de México, S.A. de C.V. (TSYS de México), an electronic payment processing support operation located in Mexico, which is accounted for using the equity method of accounting. TSYS also has a 44.56% investment in China UnionPay Data Co., Ltd. (CUP Data), a payment processing company which is headquartered in Shanghai, China, and which is also accounted for using the equity method of accounting. Prior to March 1, 2005, TSYS owned 50% of TSYS Acquiring, which was accounted for using the equity method of accounting. On March 1, 2005, TSYS acquired the remaining 50% equity stake in TSYS Acquiring formerly held by Visa U.S.A. and began

Notes to Consolidated Financial Statements

consolidating this wholly-owned subsidiary. TSYS Acquiring is a merchant acquiring services operation headquartered in Tempe, Arizona.
Other Real Estate
      Other real estate, consisting of properties obtained through foreclosure or in satisfaction of loans, is reported at the lower of cost or fair value, determined on the basis of current appraisals, comparable sales, and other estimates of value obtained principally from independent sources, adjusted for estimated selling costs. At the time of foreclosure, any excess of the loan balance over the fair value of the real estate held as collateral is treated as a charge against the allowance for loan losses. Gains or losses on sale and any subsequent adjustments to the value are recorded as a component of other operating expenses.
Accounts Receivable
      Accounts receivable balances are stated net of allowances for doubtful accounts and billing adjustments of $11.0 million and $12.6 million at December 31, 2006 and December 31, 2005.
      TSYS records an allowance for doubtful accounts when it is probable that the accounts receivable balance will not be collected. When estimating the allowance for doubtful accounts, TSYS takes into consideration such factors as its day-to-day knowledge of the financial position of specific clients, the industry and size of its clients, the overall composition of its accounts receivable aging, prior history with specific customers of accounts receivable write-offs and prior experience of allowances in proportion to the overall receivable balance. This analysis includes an ongoing and continuous communication with its largest clients and those clients with past due balances. A financial decline of any one of TSYS’ large clients could have a material adverse effect on collectibility of receivables and thus the adequacy of the allowance for doubtful accounts.
      Increases in the allowance for doubtful accounts are recorded as charges to bad debt expense and are reflected in other operating expenses in the consolidated statements of income. Write-offs of uncollectible accounts are charged against the allowance for doubtful accounts.
      TSYS records an allowance for billing adjustments for actual and potential billing discrepancies. When estimating the allowance for billing adjustments, TSYS considers its overall history of billing adjustments, as well as its history with specific clients and known disputes. Increases in the allowance for billing adjustments are recorded as a reduction of revenues in the consolidated statements of income and actual adjustments to invoices are charged against the allowance for billing adjustments.
Derivative Instruments
      Synovus’ risk management policies emphasize the management of interest rate risk within acceptable guidelines. Synovus’ objective in maintaining these policies is to achieve consistent growth in net interest income while limiting volatility arising from changes in interest rates. Risks to be managed include both fair value and cash flow risks. Utilization of derivative financial instruments provides a valuable tool to assist in the management of these risks.
      In accordance with SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended by SFAS No. 138 “Accounting for Certain Derivative Instruments and Hedging Activities, an Amendment of SFAS No. 133,” all derivative instruments are recorded on the consolidated balance sheet at their respective fair values.
      The accounting for changes in fair value (i.e., gains or losses) of a derivative instrument depends on whether it has been designated and qualifies as part of a hedging relationship and if so, on the reason for holding it. If certain conditions are met, entities may elect to designate a derivative instrument as a hedge of exposures to changes in fair values, cash flows, or foreign currencies. If the hedged exposure is a fair value exposure, the gain or loss on the derivative instrument is recognized in earnings in the period of change, together with the offsetting loss or gain on the hedged item attributable to the risk being hedged. If the hedged exposure is a cash flow exposure, the effective portion of the gain or loss on the derivative instrument is reported initially as a component of accumulated other comprehensive income (outside earnings), and subsequently reclassified into earnings when the forecasted transaction affects earnings. Any amounts excluded from the assessment of hedge effectiveness, as well as the ineffective portion of the gain or loss on the derivative instrument, are reported in earnings immediately. If the derivative instrument is not designated as a hedge, the gain or loss on the derivative instrument is recognized in earnings in the period of change.
      With the exception of commitments to fund and sell fixed-rate mortgage loans and derivatives utilized to meet the financing, interest rate and equity risk management needs of its customers, all derivatives utilized by Synovus to manage its interest rate sensitivity are designed as either a hedge of a recognized fixed-rate asset or liability (a fair value hedge), or a hedge of a forecasted transaction or of the variability of future cash flows of a floating rate asset or liability (cash flow hedge). Synovus does not speculate using derivative instruments.

Notes to Consolidated Financial Statements

      Synovus utilizes interest rate swap agreements to hedge the fair value risk of fixed-rate balance sheet liabilities, primarily deposit liabilities. Fair value risk is measured as the volatility in the value of these liabilities as interest rates change. Interest rate swaps entered into to manage this risk are designed to have the same notional value, as well as similar interest rates and interest calculation methods. These agreements entitle Synovus to receive fixed-rate interest payments and pay floating-rate interest payments based on the notional amount of the swap agreements. Swap agreements structured in this manner allow Synovus to effectively hedge the fair value risks of these fixed-rate liabilities. Ineffectiveness from fair value hedges is recognized in the consolidated statements of income as other operating income.
      Synovus is potentially exposed to cash flow risk due to its holding of loans whose interest payments are based on floating rate indices. Synovus monitors changes in these exposures and their impact on its risk management activities and uses interest rate swap agreements to hedge the cash flow risk. These agreements entitle Synovus to receive fixed-rate interest payments and pay floating-rate interest payments. The maturity date of the agreement with the longest remaining term to maturity is June 16, 2011. These agreements allow Synovus to offset the variability of floating rate loan interest received with the variable interest payments paid on the interest rate swaps. The ineffectiveness from cash flow hedges is recognized in the consolidated statements of income as other operating income.
      In 2005, Synovus entered into certain forward starting swap contracts to hedge the cash flow risk of certain forecasted interest payments on a forecasted debt issuance. Upon the determination to issue debt, Synovus was potentially exposed to cash flow risk due to changes in market interest rates prior to the placement of the debt. The forward starting swaps allowed Synovus to hedge this exposure. Upon placement of the debt, these swaps were cash settled concurrent with the pricing of the debt. The effective portion of the cash flow hedge previously included in accumulated other comprehensive income is being amortized over the life of the debt issue as an adjustment to interest expense.
      By using derivatives to hedge fair value and cash flow risks, Synovus exposes itself to potential credit risk from the counterparty to the hedging instrument. This credit risk is normally a small percentage of the notional amount and fluctuates as interest rates change. Synovus analyzes and approves credit risk for all potential derivative counterparties prior to execution of any derivative transaction. Synovus minimizes credit risk by dealing with highly rated counterparties, and by obtaining collateralization for exposures above certain predetermined limits.
      Synovus also holds derivative instruments which consist of commitments to fund fixed-rate mortgage loans to customers (interest rate lock commitments) and forward commitments to sell mortgage-backed securities and individual fixed-rate mortgage loans. Synovus’ objective in obtaining the forward commitments is to mitigate the interest rate risk associated with the commitments to fund the fixed-rate mortgage loans and the mortgage loans that are held for sale. Both the interest rate lock commitments and the forward commitments are reported at fair value, with adjustments being recorded in current period earnings. Certain forward sales commitments are accounted for as hedges of mortgage loans held for sale.
      Synovus also enters into derivative financial instruments to meet the financing, interest rate and equity risk management needs of its customers. Upon entering into these instruments to meet customer needs, Synovus enters into offsetting positions to minimize interest rate and equity price risk to Synovus. These derivative financial instruments are reported at fair value with any resulting gain or loss recorded in current period earnings. These instruments, and their offsetting positions, are recorded in other assets and other liabilities on the consolidated balance sheets.
Non-Interest Income
Electronic Payment Processing Services
      TSYS’ electronic payment processing services revenues are derived from long-term processing contracts with financial and non-financial institutions and are generally recognized as the services are performed. Electronic payment processing services revenues are generated primarily from charges based on the number of accounts on file, transactions and authorizations processed, statements mailed, cards embossed and mailed, and other processing services for cardholder accounts on file. Most of these contracts have prescribed annual revenue minimums. Processing contracts generally range from three to ten years in length and provide for penalties for early termination.
      TSYS recognizes revenues in accordance with SAB No. 104. SAB No. 104 sets forth guidance as to when revenue is realized or realizable and earned when all of the following criteria are met: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred or services have been performed; (3) the seller’s price to the buyer is fixed or determinable; and (4) collectibility is reasonably assured.
      TSYS evaluates its contractual arrangements that provide services to clients through a bundled sales arrangement in accordance with the FASB’s EITF Issue No. 00-21

Notes to Consolidated Financial Statements

(EITF 00-21), “Revenue Arrangements with Multiple Deliverables.” EITF 00-21 addresses the determination of whether an arrangement involving more than one deliverable contains more than one unit of accounting and how the arrangement consideration should be measured and allocated to the separate units of accounting.
      A deliverable in multiple element arrangements indicates any performance obligation on the part of the seller and includes any combination of obligations to perform different services, grant licenses or other rights. Revenue is allocated to the separate units of accounting in a multiple element arrangement based on relative fair values, provided the delivered element has standalone value to the customer, the fair value of any undelivered items can be readily determined, and delivery of any undelivered items is probable and substantially within TSYS’ control. Evidence of fair value must be objective and reliable. An item has value to the customer on a standalone basis if it is sold separately by any vendor or the customer could resell the deliverable on a standalone basis.
      TSYS recognizes software license revenue in accordance with SOP 97-2, “Software Revenue Recognition,” and SOP 98-9, “Modification of SOP 97-2, Software Revenue Recognition With Respect to Certain Transactions.” For software licenses for which any services rendered are not considered essential to the functionality of the software, revenue is recognized upon delivery of the software, provided (1) there is evidence of an arrangement, (2) collection of the fee is considered probable, (3) the fee is fixed or determinable, and (4) vendor specific objective evidence (VSOE) exists to allocate revenue to the undelivered elements of the arrangement.
      When services are considered essential to the functionality of the software licensed and VSOE exists for the undelivered elements of the arrangement, revenues are recognized over the period that such services will be performed using the percentage-of-completion method in accordance with SOP 81-1, “Accounting for Performance of Construction-Type and Certain Production-Type Contracts.” Progress during the period in which services are performed is measured by the percentage of costs incurred to date to estimated total costs for each arrangement as this is the best measure of progress. Provisions for estimated losses on incomplete contracts are made in the period in which such losses are determined. For license arrangements in which the fee is not considered fixed or determinable, the license revenue is recognized as payments become due.
      Maintenance fees associated with license software are billed annually in advance, and the associated revenue is recognized ratably over the term of the maintenance agreement. VSOE for maintenance is measured by the renewal rate offered to the client, taking into consideration the normal pricing and discounting practices for the underlying software license. Maintenance includes license updates, product support and unspecified software product upgrades.
Merchant Acquiring Services
      TSYS’ merchant acquiring services revenues are derived from long-term processing contracts with large financial institutions and other merchant acquirers which generally range from three to eight years and provide for penalties for early termination. Merchant acquiring services revenues are generated primarily from processing all payment forms including credit, debit, electronic benefits transfer and electronic check truncation for merchants of all sizes across a wide array of retail market segments. The products and services offered include authorization and capture of electronic transactions, clearing and settlement of electronic transactions, information reporting services related to electronic transactions, merchant billing services, and point-of-sale terminal sales and services. TSYS recognizes merchant acquiring services revenue as those services are performed, primarily on a per unit basis. Revenues on point-of-sale terminal equipment are recognized upon the transfer of ownership and shipment of product.
Other Transaction Processing Services
      TSYS’ other transaction processing services revenues are derived from recovery collections work, bankruptcy process management, legal account management, skip tracing, commercial printing activities, targeted loyalty programs, and customer relationship management services, such as call center activities for card activation, balance transfer requests, customer service and collection. The contract terms for these services are generally shorter in nature as compared with TSYS’ long-term processing contracts. Revenue is recognized on these other transaction processing services as the services are performed either on a per unit or a fixed price basis.
Service Charges on Deposit Accounts
      Service charges on deposit accounts consist of non-sufficient funds fees, account analysis fees, and other service charges on deposits which consist primarily of monthly account fees. Non-sufficient funds fees are recognized at the time when the account overdraft occurs. Account analysis fees consist of fees charged to certain commercial demand deposit accounts based upon account activity (and reduced by a credit which is based upon cash levels in the account). These fees, as well as monthly account fees, are recorded under the accrual method of accounting.

Notes to Consolidated Financial Statements

Fiduciary and Asset Management Fees
      Fiduciary and asset management fees are generally determined based upon market values of assets under management as of a specified date during the period. These fees are recorded under the accrual method of accounting.
Brokerage and Investment Banking Revenue
      Brokerage revenue consists primarily of commission income, which represents the spread between buy and sell transactions processed, and net fees charged to customers on a transaction basis for buy and sell transactions processed. Commission income is recorded on a settlement-date basis, which does not differ materially from trade-date basis. Brokerage revenue also includes portfolio management fees which represent monthly fees charged on a contractual basis to customers for the management of their investment portfolios and are recorded under the accrual method of accounting.
      Investment banking revenue represents fees for services arising from securities offerings or placements in which Synovus acts as the agent. It also includes fees earned from providing advisory services. Revenue is recognized at the time the underwriting is completed and the revenue is reasonably determinable.
Mortgage Banking Income
      Mortgage banking income consists primarily of gains and losses from the sale of mortgage loans. Mortgage loans are sold servicing released, without recourse or continuing involvement and satisfy SFAS No. 140 criteria for sale accounting. Gains (losses) on the sale of mortgage loans are determined and recognized at the time the sale proceeds are received and represent the difference between net sales proceeds and the carrying value of the loans at the time of sale adjusted for recourse obligations, if any, retained by Synovus.
Bankcard Fees
      Bankcard fees consist primarily of interchange and merchant fees earned, net of fees paid, on debit card and credit card transactions. Net fees are recognized into income as they are collected.
Reimbursable Items
      Reimbursable items consist of out-of-pocket expenses which are reimbursed by TSYS’ customers. Postage is the primary component of these expenses. TSYS accounts for reimbursable items in accordance with the FASB’s EITF No. 01-14 “Income Statement Characterization of Reimbursements Received for ‘Out-of-Pocket’ Expenses Incurred.”
Foreign Currency Translation
      TSYS maintains several different foreign operations whose functional currency is their local currency. The foreign currency-based financial statements of these subsidiaries and branches are translated into U.S. dollars at current exchange rates, except for revenues, costs and expenses, and net income which are translated at the average exchange rates for each reporting period. Net gains or losses resulting from the currency translation of assets and liabilities of TSYS’ foreign operations, net of tax, are accumulated as a component of accumulated other comprehensive income (loss).
      Gains and losses on transactions denominated in currencies other than the functional currencies are included in determining net income for the period in which exchange rates change. TSYS does not currently utilize foreign exchange contracts or other derivative instruments to reduce its exposure to foreign currency rate changes.
Income Taxes
      Synovus files a consolidated federal tax return with its wholly-owned and majority owned subsidiaries. Synovus accounts for income taxes in accordance with the asset and liability method. Deferred income tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Reserves against the carrying value of a deferred tax asset are established when necessary to reflect the decreased likelihood of realization of a deferred asset in the future. The effect on deferred income tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.
      Income tax provisions require the use of management judgments, which are subject to challenge by various taxing authorities. Contingency reserves are periodically established where the amount of the contingency can be reasonably determined and is likely to occur. Reductions in contingency reserves are recognized when tax disputes are settled or examination periods lapse.
      Significant estimates, used in accounting for income taxes relate to the determination of taxable income, the determination of temporary differences between book and tax bases, as well as estimates on the realizability of tax credits.

Notes to Consolidated Financial Statements

Share-Based Compensation
      Synovus adopted SFAS No. 123R, “Share-Based Payment”, effective January 1, 2006 and elected to use the modified prospective transition method. SFAS No. 123R is effective for all unvested awards at January 1, 2006 and for all awards granted or modified, repurchased, or cancelled after that date. This statement requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions) and recognize compensation expense over the future service period.
      Prior to adoption of SFAS No. 123R, Synovus accounted for its fixed share-based compensation in accordance with the provisions set forth in Accounting Principles Board (APB) Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations. In accordance with APB Opinion No. 25, compensation expense was recorded on the grant date only to the extent that the current market price of the underlying stock exceeded the exercise price on the grant date.
Postretirement Benefits
      Synovus sponsors a defined benefit health care plan for substantially all of its employees and early retirees. The expected costs of retiree health care and other postretirement benefits are being expensed over the period that employees provide service.
Fair Value of Financial Instruments
      Fair value estimates are made at a specific point in time, based on relevant market information and other information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale, at one time, the entire holdings of a particular financial instrument. Because no market exists for a portion of the financial instruments, fair value estimates are also based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.
      Fair value estimates are based on existing balance sheet financial instruments, without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Significant assets and liabilities that are not considered financial instruments include deferred income taxes, premises and equipment, capitalized contract acquisition costs, computer software, investments in joint ventures, goodwill and other intangible assets. In addition, the income tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in any of the estimates.
Recently Issued Accounting Standards
      In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments.” SFAS No. 155 amends SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” and SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities.” SFAS No. 155 resolves issues addressed in Statement 133 Implementation Issue No. D1, “Application of Statement 133 to Beneficial Interests in Securitized Financial Assets.” SFAS No. 155 eliminates the exemption from applying SFAS No. 133 to interests in securitized financial assets so that similar instruments are accounted for similarly regardless of the form of the instruments. SFAS No. 155 also permits election of fair value measurement at acquisition, at issuance, or when a previously recognized financial instrument is subject to a re-measurement event, on an instrument-by-instrument basis. The provisions of this statement are effective for all financial instruments acquired or issued after the beginning of the entity’s first fiscal year that begins after September 15, 2006. Synovus does not expect the impact of SFAS No. 155 on its financial position, results of operations or cash flows to be material.
      In March 2006, the FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets.” SFAS No. 156 amends SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities,” with respect to the accounting for separately recognized servicing assets and servicing liabilities. SFAS No. 156 requires an entity to recognize a servicing asset or servicing liability each time it undertakes an obligation to service a financial asset by entering into a servicing contract in certain situations and requires that all separately recognized servicing assets and servicing liabilities be initially measured at fair value, if practicable. The provisions of this statement are effective as of the beginning of the first fiscal year that begins after September 15, 2006. Synovus does not expect the impact of SFAS No. 156 on its financial position, results of operations or cash flows to be material.
      In June 2006, the FASB issued FASB Interpretation No. 48 (FIN 48), “Accounting for Uncertainty in Income Taxes, an Interpretation of FASB Statement No. 109.” FIN 48 clarifies the accounting for uncertainty in income taxes recognized in a company’s financial statements in accordance with FASB Statement No. 109, “Accounting for Income Taxes.”

Notes to Consolidated Financial Statements

FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return.
      FIN 48 provides a two-step process in the evaluation of a tax position. The first step is recognition. A company determines whether it is more-likely-than-not that a tax position will be sustained upon examination, including a resolution of any related appeals or litigation processes, based upon the technical merits of the position. The second step is measurement. A tax position that meets the more-likely-than-not recognition threshold is measured at the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement.
      FIN 48 is effective for fiscal years beginning after December 15, 2006. Synovus expects the impact of adopting FIN 48 will not be material to its financial position, results of operations or cash flows.
      In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements.” SFAS No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), and expands disclosures about fair value measurements. This statement does not require any new fair value measurements, but applies under other accounting pronouncements, the Board having previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute. The provisions of this statement are effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. Synovus does not expect the impact of SFAS No. 157 on its financial position, results of operations or cash flows to be material.
      In September 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans.” SFAS No. 158 requires an employer to recognize the overfunded or underfunded status of a defined benefit postretirement plan as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income of a business entity. This statement provides different effective dates for the recognition and related disclosure provisions and for the required change to a fiscal year-end measurement date. An employer with publicly traded equity securities shall apply the requirement to recognize the funded status of a benefit plan and the disclosure requirements at the end of the first fiscal year ended after December 15, 2006, and shall apply the requirement to measure plan assets and benefit obligations as of the date of the employers’ fiscal year-end statement of financial position for fiscal years ending after December 15, 2008. In December, 2006, Synovus adopted the recognition provisions of SFAS No. 158, and recognized an accrued liability and an adjustment to shareholders’ equity of $3.2 million, net of tax, in connection with its unfunded postretirement health benefit obligation.
      In September 2006, the EITF reached a consensus on EITF Issue No. 06-4 (EITF 06-4), “Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements.” EITF 06-4 requires an employer to recognize a liability for future benefits based on the substantive agreement with the employee. EITF 06-4 requires a company to use the guidance prescribed in FASB Statement No. 106, “Employers’ Accounting for Postretirement Benefits Other Than Pensions” and Accounting Principles Board Opinion No. 12, “Omnibus Opinion,” when entering into an endorsement split-dollar life insurance agreement and recognizing the liability. EITF 06-4 is effective for fiscal periods beginning after December 15, 2007. Synovus is currently evaluating the impact of adopting EITF 06-4 on its financial position, results of operations and cash flows, but has yet to complete its assessment.
      In September 2006, the EITF reached a consensus on EITF Issue No. 06-5 (EITF 06-5), “Accounting for Purchases of Life Insurance — Determining the Amount That Could Be Realized in Accordance with FASB Technical Bulletin No. 85-4.” EITF 06-5 requires that a determination of the amount that could be realized under an insurance contract should (1) consider any additional amounts beyond cash surrender value included in the contractual terms of the policy and (2) be based on an assumed surrender at the individual policy or certificate level, unless all policies or certificates are required to be surrendered as a group. EITF 06-5 is effective for fiscal periods beginning after December 15, 2006. Synovus is currently evaluating the impact of adopting EITF 06-5 on its financial position, results of operations and cash flows, but has yet to complete its assessment.
      In September 2006, the SEC issued SAB No. 108, “Considering the Effects of Prior Year Misstatements When Quantifying Misstatements in Current Year Financial Statements.” In December 2006, Synovus adopted the provisions of SAB No. 108, which clarifies the way that a company should evaluate an identified unadjusted error for materiality. SAB No. 108 requires that the effect of misstatements that were not corrected at the end of the prior year be considered in quantifying misstatements in the current year financial statements. Two techniques were identified as being used by companies in practice to accumulate and quantify misstatements — the “rollover” approach and the “iron curtain” approach. The rollover approach, which is the approach that

Notes to Consolidated Financial Statements

Synovus previously used, quantifies a misstatement based on the amount of the error originating in the current year income statement. Thus, this approach ignores the effects of correcting the portion of the current year balance sheet misstatement that originated in prior years. The iron curtain approach quantifies a misstatement based on the effects of correcting the misstatement existing in the balance sheet at the end of the current year, irrespective of the misstatement’s year(s) of origination. The primary weakness of the iron curtain approach is that it does not consider the correction of prior year misstatements in the current year to be errors.
      Using the rollover approach resulted in an accumulation of misstatements to Synovus’ balance sheets that were deemed immaterial to Synovus’ financial statements because the amounts that originated in each year were quantitatively and qualitatively immaterial. Synovus has elected, as allowed under SAB No. 108, to reflect the effect of initially applying this guidance by adjusting the carrying amount of the impacted accounts as of the beginning of 2006 and recording an offsetting adjustment to the opening balance of retained earnings in 2006. Accordingly, Synovus recorded a cumulative adjustment to increase retained earnings by $3.4 million upon the adoption of SAB No. 108.
      The following table presents a description of the individual adjustments included in the cumulative adjustment to retained earnings:

		Nature of Error	Years
(In millions)	Adjustment	Being Corrected	Impacted

Brokered time deposits	$(10.3)	Adjusted to reflect incorrect use of hedges	2003 - 2005
Deferred income tax liability	3.8	Adjusted to reflect tax effect of incorrect use of hedges	2003 - 2005
Accumulated other comprehensive loss	(0.8)	Adjusted to reflect incorrect use of hedges	2004 - 2005
Deferred income tax liability	10.7	Adjusted to reflect impact of calculation errors	1993 - 2005

Total increase in retained earnings	$3.4

      In the first quarter of 2003, Synovus entered into interest rate swaps to hedge the fair value of certain brokered time deposits. Effectiveness was measured using the short-cut method. Upon further review of these arrangements at September 30, 2005, Synovus determined that these hedges did not qualify for the shortcut method of hedge accounting as the broker placement fee for the related certificates of deposit was factored into the pricing of the swaps. The hedging relationships were redesignated on September 30, 2005, using the cumulative dollar offset method to measure effectiveness. The prior years’ adjustments were evaluated under the rollover approach and the correction of these misstatements was not material to Synovus’ results of operations in any of the years impacted. Brokered time deposits were increased by the amount of the cumulative fair value basis adjustment and the associated deferred tax liability was removed, resulting in a net decrease in shareholders’ equity of $6.5 million, to correct the incorrect use of hedge accounting.
      In the fourth quarter of 2004, Synovus entered into certain forward starting interest rate swaps to hedge the future interest payments on debt forecasted to be issued in 2005. Synovus accounted for these arrangements as cash flow hedges. Upon further review of these arrangements, during the second quarter of 2005, it was determined that the swaps did not qualify for hedge accounting treatment. The hedging relationships were redesignated during the second quarter of 2005. The prior years’ adjustments were evaluated under the rollover approach and the correction of these misstatements was not material to Synovus’ results of operations in any of the years impacted. Accumulated other comprehensive losses were decreased and retained earnings were increased by $0.8 million, respectively, to correct the incorrect use of hedge accounting.
      From 1993 through 2005, Synovus had errors in its calculation of deferred taxes for temporary differences related to certain business combinations and premises and equipment. The prior years’ errors were evaluated under the rollover approach and the correction of these misstatements was not material to Synovus results of operations in any of the years impacted. The deferred income tax liability was reduced by $10.7 million to correct the calculation errors.
      In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities.” SFAS No. 159 permits entities to make an irrevocable election, at specified election dates, to measure eligible financial instruments and certain other items at fair value. This statement also establishes presentation and disclosure requirements designed to facilitate comparisons between entities that choose different measurement attributes for similar types of assets and liabilities. The provisions of this statement are effective as of the beginning of the first fiscal year that begins after November 15, 2007. Synovus is currently evaluating the impact of adopting SFAS No. 159, but has yet to complete its assessment.
Reclassifications
      Certain prior years’ amounts have been reclassified to conform to the presentation adopted in 2006.

Notes to Consolidated Financial Statements

Note 2	Business Combinations
      Effective on March 25, 2006, Synovus acquired all of the issued and outstanding common shares of Riverside Bancshares, Inc., the parent company of Riverside Bank (Riverside), headquartered in Marietta, Georgia. Concurrent with the acquisition, Riverside was merged into a subsidiary of Synovus, Bank of North Georgia. The acquisition was accounted for using the purchase method of accounting, and accordingly, the results of operations of Riverside Bancshares have been included in Synovus’ consolidated financial statements beginning March 25, 2006.
      The aggregate purchase price was $171.1 million, consisting of 5,883,427 shares of Synovus common stock valued at $159.8 million, stock options valued at $11.4 million, and $182 thousand in direct acquisition costs. Synovus is in the process of completing the purchase price allocation relating to the acquisition.
      The preliminary purchase price allocation is presented below.

Riverside Bancshares, Inc.
(In thousands)
Cash and due from banks	$13,041
Investment securities	116,604
Loans, net	469,983
Premises and equipment	11,973
Goodwill	122,096
Core deposits premium	6,861
Other intangible assets	3,310
Other assets	22,389

Total assets acquired	766,257
Deposits*	491,739
Federal funds purchased	2,069
Securities sold under repurchase agreements	50,670
Long-term debt	37,683
Other liabilities	13,020

Total liabilities assumed	595,181

Net assets acquired	$171,076

* Includes time deposits in the amount of $176.7 million.

      Effective on April 1, 2006, Synovus acquired all of the issued and outstanding common shares of Banking Corporation of Florida, the parent company of First Florida Bank (First Florida), headquartered in Naples, Florida. The acquisition was accounted for using the purchase method of accounting, and accordingly, the results of operations of First Florida have been included in Synovus’ consolidated financial statements beginning April 1, 2006.
      The aggregate purchase price was $84.8 million, consisting of 2,938,791 shares of Synovus common stock valued at $80.1 million, stock options valued at $4.7 million and $24 thousand in direct acquisition costs. Synovus is in the process of completing the purchase price allocation relating to the acquisition.
      The preliminary purchase price allocation is presented below.

Banking Corporation of Florida
(In thousands)
Cash and due from banks	$2,595
Federal funds sold	4,782
Investment securities	5,655
Loans, net	341,825
Premises and equipment	2,317
Goodwill	54,590
Core deposits premium	1,172
Other intangible assets	937
Other assets	3,655

Total assets acquired	417,528
Deposits*	321,283
Long-term debt	10,269
Other liabilities	1,147

Total liabilities assumed	332,699

Net assets acquired	$84,829

* Includes time deposits in the amount of $231.9 million.

      On July 11, 2006, TSYS completed the acquisition of Card Tech, Ltd., a privately owned London-based payments firm, and related companies. TSYS rebranded the group of companies as TSYS Card Tech. TSYS accounted for the acquisition using the purchase method of accounting, and accordingly, TSYS Card Tech’s results of operations have been included in Synovus’ consolidated financial statements beginning July 11, 2006. TSYS paid aggregate cash consideration of approximately $59.3 million, including direct acquisition costs. TSYS is in the process of allocating the purchase price to the respective assets and liabilities acquired, and has preliminarily allocated approximately $27.4 million to goodwill, approximately $24.6 million to other identifiable intangible assets and the remaining amounts to other identifiable assets and liabilities acquired.
      On November 1, 2005, TSYS purchased an initial 34.04% equity interest in China UnionPay Data Co., Ltd. (CUP Data) for approximately $37.0 million. On August 1, 2006, TSYS paid aggregate consideration of approximately $15.6 million to increase its ownership interest to 44.56% of CUP Data.
      TSYS accounts for its investment in CUP Data under the equity method of accounting. The difference between the cost of the investment and the amount of underlying equity in net assets of CUP Data is recognized as goodwill. TSYS allocated

Notes to Consolidated Financial Statements

$39.8 million to goodwill and $12.8 million to net assets acquired. The goodwill associated with CUP Data is not reported as goodwill in the consolidated balance sheet, but it is reported as a component of the equity investment.
      On November 16, 2006, TSYS announced an agreement with Merchants, a customer-contact company, and wholly-owned subsidiary of Dimension Data, to deliver a comprehensive range of managed services to financial institutions across Europe, the Middle East and Africa. The new venture, TSYS Managed Services EMEA, Ltd. (TSYS Managed Services), includes existing Merchants centers in Milton Keynes, England and Barneveld, The Netherlands. TSYS Managed Services is expected to add future centers in other countries throughout Europe and in South Africa. TSYS accounted for its majority interest in the new venture as a business combination, and accordingly, the results of operations of TSYS Managed Services have been included in the consolidated financial results beginning November 16, 2006. TSYS paid aggregate consideration of approximately $2.5 million, including direct acquisition costs, and has preliminarily allocated $323 thousand to goodwill related to TSYS Managed Services.
      On March 1, 2005, TSYS completed the acquisition of Vital Processing Services, L.L.C. by purchasing the 50% equity stake formerly held by Visa U.S.A. for $95.8 million, including $794 thousand of direct acquisition costs. In April, 2006, Vital was rebranded as TSYS Acquiring Solutions, L.L.C. (TSYS Acquiring). TSYS recorded the acquisition of the 50% interest as a purchase business combination, requiring that TSYS allocate the purchase price to the assets acquired and liabilities assumed based on their relative fair values. TSYS finalized the purchase price allocation during the first quarter of 2006 and has allocated $30.2 million to goodwill, $12.0 million to intangible assets and the remaining amount to the assets and liabilities acquired. TSYS Acquiring’s results of operations have been included in the consolidated financial results beginning March 1, 2005.
      The final purchase price allocation is presented below.

TSYS Acquiring Solutions, L.L.C.
(In thousands)
Cash and cash equivalents	$19,399
Contract acquisition costs and computer software, net	31,656
Intangible assets	12,000
Goodwill	30,211
Other assets	34,407

Total assets acquired	127,673
Total liabilities assumed	31,830
Minority interest	49

Net assets acquired	$95,794

      Effective October 1, 2005, TSYS acquired the remaining 49% interest in Merlin Solutions, L.L.C., a subsidiary of TSYS Acquiring, for approximately $2.0 million. TSYS has recorded the acquisition of the incremental 49% interest as a business combination requiring TSYS to allocate the purchase price to the assets acquired and liabilities assumed based on their relative fair values. TSYS allocated $1.9 million to goodwill related to this acquisition.
      On January 30, 2004, Synovus acquired all the issued and outstanding common shares of Peoples Florida Banking Corporation (Peoples Bank), the parent company of Peoples Bank, headquartered in Palm Harbor, Florida. The aggregate purchase price was $78.4 million, consisting of 1,636,827 shares of Synovus common stock valued at $43.7 million, $32.1 million in cash, stock options valued at $2.6 million and $37 thousand in direct acquisition costs. On July 25, 2005, Peoples Bank was merged into Synovus Bank of Tampa Bay.
      On June 1, 2004, Synovus acquired all the issued and outstanding common shares of Trust One Bank (Trust One) in Memphis, Tennessee. The aggregate purchase price was $111.0 million, consisting of 3,841,302 shares of Synovus common stock valued at $107.7 million, approximately $3 thousand in cash, stock options valued at $3.2 million and $126 thousand in direct acquisition costs.
      On August 2, 2004, TSYS completed the acquisition of Clarity Payment Solutions, Inc. (Clarity). The aggregate purchase price was $53.0 million in cash and $515 thousand in direct acquisition costs. Clarity was renamed TSYS Prepaid, Inc. (TSYS Prepaid).
      On May 31, 2002, Synovus acquired all the issued and outstanding common shares of GLOBALT, Inc. (GLOBALT). GLOBALT is a provider of investment advisory services based in Atlanta, Georgia, offering a full line of distinct large cap

Notes to Consolidated Financial Statements

and mid cap growth equity strategies and products. GLOBALT’s assets under management at June 1, 2002 were approximately $1.3 billion. GLOBALT now operates as a wholly-owned subsidiary of Synovus and as a part of the Synovus Financial Management Services unit. The aggregate purchase price was $20.0 million, consisting of 702,433 shares of Synovus common stock valued at $19.0 million, $0.9 million for forgiveness of debt, and $100 thousand in direct acquisition costs. The terms of the merger agreement provide for contingent consideration based on a percentage of a multiple of earnings before interest, income taxes, depreciation, and other adjustments, as defined in the agreement (EBITDA) for each of the years ended December 31, 2004, 2005, and 2006. The contingent consideration was payable by February 15th of the year subsequent to the calendar year for which the EBITDA calculation is made. The fair value of the contingent consideration is recorded as an addition to goodwill. On February 15, 2007, Synovus recorded additional consideration of $1.8 million, which was based on 14% of a multiple of GLOBALT’s EBITDA for the year ended December 31, 2006. On February 15, 2006, Synovus recorded additional purchase consideration of $585 thousand, which was based on 7% of a multiple of GLOBALT’s EBITDA for the year ended December 31, 2005. On February 15, 2005, Synovus recorded additional consideration of $226 thousand, which was based on 4% of a multiple of GLOBALT’s EBITDA for the year ended December 31, 2004.
      Pre-acquisition results of operations for each of the above business combinations were not material to the consolidated financial results of Synovus. Accordingly, pro forma disclosures have not been provided.

Note 3	Trading Account Assets
      The following table summarizes trading account assets at December 31, 2006 and 2005.

	2006	2005
(In thousands)
U.S. Treasury and U.S. Government agency securities	$830	117
Mortgage-backed securities	13,715	25,403
State and municipal securities	54	1,401
Other investments	667	401

Total	$15,266	27,322

Note 4	Investment Securities Available for Sale
      The amortized cost, gross unrealized gains and losses, and estimated fair values of investment securities available for sale at December 31, 2006 and 2005 are summarized as follows:

	December 31, 2006

		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
(In thousands)
U.S. Treasury and U.S. Government agency securities	$1,783,313	4,784	(17,527)	1,770,570
Mortgage-backed securities	1,291,895	4,054	(20,591)	1,275,358
State and municipal securities	192,593	4,059	(467)	196,185
Equity securities	95,332	1,021	—	96,353
Other investments	13,976	—	(85)	13,891

Total	$3,377,109	13,918	(38,670)	3,352,357

	December 31, 2005

		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value

U.S. Treasury and U.S. Government agency securities	$1,651,240	806	(27,434)	1,624,612
Mortgage-backed securities	1,032,485	1,379	(27,136)	1,006,728
State and municipal securities	206,744	6,151	(524)	212,371
Equity securities	112,350	493	(37)	112,806
Other investments	1,827	—	(24)	1,803

Total	$3,004,646	8,829	(55,155)	2,958,320

Notes to Consolidated Financial Statements

      Gross unrealized losses on investment securities and the fair value of the related securities, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2006 and 2005 were as follows:

	December 31, 2006

	Less than 12 Months		12 Months or Longer		Total

	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses
(In thousands)
U.S. Treasury and U.S. Government agency securities	$208,942	(419)	1,118,599	(17,108)	1,327,541	(17,527)
Mortgage-backed securities	205,418	(618)	717,797	(19,973)	923,215	(20,591)
State and municipal securities	11,637	(61)	20,281	(406)	31,918	(467)
Equity securities	—	—	—	—	—	—
Other investments	926	(74)	1,001	(11)	1,927	(85)

Total	$426,923	(1,172)	1,857,678	(37,498)	2,284,601	(38,670)

	December 31, 2005

	Less than 12 Months		12 Months or Longer		Total

	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses

U.S. Treasury and U.S. Government agency securities	$576,406	(8,198)	875,243	(19,236)	1,451,649	(27,434)
Mortgage-backed securities	386,242	(6,557)	509,521	(20,579)	895,763	(27,136)
State and municipal securities	24,506	(253)	5,157	(271)	29,663	(524)
Equity securities	249	(37)	—	—	249	(37)
Other investments	1,264	(24)	—	—	1,264	(24)

Total	$988,667	(15,069)	1,389,921	(40,086)	2,378,588	(55,155)

      U.S. Treasury and U.S. Government agency securities. The unrealized losses in this category consist primarily of unrealized losses in direct obligations of U.S. Government agencies and were caused by interest rate increases. Because Synovus has the ability and intent to hold these investments until a recovery of fair value, which may be at maturity, Synovus does not consider these investments to be other-than-temporarily impaired at December 31, 2006 or December 31, 2005.
      Mortgage-backed securities. The unrealized losses on Synovus’ investment in U.S. Government agency mortgage-backed securities were caused by interest rate increases. These securities are rated AAA by both Moody’s and Standard and Poor’s. Because the decline in market value is attributable to changes in interest rates and not credit quality and because Synovus has the ability and intent to hold these investments until a recovery of fair value, which may be at maturity, Synovus does not consider these investments to be other-than-temporarily impaired at December 31, 2006 or December 31, 2005.

Notes to Consolidated Financial Statements

      The amortized cost and estimated fair value by contractual maturity of investment securities available for sale at December 31, 2006 are shown below. Actual maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized	Estimated
	Cost	Fair Value
(In thousands)
U.S. Treasury and U.S. Government agency securities:
Within 1 year	$352,938	349,750
1 to 5 years	1,065,869	1,056,858
5 to 10 years	284,820	284,815
More than 10 years	79,686	79,147

	$1,783,313	1,770,570

State and municipal securities:
Within 1 year	$21,351	21,402
1 to 5 years	69,695	70,814
5 to 10 years	75,910	78,004
More than 10 years	25,637	25,965

	$192,593	196,185

Other investments:
Within 1 year	$266	264
1 to 5 years	1,097	1,087
5 to 10 years	2,796	2,796
More than 10 years	9,817	9,744

	$13,976	13,891

Equity securities	$95,332	96,353

Mortgage-backed securities	$1,291,895	1,275,358

Total investment securities:
Within 1 year	$374,555	371,416
1 to 5 years	1,136,661	1,128,759
5 to 10 years	363,526	365,615
More than 10 years	115,140	114,856
Equity securities	95,332	96,353
Mortgage-backed securities	1,291,895	1,275,358

	$3,377,109	3,352,357

      A summary of sales transactions in the investment securities available for sale portfolio for 2006, 2005, and 2004 is as follows:

		Gross	Gross
		Realized	Realized
	Proceeds	Gains	Losses
(In thousands)
2006	$130,457	—	(2,118)
2005	$50,048	744	(281)
2004	$33,332	620	(545)

      At December 31, 2006 and 2005, investment securities with a carrying value of $2.90 billion and $2.44 billion, respectively, were pledged to secure certain deposits, securities sold under agreements to repurchase, and Federal Home Loan Bank advances, as required by law and contractual agreements.
Note 5     Loans
      Loans outstanding, by classification, are summarized as follows:

	December 31,

	2006	2005
(In thousands)
Commercial:
Commercial, financial, and agricultural	$5,875,854	5,268,042
Real estate-construction	8,246,380	6,374,859
Real estate-mortgage	6,920,107	6,448,325

Total commercial	21,042,341	18,091,226

Retail:
Real estate-mortgage	2,881,880	2,559,339
Consumer loans-credit card	276,269	268,348
Consumer loans-other	500,757	521,521

Total retail	3,658,906	3,349,208

Total loans	24,701,247	21,440,434

Unearned income	(46,695)	(48,087)

Total loans, net of unearned income	$24,654,552	21,392,347

Notes to Consolidated Financial Statements

      Activity in the allowance for loan losses is summarized as follows:

	Years Ended December 31,

	2006	2005	2004
(In thousands)
Balance at beginning of year	$289,612	265,745	226,059
Allowance for loan losses of acquired subsidiaries	9,915	—	5,615
Provision for losses on loans	75,148	82,532	75,319
Recoveries of loans previously charged off	12,590	8,561	9,720
Loans charged off	(72,806)	(67,226)	(50,968)

Balance at end of year	$314,459	289,612	265,745

      At December 31, 2006, the recorded investment in loans that were considered to be impaired was $42.2 million. Included in this amount is $1.7 million of impaired loans for which the related allowance for loan losses is $145 thousand, and $40.5 million of impaired loans for which there is no related allowance for loan losses determined in accordance with SFAS No. 114, “Accounting by Creditors for Impairment of a Loan.” Synovus’ criteria for an impaired loan was changed in 2006 to conform with the definition in SFAS No. 114. The change had no material impact to the allowance for loan losses or provision expense. At December 31, 2006, all impaired loans were on nonaccrual status.
      At December 31, 2005, the recorded investment in loans that were considered to be impaired was $95.3 million. Included in this amount was $58.9 million of impaired loans for which the related allowance for loan losses was $22.9 million, and $36.4 million of impaired loans for which there was no related allowance for loan losses determined in accordance with SFAS No. 114. At December 31, 2005, impaired loans in the amount of $52.6 million were on nonaccrual status.
      The allowance for loan losses on impaired loans was determined using either the fair value of the loans’ collateral, less estimated selling costs, or discounted cash flows. The average recorded investment in impaired loans was approximately $67.1 million, $90.9 million, and $107.0 million for the years ended December 31, 2006, 2005, and 2004, respectively. There was no interest income recognized for the investment in impaired loans for the year ended December 31, 2006, and the related amount of interest income recognized during the period that such loans were impaired was approximately $3.6 million and $2.9 million for the years ended December 31, 2005 and 2004, respectively.
      Loans on nonaccrual status amount to $96.2 million, $80.0 million, and $80.2 million, at December 31, 2006, 2005, and 2004, respectively. If nonaccrual loans had been on a full accruing basis, interest income on these loans would have been increased by approximately $3.9 million, $2.5 million, and $2.7 million for the years ended December 31, 2006, 2005, and 2004, respectively.
      A substantial portion of the loans are secured by real estate in markets in which subsidiary banks are located throughout Georgia, Alabama, Tennessee, South Carolina, and Florida. Accordingly, the ultimate collectibility of a substantial portion of the loan portfolio, and the recovery of a substantial portion of the carrying amount of real estate owned, are susceptible to changes in market conditions in these areas.
      In the ordinary course of business, Synovus’ subsidiary banks have made loans to certain executive officers and directors (including their associates) of the Parent Company and its significant subsidiaries, as defined. Significant subsidiaries consist of Columbus Bank and Trust Company, Bank of North Georgia, and The National Bank of South Carolina. Management believes that such loans are made substantially on the same terms, including interest rate and collateral, as those prevailing at the time for comparable transactions with unaffiliated customers. The following is a summary of such loans outstanding and the activity in these loans for the year ended December 31, 2006.

(In thousands)
Balance at December 31, 2005	$292,711
Adjustment for executive officer and director changes	(396)

Adjusted balance at December 31, 2005	292,315
New loans	234,196
Repayments	(228,102)

Balance at December 31, 2006	$298,409

Note 6	Contract Acquisition Costs and Computer Software
      Capitalized contract acquisition costs, consisting of conversion costs and payments for processing rights at TSYS, net of accumulated amortization, were $167.4 million and $163.9 million at December 31, 2006 and 2005, respectively. Amortization expense related to contract acquisition costs was $44.5 million, $37.8 million, and $25.2 million, for the years ended December 31, 2006, 2005, and 2004, respectively.

Notes to Consolidated Financial Statements

Aggregate estimated amortization expense of contract acquisition costs for the next five years is as follows:

Contract
Acquisition
Costs
(In thousands)
2007	$34,011
2008	29,082
2009	28,007
2010	25,098
2011	23,606

      The weighted average estimated useful lives of contract acquisition costs is as follows:

Weighted
Average
Amortization
Period (Yrs)

Payments for processing rights	9.8
Conversion costs	7.4
Combined	9.1

      The following table summarizes TSYS’ computer software at December 31, 2006 and 2005:

	2006	2005
(In thousands)
Licensed computer software	$336,263	395,992
Software development costs	172,555	158,384
Acquisition technology intangibles	45,344	30,700

	554,162	585,076
Less accumulated amortization	(337,712)	(317,088)

Computer software, net	$216,450	267,988

      Amortization expense related to licensed and capitalized software development costs and acquisition technology intangibles at TSYS was $92.7 million, $69.4 million, and $51.8 million for the years ended December 31, 2006, 2005, and 2004, respectively. Aggregate estimated amortization expense of computer software over the next five years is as follows:

Computer
Software
(In thousands)
2007	$63,932
2008	57,050
2009	45,192
2010	25,976
2011	11,021

      The weighted average estimated useful lives of TSYS’ computer software is as follows:

Weighted
Average
Amortization
Period (Yrs)

Licensed computer software	6.7
Software development costs	6.7
Acquisition technology intangibles	7.7
Combined	6.8

      TSYS was developing its Integrated Payments Platform supporting the on-line and off-line debit and stored value markets, which would have given clients access to all national and regional networks, EBT programs, ATM driving and switching services for online debit processing. Through 2004, TSYS invested a total of $6.3 million. In March 2005, TSYS evaluated its debit solution and decided to modify its approach in the debit processing market. With the acquisition of TSYS Acquiring and debit alternatives now available, TSYS determined that it would no longer market this third-party software product as its on-line debit solution. TSYS will continue to support this product for existing clients and will enhance and develop a new solution. As a result, TSYS recognized an impairment charge in net occupancy and equipment expense of approximately $3.1 million related to its on-line debit solution. In September 2005, TSYS also recognized an impairment loss on developed software of $482 thousand.
      During 2004, TSYS changed its approach for entry into the Asia-Pacific market. As a result, TSYS recognized a $10.1 million charge to net occupancy and equipment expense for the write-off of the double-byte software development project.

Notes to Consolidated Financial Statements

Note 7	Other Intangible Assets and Other Assets
      Other intangible assets as of December 31, 2006 and 2005 are presented in the following table:

	2006			2005

	Gross			Gross
	Carrying	Accumulated		Carrying	Accumulated
	Amount	Amortization	Net	Amount	Amortization	Net
(In thousands)
Other intangible assets:
Purchased trust revenues	$4,210	(1,567)	2,643	$4,210	(1,286)	2,924
Acquired customer contracts	10,731	(5,702)	5,029	7,731	(3,818)	3,913
Employment contracts/non-competition agreements	1,091	(941)	150	1,091	(631)	460
Core deposit premiums	46,331	(19,232)	27,099	39,674	(16,124)	23,550
Intangibles associated with the acquisition of minority interest in TSYS	7,848	(1,271)	6,577	2,846	(759)	2,087
Customer relationships	25,116	(4,841)	20,275	13,800	(2,100)	11,700
Other	2,676	(863)	1,813	700	(467)	233

Total carrying value	$98,003	(34,417)	63,586	$70,052	(25,185)	44,867

      Aggregate other intangible assets amortization expense for the years ended December 31, 2006, 2005, and 2004 was $10.5 million, $8.8 million, and $8.7 million, respectively. Aggregate estimated amortization expense over the next five years is: $10.6 million in 2007, $9.4 million in 2008, $8.8 million in 2009, $7.8 million in 2010, and $7.5 million in 2011.
Other Assets
      Significant balances included in other assets are accounts receivable, company-owned life insurance policies, other real estate (ORE) and equity method investments.
      At December 31, 2006 and 2005, TSYS had accounts receivable of $246.6 million and $184.5 million, respectively, net of allowance for doubtful accounts and billing adjustments of $11.0 million and $12.6 million at 2006 and 2005, respectively.
      At December 31, 2006 and 2005, Synovus maintained certain company-owned life insurance policies with a carrying value of approximately $204.0 million and $187.2 million, respectively.
      Investments in joint ventures consist of TSYS’ 49% investment in TSYS de México, TSYS’ 44.56% investment in CUP Data and prior to March 1, 2005, TSYS’ 50% investment in Vital. These investments are accounted for using the equity method. Other assets include $62.1 million and $42.7 million in recorded balances related to these investments at December 31, 2006 and 2005, respectively.

Note 8	Interest Bearing Deposits
      A summary of interest bearing deposits at December 31, 2006 and 2005 is as follows:

	2006	2005
(In thousands)
Interest bearing demand deposits	$3,228,350	3,133,607
Money market accounts	6,905,834	5,748,378
Savings accounts	499,962	524,652
Time deposits under $100,000	3,020,976	2,440,484
Time deposits of $100,000 or more	4,086,232	2,951,724

	17,741,354	14,798,845
Brokered time deposits*	3,014,495	2,284,770

Total interest bearing deposits	$20,755,849	17,083,615

* Brokered time deposits are in amounts of $100,000 or more.

      Interest bearing deposits include the unamortized balance of purchase accounting adjustments and the fair value basis adjustment for those time deposits which are hedged with interest rate swaps. Interest expense for the years ended December 31, 2006, 2005, and 2004 on time deposits of $100,000 or more was $299.5 million, $171.5 million, and $94.3 million, respectively.

Notes to Consolidated Financial Statements

      The following table presents scheduled cash maturities of time deposits at December 31, 2006:

(In thousands)
Maturing within one year	$8,518,807
between 1 — 2 years	762,369
2 — 3 years	259,625
3 — 4 years	255,829
4 — 5 years	140,944
Thereafter	159,409

$10,096,983

Note 9	Long-Term Debt and Short-Term Borrowings
      Long-term debt at December 31, 2006 and 2005 consists of the following:

	2006	2005
(In thousands)
Parent Company:
4.875% subordinated notes, due February 15, 2013, with semi-annual interest payments and principal to be paid at maturity	$300,000	300,000
5.125% subordinated notes, due June 15, 2017, with semi-annual interest payments and principal to be paid at maturity	450,000	450,000
LIBOR + 3.60% debentures, matured in December 2006	—	10,252
LIBOR + 3.45% debentures, due September 30, 2037 with quarterly interest payments and principal to be paid at maturity (rate of 8.81% at December 31, 2006)	10,180	—
LIBOR + 1.80% debentures, due April 19, 2035 with quarterly interest payments and principal to be paid at maturity (rate of 7.16% at December 31, 2006)	10,218	—
Hedge-related basis adjustment	887	(883)

Total long-term debt — Parent Company	771,285	759,369

	2006	2005

Subsidiaries:
Federal Home Loan Bank advances with interest and principal payments due at various maturity dates through 2018 and interest rates ranging from 2.00% to 6.68% at December 31, 2006 (weighted average interest rate of 4.51% at December 31, 2006)	566,930	1,163,570
Other notes payable, capital leases and software obligations payable with interest and principal payments due at various maturity dates through 2028 (weighted average interest rate of 6.09% at December 31, 2006)	11,924	10,699

Total long-term debt — subsidiaries	578,854	1,174,269

Total long-term debt	$1,350,139	1,933,638

      The provisions of the loan and security agreements associated with some of the promissory notes place certain restrictions, within specified limits, on payments of cash dividends, issuance of additional debt, creation of liens upon property, disposition of common stock or assets, and investments in subsidiaries. As of December 31, 2006, Synovus and its subsidiaries were in compliance with the covenants of the loan and security agreements.
      The Federal Home Loan Bank advances are secured by certain loans receivable of approximately $2.4 billion, as well as investment securities of approximately $73.6 million at December 31, 2006.
      Synovus has an unsecured line of credit with an unaffiliated bank for $25 million with an interest rate of 50 basis points above the short-term index, as defined. The line of credit requires an annual commitment fee of .125% on the average daily available balance and draws can be made on demand (subject to compliance with certain restrictive covenants). There were no advances outstanding at December 31, 2006 and 2005.

Notes to Consolidated Financial Statements

      Required annual principal payments on long-term debt for the five years subsequent to December 31, 2006 are shown on the following table:

	Parent
	Company	Subsidiaries	Total
(In thousands)
2007	$—	254,640	254,640
2008	—	53,381	53,381
2009	—	135,037	135,037
2010	—	16,653	16,653
2011	—	33,315	33,315

      The following table sets forth certain information regarding federal funds purchased and securities sold under repurchase agreements, the principal components of short-term borrowings.

	2006	2005	2004
(In thousands)
Balance at December 31	$1,572,809	1,158,669	1,208,080
Weighted average interest rate at December 31	5.00%	3.69%	1.95%
Maximum month end balance during the year	$1,974,272	1,918,797	1,749,923
Average amount outstanding during the year	$1,534,312	1,103,005	1,479,815
Weighted average interest rate during the year	4.66%	2.86%	1.30%

Note 10     Other Comprehensive Income (Loss)
      The components of other comprehensive income (loss) for the years ended December 31, 2006, 2005, and 2004 are as follows:

	2006			2005			2004

	Before-	Tax	Net of	Before-	Tax	Net of	Before-	Tax	Net of
	Tax	(Expense)	Tax	Tax	(Expense)	Tax	Tax	(Expense)	Tax
	Amount	or Benefit	Amount	Amount	or Benefit	Amount	Amount	or Benefit	Amount
(In thousands)
Net unrealized gains (losses) on cash flow hedges	$5,909	(2,259)	3,650	(3,670)	1,430	(2,240)	(9,718)	3,965	(5,753)
Net unrealized gains (losses) on investment securities available for sale:
Unrealized gains (losses) arising during the year	19,456	(7,482)	11,974	(45,639)	17,568	(28,071)	(32,988)	12,457	(20,531)
Reclassification adjustment for (gains) losses realized in net income	2,118	(824)	1,294	(463)	180	(283)	(75)	29	(46)

Net unrealized gains (losses)	21,574	(8,306)	13,268	(46,102)	17,748	(28,354)	(33,063)	12,486	(20,577)
Foreign currency translation gains (losses)	16,688	(3,813)	12,875	(12,161)	4,316	(7,845)	8,893	(3,169)	5,724

Other comprehensive income (loss)	$44,171	(14,378)	29,793	(61,933)	23,494	(38,439)	(33,888)	13,282	(20,606)

Notes to Consolidated Financial Statements

      Cash settlements on cash flow hedges were $2.5 million, $7 thousand, and $5.8 million for the years ended December 31, 2006, 2005, and 2004, respectively, all of which were included in earnings. During 2006, 2005, and 2004, Synovus recorded cash (payments) receipts on terminated hedges of $159 thousand, ($6.2) million, and $313 thousand, respectively, which were deferred and are being amortized into earnings over the shorter of the remaining contract life or the maturity of the designated instrument as an adjustment to interest income (expense). There was one terminated cash flow hedge during 2006. There were two terminated cash flow hedges during 2005 and one terminated cash flow hedge during 2004. The corresponding net amortization on these settlements was approximately ($389) thousand, ($165) thousand, and $456 thousand in 2006, 2005, and 2004, respectively. The change in unrealized gains (losses) on cash flow hedges was approximately $5.6 million in 2006, ($3.8) million in 2005, and ($9.3) million in 2004.
      In July 2006, TSYS restructured its European branch operation into a new statutory structure. As a result, TSYS’ UK branch structure was terminated with some of the former UK branch assets and workforce being contributed into the new European statutory structure. Accordingly, TSYS adopted the permanent investment exception under Accounting Principles Board Opinion No. 23 (APB 23), “Accounting for Income Taxes  — Special Areas,” with respect to future earnings of certain foreign subsidiaries. Its decision to permanently reinvest foreign earnings offshore means that TSYS will no longer allocate taxes to foreign currency translation adjustments associated with these foreign subsidiaries accumulated in other comprehensive income.

Note 11	Earnings Per Share
      The following table displays a reconciliation of the information used in calculating basic and diluted earnings per share (EPS) for the years ended December 31, 2006, 2005, and 2004.

	2006			2005				2004

		Weighted	Net			Weighted	Net			Weighted	Net
	Net	Average	Income	Net		Average	Income	Net		Average	Income
(In thousands,	Income	Shares	Per Share	Income		Shares	Per Share	Income		Shares	Per Share
except per share data)
Basic EPS	$616,917	321,241	$1.92	$516,446		311,495	$1.66	$437,033		307,262	$1.42
Effect of dilutive share awards	—	2,991		(158	)*	3,320		(247	)*	3,068

Diluted EPS	$616,917	324,232	$1.90	$516,288		314,815	$1.64	$436,786		310,330	$1.41

*	Represents dilution from outstanding TSYS stock options which enable their holders to obtain TSYS common stock.

      The following represents potentially dilutive shares including options to purchase shares of Synovus common stock and non-vested shares that were outstanding during the periods noted below, but were not included in the computation of diluted earnings per share because the options’ exercise price and fair value of non-vested shares was greater than the average market price of the common shares during the period.

		Weighted Average
	Number	Exercise Price
Quarter Ended	of Shares	Per Share

December 31, 2006	11,863	$30.61
September 30, 2006	4,651,345	$29.21
June 30, 2006	5,727,935	$28.79
March 31, 2006	5,710,605	$28.89
December 31, 2005	4,725,260	$29.21
September 30, 2005	4,703,210	$29.22
June 30, 2005	2,933,225	$29.05
March 31, 2005	2,637,150	$28.98
December 31, 2004	2,637,150	$28.98
September 30, 2004	7,002,758	$27.34
June 30, 2004	7,046,977	$27.33
March 31, 2004	6,905,462	$27.37

Notes to Consolidated Financial Statements

Note 12	Derivative Instruments, Commitments and Contingencies
Derivative Instruments
      As part of its overall interest rate risk management activities, Synovus utilizes derivative instruments to manage its exposure to various types of interest rate risk. These derivative instruments consist of interest rate swaps, commitments to sell fixed-rate mortgage loans, and interest rate lock commitments made to prospective mortgage loan customers. Mortgage rate lock commitments represent derivative instruments since it is intended that such loans will be sold.
      Synovus originates first lien residential mortgage loans for sale into the secondary market and generally does not hold the originated loans for investment purposes. Mortgage loans are either converted to securities or are sold to a third party servicing aggregator.
      At December 31, 2006, Synovus had commitments to fund fixed-rate mortgage loans to customers in the amount of $89.8 million. The fair value of these commitments at December 31, 2006 was an unrealized loss of $446 thousand, which was recorded as a component of mortgage banking income in the consolidated statements of income.
      At December 31, 2006, outstanding commitments to sell fixed-rate mortgage loans amounted to approximately $175.4 million. Such commitments are entered into to reduce the exposure to market risk arising from potential changes in interest rates, which could affect the fair value of mortgage loans held for sale and outstanding commitments to originate residential mortgage loans for resale.
      The commitments to sell mortgage loans are at fixed prices and are scheduled to settle at specified dates that generally do not exceed 90 days. The fair value of outstanding commitments to sell mortgage loans at December 31, 2006 was an unrealized gain of $267 thousand, which was recorded as a component of mortgage banking income in the consolidated statements of income.
      Synovus utilizes interest rate swaps to manage interest rate risks, primarily arising from its core community banking activities. These interest rate swap transactions generally involve the exchange of fixed and floating rate interest rate payment obligations without the exchange of underlying principal amounts. Entering into interest rate derivatives potentially exposes Synovus to the risk of counterparties’ failure to fulfill their legal obligations including, but not limited to, potential amounts due or payable under each derivative contract. Notional principal amounts often are used to express the volume of these transactions, but the amounts potentially subject to credit risk are much smaller.
      The receive fixed interest rate swap contracts at December 31, 2006 are being utilized to hedge $700 million in floating rate loans and $2.08 billion in fixed-rate liabilities. The fair value (net unrealized gains or losses) of these contracts has been recorded on the consolidated balance sheets.
      A summary of interest rate contracts and their terms at December 31, 2006 and 2005 is shown below. In accordance with the provisions of SFAS No. 133, the fair value (net unrealized gains and losses) of these contracts has been recorded on the consolidated balance sheets.

		Weighted		Weighted			Net
		Average	Weighted	Average			Unrealized
	Notional	Receive	Average Pay	Maturity	Unrealized	Unrealized	Gains
	Amount	Rate	Rate*	In Months	Gains	Losses	(Losses)

December 31, 2006
Receive fixed swaps:
Fair value hedges	$2,082,500	4.91%	5.11%	31	$32,686	(14,787)	17,899
Cash flow hedges	700,000	7.91%	8.25%	38	4,265	(2,253)	2,012

Total	$2,782,500	5.66%	5.90%	32	$36,951	(17,040)	19,911

December 31, 2005
Receive fixed swaps:
Fair value hedges	$807,500	4.38%	4.28%	70	$1,270	(14,804)	(13,534)
Cash flow hedges	350,000	6.10%	7.25%	18	117	(3,667)	(3,550)

Total	$1,157,500	4.90%	5.18%	54	$1,387	(18,471)	(17,084)

*	Variable pay rate based upon contract rates in effect at December 31, 2006 and 2005.

Notes to Consolidated Financial Statements

      Synovus designates hedges of floating rate loans as cash flow hedges. These swaps hedge against the variability of cash flows from specified pools of floating rate prime based loans. Synovus calculates effectiveness of the hedging relationship quarterly using the cumulative dollar offset method. As of December 31, 2006, cumulative ineffectiveness for Synovus’ portfolio of cash flow hedges represented a gain of approximately $80 thousand. Ineffectiveness from cash flow hedges is recognized in the consolidated statements of income as other operating income.
      Synovus expects to reclassify from accumulated other comprehensive income approximately $900 thousand as net-of-tax expense during the next twelve months, as the related payments for interest rate swaps and amortization of deferred gains(losses) are recorded.
      During 2006 and 2005, Synovus terminated certain cash flow hedges which resulted in a net pre-tax gain (loss) of $159 thousand and ($6.2) million, respectively. These gains (losses) have been included as a component of accumulated other comprehensive income (loss) and are being amortized over the shorter of the remaining contract life or the maturity of the designated instrument as an adjustment to interest income (expense). The remaining unamortized deferred gain (loss) balances at December 31, 2006 and 2005 were ($4.0) million and ($5.8) million, respectively.
      Synovus designates hedges of fixed rate liabilities as fair value hedges. These swaps hedge against the change in fair market value of various fixed rate liabilities due to changes in the benchmark interest rate LIBOR. Synovus uses the short cut method of hedge accounting for fair value hedging relationships designated as hedging the change in fair value of fixed rate subordinated debt issued by Synovus. These transactions total approximately $300 million in notional principal. For all other fair value hedging relationships, Synovus measures hedge ineffectiveness quarterly using the cumulative dollar offset method. As of December 31, 2006, cumulative ineffectiveness for Synovus’ portfolio of fair value hedges represented a gain of approximately $210 thousand. Ineffectiveness from fair value hedges is recognized in the consolidated statements of income as other operating income.
      Synovus also enters into derivative financial instruments to meet the financing and interest rate risk management needs of its customers. Upon entering into these instruments to meet customer needs, Synovus enters into offsetting positions in order to minimize the risk to Synovus. These derivative financial instruments are reported at fair value with any resulting gain or loss recorded in current period earnings. As of December 31, 2006 and 2005, the notional amount of customer related derivative financial instruments was $2.05 billion and $837.9 million, respectively.
      Synovus also enters into derivative financial instruments to meet the equity risk management needs of its customers. Upon entering into these instruments to meet customer needs, Synovus enters into offsetting positions in order to minimize the risk to Synovus. These derivative financial instruments are recorded at fair value with any resulting gain or loss recorded in current period earnings. The notional amount of customer related equity derivative financial instruments was $19.8 million at December 31, 2006 and 2005.
Loan Commitments and Letters of Credit
      Synovus is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby and commercial letters of credit. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in the consolidated financial statements.
      The carrying amount of loan commitments and letters of credit closely approximates the fair value of such financial instruments. Carrying amounts include unamortized fee income and, in some instances, allowances for any estimated credit losses from these financial instruments. These amounts are not material to Synovus’ consolidated balance sheets.
      As of December 31, 2006, Synovus had standby and commercial letters of credit in the amount of $2.50 billion. The standby letters of credit are conditional commitments issued by Synovus to guarantee the performance of a customer to a third party. The approximate terms of these commitments range from one to five years. Collateral is required to support letters of credit in accordance with management’s evaluation of the creditworthiness of each customer.
      The exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit, and standby and commercial letters of credit, is represented by the contract amount of those instruments. Synovus uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.
      Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, total commit-

Notes to Consolidated Financial Statements

ment amounts do not necessarily represent future cash requirements.
      Loan commitments and letters of credit at December 31, 2006 include the following:

(In thousands)
Standby and commercial letters of credit	$2,497,161
Commitments to fund commercial real estate, construction, and land development loans	2,323,353
Unused credit card lines	1,351,400
Commitments under home equity lines of credit	1,073,600
Other loan commitments	3,780,281

Total	$11,025,795

Lease Commitments
      Synovus and its subsidiaries have entered into long-term operating leases for various facilities and computer equipment. Management expects that as these leases expire they will be renewed or replaced by similar leases based on need.
      At December 31, 2006, minimum rental commitments under all such non-cancelable leases for the next five years and thereafter are as follows:

(In thousands)
2007	$118,009
2008	70,211
2009	50,161
2010	27,868
2011	20,833
Thereafter	97,031

Total	$384,113

      Rental expense on computer equipment, including cancelable leases, was $121.9 million, $107.9 million, and $97.1 million for the years ended December 31, 2006, 2005, and 2004, respectively. Rental expense on facilities was $31.2 million, $27.9 million, and $21.4 million for the years ended December 31, 2006, 2005, and 2004, respectively.
Contractual Commitments
      In the normal course of its business, TSYS maintains long-term processing contracts with its clients. These processing contracts contain commitments, including but not limited to, minimum standards and time frames against which its performance is measured. In the event that TSYS does not meet its contractual commitments with its clients, TSYS may incur penalties and/or certain clients may have the right to terminate their contracts with TSYS. TSYS does not believe that it will fail to meet its contractual commitments to an extent that will result in a material adverse effect on its financial position, results of operations or cash flows.
Legal Proceedings
      Synovus and its subsidiaries are subject to various legal proceedings and claims that arise in the ordinary course of its business. In the ordinary course of business, Synovus and its subsidiaries are also subject to regulatory examinations, information gathering requests, inquiries and investigations. Synovus establishes reserves for litigation and regulatory matters when those matters present loss contingencies that Synovus determines to be both probable and reasonably estimable. In the pending regulatory matter described below, loss contingencies are not both probable and reasonably estimable in the view of management, and, accordingly, a reserve has not been established for this matter. Based on current knowledge, advice of counsel and available insurance coverage, management does not believe that the eventual outcome of pending litigation and/or regulatory matters, including the pending regulatory matter described below, will have a material adverse effect on Synovus’ consolidated financial condition, results of operations or cash flows. However, in the event of unexpected future developments, it is possible that the ultimate resolution of these matters, if unfavorable, may be material to Synovus’ results of operations for any particular period.
      Columbus Bank and Trust Company (“CB&T”), a wholly owned banking subsidiary of Synovus, and CompuCredit Corporation (“CompuCredit”) have agreed to an Assurance of Discontinuance (“Agreement”) with the New York State Attorney General’s office regarding allegations that CB&T and CompuCredit were in violation of New York state law with respect to identified marketing, servicing and collection practices pertaining to the Aspire credit card program. CB&T issues Aspire credit cards that are marketed and serviced by CompuCredit. Among other things, the Agreement provides for a civil penalty of $500,000 and requires specified restitution to cardholders.
      Synovus and CB&T did not incur any financial loss in connection with the Agreement as CompuCredit agreed to be responsible for all amounts to be paid pursuant to the Agreement. A provision of the Affinity Agreement between CB&T and CompuCredit, pursuant to which CB&T issues the Aspire credit card, generally requires CompuCredit to indemnify CB&T for losses incurred as a result of the failure of the Aspire credit card program to comply with applicable law. Synovus is subject to a per event 10% share of any such loss, but Synovus’ 10% payment obligation is limited to a cumula-

Notes to Consolidated Financial Statements

tive total of $2 million for all losses incurred. CompuCredit waived Synovus’ 10% payment obligation in connection with the Agreement.
      In addition, the FDIC is currently conducting an investigation of the policies, practices and procedures used by CB&T in connection with the credit card programs offered pursuant to the Affinity Agreement with CompuCredit. CB&T is cooperating with the FDIC’s investigation. Synovus cannot predict the eventual outcome of the FDIC’s investigation; however, the investigation has resulted in material changes to CB&T’s policies, practices and procedures in connection with the credit card programs offered pursuant to the Affinity Agreement. It is probable that the investigation will result in further changes to CB&T’s policies, practices and procedures in connection with the credit card programs offered pursuant to the Affinity Agreement and the imposition of one or more regulatory sanctions, including a civil money penalty and/or restitution of certain fees to affected cardholders. At this time, management of Synovus does not expect the ultimate resolution of the investigation to have a material adverse effect on its consolidated financial condition, results of operations or cash flows as a result of the expected performance by CompuCredit of its indemnification obligations described in the paragraph above.

Note 13	Regulatory Requirements and Restrictions
      The amount of dividends paid to the Parent Company from each of the subsidiary banks is limited by various banking regulatory agencies. The amount of cash dividends available from subsidiary banks for payment in 2007, in the aggregate, without prior approval from the banking regulatory agencies, is approximately $445.0 million. In prior years, certain Synovus banks have received permission and have paid cash dividends to the Parent Company in excess of these regulatory limitations.
      Synovus is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, Synovus must meet specific capital guidelines that involve quantitative measures of assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. Capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.
      Quantitative measures established by regulation to ensure capital adequacy require Synovus on a consolidated basis, and the Parent Company and subsidiary banks individually, to maintain minimum amounts and ratios of total and Tier I capital to risk-weighted assets as defined, and of Tier I capital to average assets, as defined. Management believes that as of December 31, 2006, Synovus meets all capital adequacy requirements to which it is subject.
      As of December 31, 2006, the most recent notification from the Federal Reserve Bank of Atlanta categorized all of the subsidiary banks as well-capitalized under the regulatory framework for prompt corrective action. To be categorized as well-capitalized, Synovus and its subsidiaries must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table shown below on the following page. Management is not currently aware of the existence of any conditions or events occurring subsequent to December 31, 2006 which would affect the well-capitalized classification.

Notes to Consolidated Financial Statements

      The following table summarizes regulatory capital information at December 31, 2006 and 2005 on a consolidated basis and for each significant subsidiary, defined as any direct subsidiary of the Company with assets or net income exceeding 10% of the consolidated totals.

					To be Well
					Capitalized Under
			For Capital Adequacy		Prompt Corrective
	Actual		Purposes		Action Provisions

	2006	2005	2006	2005	2006	2005
(Dollars in thousands)
Synovus Financial Corp.
Tier I capital	$3,254,603	2,660,704	1,197,211	1,040,352	n/a	n/a
Total risk-based capital	4,319,062	3,700,315	2,394,423	2,080,704	n/a	n/a
Tier I capital ratio	10.87%	10.23	4.00	4.00	n/a	n/a
Total risk-based capital ratio	14.43	14.23	8.00	8.00	n/a	n/a
Leverage ratio	10.64	9.99	4.00	4.00	n/a	n/a
Columbus Bank and Trust Company
Tier I capital	$1,405,072	1,145,365	230,533	211,243	345,830	316,865
Total risk-based capital	1,440,232	1,177,604	461,106	422,487	576,383	528,108
Tier I capital ratio	24.38%	21.69	4.00	4.00	6.00	6.00
Total risk-based capital ratio	24.99	22.30	8.00	8.00	10.00	10.00
Leverage ratio	24.56	23.15	4.00	4.00	5.00	5.00
Bank of North Georgia
Tier I capital	$380,545	283,613	160,556	120,228	240,834	180,343
Total risk-based capital	424,567	316,432	321,112	240,457	401,390	300,571
Tier I capital ratio	9.48%	9.44	4.00	4.00	6.00	6.00
Total risk-based capital ratio	10.58	10.53	8.00	8.00	10.00	10.00
Leverage ratio	9.74	9.96	4.00	4.00	5.00	5.00
The National Bank of South Carolina
Tier I capital	$360,985	305,544	152,762	128,994	229,143	193,491
Total risk-based capital	399,398	340,828	305,524	257,988	381,905	322,485
Tier I capital ratio	9.45%	9.47	4.00	4.00	6.00	6.00
Total risk-based capital ratio	10.46	10.57	8.00	8.00	10.00	10.00
Leverage ratio	8.77	8.35	4.00	4.00	5.00	5.00
n/a - The prompt corrective actions are applicable at the bank level only.

Note 14	Employment Expenses and Benefit Plans
      Synovus generally provides noncontributory money purchase and profit sharing plans, and 401(k) plans, which cover all eligible employees. Annual discretionary contributions to these plans are set each year by the respective Boards of Directors of each subsidiary, but cannot exceed amounts allowable as a deduction for federal income tax purposes. Synovus made aggregate contributions to these money purchase, profit sharing, and 401(k) plans recorded as expense for the years ended December 31, 2006, 2005, and 2004 of approximately $85.7 million, $85.5 million, and $57.8 million, respectively.
      Synovus has stock purchase plans for directors and employees whereby Synovus makes contributions equal to one-half of employee and director voluntary contributions. The funds are used to purchase outstanding shares of Synovus common stock. TSYS has established director and employee stock purchase plans, modeled after Synovus’ plans, except that the funds are used to purchase outstanding shares of TSYS common stock. Synovus and TSYS recorded as expense $12.8 million, $11.9 million, and $10.3 million for contributions to these plans in 2006, 2005, and 2004, respectively.
      Synovus has entered into employment agreements with certain executives for past and future services which provide for current compensation in addition to salary in the form of

Notes to Consolidated Financial Statements

deferred compensation payable at retirement or in the event of death, total disability, or termination of employment. The aggregate cost of these salary continuation plans and employment agreements is not material to the consolidated financial statements.
      Synovus provides certain medical benefits to qualified retirees through a postretirement medical benefits plan. The benefit expense and accrued benefit cost is not material to the consolidated financial statements.

Note 15	Share-Based Compensation
General Description of Share-Based Compensation Plans
      Synovus has various long-term incentive plans under which the Compensation Committee of the Board of Directors has the authority to grant share-based compensation to Synovus employees. At December 31, 2006, Synovus had a total of 4,220,937 shares of its authorized but unissued common stock reserved for future grants under two long-term incentive plans. The general terms of each of these plans are substantially the same, permitting the grant of share-based compensation including stock options, non-vested shares, and stock appreciation rights. These plans generally include vesting periods ranging from two to three years and contractual terms ranging from five to ten years. Stock options are granted at exercise prices which equal the fair market value of a share of common stock on the grant-date. Synovus historically issues new shares to satisfy share option exercises.
      Stock options granted in 2006 generally become exercisable over a three-year period, with one-third of the total grant amount vesting on each anniversary of the grant-date, and expire ten years from the date of grant. Vesting for stock options granted during 2006 accelerates upon retirement for plan participants who have reached age 62 and who also have no less than fifteen years of service at the date of their election to retire. For stock options granted in 2006, share-based compensation expense is recognized for plan participants on a straight-line basis over the shorter of the vesting period or the period until reaching retirement eligibility.
      Stock options granted prior to 2006 generally become exercisable at the end of a two to three-year vesting period and expire seven to ten years from the date of grant. Vesting for stock options granted prior to 2006 accelerates upon retirement for plan participants who have reached age 50 and who also have no less than fifteen years of service at the date of their election to retire. Prior to adoption of SFAS No. 123R, share-based compensation expense was determined in Synovus’ pro forma disclosure over the nominal vesting period without consideration for retirement eligibility. Following adoption of SFAS No. 123R, share-based compensation expense for all new awards is recognized in income over the shorter of the vesting period or the period until reaching retirement eligibility.
      Non-vested shares granted in 2006 vest over a three-year period, with one-third of the total grant amount vesting on each anniversary of the grant-date. For non-vested shares granted in 2006, share-based compensation expense is recognized for plan participants on a straight-line basis over the vesting period.
      Total System Services, Inc. (TSYS), an 81% owned subsidiary, also grants share-based compensation to certain executives and non-employee directors in the form of options to purchase shares of TSYS common stock (TSYS stock options) or non-vested shares of TSYS common stock (TSYS non-vested shares), which are described below at TSYS Share-Based Compensation.
Share-Based Compensation Expense
      Synovus’ share-based compensation costs are recorded as a component of salaries and other personnel expense in the Consolidated Statements of Income. Total share-based compensation expense recognized in income was $27.2 million, $2.0 million and $55 thousand for 2006, 2005 and 2004, respectively. The total income tax benefit recognized in the Consolidated Statements of Income for share-based compensation arrangements was $9.3 million, $665 thousand and $20 thousand for 2006, 2005 and 2004, respectively.
      No share-based compensation costs have been capitalized as of December 31, 2006. Aggregate compensation expense recognized in 2006 with respect to Synovus stock options included $9.3 million that would have been recognized in previous years had the policy under SFAS No. 123R with respect to retirement eligibility been applied to awards granted prior to January 1, 2006.
      As of December 31, 2006, there was total unrecognized compensation cost of approximately $32.0 million related to the unvested portion of share-based compensation arrangements involving shares of Synovus stock, and approximately $9.5 million related to the unvested portion of share-based compensation arrangements involving shares of TSYS stock.
Stock Option Awards
      The weighted-average grant-date fair value of stock options granted to key Synovus employees during 2006, 2005 and 2004 was $6.40, $7.06 and $7.36, respectively. The fair value of the option grants was determined using the Black-Scholes-

Notes to Consolidated Financial Statements

Merton option-pricing model with the following weighted-average assumptions:

	Years Ended December 31,

	2006	2005	2004

Risk-free interest rate	4.5%	4.1%	4.5%
Expected stock price volatility	24.9	21.4	28.8
Dividend yield	2.8	2.4	2.6
Expected life of options	5.8 years	8.5 years	6.5 years

      The expected volatility for stock option awards in 2006 was determined with equal weighting of implied volatility and historical volatility, and for awards prior to 2006, was determined using implied volatility. The expected life for stock options granted during 2006 was calculated using the “simplified” method, as prescribed by the SEC’s Staff Accounting Bulletin No. 107. Option awards for plan participants who met the early retirement provisions, as described above, on the grant-date were assigned an expected life of 5 years and all other option awards were assigned an expected life of 6 years. The expected life for stock options granted prior to 2006 was determined from historical experience.
      Prior to the adoption of SFAS No. 123R, Synovus elected to calculate compensation cost for purposes of pro forma disclosure assuming that all options would vest and reverse any recognized compensation costs for forfeited awards when the awards were actually forfeited. SFAS No. 123R requires that compensation cost be recognized net of estimated forfeitures. The estimate of forfeitures is adjusted as actual forfeitures differ from estimates, resulting in compensation cost only for those awards that actually vest. The effect of the change in estimated forfeitures is recognized as compensation cost in the period of the change in estimate. In estimating the forfeiture rate, Synovus stratified its grantees and used historical experience to determine separate forfeiture rates for the different award grants. Currently, Synovus estimates forfeiture rates for its grantees in the range of 0% to 10%.
      A summary of stock option activity (including performance-accelerated stock options as described below) and changes during the years ended December 31, 2006, 2005, and 2004 is presented below:

	2006		2005		2004

		Weighted-		Weighted-		Weighted-
		Average		Average		Average
		Exercise		Exercise		Exercise
Stock Options	Shares	Price	Shares	Price	Shares	Price

Outstanding at beginning of year	25,546,776	$22.66	25,769,908	$21.51	25,473,518	$20.23
Options granted	868,966	27.66	2,575,053	29.02	2,724,306	26.03
Options assumed in connection with acquisitions	877,915	8.36	—	—	288,884	7.49
Options exercised	(3,418,550)	18.89	(2,551,310)	17.34	(2,495,858)	11.62
Options forfeited	(173,050)	27.49	(209,842)	24.05	(136,264)	24.32
Options expired	(62,796)	21.01	(37,033)	22.84	(84,678)	21.51

Options outstanding at end of year	23,639,261	$22.83	25,546,776	$22.66	25,769,908	$21.51

Options exercisable at end of year	14,179,889	$21.21	12,415,332	$21.75	12,452,702	$19.88

Notes to Consolidated Financial Statements

      The following table summarizes information about Synovus’ stock options outstanding and exercisable at December 31, 2006.

As of December 31, 2006

	Options	Options
	Outstanding	Exercisable

Weighted-average remaining
contractual life	4.51 years	3.95 years

Aggregate intrinsic value	$189,183,148	$136,437,439

      The intrinsic value of stock options exercised during the years ended December 31, 2006, 2005 and 2004 was $31.8 million, $27.8 million and $35.7 million, respectively. The total fair value of stock options vested during 2006 was $27.8 million. At December 31, 2006, there was approximately $17.7 million of total unrecognized compensation cost related to non-vested stock options. This cost is expected to be recognized over a weighted-average remaining period of 1.27 years.
      Synovus has granted performance-accelerated stock options to certain key executives. The exercise price per share is equal to the fair market value at the date of grant. The options are exercisable in equal installments when the per share market price of Synovus common stock exceeds $40, $45, and $50. However, all options may be exercised after seven years from the grant-date. The grant-date fair value is being amortized on a straight-line basis over seven years with the portion related to periods prior to 2006 having previously been included in pro forma disclosures and the portion related to periods from January 1, 2006 to the respective vesting dates being recognized in the Consolidated Statements of Income.
      Summary information regarding these performance-accelerated stock options is presented below. There were no performance-accelerated stock options granted during 2006, 2005, or 2004.

			Options
Year	Number	Exercise	Outstanding at
Options	of Stock	Price	December 31,
Granted	Options	Per Share	2006

2000	4,100,000	$17.69 - 18.06	4,100,000
2001	2,600,000	$28.99	2,600,000

Non-Vested Shares
      In addition to the stock options described above, non-transferable, non-vested shares of Synovus common stock have been awarded to certain key Synovus employees and non-employee directors of Synovus. The weighted-average grant-date fair value of non-vested shares granted during 2006 and 2005 was $27.19 and $27.28, respectively. The total fair value of shares vested during 2006 was $235 thousand. There were no grants of non-vested shares during 2004. Except for the grant of 63,386 performance-vesting shares described below, the market value of the common stock at the date of issuance is amortized as compensation expense using the straight-line method over the vesting period of the awards. Dividends are declared for these non-vested shares during the holding period. These non-vested shares are titled with voting rights.
      A summary of non-vested shares outstanding (excluding the 63,386 performance-vesting shares as described below) and changes during the years ended December 31, 2006 and 2005 is presented below:

		Weighted-
		Average
		Grant-Date
Non-Vested Shares	Shares	Fair Value

Outstanding at January 1, 2005	—	$—
Granted	82,583	27.28
Vested	—	—
Forfeited	—	—

Outstanding at December 31, 2005	82,583	27.28
Granted	616,495	27.19
Vested	(8,520)	27.62
Forfeited	(6,004)	27.13

Outstanding at December 31, 2006	684,554	$27.19

      As of December 31, 2006, there was approximately $14.2 million of total unrecognized compensation cost related to the foregoing non-vested share based compensation arrangements. This cost is expected to be recognized over a weighted-average remaining period of 1.75 years.
      During 2005, Synovus authorized a total grant of 63,386 shares of non-vested stock to a key executive with a performance-vesting schedule (performance-vesting shares). These performance-vesting shares have seven one-year performance periods (2005-2011) during each of which the Compensation Committee establishes an earnings per share goal and, if such goal is attained during any performance period, 20% of the performance-vesting shares will vest. Compensation expense for each tranche of this grant is measured based on the quoted market value of Synovus’ stock as of the date that each period’s earnings per share goal is determined and is recorded as a charge to expense on a straight-line basis during each year in which the performance criteria is expected to be met. The total fair value of performance-vesting shares vested during 2006 was $340 thousand.

Notes to Consolidated Financial Statements

      The following is a summary of performance-vesting shares outstanding at December 31, 2006 and 2005:

		Weighted-
		Average
		Grant-Date
Performance-Vesting Shares	Shares	Fair Value

Outstanding at January 1, 2005	—	$—
Granted	12,677	26.82
Vested	—	—
Forfeited	—	—

Outstanding at December 31, 2005	12,677	26.82
Granted	12,677	27.72
Vested	(12,677)	26.82
Forfeited	—	—

Outstanding at December 31, 2006	12,677	$27.72

      At December 31, 2006, there remained 38,032 performance-vesting shares to be granted between 2007 and 2011.
      Cash received from option exercises under all share-based payment arrangements of Synovus common stock for the years ended December 31, 2006, 2005, and 2004 was $65.5 million, $43.1 million, and $23.5 million, respectively.
      As stock options for the purchase of Synovus common stock are exercised and non-vested shares vest, Synovus recognizes a tax benefit which is recorded as a component of additional paid-in capital within shareholders’ equity. Synovus recognized such tax benefits in the amount of $11.4 million, $9.5 million and $12.7 million for the years 2006, 2005, and 2004, respectively.
      Synovus elected to adopt the alternative method of calculating the beginning pool of excess tax benefits as permitted by FASB Staff Position (FSP) No. SFAS 123R-3, “Transition Election Related to Accounting for the Tax Effects of Share-Based Payment Awards.” This is a simplified method to determine the pool of excess tax benefits that is used in determining the tax effects of share-based compensation in the Consolidated Statements of Income and cash flow reporting for awards that were outstanding as of the adoption of SFAS No. 123R.
Pro forma
      Had Synovus determined compensation expense based on the fair value at the grant date for its stock option grants under SFAS No. 123, net income would have been reduced to the pro forma amounts indicated in the following table for 2005 and 2004. Due to the adoption of SFAS No. 123R in 2006, such proforma information is not applicable for 2006.

	Years Ended
	December 31,

	2005	2004
(In thousands, except per share data)
Net income as reported	$516,446	437,033
Add: Share-based employee compensation expense recognized, net of tax	1,117	35
Deduct: Total share-based employee compensation expense determined under fair value based methods for all awards, net of related tax effects	(15,167)	(13,379)

Pro forma	$502,396	423,689

Earnings per share:
Basic-as reported	$1.66	1.42
Basic-pro forma	1.61	1.38
Diluted-as reported	1.64	1.41
Diluted-pro forma	1.60	1.36

TSYS Share-Based Compensation
      TSYS granted 7,000 TSYS stock options during the year ended December 31, 2004 with a grant-date fair value of $200 thousand. TSYS did not grant any TSYS stock options during 2006 or 2005. At December 31, 2006, there were 1,066,000 TSYS stock options outstanding with a weighted-average exercise price of $15.53, weighted-average remaining contractual life of 2.2 years, and an aggregate intrinsic value of $11.6 million. Of these 1,066,000 stock options, 1,058,000 were exercisable at December 31, 2006 with a weighted-average exercise price of $15.46, a weighted-average remaining contractual life of 2.2 years, and an aggregate intrinsic value of $11.6 million. At December 31, 2006, there was approximately $41 thousand of total unrecognized compensation cost related to TSYS stock options that is expected to be recognized over a remaining weighted-average period of 0.9 years.
      During the years ended December 31, 2006 and 2005, TSYS issued 425,925 and 100,815 TSYS non-vested shares with a grant-date fair value of $9.6 million and $2.3 million, respectively, to certain key executives and non-employee directors of TSYS. There were no non-vested TSYS shares issued in 2004. At December 31, 2006, there was approximately $9.5 million of total unrecognized compensation cost related to TSYS’ non-vested share based compensation arrangements. This cost is expected to be recognized over a remaining weighted-average period of 2.6 years.

Notes to Consolidated Financial Statements

      Additionally, during the year ended December 31, 2005, TSYS granted 126,087 TSYS non-vested shares to two key executives with a performance-vesting schedule (TSYS performance-vesting shares). There were no performance-vesting shares granted in 2006 or 2004. These performance-vesting shares have seven one-year performance periods (2005-2011) during each of which the Compensation Committee of TSYS’ Board of Directors establishes an earnings per share goal and, if such goal is attained during any performance period, 20% of the performance-vesting shares will vest. Compensation expense for each tranche of this grant is measured based on the quoted market value of TSYS’ stock as of the date that each period’s earnings per share goal is determined and is recorded as a charge to expense on a straight-line basis during each year in which the performance criteria is expected to be met. At December 31, 2006, there were 25,217 non-vested TSYS performance-vesting shares outstanding, with a weighted-average grant-date fair value of $20.00 per share. At December 31, 2006, there remained 75,651 TSYS performance-vesting shares to be granted between 2007 and 2011.
      The following table provides aggregate information regarding grants under all Synovus equity compensation plans through December 31, 2006.

(c)
	(a)		(b)	Number of shares
	Number of securities		Weighted-average	remaining available for
	to be issued		exercise price of	issuance excluding
	upon exercise of		outstanding	shares reflected
Plan Category(1)	outstanding options		options	in column (a)

Shareholder approved equity compensation plans for shares of Synovus stock	22,809,794	(2)	$23.31	4,220,937	(3)
Non-shareholder approved equity compensation plans	—		—	—

Total	22,809,794		$23.31	4,220,937

(1)	Does not include information for equity compensation plans assumed by Synovus in mergers. A total of 829,467 shares of common stock was issuable upon exercise of options granted under plans assumed in mergers and outstanding at December 31, 2006. The weighted average exercise price of all options granted under plans assumed in mergers and outstanding at December 31, 2006 was $9.62. Synovus cannot grant additional awards under these assumed plans.

(2)	Does not include an aggregate of 735,263 shares of restricted stock which will vest over the remaining years through 2011.

(3)	Includes 4,220,937 shares available for future grants as share awards under the 2002 and 2000 Plans.

Note 16	Fair Value of Financial Instruments
      The following table presents the carrying and estimated fair values of on-balance sheet financial instruments at December 31, 2006 and 2005. The estimated fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties.
      The carrying and estimated fair values relating to derivative instruments and off-balance sheet financial instruments are discussed in Note 12.
      The fair value of derivative instruments, consisting of interest rate contracts, is equal to the estimated amount that Synovus would receive or pay to terminate the interest rate swap contracts at the reporting date, taking into account current interest rates and the credit-worthiness of the counterparties. The fair value of derivative instruments consisting of commitments to fund and sell fixed-rate mortgage loans is determined based on quoted market prices.
      Cash and due from banks, interest earning deposits with banks, and federal funds sold and securities purchased under resale agreements are repriced on a short-term basis; as such, the carrying value closely approximates fair value.
      The fair values of trading account assets and available for sale investment securities is determined based on quoted market prices. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.
      The fair value of mortgage loans held for sale is based on quoted prices from secondary market investors.
      The fair value of loans is estimated for portfolios of loans with similar financial characteristics. Loans are segregated by type, such as commercial, mortgage, home equity, credit card, and other consumer loans. Commercial loans are further segmented into certain collateral code groupings. The fair value of the loan portfolio is calculated by discounting contractual cash flows using estimated market discount rates which reflect the credit and interest rate risk inherent in the loan.

Notes to Consolidated Financial Statements

      The fair value of deposits with no stated maturity, such as non-interest bearing demand accounts, interest bearing demand deposits, money market accounts, and savings accounts, is estimated to be equal to the amount payable on demand as of that respective date. The fair value of time deposits is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for deposits of similar remaining maturities.
      Short-term debt that matures within ten days is assumed to be at fair value. The fair value of other short-term and long-term debt with fixed interest rates is calculated by discounting contractual cash flows using estimated market discount rates.

	2006		2005

	Carrying	Estimated	Carrying	Estimated
	Value	Fair Value	Value	Fair Value
(In thousands)
Financial assets:
Cash and due from banks	$889,975	889,975	880,886	880,886
Interest earning deposits with banks	19,389	19,389	2,980	2,980
Federal funds sold and securities purchased under resale agreements	101,091	101,091	68,922	68,922
Trading account assets	15,266	15,266	27,322	27,322
Mortgage loans held for sale	175,042	175,277	143,144	143,283
Investment securities available for sale	3,352,357	3,352,357	2,958,320	2,958,320
Loans, net	24,340,093	24,315,920	21,102,735	21,066,751
Derivative asset positions	67,652	67,652	20,401	20,401
Financial liabilities:
Non-interest bearing deposits	3,538,598	3,538,598	3,700,750	3,700,750
Interest bearing deposits	20,755,849	20,732,125	17,083,615	17,043,482
Federal funds purchased and securities sold under repurchase agreements	1,572,809	1,572,809	1,158,669	1,158,669
Long-term debt	1,350,139	1,327,894	1,933,638	1,927,525
Derivative liability positions	48,270	48,270	37,493	37,493

Note 17	Income Taxes
      For the years ended December 31, 2006, 2005, and 2004, income tax expense (benefit) consists of:

	2006	2005	2004
(In thousands)
Current:
Federal	$371,469	331,807	215,633
State	26,435	24,657	12,767
Foreign	3,682	4,687	1,447

	401,586	361,151	229,847

Deferred:
Federal	(44,872)	(46,394)	19,120
State	178	(5,054)	1,491
Foreign	(276)	(2,127)	1,790

	(44,970)	(53,575)	22,401

Total income tax expense	$356,616	307,576	252,248

      Income tax expense as shown in the consolidated statements of income differed from the amounts computed by applying the U.S. Federal income tax rate of 35% to pretax income as a result of the following:

	2006	2005	2004
(Dollars in thousands)
Taxes at statutory federal income tax rate	$340,737	288,408	241,248
Tax-exempt income	(3,964)	(3,745)	(4,124)
State income taxes, net of federal income tax benefit	17,298	12,742	9,268
Minority interest	16,836	13,083	10,053
Tax credits	(9,355)	(5,793)	(1,980)
Other, net	(4,936)	2,881	(2,217)

Total income tax expense	$356,616	307,576	252,248

Effective income tax rate	36.63%	37.33	36.60

Notes to Consolidated Financial Statements

      At December 31, 2006 and 2005, Synovus had state income tax credit carryforwards of $3.9 million and $8.8 million, respectively. The credits will begin to expire in the year 2010. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment.
      Based upon the level of historical taxable income and projections for future taxable income over the periods in which the deferred income tax assets become deductible, management believes that it is more likely than not that Synovus will realize the benefits of these deductible differences, net of existing valuation allowances, at December 31, 2006. The valuation allowance for deferred tax assets was $4.1 million and $2.2 million at December 31, 2006 and 2005, respectively. The increase in the valuation allowance for deferred income tax assets was $1.8 million for the year ended December 31, 2006. The increase relates to state and foreign losses recognized in 2006, which more likely than not will not be realized in later years.
      For the year ended December 31, 2006, net deferred tax assets of $849 thousand were added as a result of the acquisition of Riverside and First Florida.
      The tax effects of temporary differences that gave rise to significant portions of the deferred income tax assets and liabilities at December 31, 2006 and 2005 are presented below:

	2006	2005
(In thousands)
Deferred income tax assets:
Provision for losses on loans	$128,339	119,850
Finance lease transactions	12,484	25,998
Net operating loss and income tax credit carryforwards	9,898	16,081
Deferred revenue	17,160	11,265
Deferred compensation	11,620	5,051
Share-based compensation	10,236	657
Impact of adoption of SFAS No. 158	2,067	—
Unrealized loss on derivative instruments	3,941	—
Net unrealized loss on cash flow hedges	1,698	3,957
Net unrealized loss on investment securities available for sale	9,525	17,831
Other	25,188	8,588

Total gross deferred income tax assets	232,156	209,278
Less valuation allowance	(4,081)	(2,241)

Total net deferred income tax assets	228,075	207,037

Deferred income tax liabilities:
Computer software development costs	(46,686)	(37,160)
Excess tax over financial statement depreciation	(83,295)	(116,097)
Purchase accounting adjustments	(17,228)	(14,916)
TSYS stock repurchase	(1,918)	—
Foreign currency translation	(4,333)	(3,424)
Ownership interest in partnership	(5,010)	(2,739)
Other	(11,660)	(12,100)

Total gross deferred income tax liabilities	(170,130)	(186,436)

Net deferred income tax assets	$57,945	20,601

Notes to Consolidated Financial Statements

Note 18	Operating Segments
      Synovus has two reportable segments: Financial Services and Transaction Processing Services (TSYS). The Financial Services segment provides financial services including banking, financial management, insurance, mortgage and leasing services through 40 wholly-owned affiliate banks and other Synovus offices in Georgia, Alabama, South Carolina, Florida, and Tennessee. TSYS provides electronic payment processing and related services, primarily through TSYS’ cardholder systems, TS1 and TS2, to financial institutions and other organizations throughout the United States, and internationally. TSYS currently offers merchant services to financial institutions and other organizations in the United States through TSYS Acquiring and in Japan through GP Net. The significant accounting policies of the segments are described in the summary of significant accounting policies. All inter-segment services provided are charged at the same rates as those charged to unaffiliated customers. Such services are included in the results of operations of the respective segments and are eliminated to arrive at consolidated totals.
      Segment information for the years ended December 31, 2006, 2005, and 2004 is presented in the following table.

		Financial
	Year	Services	TSYS(a)	Eliminations		Consolidated
(In thousands)
Interest income	2006	$2,016,466	8,238	(8,238	)(b)	2,016,466
	2005	1,496,262	3,873	(3,910	)(b)	1,496,225
	2004	1,159,020	1,348	(1,348	)(b)	1,159,020
Interest expense	2006	890,677	153	(8,238	)(b)	882,592
	2005	531,046	242	(3,910	)(b)	527,378
	2004	299,489	200	(1,348	)(b)	298,341
Net interest income	2006	1,125,789	8,085	—		1,133,874
	2005	965,216	3,631	—		968,847
	2004	859,531	1,148	—		860,679
Provision for losses on loans	2006	75,148	—	—		75,148
	2005	82,532	—	—		82,532
	2004	75,319	—	—		75,319
Net interest income after provision	2006	1,050,641	8,085	—		1,058,726
for losses on loans	2005	882,684	3,631	—		886,315
	2004	784,212	1,148	—		785,360
Total non-interest income	2006	359,430	1,798,519	(24,363	)(c)	2,133,586
	2005	327,412	1,611,897	(20,830	)(c)	1,918,479
	2004	327,441	1,212,414	(18,844	)(c)	1,521,011
Total non-interest expense	2006	764,533	1,430,507	(24,363	)(c)	2,170,677
	2005	646,757	1,317,464	(20,830	)(c)	1,943,391
	2004	621,674	985,536	(18,844	)(c)	1,588,366
Income before income taxes	2006	645,538	376,097	(48,102	)(d)	973,533
	2005	563,339	298,064	(37,381	)(d)	824,022
	2004	489,979	228,026	(28,724	)(d)	689,281
Income tax expense	2006	230,435	126,181	—		356,616
	2005	204,289	103,287	—		307,576
	2004	175,039	77,209	—		252,248
Net income	2006	415,103	249,916	(48,102	)(d)	616,917
	2005	359,050	194,777	(37,381	)(d)	516,446
	2004	314,940	150,817	(28,724	)(d)	437,033
Total assets	2006	30,496,950	1,612,684	(254,861	)(e)	31,854,773
	2005	26,401,125	1,395,633	(176,086	)(e)	27,620,672
	2004	23,966,347	1,241,797	(157,966	)(e)	25,050,178

(a)	Includes equity in income of joint ventures which is included in non-interest income.

(b)	Primarily, interest on TSYS’ cash deposits with the Financial Services segment.

(c)	Primarily, electronic payment processing services and other services provided by TSYS to the Financial Services segment.

(d)	Minority interest in TSYS and GP Net (a TSYS subsidiary).

(e)	Primarily TSYS’ cash deposits with the Financial Services segment.

Notes to Consolidated Financial Statements

      Segment information for the changes in the carrying amount of goodwill for the years ended December 31, 2006 and 2005 are shown in the following table. There were no impairment losses for the years ended December 31, 2006 and 2005.

	Financial
	Services		TSYS		Consolidated
(In thousands)
Balance as of December 31, 2004	$345,722		70,561		416,283
Goodwill acquired	235	(1)	43,632	(2)	43,867
Impairment losses	—		—		—
Currency translation adjustments(3)	—		(16)		(16)
Other	(440	) (4)	(1,312	) (5)	(1,752)

Balance as of December 31, 2005	345,517		112,865		458,382
Goodwill acquired	177,271	(1)(6)	41,381	(7)(8)(9)	218,652
Impairment losses	—		—		—
Currency translation adjustments(3)	—		(805)		(805)
Other	(238	) (10)	(6,476	) (11)	(6,714)

Balance as of December 31, 2006	$522,550		146,965		669,515

(1)	During 2005, $226 thousand pertains to contingent consideration relating to the GLOBALT acquisition. The remaining $9 thousand pertains to additional acquisition expenses related to the Trust One acquisition. See Note 2 for additional information on these business combinations. During 2006, $585 thousand pertains to contingent consideration relating to the GLOBALT acquisition.

(2)	Goodwill acquired during 2005 consists of $36.7 million in goodwill based on the preliminary purchase price allocation for the Vital acquisition which was completed on March 1, 2005. $4.9 million in additional goodwill consists of fifty percent of the previously recorded goodwill on Vital’s balance sheet, which is now being consolidated in TSYS’ balance sheet. The remaining $2.0 million in goodwill relates to the acquisition of Merlin Solutions, L.L.C. See Note 2 for additional information regarding these acquisitions.

(3)	Consists of foreign currency translation adjustments for GP Net.

(4)	During 2005, Synovus recorded a reduction in goodwill of $440 thousand associated with the sale of two bank charters.

(5)	On August 2, 2004, TSYS completed the acquisition of Clarity. During 2005, TSYS recorded a final adjustment to the purchase price allocation, which resulted in a $1.3 million reduction in other liabilities with a corresponding $1.3 million decrease in goodwill.

(6)	Goodwill acquired during 2006 includes $122.1 million resulting from the Riverside acquisition on March 25, 2006, and $54.6 million resulting from the First Florida acquisition on April 1, 2006. See Note 2 for additional information regarding these acquisitions.

(7)	Goodwill acquired during 2006 includes $27.4 million resulting from TSYS’ acquisition of TSYS Card Tech. See Note 2 for additional information regarding this acquisition.

(8)	On November 16, 2006, TSYS acquired 55% of TSYS Managed Services. TSYS has preliminary allocated approximately $323 thousand to goodwill. See Note 2 for additional information regarding this acquisition.

(9)	During 2006, the TSYS Board of Directors announced a plan to repurchase up to 2 million shares of TSYS common stock over the next two years. Goodwill of $13.6 million recorded during 2006 is associated with 1.1 million shares of TSYS common stock repurchased by TSYS.

(10)	During 2006, Synovus recorded a reduction in goodwill of $238 thousand associated with the dissolution of a bank owned leasing company.

(11)	On March 1, 2005, TSYS completed the acquisition of TSYS Acquiring. During 2006, TSYS recorded a final adjustment to the purchase price allocation, which resulted in a $6.5 million decrease in goodwill. See Note 2 for additional information regarding this acquisition.

Notes to Consolidated Financial Statements

Note 19	Condensed Financial Information of Synovus Financial Corp. (Parent Company only)

Condensed Balance Sheets

	December 31,

	2006	2005
(In thousands)
Assets
Cash	$3,294	1,747
Investment in consolidated bank subsidiaries, at equity (including TSYS)	4,162,387	3,383,050
Investment in consolidated nonbank subsidiaries, at equity	57,541	53,829
Notes receivable from bank subsidiaries	167,439	197,677
Notes receivable from nonbank subsidiaries	3,773	4,014
Other assets	192,410	137,009

Total assets	$4,586,844	3,777,326

Liabilities and Shareholders’ Equity
Liabilities:
Long-term debt	$771,285	759,369
Other liabilities	106,909	68,628

Total liabilities	878,194	827,997

Shareholders’ equity:
Common stock	331,214	318,301
Additional paid-in capital	1,033,055	686,447
Treasury stock	(113,944)	(113,944)
Unearned compensation	—	(3,126)
Accumulated other comprehensive loss	(2,129)	(29,536)
Retained earnings	2,460,454	2,091,187

Total shareholders’ equity	3,708,650	2,949,329

Total liabilities and shareholders’ equity	$4,586,844	3,777,326

Notes to Consolidated Financial Statements

Condensed Statements of Income

	Years Ended December 31,

	2006	2005	2004
(In thousands)
Income:
Dividends received from bank subsidiaries (including TSYS)	$245,687	251,202	228,586
Management and information technology fees from affiliates	107,133	85,092	78,945
Securities gains, net	—	166	—
Interest income	5,503	3,698	7,308
Other income	29,996	17,332	29,295

Total income	388,319	357,490	344,134

Expenses:
Interest expense	41,343	41,560	27,200
Other expenses	218,803	166,856	141,603

Total expenses	260,146	208,416	168,803

Income before income taxes and equity in undistributed income of subsidiaries	128,173	149,074	175,331
Allocated income tax benefit	(45,260)	(38,471)	(20,513)

Income before equity in undistributed income of subsidiaries	173,433	187,545	195,844
Equity in undistributed income of subsidiaries	443,484	328,901	241,189

Net income	$616,917	516,446	437,033

Notes to Consolidated Financial Statements

Condensed Statements of Cash Flows

	Years ended December 31,

	2006	2005	2004
(In thousands)
Operating Activities
Net income	$616,917	516,446	437,033
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed income of subsidiaries	(443,484)	(328,901)	(241,189)
Depreciation, amortization, and accretion, net	22,235	17,243	17,365
Share-based compensation	9,889	862	55
Net increase (decrease) in other liabilities	43,158	(3,029)	20,784
Net (increase) decrease in other assets	(37,106)	7,302	(15,522)
Gain on sale of other assets	(1,940)	—	—
Other, net	9,416	(1,370)	(10,235)

Net cash provided by operating activities	219,085	208,553	208,291

Investing Activities
Net investment in subsidiaries	(33,757)	(85,887)	(73,920)
Cash paid for acquisitions	—	(10)	(32,077)
Cash proceeds from sales of subsidiaries	—	—	26,164
Purchases of premises and equipment	(26,941)	(17,503)	(18,364)
Proceeds from sale of other assets	2,135	—	—
Net decrease (increase) in short-term notes receivable from bank subsidiaries	30,238	(170,399)	81,559
Net decrease (increase) in short-term notes receivable from nonbank subsidiaries	241	(2,384)	(899)

Net cash used in investing activities	(28,084)	(276,183)	(17,537)

Financing Activities
Dividends paid to shareholders	(244,654)	(224,303)	(209,883)
Purchase of treasury stock	—	—	(4)
Principal repayments on long-term debt	(10,310)	(200,000)	—
Proceeds from issuance of long-term debt	—	445,644	—
Proceeds from issuance of common stock	65,510	43,125	23,465

Net cash (used in) provided by financing activities	(189,454)	64,466	(186,422)

Increase (decrease) in cash	1,547	(3,164)	4,332
Cash at beginning of year	1,747	4,911	579

Cash at end of year	$3,294	1,747	4,911

      For the years ended December 31, 2006, 2005, and 2004, the Parent Company paid income taxes (net of refunds received) of $380.9 million, $315.0 million, and $181.0 million, and interest in the amount of $41.7 million, $41.3 million, and $27.4 million, respectively.

Notes to Consolidated Financial Statements

Note 20     Supplemental Financial Data
      Components of other operating expenses in excess of 1% of total revenues for any of the respective years are as follows:

	Years ended December 31,

	2006	2005	2004
(In thousands)
Expenses:
Stationery, printing, and supplies	$35,870	37,245	33,273
Third-party processing services	71,639	66,464	30,057
Attorney commissions and court costs	25,935	32,116	33,930
Consulting fees	29,225	33,954	15,594

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors and Shareholders
Synovus Financial Corp.:
      We have audited the accompanying consolidated balance sheets of Synovus Financial Corp. and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of income, changes in shareholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2006. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
      We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Synovus Financial Corp. and subsidiaries as of December 31, 2006 and 2005, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2006, in conformity with U.S. generally accepted accounting principles.
      As discussed in the Notes 1 and 15 to the consolidated financial statements, effective January 1, 2006, the Company adopted the fair value method of accounting for share-based compensation as required by Statement of Financial Accounting Standards No. 123(R), Share-Based Payment.
      As discussed in Note 1 to the consolidated financial statements, the Company adopted the recognition and disclosure provisions of Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, as of December 31, 2006.
      Also, as discussed in Note 1 to the consolidated financial statements, the Company elected application of Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements, in December 2006.
      We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Synovus’ internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated March 1, 2007 expressed an unqualified opinion on management’s assessment of, and the effective operation of, internal control over financial reporting.
Atlanta, Georgia
March 1, 2007

MANAGEMENT’S REPORT ON INTERNAL
CONTROL OVER FINANCIAL REPORTING
      The management of Synovus Financial Corp. (the Company) is responsible for establishing and maintaining adequate internal control over financial reporting as defined in Rule 13a-15(f) under the Securities Exchange Act of 1934.
      The Company’s management assessed the effectiveness of the Company’s internal control over financial reporting as of December 31, 2006. In making this assessment, management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control — Integrated Framework.
      In conducting the Company’s evaluation of the effectiveness of its internal control over financial reporting, the Company has excluded the following acquisitions completed by the Company in 2006: TSYS Card Tech, Ltd., TSYS Managed Services EMEA, Ltd., and Banking Corporation of Florida. Combined, these acquisitions constituted 1.67% of consolidated assets as of December 31, 2006 and 0.85% and 0.34% of consolidated total revenue and consolidated net income, respectively, for the year then ended. Please refer to Note 2 to the consolidated financial statements for further discussion of these acquisitions and their impact on Synovus’ consolidated financial statements.
      Based on our assessment, we believe that, as of December 31, 2006, the Company’s internal control over financial reporting is effective based on the criteria set forth in Internal Control — Integrated Framework.
      Management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 has been audited by KPMG LLP, the independent registered public accounting firm which also audited the Company’s consolidated financial statements. KPMG LLP’s attestation report on management’s assessment of the Company’s internal control over financial reporting appears on page F-48 hereof.

Richard E. Anthony	Thomas J. Prescott
Chairman &	Executive Vice President &
Chief Executive Officer	Chief Financial Officer

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors and Shareholders
Synovus Financial Corp.:
      We have audited management’s assessment, included in the accompanying Management’s Report on Internal Control Over Financial Reporting, that Synovus Financial Corp. and subsidiaries (Synovus) maintained effective internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Synovus’ management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management’s assessment and an opinion on the effectiveness of Synovus’ internal control over financial reporting based on our audit.
      We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.
      A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
      Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
      In our opinion, management’s assessment that Synovus maintained effective internal control over financial reporting as of December 31, 2006, is fairly stated, in all material respects, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Also, in our opinion, Synovus maintained, in all material respects, effective internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).
      During 2006, Synovus acquired TSYS Card Tech, Ltd., TSYS Managed Services EMEA, Ltd., and Banking Corporation of Florida (the Acquisitions). Management excluded from its assessment of the effectiveness of Synovus’ internal control over financial reporting as of December 31, 2006, the Acquisitions’ internal control over financial reporting. Combined, these Acquisitions constituted 1.67% of consolidated total assets of Synovus as of December 31, 2006 and 0.85% and 0.34% of consolidated total revenue and consolidated net income, respectively, of Synovus for the year then ended. Our audit of internal control over financial reporting of Synovus also excluded an evaluation of the internal control over financial reporting of the Acquisitions.
      We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Synovus as of December 31, 2006 and 2005, and the related consolidated statements of income, shareholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2006, and our report dated March 1, 2007 expressed an unqualified opinion on those consolidated financial statements. Our report refers to a change in accounting for share-based payments and postretirement benefits after the adoption of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, and Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, respectively, in 2006, and application of Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements, in 2006.
Atlanta, Georgia
March 1, 2007

Selected Financial Data

	Years Ended December 31,

	2006	2005	2004	2003	2002
(In thousands, except per share data)
Income Statement:
Total revenues(a)	$3,269,578	2,886,863	2,381,615	2,129,902	1,949,688
Net interest income	1,133,874	968,847	860,679	763,064	717,504
Provision for losses on loans	75,148	82,532	75,319	71,777	65,327
Non-interest income	2,133,586	1,918,479	1,521,011	1,369,329	1,234,822
Non-interest expense	2,170,677	1,943,391	1,588,366	1,422,143	1,299,470
Net income	616,917	516,446	437,033	388,925	365,347
Per share data:
Net income — basic	1.92	1.66	1.42	1.29	1.23
Net income — diluted	1.90	1.64	1.41	1.28	1.21
Cash dividends declared	0.78	0.73	0.69	0.66	0.59
Book value	11.39	9.43	8.52	7.43	6.79
Balance Sheet:
Investment securities	3,352,357	2,958,320	2,695,593	2,529,257	2,237,725
Loans, net of unearned income	24,654,552	21,392,347	19,480,396	16,464,914	14,463,909
Deposits	24,294,447	20,784,365	18,577,468	15,941,609	13,928,834
Long-term debt	1,350,139	1,933,638	1,879,583	1,575,777	1,336,200
Shareholders’ equity	3,708,650	2,949,329	2,641,289	2,245,039	2,040,853
Average total shareholders’ equity	3,369,954	2,799,496	2,479,404	2,166,777	1,855,492
Average total assets	29,831,172	26,291,490	23,275,001	20,412,853	17,414,654
Performance ratios and other data:
Return on average assets	2.07%	1.96	1.88	1.91	2.10
Return on average equity	18.31	18.45	17.63	17.95	19.69
Net interest margin, before fees	4.15	4.05	3.92	3.90	4.27
Net interest margin, after fees	4.30	4.19	4.22	4.26	4.65
Efficiency ratio(b)	51.18	49.79	52.06	53.34	52.07
Dividend payout ratio(c)	40.99	44.51	48.94	51.56	48.76
Average shareholders’ equity to average assets	11.37	10.65	10.65	10.61	10.65
Average shares outstanding, basic	321,241	311,495	307,262	302,010	297,325
Average shares outstanding, diluted	324,232	314,815	310,330	304,928	301,197

(a)	Consists of net interest income and non-interest income, excluding securities gains (losses).

(b)	For the Financial Services segment.

(c)	Determined by dividing dividends declared per share by diluted net income per share.

Financial Review

Executive Summary
      The following financial review provides a discussion of Synovus’ financial condition, changes in financial condition, and results of operations as well as a summary of Synovus’ critical accounting policies. This section should be read in conjunction with the preceding audited consolidated financial statements and accompanying notes.
About Our Business
      Synovus is a diversified financial services holding company, based in Columbus, Georgia, with more than $31 billion in assets. Synovus operates two business segments: the Financial Services and the Transaction Processing Services (TSYS) segments. The Financial Services segment provides integrated financial services including banking, financial management, insurance, mortgage and leasing services through 40 banks and other Synovus offices in five southeastern states. At December 31, 2006, our banks ranged in size from $69.2 million to $5.79 billion in total assets. The Transaction Processing Services segment provides electronic payment processing services through our 81% owned subsidiary Total System Services, Inc. (TSYS), one of the world’s largest companies for outsourced payment services. Our ownership in TSYS gives us a unique mix: for 2006, 55% of our consolidated revenues and 33% of our consolidated net income came from TSYS.
Our Key Financial Performance Indicators
      In terms of how we measure success in our business, the following are our key financial performance indicators:
Financial Services

• Loan Growth	• Credit Quality
• Deposit Growth	• Fee Income Growth
• Net Interest Margin	• Expense Management
TSYS

• Revenue Growth	• Expense Management
2006 Financial Performance vs. 2005
Consolidated

•	Net income $616.9 million, up 19.5%

•	Diluted earnings per share (EPS) $1.90, up 16.0%
Financial Services

•	Loan growth: 15.2% (11.4% excluding the impact of the acquisition of Riverside and First Florida)

•	Deposit growth: 16.9% (11.1% excluding brokered deposits and the impact of the acquisition of Riverside and First Florida).

•	Net interest margin: 4.30%, up 11 basis points from 4.19% in 2005.

•	Credit quality:

•	Nonperforming assets (NPA) ratio of .50%, compared to .46% at year-end 2005, and

•	Past dues over 90 days as a percentage of total loans of .14% compared to .07% at year-end 2005, and

•	Net charge-off ratio of .26%, compared to .29% for 2005.

•	Fee income growth: $359.4 million, up 9.8% from 2005 (up 9.3% excluding the impact of acquisitions).

•	General and administrative expenses: up 18.2% (13.4% increase excluding the impact of acquisitions and share-based compensation).

•	Net income growth: 15.6%

•	Return on assets: 1.45% compared to 1.43% for 2005.

•	Return on equity: 16.77% compared to 17.59% for 2005.
      Additionally, during 2006:

•	Synovus acquired Riverside Bank on March 25, 2006 and acquired First Florida Bank on April 1, 2006.

•	Synovus opened 17 new banking locations, all in markets with high growth potential.
TSYS

•	Net income growth: 28.1%

•	Revenue growth before reimbursable items: 11.2%

•	Expense growth before reimbursable items: 7.4%

•	Accounts on file processed on TSYS’ systems decreased 4.9% to 416.4 million at December 31, 2006, compared to 437.9 million at December 31, 2005.

Financial Review

      Additionally during 2006:

•	TSYS’ Board of Directors approved a share repurchase plan for up to 2 million shares of TSYS common stock.

•	TSYS converted the vast majority of the Capital One Financial Corporation (Capital One) account portfolio onto its TS2 platform. In a related transaction, Capital One became the first client on the new TSYS Loyalty Platform, and is currently processing loyalty transactions on this industry-leading platform.

•	TSYS reached a long-term agreement with Wachovia Corporation to provide core-processing and other related services in support of their re-entry into the consumer credit-card line of business.

•	TSYS deconverted the Sears consumer MasterCard and private-label accounts in June 2006, as well as deconverted the Bank of America consumer card portfolio in October 2006.

•	TSYS received a contract termination fee of $68.9 million from Bank of America in the fourth quarter of 2006, which was partially offset by approximately $6.0 million in accelerated amortization of contract acquisition costs related to the Bank of America consumer card portfolio.

•	TSYS announced Toyota Finance Corporation as TSYS’ first processing relationship in Japan.

•	TSYS increased its equity interest in China UnionPay Data Services Co., Ltd. (CUP Data) to 44.56%.

•	TSYS continued expansion of its global footprint with the acquisition of London-based Card Tech, Ltd., now known as TSYS Card Tech.
      Synovus exceeded its expectations for 2006 with excellent growth momentum in both its Financial Services segment and TSYS. An important initiative focused on accelerating commercial and industrial loan growth began implementation in the second half of 2006, and is expected to broaden existing relationships with the cross sales and penetration of specialty products such as corporate cash management, asset-based loans, and capital markets products. Synovus’ retail banking initiative, which was implemented in 2005, has exceeded expectations in 2006 by expanding core retail deposit growth, home equity loan growth, and fee income from retail product sales this year. Diluted earnings per share was $1.90, a 16.0% increase from 2005. Key drivers for the Financial Services segment were loan growth of 15.2% (11.4% excluding the impact of acquisitions); deposit growth of 16.9% (11.1% excluding brokered deposits and the impact of acquisitions); an 11 basis point increase in the net interest margin; and good credit quality with a NPA ratio of ..50% at year-end, a net charge-off ratio of .26%, and past dues greater than 90 days of .14%. TSYS was another key driver in our financial results, with a net income increase of 28.1% (above our original expectation of 21%-23%).
2007 Earnings Outlook
      Synovus expects 2007 diluted earnings per share to be in the range of $1.96 to $1.98, based in part upon the following assumptions:

•	Stable to modestly lower short-term interest rates as compared to the fourth quarter of 2006.

•	Annual net interest margin near fourth quarter 2006 net interest margin of 4.20% (with compression during the first half of the year followed by some expansion).

•	A favorable credit environment.

•	TSYS’ net income growth, excluding the Bank of America termination fee and associated amortization of contract acquisition costs in 2006, in the 14% to 17% range.

•	Financial Services segment net income growth of approximately 10%.
      Excluding the aforementioned Bank of America termination fee and associated amortization of contract acquisition costs in 2006 (of $33 million, net of tax and after minority interest), Synovus’ earnings per share is expected to increase between 9% and 10% in 2007.

Financial Review

      Presentation of net income and diluted earnings per share excluding the Bank of America termination fee, net of acceleration of amortization of related contract acquisition costs, are non-GAAP financial measures. The following table reconciles the range of changes from 2006 to 2007, comparing non-GAAP financial measures to GAAP financial measures.

	2007
	Earnings	2006	% Increase
	Guidance	Actual	(Decrease)
(Dollars in thousands, except per share data)
TSYS net income before minority interest	$238 to $243	$249	(5%) to (3%)
Less: Termination fee net of acceleration of amortization of related contract acquisition costs and income taxes		$(41)

TSYS net income, excluding impact of termination fee, net of acceleration of amortization of contract acquisition costs	$238 to $243	$208	14% to 17%

	2007
	Earnings	2006	% Increase
	Guidance	Actual	(Decrease)
(Dollars in thousands, except per share data)
Financial Services net income	$456	$415	10%
TSYS net income, net of minority interest	$193 to $197	$202	(5%) to (3%)

Synovus consolidated net income	$649 to $653	$617	5% to 6%
Less: Termination fee net of acceleration of amortization of related contract acquisition costs, minority interest, and income taxes		$(33)

Synovus consolidated net income, excluding impact of termination fee, net of acceleration of amortization of contract acquisition costs	$649 to $653	$584	11% to 12%

Synovus earnings per share — diluted	$1.96 to $1.98	$1.90	3% to 4%
Less: Termination fee, net of acceleration of amortization of related contract acquisition costs, minority interest, and income taxes		$(0.10)

Synovus earnings per share — diluted, excluding impact of termination fee, net of acceleration of amortization of contract acquisition costs, minority interest, and income taxes	$1.96 to $1.98	$1.80	9% to 10%

      Synovus believes that the above non-GAAP financial measures provide meaningful information to assist investors in understanding Synovus’ financial estimates for changes in net income and diluted earnings per share from 2006 to 2007 as a result of TSYS’ deconversion of the Bank of America consumer card portfolio as the non-GAAP financial measures exclude amounts that Synovus does not consider part of ongoing operating results. The non-GAAP percentage changes should not be considered by themselves or as a substitute for the GAAP percentage changes year over year. The non-GAAP measures should be considered as an additional view of the way Synovus’ financial measures are affected by the one-time Bank of America contract termination fee, net of acceleration of amortization of related contract acquisition costs.

Financial Review

Critical Accounting Policies
      The accounting and financial reporting policies of Synovus conform to U.S. generally accepted accounting principles and to general practices within the banking and electronic payment processing industries. Following is a description of the accounting policies applied by Synovus which are deemed “critical.” In determining which accounting policies are critical in nature, Synovus has identified the policies that require significant judgment or involve complex estimates. The application of these policies has a significant impact on Synovus’ financial statements. Synovus’ financial results could differ significantly if different judgments or estimates are applied in the application of these policies.
Allowance for Loan Losses
      Note 5 in the notes to Synovus’ consolidated financial statements contains a discussion of the allowance for loan losses. The allowance for loan losses is determined based on an analysis which assesses the risk within the loan portfolio. The two most significant judgments or estimates made in the determination of the allowance for loan losses are the risk ratings for loans in the commercial loan portfolio and the valuation of the collateral for loans that are classified as impaired loans.
Commercial Loans — Risk Ratings and Loss Factors
      Commercial loans are assigned a risk rating on a 9 point scale. For commercial loans that are not considered impaired, the allocated allowance for loan losses is determined based upon the loss percentage factors that correspond to each risk rating. Commercial loans that are not impaired represent 85.3% of total loans at December 31, 2006. The corresponding allowance for these loans was $227.4 million. The rating process is subject to certain subjective factors and estimates. Synovus uses a well-defined risk rating methodology, and has established policies that require “checks and balances” to manage the risks inherent in estimating loan losses.
      The risk ratings are based on the borrowers’ credit risk profile, considering factors such as debt service history and capacity, inherent risk in the credit (e.g., based on industry type and source of repayment), and collateral position. Ratings 6 through 9 are modeled after the bank regulatory classifications of special mention, substandard, doubtful, and loss. Loss percentage factors are based on historical loss rates, bank regulatory guidance, and Synovus’ assessment of losses within each risk rating. The occurrence of certain events could result in changes to the loss factors. Accordingly, these loss factors are reviewed periodically and modified as necessary.
      Each loan is assigned a risk rating during the approval process. This process begins with a rating recommendation from the loan officer responsible for originating the loan. The rating recommendation is subject to approvals from other members of management and/or loan committees depending on the size and type of credit. Ratings are re-evaluated at least every twelve months in connection with the loan review process at each affiliate bank. Additionally, an independent holding company credit review function evaluates each affiliate bank’s risk rating process at least every twelve to eighteen months.
Collateral Valuation
      A majority of our impaired loans are collateral dependent. The impairment on these loans is determined based upon fair value estimates (net of selling costs) of the respective collateral. The actual losses on these loans could differ significantly if the fair value of the collateral is different from the estimates used by Synovus in determining the impairment. The majority of Synovus’ impaired loans are secured by real estate. The fair value of these real estate properties is generally determined based upon appraisals performed by a certified or licensed appraiser. Management also considers other factors or recent developments which could result in adjustments to the collateral value estimates indicated in the appraisals.
Retail Loans — Loss Factors
      The allocated allowance for loan losses for retail loans is generally determined by segregating the retail loan portfolio into pools of homogeneous loan categories. Loss factors applied to these pools are generally based on average historical losses for the previous two years and current delinquency trends. The occurrence of certain events could result in changes to the loss factors. Accordingly, these loss factors are reviewed periodically and modified as necessary.
Other Loss Factors
      Certain economic and interest rate factors could have a material impact on the determination of the allowance for loan losses and corresponding credit costs. The allowance for loan losses for loans not considered impaired and for large pools of smaller-balance, homogeneous loans is established through consideration of such factors as changes in the nature and volume of the portfolio, overall portfolio quality, individual loan risk ratings, loan concentrations and historical charge-off trends. Additionally, a rapidly rising interest rate environment could have a material impact on certain borrowers’ ability to pay.

Financial Review

Asset Impairment
Contract Acquisition Costs
      TSYS evaluates the carrying value of contract acquisition costs associated with each customer for impairment on the basis of whether these costs are fully recoverable from expected undiscounted net operating cash flows of the related contract. The determination of expected undiscounted net operating cash flows requires management to make estimates.
      These costs may become impaired with the loss of a contract, the financial decline of a client, termination of conversion efforts after a contract is signed, diminished prospects for current clients or if the TSYS’ actual results differ from its estimates of future cash flows. If the actual cash flows are not consistent with the TSYS’ estimates, a material impairment charge may result.
      Note 6 in the notes Synovus’ Consolidated Financial Statements contains a discussion of contract acquisition costs. The net carrying value of contract acquisition costs on Synovus’ Consolidated Balance Sheets as of December 31, 2006 was $167.4 million.
Software Development Costs
      TSYS evaluates the unamortized capitalized costs of software development for impairment as compared to the net realizable value of the software product which is determined by expected undiscounted net operating cash flows. The amount by which the unamortized software development costs exceed the net realizable value is written off in the period that such determination is made. If the actual cash flows are not consistent with TSYS’ estimates, a material write-off may result.
      Note 6 in the notes to Synovus’ Consolidated Financial Statements contains a discussion of internally developed software costs. The net carrying value of TSYS’ computer software on Synovus’ Consolidated Balance Sheets as of December 31, 2006 was $216.5 million.
Goodwill
      Under Statement of Financial Accounting Standards Board No. 142 (SFAS 142), goodwill is required to be tested for impairment annually. The combination of the income approach utilizing the discounted cash flow (DCF) method and the market approach, utilizing readily available market valuation multiples, is used to estimate the fair value.
      Under the DCF method, the fair value of the reporting unit reflects the present value of the projected earnings that will be generated by each reporting unit after taking into account the revenues and expenses associated with the reporting unit, the relative risk that the cash flows will occur, the contribution of other assets, and an appropriate discount rate to reflect the value of invested capital. Cash flows are estimated for future periods based on historical data and projections provided by management. If the actual cash flows are not consistent with the Company’s estimates, a material impairment charge may result.
      Notes 2 and 18 in the notes to Synovus’ Consolidated Financial Statements contain a discussion of goodwill. The net carrying value of goodwill on the Synovus’ Consolidated Balance Sheets as of December 31, 2006 was $669.5 million.
Long-Lived Assets and Other Intangibles
      The Company reviews long-lived assets, such as property and equipment and other intangibles subject to amortization, including core deposit premiums and customer relationships, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the actual cash flows are not consistent with the Company’s estimates, a material impairment charge may result.
Transaction Processing Provisions
      A significant number of TSYS’ contracts with large clients contain service level agreements which can result in TSYS incurring performance penalties if contractually required service levels are not met. When providing these accruals, TSYS takes into consideration such factors as the prior history of performance penalties and processing errors incurred, actual contractual penalties inherent in TSYS’ contracts, progress towards milestones and known processing errors not covered by insurance.
      If the actual performance penalties incurred are not consistent with TSYS’ estimates, performance penalties and processing errors, which are recorded in other operating expenses, may be materially different than was initially recorded. TSYS’ experience and extensive data accumulated historically indicates that these estimates have proven reliable over time.

Financial Review

Acquisitions
      Table 1 summarizes the acquisitions completed during the past three years.

Table 1	Acquisitions
(Dollars in thousands)

		Total	Shares
Company and Location	Date Closed	Assets	Issued	Cash

TSYS Managed Services EMEA, Ltd.	November 16, 2006	$13,281	—	$2,530
Milton Keynes, England
Card Tech, Ltd. (TSYS Card Tech)	July, 11 2006	69,980	—	59,291
London, England
Banking Corporation of Florida	April 1, 2006	417,528	2,938,791	—
Naples, Florida
Riverside Bancshares, Inc.	March 25, 2006	766,257	5,883,427	—
Marietta, GA
Vital Processing Services, L.L.C. (TSYS Acquiring Solutions, L.L.C.)	March 1, 2005	127,673	—	95,794
Tempe, Arizona
Clarity Payment Solutions, Inc. (TSYS Prepaid, Inc.)	August 2, 2004	74,430	—	53,000
New York, New York
Trust One Bank	June 1, 2004	513,000	3,841,302	—
Memphis, Tennessee
Peoples Florida Banking Corporation	January 30, 2004	324,000	1,636,827	32,100
Palm Harbor, Florida
This information is discussed in further detail in Note 2 of the consolidated financial statements.

Earning Assets, Sources of Funds, and Net Interest Income
Earning Assets and Sources of Funds
      Average total assets for 2006 were $29.83 billion or 13.5% over 2005 average total assets of $26.29 billion. Average earning assets for 2006 were $26.52 billion, which represented 88.9% of average total assets. Average earning assets increased $3.25 billion, or 14.0%, over 2005. The $3.25 billion increase consisted primarily of a $2.82 billion increase in average net loans and a $382.8 million increase in average investment securities available for sale. The primary funding source for this earning asset growth was a $3.01 billion increase in average deposits. Average shareholders’ equity for 2006 was $3.39 billion, which represents an increase of $592.3 million over 2005.
      For 2005, average total assets increased $3.01 billion, or 13.0% from 2004. Average earning assets for 2005 were $23.27 billion, which represented 88.5% of average total assets. For more detailed information on the average balance sheets for the years ended December 31, 2006, 2005, and 2004, refer to Table 3.
Net Interest Income
      Net interest income (interest income less interest expense) is a major component of net income, representing the earnings of the primary business of gathering funds from customer deposits and other sources and investing those funds in loans and investment securities. Our long-term objective is to manage those assets and liabilities to maximize net interest income while balancing interest rate, credit, liquidity, and capital risks.
      Net interest income is presented in this discussion on a tax-equivalent basis, so that the income from assets exempt from federal income taxes is adjusted based on a statutory marginal federal tax rate of 35% in all years (See Table 2). The net interest margin is defined as taxable-equivalent net interest income divided by average total interest earning assets and provides an indication of the efficiency of the earnings from balance sheet activities. The net interest margin is affected by changes in the spread between interest earning asset yields and interest bearing liability costs (spread rate), and by the percentage of interest earning assets funded by non-interest bearing funding sources.

Financial Review

      Net interest income for 2006 was $1.13 billion, up $165.0 million, or 17.0%, from 2005. On a taxable-equivalent basis, net interest income was $1.14 billion, up $164.4 million, or 16.9%, over 2005. During 2006, average interest earning assets increased $3.25 billion, or 14.0%, with the majority of this increase attributable to loan growth. Increases in the level of deposits and other borrowed funds were the primary funding sources for the increase in earning assets.
      During the third quarter of 2004, Synovus reassessed the standard loan origination costs and classification methodology used in conjunction with its accounting for loan origination fees and costs. As part of this assessment, Synovus changed its methodology and now recognizes these costs netted against origination fees over the life of the respective loans as an adjustment of yield (interest income). Synovus had previously recognized fee income over the life of its loans after recognizing a portion of fee income upon loan origination to offset origination costs. The new methodology was implemented on a prospective basis effective October 18, 2004. The change was not material to Synovus’ financial position, results of operations, or cash flows. The new methodology did, however, result in a decrease in general and administrative expenses of $37.7 million for 2005 as compared to 2004 with a corresponding decrease (of approximately the same amount) in interest income and the net interest margin compared to 2004.
Net Interest Margin
      The net interest margin after fees was 4.30% for 2006, up 11 basis points from 2005. The yield on earning assets increased 116 basis points, which was partially offset by a 105 basis point increase in the effective cost of funds, which includes non-interest bearing funding sources, primarily demand deposits.
      The primary increase in the yield on earning assets came from increased yields on loans, which increased 127 basis points, primarily due to increased yields on the variable rate portion of the loan portfolio. These loan yields were favorably impacted by a 177 basis point increase in the average prime rate in 2006 as compared to 2005. The primary factors driving the 105 basis point increase in the effective cost of funds were a 137 basis point increase in the cost of non-brokered time deposits and a 156 basis point increase in the cost of money market accounts. These rate increases were a result of the higher interest rate environment and growth in these accounts as consumer preference continued to favor higher yielding deposit accounts. A more competitive pricing environment in our marketplace also contributed to the increase in the cost of funds.
      The net interest margin was 4.19% for 2005, down 3 basis points from 2004. This decrease was due to the aforementioned change in classification methodology for loan origination fees and costs. The net interest margin before fees was 4.05% in 2005, up 13 basis points from 3.92% in 2004. This increase resulted from a 95 basis point increase in the yield on earning assets, which was partially offset by an 82 basis point increase in the effective cost of funds, which includes non-interest bearing funding sources, primarily demand deposits.
      The primary increase in the yield on earning assets came from increased yields on loans before fees. Loan yields, which increased by 105 basis points, were favorably impacted by a 185 basis point increase in the average prime rate in 2005 as compared to 2004. The effective cost of funds increased by 82 basis points, primarily due to an 86 basis point increase in the cost of time deposits (including brokered time deposits) and a 135 basis point increase in the cost of money market accounts. These rate increases were a result of the higher interest rate environment as well as strong growth in these accounts as consumer behavior shifted to take advantage of higher yielding deposit accounts.

Table 2     Net Interest Income
(In thousands)

	Years Ended December 31,

	2006	2005	2004

Interest income	$2,016,466	1,496,225	1,159,020
Taxable-equivalent adjustment	5,828	6,439	6,960

Interest income, taxable-equivalent	2,022,294	1,502,664	1,165,980
Interest expense	882,592	527,378	298,341

Net interest income, taxable-equivalent	$1,139,702	975,286	867,639

Financial Review

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Table 3	Consolidated Average Balances, Interest, and Yields
(Dollars in thousands)

	2006			2005			2004

	Average		Yield/	Average		Yield/	Average		Yield/
	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate

Assets
Interest earning assets:
Taxable loans, net(a)(b)	$23,254,147	1,857,004	7.99%	$20,406,102	1,372,428	6.73%	$17,881,572	1,048,337	5.86%
Tax-exempt loans, net(a)(b)(c)	61,791	4,413	7.14	63,582	4,265	6.71	71,394	4,257	5.96
Allowance for loan losses	(309,658)	—	—	(279,534)	—	—	(247,054)	—	—

Loans, net	23,006,280	1,861,417	8.09	20,190,150	1,376,693	6.82	17,705,912	1,052,594	5.94

Investment securities available for sale:
Taxable investment securities	3,009,962	129,218	4.29	2,609,113	98,728	3.78	2,366,631	88,560	3.74
Tax-exempt investment securities(c)	198,691	13,533	6.81	216,773	15,044	6.94	230,815	16,268	7.05

Total investment securities	3,208,653	142,751	4.45	2,825,886	113,772	4.03	2,597,446	104,828	4.04

Trading account assets	43,201	2,691	6.23	11,380	642	5.64	—	—	—
Interest earning deposits with banks	8,837	375	4.23	6,362	172	2.70	4,197	32	0.76
Federal funds sold and securities purchased under resale agreements	124,903	6,422	5.14	120,809	4,082	3.38	148,685	1,945	1.31
Mortgage loans held for sale	132,332	8,638	6.53	113,969	7,303	6.41	117,479	6,581	5.60

Total interest earning assets	26,524,206	2,022,294	7.62	23,268,556	1,502,664	6.46	20,573,719	1,165,980	5.67

Cash and due from banks	646,782			706,158			655,069
Premises and equipment, net	919,083			913,551			855,197
Other real estate	26,000			22,690			26,420
Other assets(d)	1,715,101			1,380,535			1,164,596

Total assets	$29,831,172			$26,291,490			$23,275,001

Liabilities and Shareholders’ Equity
Interest bearing liabilities:
Interest bearing demand deposits	$3,006,308	57,603	1.92	$2,975,016	35,085	1.18	$2,762,104	16,764	0.61
Money market accounts	6,388,862	263,334	4.12	5,193,943	132,739	2.56	4,481,042	54,387	1.21
Savings deposits	542,793	3,538	0.65	555,205	1,958	0.35	548,736	1,002	0.18
Time deposits (less brokered time deposits)	6,340,959	281,211	4.43	4,918,781	150,809	3.07	4,481,935	103,683	2.31
Brokered time deposits	2,855,191	134,263	4.70	2,557,660	86,714	3.39	1,730,937	40,448	2.34
Federal funds purchased and securities sold under repurchase agreements	1,534,312	71,439	4.66	1,103,005	31,569	2.86	1,479,815	19,286	1.30
Long-term debt	1,519,997	71,204	4.68	2,087,749	88,504	4.24	1,718,556	62,771	3.65

Total interest bearing liabilities	22,188,422	882,592	3.97	19,391,359	527,378	2.72	17,203,125	298,341	1.73

Non-interest bearing demand deposits	3,488,580			3,408,289			3,048,465
Other liabilities	784,216			692,346			544,007
Shareholders’ equity	3,369,954			2,799,496			2,479,404

Total liabilities and shareholders’ equity	$29,831,172			$26,291,490			$23,275,001

Net interest income/margin		1,139,702	4.30%		975,286	4.19%		867,639	4.22%

Taxable-equivalent adjustment		(5,828)			(6,439)			(6,960)

Net interest income, actual		$1,133,874			$968,847			$860,679

(a)	Average loans are shown net of unearned income. Nonperforming loans are included.

(b)	Interest income includes loan fees as follows: 2006 — $40.4 million, 2005 — $33.5 million, 2004 — $60.4 million.

(c)	Reflects taxable-equivalent adjustments, using the statutory federal income tax rate of 35%, in adjusting interest on tax-exempt loans and investment securities to a taxable-equivalent basis.

(d)	Includes average net unrealized gains (losses) on investment securities available for sale of ($54.5) million, ($22.6) million, and $12.6 million for the years ended December 31, 2006, 2005, and 2004, respectively.

Financial Review

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Table 4     Rate/Volume Analysis
(In thousands)

	2006 Compared to 2005			2005 Compared to 2004

	Change Due to (a)			Change Due to (a)

		Yield/	Net		Yield/	Net
	Volume	Rate	Change	Volume	Rate	Change

Interest earned on:
Taxable loans, net	$191,673	292,903	484,576	147,937	176,154	324,091
Tax-exempt loans, net(b)	(120)	267	147	(466)	474	8
Taxable investment securities	15,152	15,338	30,490	9,069	1,099	10,168
Tax-exempt investment securities(b)	(1,255)	(257)	(1,512)	(990)	(234)	(1,224)
Trading account assets	1,795	255	2,050	642	—	642
Interest earning deposits with banks	67	135	202	16	124	140
Federal funds sold and securities purchased under resale agreements	138	2,203	2,341	(365)	2,502	2,137
Mortgage loans held for sale	1,177	159	1,336	(197)	919	722

Total interest income	208,627	311,003	519,630	155,646	181,038	336,684

Interest paid on:
Interest bearing demand deposits	369	22,149	22,518	1,299	17,022	18,321
Money market accounts	30,590	100,006	130,596	8,626	69,726	78,352
Savings deposits	(43)	1,623	1,580	12	944	956
Time deposits (less brokered time deposits)	43,661	86,741	130,402	10,091	37,035	47,126
Brokered time deposits	10,086	37,463	47,549	19,345	26,921	46,266
Federal funds purchased and securities sold under repurchase agreements	12,335	27,535	39,870	(4,899)	17,182	12,283
Other borrowed funds	(24,073)	6,772	(17,301)	13,476	12,257	25,733

Total interest expense	72,925	282,289	355,214	47,950	181,087	229,037

Net interest income	$135,702	28,714	164,416	107,696	(49)	107,647

(a)	The change in interest due to both rate and volume has been allocated to the rate component.

(b)	Reflects taxable-equivalent adjustments using the statutory federal income tax rate of 35% in adjusting interest on tax-exempt loans and investment securities to a taxable-equivalent basis.

Non-Interest Income
      Non-interest income consists of TSYS revenues as well as a wide variety of fee generating services from the Financial Services segment. Consolidated non-interest income was $2.13 billion, $1.92 billion, and $1.52 billion for the years ended December 31, 2006, 2005, and 2004, respectively. TSYS’ combined revenues represented 83.2% of consolidated non-interest income in 2006 compared to 82.9% in 2005.
      Non-interest income excluding reimbursable items totaled $1.78 billion in 2006, an increase of 10.9% from 2005. For 2005, non-interest income excluding reimbursable items was $1.61 billion, an increase of 24.4% from 2004. Revenues from electronic payment processing, merchant acquiring services, and other transaction processing services offered by TSYS were the largest contributors, increasing $143.8 million, or 11.2% in 2006, and increasing $336.4 million, or 35.3% in 2005 over the previous year. Reported Financial Services’ non-interest income was $359.4 million in 2006, up 9.8% compared to 2005. Excluding amounts related to acquisitions completed in 2006, Financial Services non-interest income was up $30.5 million or 9.3% over 2005. Financial Services’ non-interest income was $327.4 million in 2005, flat compared to 2004.
Transaction Processing Services
      TSYS’ revenues are derived from providing electronic payment processing and related services to financial and

Financial Review

nonfinancial institutions, generally under long-term processing contracts. TSYS’ services are provided primarily through its cardholder systems, TS2 and TS1, to financial institutions and other organizations throughout the United States and internationally. TSYS currently offers merchant acquiring services to financial institutions and other organizations mainly through its majority owned subsidiary, GP Network Corporation (GP Net), and its wholly owned subsidiary, TSYS Acquiring Solutions, L.L.C. (TSYS Acquiring). The following table summarizes TSYS’ accounts on file at December 31, 2006, 2005, and 2004.

Accounts on File (AOF) Information
(In millions)

				Percent Change

		2006	2005	2004	2006 vs. 2005

At December 31	416.4	437.9	357.6	(4.9)%	22.4%
YTD Average	415.6	401.1	303.1	3.6	32.3

Major Customers
      A significant amount of TSYS’ revenues is derived from long-term contracts with large clients, including its major customers. TSYS derives revenues from providing various processing and other services to these clients, including processing of consumer and commercial accounts, and providing merchant acquiring services, as well as revenues for reimbursable items. For 2006, TSYS’ major customers included Bank of America and JP Morgan Chase & Co (Chase). Due to the deconversion of the Bank of America consumer card portfolio in October 2006, as discussed below, Bank of America is not expected to be a major customer in 2007.
      On January 25, 2005, TSYS announced that it had extended its agreement with Bank of America for an additional five years through 2014. Additionally, on October 6, 2005, TSYS Acquiring announced the renewal of its agreement to provide merchant acquiring services to Bank of America.
      On June 30, 2005, Bank of America announced its planned acquisition of MBNA. In December 2005, TSYS received official notification from Bank of America of its intent, pending its acquisition of MBNA, to shift the processing of its consumer card portfolio in house in October 2006. On January 1, 2006, Bank of America’s acquisition of MBNA was completed and in October 2006 TSYS deconverted the Bank of America consumer card portfolio. TSYS continues to provide commercial and small business card processing for Bank of America and MBNA, as well as merchant acquiring for Bank of America, according to the terms of the existing agreements for those services.
      TSYS’ processing agreement with Bank of America provided that Bank of America could terminate its agreement with TSYS for consumer credit card services upon the payment of a termination fee, the amount of which was dependent upon several factors. This fee of approximately $68.9 million was received in October 2006 in conjunction with the Bank of America consumer card portfolio deconversion, and is included in income from electronic payment processing services in the 2006 consolidated statement of income. In anticipation of the deconversion, TSYS accelerated the amortization of approximately $6 million in contract acquisition costs (comprised of $4 million of amortization related to payments for processing rights, which was recorded as a reduction of revenues, and $2 million of amortization expense related to conversion costs). The loss of Bank of America could have a material adverse effect on TSYS’ financial position, results of operations and cash flows.
      In 2006, all relationships with Bank of America generated a combined total of $434.2 million in revenues, or 24.3% and 13.3% of TSYS and Synovus’ total revenues, respectively. TSYS projects an annualized loss of approximately $243.0 million in revenues with the deconversion of the consumer card portfolio, or approximately 13.6% of TSYS’ total revenues in 2006. Excluding reimbursable items, TSYS projects an annualized reduction of approximately $143.8 million in revenues from the loss of the consumer card portfolio, which is approximately 10.0% of TSYS’ revenues before reimbursables in 2006.
      Bank of America accounted for approximately 24.3%, 22.3% and 18.5% of TSYS’ total revenues for the years ended December 31, 2006, 2005, and 2004, respectively. This amount consists of processing revenues for consumer, commercial and merchant acquiring services, as well as reimbursable items. Of the $434.2 million in revenues for the year ended December 31, 2006, approximately 29.8% was derived from Bank of America for reimbursable items. Bank of America accounted for approximately 21.2%, 17.8% and 14.9% of TSYS’ revenues before reimbursable items for the years ended December 31, 2006, 2005 and 2004, respectively. Bank of America accounted for approximately 13.3%, 12.4% and 9.2% of Synovus’ total revenues and accounted for 10.5%, 8.9% and 6.6% of Synovus’ revenues before reimbursable items for the years ended December 31, 2006, 2005 and 2004. The majority of the increase in revenues derived from Bank of America for 2005, as compared to 2004, is the result of including TSYS Acquiring’s revenues for merchant acquiring services from Bank of America. With the deconversion of the consumer card portfolio in 2006, TSYS believes that revenues from Bank of America in 2007 will represent less than 10% of TSYS’ consolidated revenues.

Financial Review

      On October 13, 2004, TSYS finalized a definitive agreement with Chase to service the combined card portfolios of Chase Card Services and to upgrade its card-processing technology. Pursuant to the agreement, TSYS converted the consumer accounts of Chase to the modified version of TS2 in July 2005. TSYS expects to maintain the card-processing functions of Chase Card Services for at least two years. Chase Card Services then has the option to either extend the processing agreement for up to five additional two-year periods or migrate the portfolio in-house, under a perpetual license of a modified version of TS2 with a six-year payment term. TSYS expects that Chase will discontinue its processing agreement according to the original schedule and will license TSYS’ processing software in the third quarter of 2007.
      Chase accounted for approximately 10.1%, 10.1% and 9.0% of TSYS’ total revenues for the years ended December 31, 2006, 2005 and 2004, respectively. The loss of Chase could have a material adverse effect on TSYS’ financial position, results of operations and cash flows.
      TSYS works to maintain a large and diverse customer base across various industries. However, in addition to its major customers, TSYS has other large clients representing a significant portion of its total revenues. The loss of any one of TSYS’ large clients could have a material adverse effect on TSYS’ financial position, results of operations and cash flows.
International Revenue
      Total revenues from clients based in Europe were $158.8 million for 2006, a 19.9% increase over the $132.6 million in 2005, which was a 29.2% increase over the $102.6 million in 2004. The growth in revenues in 2006 from clients based in Europe was a result of the growth of existing clients, the conversion of new accounts, the effect of currency translation and the increased use of value added products and services by clients in Europe.
      Total revenues from clients based in Mexico were $12.3 million for 2006, a 60.8% increase over the $7.6 million in 2005, which was a 32.0% decrease from the $11.2 million in 2004. The growth in revenues in 2006 from clients based in Mexico was a result of the conversion of new accounts and the growth of existing clients.
      International revenues for the year ended December 31, 2006 include revenues of approximately $13.1 million associated with TSYS Card Tech for several countries and regions, including Europe, Japan and others.
      On July 11, 2006, TSYS acquired Card Tech, Ltd., a privately owned London-based payments firm, and related companies, increasing TSYS’ electronic payment processing and merchant acquiring capabilities and extending its geographic reach to Asia Pacific, Europe, the Middle East and Africa. TSYS paid an aggregate consideration of approximately $59.3 million, including direct acquisition costs. Card Tech, Ltd. was established in 1989 and maintains service centers in London, England; Dubai, United Arab Emirates; Nicosia, Cyprus; and Kuala Lumpur, Malaysia. TSYS formed and/or acquired five companies in connection with the Card Tech, Ltd. acquisition, which TSYS collectively refers to as TSYS Card Tech.
      TSYS Card Tech’s software applications are utilized globally. TSYS Card Tech offers a server-based system with an established global footprint for comprehensive issuing and acquiring services. TSYS Card Tech offers products and services for installment loans, credit, debit, merchant acquiring and prepaid payment platforms in addition to fraud, risk management, authorizations, chargebacks, e-commerce and m-commerce solutions. TSYS Card Tech’s applications are browser-based, multilingual, multicurrency and multi-country (including double-byte-enabled).
Value Added Products and Services
      TSYS’ revenues are impacted by the use of optional value added products and services of TSYS’ processing systems. Value added products and services are optional features to which each client can choose to subscribe in order to potentially increase the financial performance of its portfolio. Value added products and services include: risk management tools and techniques, such as credit evaluation, fraud detection and prevention, and behavior analysis tools; and revenue enhancement tools and customer retention programs, such as loyalty programs and bonus rewards. These revenues can increase or decrease from period to period as clients subscribe to or cancel these services. Value added products and services are included primarily in electronic payment processing services revenue.
      For the years ended December 31, 2006, 2005, and 2004, value added products and services represented 12.4%, 12.6%, and 13.8%, respectively, of TSYS’ total revenues. Revenues from these products and services, which include some reimbursable items paid to third-party vendors, increased 9.7%, or $19.6 million, for 2006 compared to 2005, and increased 23.2%, or $38.0 million, for 2005 compared to 2004.
Electronic Payment Processing Services
      Electronic payment processing services revenues are generated primarily from charges based on the number of accounts on file, transactions and authorizations processed, statements mailed, cards embossed and mailed, and other

Financial Review

processing services for cardholder accounts on file. Cardholder accounts on file include active and inactive consumer credit, retail, debit, stored value, government services and commercial card accounts. Due to the strong organic growth of TSYS clients and the expanding use of cards, as well as increases in the scope of services offered to clients, revenues relating to electronic payment processing services have continued to grow.
      Electronic payment processing services revenues increased 13.6%, or $118.0 million, for the year ended December 31, 2006, compared to the year ended December 31, 2005, which increased 14.9%, or $112.6 million, compared to the year ended December 31, 2004. The impact of acquisitions on consolidated electronic payment processing services revenues was $24.4 million in 2006, $19.6 million in 2005 and $8.2 million in 2004.
      In March 2004, Bank of America acquired FleetBoston. In connection with the extended agreement with Bank of America, TSYS converted the FleetBoston card portfolio to TSYS’ processing system in March 2005.
      In August 2005, TSYS finalized a five year definitive agreement with Capital One to provide processing services for its North American portfolio of consumer and small business credit card accounts. TSYS plans to complete the conversion of Capital One’s portfolio from its in house processing system to TS2 in phases, beginning in July 2006 and ending in early 2007. In October 2006, TSYS converted the vast majority of the Capital One portfolio onto its TS2 platform. TSYS expects to maintain the card processing functions of Capital One for at least five years. After a minimum of three years of processing with TSYS, the agreement provides Capital One the opportunity to license TS2 under a long-term payment structure.
      In July 2003, Sears and Citigroup announced an agreement for the sale by Sears to Citigroup of the Sears credit card and financial services businesses. The TSYS/Sears agreement granted to Sears the one-time right to market test TSYS’ pricing and functionality after May 1, 2004, which right was exercised by Citigroup. In June 2005, TSYS announced that Citigroup would move the Sears consumer MasterCard and private-label accounts from TSYS in a deconversion that occurred in June 2006. During the year ended December 31, 2006, TSYS’ revenues from the agreement with Sears represented less than 10% of TSYS’ consolidated revenues. TSYS expects to continue supporting commercial card accounts for Citibank, as well as Citibank’s Banamex USA consumer accounts, according to the terms of the existing agreements for those portfolios.
Merchant Acquiring Services
      Merchant acquiring services revenues are derived from providing acquiring solutions, related systems and integrated support services to financial institutions and other merchant acquirers. Revenues from merchant acquiring services include processing all payment forms including credit, debit, prepaid, electronic benefit transfer and electronic check for merchants of all sizes across a wide array of retail market segments. Merchant acquiring services include authorization and capture of transactions; clearing and settlement of transactions; information reporting services related to transactions; merchant billing services; and point-of-sale equipment sales and service.
      On March 1, 2005, TSYS acquired the remaining 50% of TSYS Acquiring, formerly operating as Vital Processing Services, L.L.C., from Visa U.S.A. (Visa) for $95.8 million in cash, including direct acquisition costs of $794 thousand. TSYS Acquiring operates as a separate, wholly owned subsidiary of TSYS. As a result of the acquisition of control of TSYS Acquiring, TSYS changed from the equity method of accounting for the investment in TSYS Acquiring and began consolidating TSYS Acquiring’s balance sheet and results of operations.
      Revenues from merchant acquiring services are mainly generated by TSYS’ wholly owned subsidiary, TSYS Acquiring, and majority owned subsidiary, GP Net. Merchant acquiring services revenues increased 9.6%, or $22.9 million, for the year ended December 31, 2006, compared to the year ended December 31, 2005. Merchant acquiring services revenue for the years ended December 31, 2006, 2005, and 2004 were $260.3 million, $237.4 million, and $26.2 million, respectively. The increase is completely attributable to the consolidation of TSYS Acquiring’s results effective March 1, 2005. Prior to the acquisition of TSYS Acquiring, TSYS’ revenues included fees TSYS charged to TSYS Acquiring for clearing and settlement processing support. The impact of acquisitions on consolidated merchant acquiring services revenues was $229.9 million in 2006 and $209.3 million in 2005.
      TSYS Acquiring’s results are driven by the authorization and capture transactions processed at the point-of-sale and clearing and settlement transactions. TSYS Acquiring’s authorization and capture transactions are primarily through dial-up or Internet connectivity.
      During 2006, TSYS Acquiring renewed long-term agreements with five of its top 20 clients, as well as signed several new clients. TSYS Acquiring also announced plans to integrate clearing and settlement processing for Discover Network card acceptance into its offering for merchant acquirers and independent sales organizations.

Financial Review

      TSYS Acquiring also expanded its solution set during the year to include enhanced gift card, enhanced statements, new Internet-based reporting capabilities, contactless, merchant cash advance services and upgraded Dynamic Currency Conversion and multi-currency processing services.
      In December 2005, TSYS Acquiring closed its point of sale terminal direct distribution sales office in San Diego, CA, resulting in a decrease of approximately $13.3 million in revenue in 2006, as compared to 2005. TSYS Acquiring is also experiencing moderate market price compression as well as client deconversions.
Other Transaction Processing Services
      Revenues from other transaction processing services consist primarily of revenues generated by TSYS’ wholly owned subsidiaries not included in electronic payment processing services or merchant acquiring services, as well as TSYS’ business process management services. These services include mail and correspondence processing services, teleservicing, data documentation capabilities, offset printing, client service, collections and account solicitation services. TSYS provides clients, through its wholly owned subsidiary, Columbus Depot Equipment Company, with an option to lease certain equipment necessary for online communications and for the use of TSYS applications. Through its wholly owned subsidiary Columbus Productions, Inc., TSYS provides full-service commercial printing services to TSYS clients and others. TSYS Total Debt Management, Inc. (TDM) provides recovery collections work, bankruptcy process management, legal account management and skip tracing. ESC provides targeted loyalty consulting, as well as travel, gift card and merchandise reward programs to more than 40 national and regional financial institutions in the United States. TSYS Managed Services EMEA, Ltd. (TSYS Managed Services) provides specialized customer-servicing operations, including back-office, cross-selling and up-selling activities for financial institutions engaged in electronic payment processing and merchant acquiring activities.
      Revenues from other transaction processing services increased $3.0 million, or 1.6%, in 2006, compared to 2005. In 2005, revenues from other transaction processing services increased $12.5 million, or 7.3%, compared to 2004. Other services revenues increased primarily as a result of increased debt collection services performed by TDM, acquisitions and the revenues associated with ESC. The impact of acquisitions on consolidated other services revenues was $3.2 million in 2006, $1.2 million in 2005 and $0.1 million in 2004.
      In May 2006, TSYS’ collection subsidiary renegotiated a contract with its largest client. One of the provisions that was changed related to the handling of attorney fees and court costs. In reviewing the indicators set forth in EITF Issue No. 99-19, “Reporting Revenue Gross as a Principal versus Net as an Agent,” TSYS met the indicators of “gross reporting,” specifically, TSYS is the primary obligor and adds value as part of the service. Prior to the renegotiation, TSYS recognized $25.9 million, $32.1 million and $33.9 million of attorney fees and court costs for the years ended December 31, 2006, 2005 and 2004, respectively, as other transaction processing services revenues.
      On November 16, 2006, TSYS announced a joint venture with Merchants, a customer-contact company and a wholly owned subsidiary of Dimension Data, to deliver a comprehensive range of managed services to financial institutions across Europe, the Middle East and Africa. The new venture is called TSYS Managed Services and includes existing Merchants centers that comprise more than 200 seats in Milton Keynes, England, near London, and Barneveld, The Netherlands, near Amsterdam. TSYS Managed Services is expected to add future centers in other countries throughout Europe and in South Africa.
      Prior to the new agreement, TSYS contracted with Merchants to provide these services to TSYS’ international clients, and these services were characterized as reimbursable items. With the new agreement, these services will be characterized as other transaction processing services revenues. TSYS Managed Services operates as a separate, majority owned subsidiary of TSYS.
Financial Services
      Financial Services’ total non-interest income was $359.4 million, $327.4 million, and $327.4 million for the years ended December 31, 2006, 2005, and 2004, respectively. Table 5 shows the principal components of Financial Services’ non-interest income.
      Service charges on deposits represent the single largest fee income component for Financial Services. Service charges on deposits totaled $112.4 million in 2006, a increase of 2.2% from the previous year, and $110.0 million in 2005, a decrease of 7.3% from 2004. Service charges on deposit accounts consist of non-sufficient funds (NSF) fees (which represent approximately two-thirds of the total), account analysis fees, and all other service charges. Account analysis fees were down $1.6 million or 9.9% from 2005 levels. The decrease is mainly due to higher earnings credits on commercial demand deposit accounts (DDA). All other service charges on deposit accounts, which consist primarily of monthly fees on consumer DDA and savings accounts, were down $1.8 million or 7.8% compared to 2005. The decline in all other service

Financial Review

charges was largely due to growth in the number of checking accounts with no monthly service charge. We experienced an increase in NSF fees, with a year-over-year increase of $5.8 million or 8.2%.
      Fiduciary and asset management fees are derived from providing estate administration, employee benefit plan administration, personal trust, corporate trust, investment management and financial planning services. At December 31, 2006 and 2005, the market value of assets under management was approximately $8.80 billion and $8.56 billion, respectively. Assets under management increased 2.8% over 2005. Assets under management consist of all assets where Synovus has investment authority as well as our proprietary mutual funds. Assets under advisement were approximately $3.82 billion and $3.60 billion at December 31, 2006 and 2005, respectively. Assets under advisement consist of non-managed assets as well as non-custody assets where Synovus earns a consulting fee. Assets under advisement increased 6.2% over 2005. Total assets under management and advisement by Synovus were $12.63 billion in 2006 compared to $12.16 billion in 2005. The increase in fiduciary and asset management fees is primarily due to higher basis points on average being earned on managed assets in 2006 as well as certain one-time termination fees recognized in 2006.
      At December 31, 2005 and 2004, the market value of total assets under management and advisement was approximately $12.16 billion and $12.67 billion, respectively. These assets decreased 4.0% primarily due to the loss of one account in 2005.
      Brokerage and investment banking revenue was $26.7 million in 2006, a 9.2% increase over the $24.5 million reported in 2005. Brokerage assets were $4.14 billion and $4.18 billion as of December 31, 2006 and 2005, respectively. The increase in revenue was primarily due to the expansion of our Capital Markets unit during 2005 with a full year of operation in 2006.
      Total brokerage and investment banking revenue for 2005 was $24.5 million, up 12.6% over 2004. The increase in revenue was mainly driven by expansion of our Capital Markets unit during 2005.
      Mortgage banking income was $29.3 million in 2006, a 2.0% increase from 2005 levels. Mortgage production volume is $1.51 billion in 2006, flat compared to 2005.
      Total mortgage banking income for 2005 was $28.7 million, up 9.1% from 2004 levels. Total mortgage production volume was $1.51 billion in 2005, compared to $1.39 billion in 2004.
      Bankcard fees totaled $44.3 million in 2006, an increase of 14.1% over the previous year, and $38.8 million in 2005, an increase of 17.7% from 2004. Bankcard fees consist of credit card merchant and interchange fees and debit card interchange fees. Debit card interchange fees were $14.6 million in 2006, an increase of 21.0% over 2005. Credit card fees were $29.7 million in 2005, up 11.1% compared to 2005.
      Other fee income includes fees for letters of credit, safe deposit box fees, access fees for automatic teller machine use, official check issuance fees, and other miscellaneous fee-related income. The increase for 2006 was primarily due to additional fee income generated from customer interest rate swap transactions of $1.9 million, and $1.2 million in trading gains. For the year ended December 31, 2005, $3.0 million of the total increase was due to customer swaps.
      Other operating income was $61.5 million in 2006, compared to $45.4 million in 2005. The main components of other operating income are income from company-owned life insurance policies, insurance commissions, and other items discussed below.
      Other operating income includes $6.3 million and $4.1 million of gains from private equity investments in 2006 and 2005 respectively, and a $15.8 million gain from the sale of a banking location in 2004.

Table 5	Non-Interest Income - Financial Services Segment
(In thousands)

	2006	2005	2004

Service charges on deposits	$112,417	109,960	118,649
Fiduciary and asset management fees	48,627	45,453	43,757
Brokerage and investment banking revenue	26,729	24,487	21,748
Mortgage banking income	29,255	28,682	26,300
Bankcard fees	44,303	38,813	32,975
Securities gains, net	(2,118)	463	75
Other fee income	38,743	34,148	29,158
Other operating income	61,474	45,406	54,779

Total non-interest income	$359,430	327,412	327,441

Non-Interest Expense
      Management analyzes non-interest expense in two separate components: Financial Services and Transaction Processing Services. Table 6 summarizes this data for the years ended December 31, 2006, 2005, and 2004.

Financial Review

Financial Services
2006 vs. 2005
      Reported total non-interest expense for the Financial Services segment increased $117.8 million or 18.2% over 2005. This increase reflects the impact of share-based compensation, required by SFAS No. 123R “Share-Based Payment,” which was effective January 1, 2006 as described in the “Notes To Consolidated Financial Statements” section titled “Note 15 Share-Based Compensation”. The increase for 2006, excluding share-based compensation and the impact of acquisitions, was 13.4%.
      Total salaries and other personnel expense increased $80.2 million or 21.6% in 2006 compared to 2005. Total employees were 7,189 at December 31, 2006, up 550 from 6,639 employees at December 31, 2005. Excluding the impact of acquisitions, the net addition in the number of employees was 352. In addition to normal merit and promotional salary adjustments as well as increases in headcount, this category is impacted by certain items as follows:

•	Incremental share-based compensation expense resulted in an increase in salaries and other personnel expense of $17.0 million.

•	Total performance-based incentive compensation was approximately $62.9 million in 2006, an $11.8 million increase from 2005 levels.

•	The total increase related to the net effect of acquisitions completed in 2006 was approximately $7.3 million.
      Net occupancy and equipment expense increased $9.7 million or 10.7% during 2006. Approximately $2.2 million of the total increase was related to the net effect of acquisitions completed in 2006. Rent expense increased by approximately $2.0 million during 2006. Depreciation increased by $3.0 million.
      Other operating expenses increased $27.9 million or 15.0% over 2005. Approximately $5.0 million of the total increase was related to the net effect of acquisitions completed in 2006. The largest expense category increase was from third party processing services. Excluding acquisitions, third party processing services increased $9.2 million, or 31.1%, in 2006 compared to 2005.
      The efficiency ratio (non-interest expense divided by the sum of federal taxable equivalent net interest income and non-interest income excluding net securities gains) was 51.18% for 2006 compared to 49.79% in 2005. The net overhead ratio (non-interest expense less non-interest income — excluding net securities gains divided by total average assets) was 1.41% for the year compared to 1.27% for 2005.
2005 vs. 2004
      Non-interest expense increased $25.1 million, or 4.0% in 2005 over 2004.
      Salaries and other personnel expenses increased $5.7 million or 1.6%. Approximately $2.0 million of the total increase was related to the net effect of acquisitions and divestitures completed in 2004. The change in classification methodology for loan origination costs, which was implemented on a prospective basis on October 18, 2004, resulted in a decrease in salaries and other personnel expense of $37.7 million. The remaining net increase related to normal merit and promotional salary adjustments, and performance-based incentive compensation.
      Net occupancy and equipment expense increased $8.4 million or 10.2% during 2005. Approximately $1.0 million of the total increase was related to the net effect of acquisitions and divestitures completed in 2004. Rent expense increased by approximately $1.1 million during 2005. Repairs and maintenance expense on equipment increased by $1.2 million. Amortization on the S-Link technology platform implemented in 2004 represented $1.3 million of the increase.
      Other operating expenses increased $11.0 million or 6.3% during 2005. Approximately $1.8 million of the total increase was related to acquisitions and divestitures completed in 2004. This comparison is also impacted by an $8.1 million expense recognized in 2004 related to an estimated loss from non-recovered credit card charge backs. Professional fees increased $4.4 million in 2005 compared to 2004.
Transaction Processing Services
      During 2006, TSYS’ non-interest expense as a percentage of revenues, decreased to 79.5%, compared to 81.7% and 81.3% for 2005 and 2004, respectively. As a percentage of revenues, the decrease in expenses for the year ended December 31, 2006 and the increase for the year ended December 31, 2005, include an increase of $1.1 million and a decrease of $1.3 million related to the effects of currency translation of TSYS’ foreign based subsidiaries, branches and divisions, respectively. The impact of acquisitions on consolidated total expenses was $251.8 million in 2006, $221.4 million in 2005, and $9.8 million in 2004. Non-interest expense was $1.43 billion in 2006, compared to $1.32 billion in 2005 and $985.5 million in 2004.
      Salaries and other personnel expense increased 12.4%, or $58.1 million in 2006 over 2005, compared to 26.9% in 2005

Financial Review

over 2004. The impact of acquisitions on consolidated salaries and other personnel expenses was $91.5 million in 2006, $64.4 million in 2005 and $3.3 million in 2004. In addition, the change in salaries and other personnel expense is associated with the normal salary increases and related benefits, offset by the level of employment costs capitalized as software development and contract acquisition costs. Salaries and other personnel expense include the accrual for performance-based incentive benefits, which includes salary bonuses, profit sharing and employer 401(k) expenses. For the years ended December 31, 2006, 2005 and 2004, TSYS accrued $39.0 million, $48.1 million and $22.5 million, respectively, of performance-based incentives.
      TSYS’ salaries and other personnel expense is greatly influenced by the number of employees. During 2006, the average number of employees increased to 6,642 compared to 6,317 in 2005 and 5,598 in 2004. The majority of the increase in the number of employees in 2006 as compared to 2005 is a result of the acquisitions of TSYS Card Tech and TSYS Managed Services, which added 265 employees. The majority of the increase in the number of employees in 2005 as compared to 2004 is a result of the acquisition of TSYS Acquiring.
      Share-based compensation expenses include the impact of expensing the fair value of stock options in 2006, in accordance with SFAS No. 123R, as well as expenses associated with non-vested shares. For the year ended December 31, 2006, share-based compensation was $9.2 million, compared to $1.1 million for the same period in 2005.
      Net occupancy and equipment expense increased 13.1% in 2006 over 2005, compared to 15.9% in 2005 over 2004. The impact of acquisitions on consolidated net occupancy and equipment expenses was $35.7 million in 2006, $24.6 million in 2005, and $1.0 million in 2004.
      Depreciation and amortization expense increased $26.6 million, or 24.6%, to $135.1 million for the year ended December 31, 2006, compared to $108.5 million for the year ended December 31, 2005, which increased $27.2 million, or 33.5%, from $81.3 million for the year ended December 31, 2004. Amortization expense of licensed computer software increased by $21.7 million, or 40.8%, in 2006 over 2005 as TSYS expanded its processing capacity. Amortization expense of licensed computer software increased by $15.6 million in 2005 compared to 2004. TSYS has certain license agreements requiring increased license fees based upon achieving certain thresholds of processing capacity commonly referred to as millions of instructions per second or MIPS. These licenses are amortized using a units-of-production basis. As a result of the deconversions scheduled during 2006 and 2007, TSYS’ total future MIPS are expected to decline, resulting in an increase in software amortization for the periods prior to the deconversion dates. As it converted the vast majority of the Capital One portfolio, TSYS was operating at its highest production capacity in TSYS’ history. This capacity level was designed to maintain the service processing needs of all clients and was reduced as a certain client deconverted in October 2006. Amortization expense of developed software increased $327 thousand for the year ended December 31, 2006, as compared to the prior period in 2005, as a result of some of TSYS’ developed software becoming available for use in 2006 and being amortized. Amortization expense of developed software decreased $750 thousand for the year ended December 31, 2005, as compared to the prior period in 2004, as a result of some of the TSYS’ developed software becoming fully amortized during 2005 and 2004. As a result of the deconversion of a consumer portfolio in October 2006, TSYS accelerated the amortization of a mainframe software operating system dedicated solely to the processing of the deconverted portfolio. The acceleration resulted in an increase of approximately $11.0 million in software amortization and related prepaid maintenance in 2006.
      Through December 2004, TSYS invested a total of $6.3 million in developing its Integrated Payments (IP) Platform supporting the on-line and off-line debit and stored value markets. IP Platform would have given clients access to all national and regional networks, EBT programs, ATM driving and switching services for on-line debit processing.
      Development relating specifically to the IP on-line debit platform primarily consisted of a third party software solution. During the first quarter of 2005, TSYS evaluated its debit solution and decided to modify its approach in the debit processing market. With the acquisition of TSYS Acquiring and debit alternatives now available, TSYS determined that it would no longer market this third-party software product as its on-line debit solution. TSYS will continue to support this product for existing clients and will enhance and develop a new solution. As a result, TSYS recognized an impairment charge in net occupancy and equipment expense of approximately $3.1 million related to this asset during the first quarter of 2005. As of December 31, 2006, TSYS has approximately $500 thousand capitalized, net of amortization, related to this asset. In September 2005, TSYS also recognized an impairment loss on developed software of $482 thousand.
      During 2004, TSYS decided to change its approach for entry into the Asia-Pacific market. As a result, TSYS recognized a $10.1 million charge to net occupancy and equipment expense for the write-off of the double-byte software development project.

Financial Review

      TSYS’ equipment and software needs are fulfilled primarily through operating leases and software licensing arrangements. Equipment and software rental expense was $109.4 million for the year ended December 31, 2006, an increase of $12.9 million, or 13.4%, compared to $96.5 million for the year ended December 31, 2005, an increase of $7.8 million, or 8.7%, compared to $88.7 million for the year ended December 31, 2004. TSYS’ equipment and software rentals increased in 2006, as compared to 2005, as a result of software licenses that are leased under processing capacity or MIPS agreements, as well as increased equipment expenses associated with providing additional capacity for the Capital One portfolio conversions.
      Other operating expenses decreased 8.0% in 2006 compared to 2005, and increased 75.8% in 2005 compared to 2004. The impact of acquisitions on consolidated other operating expenses was $78.3 million in 2006, $92.8 million in 2005, and $4.7 million in 2004. The decrease of the impact of acquisitions for other operating expenses between 2006 and 2005 is the result of the closing of TSYS Acquiring’s point of sale terminal direct distribution sales office at the beginning of 2006. Other operating expenses were also impacted by the court costs associated with a debt collection arrangement, amortization of contract acquisition costs and the provision for transaction processing accruals. Amortization of contract acquisition costs associated with conversions was $17.8 million, $15.9 million and $11.5 million in 2006, 2005, and 2004, respectively.
      Other operating expenses also include, among other things, costs associated with delivering merchant acquiring services, professional advisory fees, charges for processing errors, contractual commitments, and bad debt expense. Management’s evaluation of the adequacy of its transaction processing reserves and allowance for doubtful accounts is based on a formal analysis which assesses the probability of losses related to contractual contingencies, processing errors and uncollectible accounts. Increases and decreases in transaction processing provisions and charges for bad debt expense are reflected in other operating expenses. For 2006, 2005, and 2004, transaction processing provisions were $11.0 million, $7.4 million, and $9.9 million, respectively. For the years ended December 31, 2006 and 2005, TSYS had recoveries of bad debt expense of $164 thousand and provisions for bad debt expense of $3.5 million, respectively, and for the year ended December 31, 2004, TSYS had recoveries of bad debt expense of $1.1 million.

Table 6     Non-Interest Expense
(In thousands)

	2006 *		2005 *		2004 *

		Transaction		Transaction		Transaction
	Financial	Processing	Financial	Processing	Financial	Processing
	Services	Services	Services	Services	Services	Services

Salaries and other personnel expense	$450,373	524,968	370,223	466,901	364,514	367,881
Net occupancy and equipment expense	100,269	313,922	90,549	277,671	82,156	239,534
Other operating expenses	213,891	238,879	185,985	259,751	175,004	147,732

Total non-interest expense before reimbursable items	764,533	1,077,769	646,757	1,004,323	621,674	755,147

Reimbursable items	—	352,738	—	313,141	—	230,388

Total non-interest expense	$764,533	1,430,507	646,757	1,317,464	621,674	985,535

*	The added totals are greater than the consolidated totals due to inter-segment balances which are eliminated in consolidation.

Investment Securities Available for Sale
      The investment securities portfolio consists principally of debt and equity securities classified as available for sale. Investment securities available for sale provide Synovus with a source of liquidity and a relatively stable source of income. The investment securities portfolio also provides management with a tool to balance the interest rate risk of its loan and deposit portfolios. At December 31, 2006, approximately $2.90 billion of these investment securities were pledged as required collateral for certain deposits, securities sold under agreements to repurchase, and FHLB advances. See Table 8 for maturity and average yield information of the investment securities available for sale portfolio.

Financial Review

      The investment strategy focuses on the use of the investment securities portfolio to manage the interest rate risk created by the inherent mismatch between the loan and deposit portfolios. Synovus’ interest rate risk management strategy during 2006 was to gradually reduce its asset sensitive positioning. In coordination with this strategy, Synovus increased the duration of the portfolio while simultaneously reducing overall prepayment sensitivity. The average duration of Synovus’ investment securities portfolio was 3.69 years at December 31, 2006 compared to 2.82 years at December 31, 2005.
      Due to strong loan demand at subsidiary banks, there is little need for investment securities to utilize unpledged deposits. As such, the investment securities are primarily U.S. Government agencies and Government agency sponsored mortgage-backed securities, both of which have a high degree of liquidity and limited credit risk. A mortgage-backed security depends on the underlying pool of mortgage loans to provide a cash flow pass-through of principal and interest. At December 31, 2006, substantially all of the collateralized mortgage obligations and mortgage-backed pass-through securities held by Synovus were issued or backed by Federal agencies.
      As of December 31, 2006 and 2005, the estimated fair value of investment securities available for sale as a percentage of their amortized cost was 99.3% and 98.5%, respectively. The investment securities available for sale portfolio had gross unrealized gains of $13.9 million and gross unrealized losses of $38.7 million, for a net unrealized loss of $24.8 million as of December 31, 2006. As of December 31, 2005, the investment securities available for sale portfolio had a net unrealized loss of $46.3 million. Shareholders’ equity included a net unrealized loss of $15.2 million and a net unrealized loss of $28.5 million on the available for sale portfolio as of December 31, 2006 and 2005, respectively.
      During 2006, the average balance of investment securities available for sale increased to $3.21 billion, compared to $2.83 billion in 2005. Synovus earned a taxable-equivalent rate of 4.45% and 4.03% for 2006 and 2005, respectively, on its investment securities available for sale portfolio. For the years ended December 31, 2006 and 2005, average investment securities available for sale represented 12.1% and 12.2%, respectively, of average interest earning assets.
      The calculation of weighted average yields for investment securities available for sale in Table 8 is based on the amortized cost and effective yields of each security. The yield on state and municipal securities is computed on a taxable-equivalent basis using the statutory federal income tax rate of 35%. Maturity information is presented based upon contractual maturity. Actual maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

Table 7	Investment Securities Available for Sale
(In thousands)

	December 31,

	2006	2005	2004

U.S. Treasury and U.S. Government agency securities	$1,770,570	1,624,612	1,305,471
Mortgage-backed securities	1,275,358	1,006,728	1,026,724
State and municipal securities	196,185	212,371	237,832
Other investments	110,244	114,609	125,566

Total	$3,352,357	2,958,320	2,695,593

Financial Review

________________________________________________________________________________

Table 8	Maturities and Average Yields of Investment Securities Available for Sale
(Dollars in thousands)

	December 31, 2006

	Investment Securities
	Available for Sale

	Estimated	Average
	Fair Value	Yield

U.S. Treasury and U.S. Government agency securities:
Within 1 year	$349,750	3.23%
1 to 5 years	1,056,858	4.47
5 to 10 years	284,815	5.43
More than 10 years	79,147	5.69

Total	$1,770,570	4.43

State and municipal securities:
Within 1 year	$21,402	6.52
1 to 5 years	70,814	6.93
5 to 10 years	78,004	7.38
More than 10 years	25,965	7.24

Total	$196,185	7.10

Other investments:
Within 1 year	$264	3.29
1 to 5 years	1,087	4.02
5 to 10 years	2,796	8.55
More than 10 years	9,744	8.39

Total	$13,891	7.98

Equity securities	$96,353	5.68

Mortgage-backed securities	$1,275,358	4.70

Total investment securities:
Within 1 year	$371,416	3.41
1 to 5 years	1,128,759	4.62
5 to 10 years	365,615	5.86
More than 10 years	114,856	6.27
Equity securities	96,353	5.68
Mortgage-backed securities	1,275,358	4.70

Total	$3,352,357	4.73%

Loans
      Since lending activities are a significant source of revenue, our main objective is to adhere to sound lending practices. When analyzing prospective loans, management considers both interest rate and credit quality objectives in determining whether to extend a given loan and the appropriate pricing for that loan. Operating under a decentralized structure, management emphasizes lending in the local markets we serve. Synovus strives to maintain a diversified loan portfolio to spread risk and reduce exposure to economic downturns that may occur in different segments of the

Financial Review

economy, geographic locations, or in particular industries. Table 9 illustrates that a significant portion of the loan portfolio is in the real estate sector. However, as discussed further, these loans are diversified by geography, industry and loan type. The loan policy discourages loans to highly speculative real estate developments, highly leveraged transactions, and other industries known for excessive risk.
Portfolio Composition
      Synovus continues to operate its highly successful relationship banking model, and has continued to maintain and further develop a strong presence in each of its local markets. The loan portfolio spreads across five southeastern states with diverse economies. The Georgia banks represent a majority with 52.8% of the consolidated portfolio. The Alabama and South Carolina banks each represent 14.5%, followed by Florida with 13.9%, and Tennessee with 4.3%.
      The commercial loan portfolio consists of commercial, financial, agricultural, and real estate loans. These loans are granted primarily on the borrower’s general credit standing and on the strength of the borrower’s ability to generate repayment cash flows from income sources. Real estate construction and mortgage loans are secured by commercial real estate as well as 1-4 family residences, and represent extensions of credit used as interim or permanent financing of real estate properties.
      Total commercial real estate loans at December 31, 2006 were $15.17 billion or 61.5% of the total loan portfolio. As shown on Table 14, the commercial real estate loan portfolio is diversified among various property types: investment properties, 1-4 family properties, land acquisition, owner-occupied, and other property.
      Included in the commercial real estate category are $4.08 billion in loans for the purpose of financing owner-occupied properties and other properties such as churches and other charitable properties, healthcare facilities, restaurants, and recreational properties. The primary source of repayment on these loans is revenue generated from products or services offered by the business or organization. The secondary source of repayment on these loans is the real estate.
      The commercial real estate loan portfolio includes loans in the Atlanta market totaling $3.42 billion, of which $772.0 million are investment property loans.
      Total retail loans as of December 31, 2006 were $3.66 billion. Retail loans consist of residential mortgages, equity lines, credit card loans, installment loans and other credit line loans. Retail lending decisions are made based upon the cash flow or earning power of the borrower that represents the primary source of repayment. However, in many lending transactions collateral is taken to provide an additional measure of security. Collateral securing these loans provides a secondary source of repayment in that the collateral may be liquidated. Synovus determines the need for collateral on a case-by-case basis. Factors considered include the purpose of the loan, current and prospective credit-worthiness of the customer, terms of the loan, and economic conditions.
Portfolio Growth
      At December 31, 2006, total loans outstanding were $24.65 billion, an increase of 15.2% over 2005. Excluding the impact of acquisitions completed in 2006, total loans increased by 11.4% over year-end 2005. Average loans increased 13.9% or $2.85 billion compared to 2005, representing 87.9% of average earning assets and 78.2% of average total assets. Growth in the commercial real estate portfolio continued to outpace growth in the commercial and industrial portfolio and the retail portfolio. However, the Company’s strong focus on commercial and industrial lending and retail lending should continue to narrow the gap in relation to commercial real estate lending. The growth for the second half of 2006 was almost evenly distributed among the three portfolios.
      Total commercial real estate loans increased by $2.34 billion, or 18.3% from year-end 2005. This growth includes $646.1 million in total loans added to our portfolio as a result of the acquisitions completed in 2006. Excluding the impact of these acquisitions, the commercial real estate portfolio grew by $1.70 billion or 13.2% over year-end 2005. The commercial real estate portfolio growth was led by strong growth in residential development and 1-4 family construction. The housing market remains strong in the Southeast, due in part to job growth and population growth. Synovus continues to monitor market conditions, including absorption rates, affordability index, foreclosure rates, and price appreciation to assess its portfolio risk and underwriting criteria. Credit quality trends remain favorable in this sector.
      Retail loans increased by $309.7 million or 9.2% from year-end 2005. Real estate mortgage loans grew $322.5 million, or 12.6%, driven by another year of strong growth in home equity loans. Home equity loans increased $148.4 million or 12.5% compared to a year ago.
      Table 10 shows the maturity of selected loan categories as of December 31, 2006. Also provided are the amounts due after one year, classified according to the sensitivity in interest rates.
      Actual repayments of loans may differ from the contractual maturities reflected in Table 10 because borrowers have

Financial Review

the right to prepay obligations with and without prepayment penalties. Additionally, the refinancing of such loans or the potential delinquency of such loans could create differences between the contractual maturities and the actual repayment of such loans.

Table 9	Loans by Type
(Dollars in thousands)

	December 31,

	2006		2005		2004		2003		2002

	Amount	% *	Amount	% *	Amount	% *	Amount	% *	Amount	% *

Commercial:
Commercial, financial, and agricultural	$5,875,854	23.8%	5,268,042	24.6%	5,064,828	26.0%	4,651,864	28.3%	4,382,558	30.3
Real estate — construction	8,246,380	33.4	6,374,859	29.8	5,173,275	26.6	3,958,649	24.1	3,119,508	21.6
Real estate — mortgage	6,920,107	28.1	6,448,325	30.1	6,116,308	31.4	5,095,247	30.9	4,304,024	29.8

Total commercial	21,042,341	85.3	18,091,226	84.5	16,354,411	84.0	13,705,760	83.2	11,806,090	81.7

Retail:
Real estate — mortgage	2,881,880	11.8	2,559,339	12.0	2,298,681	11.8	1,865,700	11.4	1,701,332	11.8
Consumer loans — credit card	276,269	1.1	268,348	1.3	256,298	1.3	232,931	1.4	223,613	1.5
Consumer loans — other	500,757	2.0	521,521	2.4	612,957	3.1	691,557	4.2	757,625	5.2

Total retail	3,658,906	14.9	3,349,208	15.7	3,167,936	16.2	2,790,188	17.0	2,682,570	18.5

Total loans	24,701,247		21,440,434		19,522,347		16,495,948		14,488,660
Unearned income	(46,695)	(0.2)	(48,087)	(0.2)	(41,951)	(0.2)	(31,034)	(0.2)	(24,752)	(0.2)

Total loans, net of unearned income	$24,654,552	100.0	21,392,347	100.0	19,480,396	100.0	16,464,914	100.0	14,463,908	100.0

*	Loan balance in each category, expressed as a percentage of total loans, net of unearned income.

Table 10	Loan Maturity and Interest Rate Sensitivity
(In thousands)

	December 31, 2006

		Over One Year	Over
	One Year	Through Five	Five
	Or Less	Years	Years	Total

Selected loan categories:
Commercial, financial, and agricultural	$3,637,134	1,955,511	283,209	5,875,854
Real estate-construction	6,089,475	2,009,308	147,597	8,246,380

Total	$9,726,609	3,964,819	430,806	14,122,234

Loans due after one year:
Having predetermined interest rates				$1,642,932
Having floating interest rates				2,752,693

Total				$4,395,625

Financial Review

Provision and Allowance for Loan Losses
      Despite credit standards, internal controls, and a continuous loan review process, the inherent risk in the lending process results in periodic charge-offs. The provision for loan losses is the charge to operating earnings necessary to maintain an adequate allowance for loan losses. Through the provision for loan losses, Synovus maintains an allowance for loan losses that management believes is adequate to absorb losses within the loan portfolio. However, future additions to the allowance may be necessary based on changes in economic conditions, as well as changes in assumptions regarding a borrower’s ability to pay and/or collateral values. In addition, various regulatory agencies, as an integral part of their examination procedures, periodically review each banks allowance for loan losses. Based on their judgments about information available to them at the time of their examination, such agencies may require the banks to recognize additions to their allowance for loan losses.
Allowance for Loan Losses Methodology
      To determine the adequacy of the allowance for loan losses, a formal analysis is completed quarterly to assess the risk within the loan portfolio. This assessment, conducted by lending officers and each bank’s loan administration department, as well as an independent holding company credit review function, includes analyses of historical performance, past due trends, the level of nonperforming loans, reviews of certain impaired loans, loan activity since the previous quarter, consideration of current economic conditions, and other pertinent information. Each loan is assigned a rating, either individually or as part of a homogeneous pool, based on an internally developed risk rating system. The resulting conclusions are reviewed and approved by senior management.
      The allowance for loan losses consists of two components: the allocated and unallocated allowances. Both components of the allowance are available to cover inherent losses in the portfolio. The allocated component of the allowance is determined by type of loan within the commercial and retail portfolios. The allocated allowance for commercial loans includes an allowance for impaired loans which is determined as described in the following paragraph. Additionally, the allowance for commercial loans includes an allowance for non-impaired loans which is based on application of loss reserve factors to the components of the portfolio based on the assigned loan grades. The allocated allowance for retail loans is generally determined on pools of homogeneous loan categories. Loss factors applied to these pools are generally based on average historical losses for the past two years, current delinquency trends, and other factors. The unallocated component of the allowance is established for losses that specifically exist in the remainder of the portfolio, but have yet to be identified. This also compensates for the uncertainty in estimating loan losses. The unallocated component of the allowance is based upon management’s evaluation of various conditions, the effects of which are not directly considered in the allocated allowance. These include credit concentrations, recent levels and trends in delinquencies and nonaccrual loans, new credit products, changes in lending policies and procedures, changes in personnel, and regional and local economic conditions.
      Considering current information and events regarding the borrowers’ ability to repay their obligations, management considers a loan to be impaired when the ultimate collectibility of all principal and interest amounts due, according to the contractual terms of the loan agreement, is in doubt. When a loan becomes impaired, management calculates the impairment based on the present value of expected future cash flows discounted at the loan’s effective interest rate. If the loan is collateral dependent, the fair value of the collateral is used to measure the amount of impairment. The amount of impairment and any subsequent changes are recorded through a charge to earnings, as an adjustment to the allowance for loan losses. When management considers a loan, or a portion thereof, as uncollectible, it is charged against the allowance for loan losses. A majority of Synovus’ impaired loans are collateral dependent. Accordingly, Synovus has determined the required allowance on these loans based upon fair value estimates (net of selling costs) of the respective collateral. Any deficiency of the collateral coverage is charged against the allowance. The required allowance (or the actual losses) on these impaired loans could differ significantly if the ultimate fair value of the collateral is significantly different from the fair value estimates used by Synovus in estimating such potential losses.
      A summary by loan category of loans charged off, recoveries of loans previously charged off, and additions to the allowance through provision expense is presented in Table 11.
Allocation of the Allowance for Loan Losses at December 31, 2006
      Table 12 shows a five year comparison of the allocation of the allowance for loan losses. The allocation of the allowance for loan losses is based on historical data, subjective judgment, and estimates, and therefore is not necessarily indicative of the specific amounts or loan categories in which charge-offs may ultimately occur.
      At December 31, 2006, the allocated component of the allowance for loan losses related to commercial real estate

Financial Review

construction loans was $80.0 million, up 33.6% from $59.9 million in 2005. The increase is primarily due to a 29.4% increase in the related loan balances. As a percentage of commercial real estate construction loans, the allocated allowance in this category was .97% at December 31, 2006, compared to .94% the previous year-end.
      Commercial, financial and agricultural loans had an allocated allowance of $74.6 million or 1.27% of loans in the respective category at December 31, 2006, compared to $84.0 million or 1.59% at December 31, 2005. Certain loans in this category, which were impaired at December 31, 2005, were charged-off to the allocated allowance during 2006. These charge-offs, together with improved risk ratings assigned to credits in this category resulted in the decrease in the allocated allowance.
      The unallocated allowance is .26% of total loans and 20.0% of the total allowance at December 31, 2006. This compares to ..25% of total loans and 18.2% of the total allowance at December 31, 2005. Management believes that this level of unallocated allowance is adequate to provide for probable losses that are inherent in the loan portfolio and that have not been fully provided through the allocated allowance. Factors considered in determining the adequacy of the unallocated allowance include the concentration in commercial real estate loans, particularly the level of 1-4 family construction and residential development loans, and the continued change in our footprint from rural markets into larger urban markets, which introduces more uncertainty into the allocation estimation. Other factors include the national and local economic conditions.

Financial Review

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Table 11	Allowance for Loan Losses
(Dollars in thousands)

	December 31,

	2006	2005	2004	2003	2002

Allowance for loan losses at beginning of year	$289,612	265,745	226,059	199,841	170,769
Allowance for loan losses of acquired/divested subsidiaries, net	9,915	—	5,615	10,534	7,967
Loans charged off:
Commercial:
Commercial, financial, and agricultural	44,676	38,087	30,697	37,535	28,338
Real estate — construction	5,174	1,367	383	2,918	444
Real estate — mortgage	6,215	6,575	3,145	2,533	1,745

Total commercial	56,065	46,029	34,225	42,986	30,527

Retail:
Real estate — mortgage	3,604	4,393	2,327	2,972	1,375
Consumer loans — credit card	8,270	11,383	7,728	7,631	10,408
Consumer loans — other	4,867	5,421	6,688	10,616	8,951

Total retail	16,741	21,197	16,743	21,219	20,734

Total loans charged off	72,806	67,226	50,968	64,205	51,261

Recoveries on loans previously charged off:
Commercial:
Commercial, financial, and agricultural	7,304	3,890	5,334	3,454	2,512
Real estate — construction	132	50	172	189	50
Real estate — mortgage	914	483	826	325	284

Total commercial	8,350	4,423	6,332	3,968	2,846

Retail:
Real estate — mortgage	527	511	521	330	346
Consumer loans — credit card	2,130	1,828	1,612	1,467	1,554
Consumer loans — other	1,583	1,799	1,255	2,347	2,293

Total retail	4,240	4,138	3,388	4,144	4,193

Total loans recovered	12,590	8,561	9,720	8,112	7,039

Net loans charged off	60,216	58,665	41,248	56,093	44,222

Provision expense	75,148	82,532	75,319	71,777	65,327

Allowance for loan losses at end of year	$314,459	289,612	265,745	226,059	199,841

Allowance for loan losses to loans, net of unearned income	1.28%	1.35	1.36	1.37	1.38

Ratio of net loans charged off to average loans outstanding, net of unearned income	0.26%	0.29	0.23	0.36	0.33

Financial Review

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Table 12	Allocation of Allowance for Loan Losses
(Dollars in thousands)

	December 31,

	2006		2005		2004		2003		2002

	Amount	% *	Amount	% *	Amount	% *	Amount	% *	Amount	% *

Commercial:
Commercial, financial, and agricultural	$74,649	23.8	83,995	24.6	77,293	25.9	66,418	28.1	67,365	30.2
Real estate — construction	79,971	33.4	59,869	29.8	50,224	26.6	39,921	24.1	26,476	21.6
Real estate — mortgage	72,823	28.1	69,334	30.1	66,954	31.4	51,140	30.9	40,334	29.8

Total commercial	227,443	85.3	213,198	84.5	194,471	83.9	157,479	83.1	134,175	81.6

Retail:
Real estate — mortgage	6,625	11.8	6,445	12.0	5,335	11.8	4,032	11.3	3,951	11.8
Consumer loans — credit card	8,252	1.1	8,733	1.3	8,054	1.4	7,602	1.5	8,800	1.6
Consumer loans — other	9,237	2.0	8,403	2.4	7,086	3.1	8,006	4.3	9,590	5.2

Total retail	24,114	14.9	23,581	15.7	20,475	16.3	19,640	17.1	22,341	18.6

Unearned Income		(0.2)		(0.2)		(0.2)		(0.2)		(0.2)
Unallocated	62,902		52,833		50,799		48,940		43,325

Total allowance for loan losses	$314,459	100.0	289,612	100.0	265,745	100.0	226,059	100.0	199,841	100.0

*	Loan balance in each category expressed as a percentage of total loans, net of unearned income.

Nonperforming Assets and Past Due Loans
      Nonperforming assets consist of loans classified as nonaccrual or restructured, and real estate acquired through foreclosure. Accrual of interest on loans is discontinued when reasonable doubt exists as to the full collection of interest or principal, or when they become contractually in default for 90 days or more as to either interest or principal, unless they are both well-secured and in the process of collection. Nonaccrual loans consist of those loans on which recognition of interest income has been discontinued. Loans may be restructured as to rate, maturity, or other terms as determined on an individual credit basis. Demand and time loans, whether secured or unsecured, are generally placed on nonaccrual status when principal and/or interest is 90 days or more past due, or earlier if it is known or expected that the collection of all principal and/or interest is unlikely. Loans past due 90 days or more, which based on a determination of collectibility are accruing interest, are classified as past due loans. Nonaccrual loans are reduced by the direct application of interest and principal payments to loan principal, for accounting purposes only. Table 13 presents the amount of interest income that would have been recorded on non-performing loans if those loans had been current and performing in accordance with their original terms.
      Nonperforming assets increased $23.9 million to $122.5 million at December 31, 2006. The nonperforming assets ratio increased to .50% as of December 31, 2006 compared to .46% as of year-end 2005. There were no non-performing assets over $5 million at year-end 2006. The largest increases in nonperforming assets during 2006 were a $3.4 million loan in the entertainment industry and a residential property in ORE with a recorded balance of $3.3 million.
      As a percentage of total loans outstanding, loans 90 days past due and still accruing interest were .14%. This compares to ..07% at year-end 2005 and .09% at year-end 2004. These loans are in the process of collection, and management believes that sufficient collateral value securing these loans exists to cover contractual interest and principal payments. Management further believes that the resolution of these delinquencies will not cause a material increase in nonperforming assets.
      Impaired loans at December 31, 2006 and 2005 were $42.2 million and $95.3 million, respectively. The decrease in

Financial Review

impaired loans is the result of certain charge-offs of impaired loans during 2006 plus a change in the definition of what constitutes an impaired loan during 2006. The change had no material impact on provision expense or the allowance for loan losses.
      Management continuously monitors nonperforming, impaired, and past due loans to prevent further deterioration regarding the condition of these loans. Management is not aware of any material loans classified for regulatory purposes as loss, doubtful, substandard, or special mention that have been excluded from the determination of nonperforming assets or impaired loans. Management believes nonperforming loans and loans past due over 90 days and still accruing include all material loans where known information about possible credit problems of borrowers causes management to have serious doubts as to the collectibility of amounts due according to the contractual terms of the loan agreement.

Table 13	Nonperforming Assets and Past Due Loans
(Dollars in thousands)

	December 31,

	2006	2005	2004	2003	2002

Nonperforming loans(a)	$96,622	82,175	80,456	67,442	66,736
Other real estate	25,923	16,500	21,492	28,422	26,517

Nonperforming assets	$122,545	98,675	101,948	95,864	93,253

Loans 90 days past due and still accruing interest
Total outstanding	$34,495	16,023	18,138	21,138	30,192

As a % of loans	0.14%	0.07	0.09	0.13	0.21

Allowance for loan losses	$314,459	289,612	265,745	226,059	199,841

Allowance for loan losses as a % of loans	1.28%	1.35	1.36	1.37	1.38

As a % of loans and other real estate:
Nonperforming loans	0.39%	0.38	0.41	0.41	0.46
Other real estate	0.11	0.08	0.11	0.17	0.18

Nonperforming assets	0.50%	0.46	0.52	0.58	0.64

Allowance for loan losses to nonperforming loans	325.45%	352.43	330.30	335.19	299.45

      Interest income on nonperforming loans that would have been reported for the years ended December 31, 2006, 2005, and 2004 is summarized as follows:

	2006	2005	2004
(Dollars in thousands)
Interest at contractual rates(b)	$8,594	5,205	4,197
Less interest recorded as income	4,676	2,713	1,537

Reduction of interest income	$3,918	2,492	2,660

(a)	Nonperforming loans exclude loans 90 days past due and still accruing interest.

(b)	Interest income that would have been recorded if the loans had been current and performing in accordance with their original terms.

Financial Review

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Table 14

	December 31, 2006		December 31, 2005

		Nonperforming		Nonperforming
	Loans as a	Loans as a	Loans as a	Loans as a
	Percentage	Percentage of	Percentage	Percentage of
	of Total	Total	of Total	Total
	Loans	Nonperforming	Loans	Nonperforming
Loan Type	Outstanding	Loans	Outstanding	Loans

Commercial Real Estate
Multi-family	2.0%	0.2%	2.5%	0.3%
Hotels	2.6	1.3	3.2	—
Office buildings	3.6	4.5	3.5	6.1
Shopping centers	3.1	—	3.1	—
Commercial development	3.6	—	4.0	0.7
Other investment property	1.8	0.1	1.7	0.8

Total Investment Properties	16.7	6.1	18.0	7.9

1-4 Family Properties
1-4 family construction	9.5	5.8	7.3	2.4
1-4 family perm/mini-perm	4.8	8.0	5.1	3.3
Residential development	8.3	2.0	7.0	9.3

Total 1-4 Family Properties	22.6	15.8	19.4	15.0
Land Acquisition	5.7	8.7	5.3	0.5

Total Investment-Related Real Estate	45.0	30.6	42.7	23.4

Owner-Occupied	12.7	10.1	12.6	13.7
Other Property	3.8	5.9	4.6	6.6

Total Commercial Real Estate	61.5	46.6	59.9	43.7
Commercial and Industrial	23.8	43.3	24.6	46.6
Retail (consumer)	14.9	10.1	15.7	9.7
Unearned Income	(0.2)	—	(0.2)	—

Total	100.0%	100.0%	100.0%	100.0%

      Table 14 shows the composition of the loan portfolio and nonperforming loans classified by loan type as of December 31, 2006 and 2005. The commercial real estate category is further segmented into the various property types determined in accordance with the purpose of the loan. Owner-occupied and other property loans represent 16.5% of total loans, or 26.9% of total commercial real estate loans at December 31, 2006. Other property includes loans secured by non-investment real estate, including charitable, recreational, educational and healthcare facilities. Like owner-occupied loans, these loans depend upon the underlying business cash flow for repayment. Investment-related real estate represents 45.0% of total loans and is diversified among many property types. These include commercial investment properties, 1-4 family properties, and land acquisition. Commercial investment properties, as shown in Table 14, represent 16.7% of total loans and 27.1% of total commercial real estate loans at December 31, 2006. No category of commercial investment properties exceeds 5% of the total loan portfolio. The greatest concentration in commercial real estate is 1-4 family properties, which include 1-4 family construction, commercial 1-4 family mortgages, and residential development loans. These properties are further diversified geographically; approximately 29% of 1-4 family property loans are secured by properties in the Atlanta market and approximately 15% are secured by properties in coastal markets. Land acquisition represents less than 6% of total loans.

Financial Review

      At December 31, 2006, commercial real estate (CRE) loans represent 61.5% of the total portfolio, while CRE nonperforming loans represent 46.6% or $45.0 million of total nonperforming loans. The largest loan in this category is a $3.0 million loan to a residential construction company. No other CRE nonperforming loans exceed $3 million.
      Commercial and industrial nonperforming loans represent 43.3% or $41.9 million of total nonperforming loans at December 31, 2006. The largest loan in this category is a $3.4 million loan to a company in the entertainment industry. No other non-performing commercial and industrial loans exceed $3 million.
Deposits
      Deposits provide the most significant funding source for interest earning assets. Table 15 shows the relative composition of average deposits for 2006, 2005, and 2004. Refer to Table 16 for the maturity distribution of time deposits of $100,000 or more. These larger deposits represented 29.2% and 25.2% of total deposits at December 31, 2006 and 2005, respectively. Synovus continues to maintain a strong base of large denomination time deposits from customers within the local market areas of subsidiary banks. Synovus also utilizes national market brokered time deposits as a funding source while continuing to maintain and grow its local market large denomination time deposit base. Time deposits over $100,000 at December 31, 2006, 2005, and 2004 were $7.10 billion, $5.24 billion, and $4.64 billion, respectively. Interest expense for the years ended December 31, 2006, 2005, and 2004, on these large denomination deposits was $299.5 million, $171.5 million, and $94.3 million, respectively.
      In 2006, Synovus continued to focus on growing in-market core deposits, with the objective of diversifying the composition of deposits and reducing reliance on wholesale funding. Core deposits (total deposits excluding brokered time deposits) grew 15.0% from December 31, 2005 to December 31, 2006, and grew 11.1% during the same period excluding the impact of acquisitions plus brokered time deposits. From December 31, 2004 to December 31, 2005, core deposits grew 13.6%.
      Average deposits increased $3.01 billion or 15.4%, to $22.62 billion from $19.61 billion in 2005. Average interest bearing deposits, which include interest bearing demand deposits, money market accounts, savings deposits, and time deposits, increased $2.93 billion or 18.1% from 2005. Average non-interest bearing demand deposits increased $80.29 million or 2.4% during 2006. Average interest bearing deposits increased $2.20 billion or 15.7% from 2004 to 2005, while average non-interest bearing demand deposits increased $359.82 million, or 11.8%. See Table 3 for further information on average deposits, including average rates paid in 2006, 2005, and 2004.

Table 15     Average Deposits
(Dollars in thousands)

	2006	% *	2005	% *	2004	% *

Non-interest bearing demand deposits	$3,488,580	15.4	3,408,289	17.4	3,048,465	17.9
Interest bearing demand deposits	3,006,308	13.3	2,975,016	15.2	2,762,104	16.2
Money market accounts	6,388,862	28.3	5,193,943	26.5	4,481,042	26.3
Savings deposits	542,793	2.4	555,205	2.8	548,736	3.2
Time deposits under $100,000	2,791,759	12.3	2,294,158	11.7	2,223,854	13.0
Time deposits $100,000 and over	3,549,200	15.7	2,624,623	13.4	2,258,081	13.2

	19,767,502	87.4	17,051,234	87.0	15,322,282	89.8
Brokered time deposits ($100,000 and over)	2,855,191	12.6	2,557,660	13.0	1,730,937	10.2

Total average deposits	$22,622,693	100.0	19,608,894	100.0	17,053,219	100.0

*	Average deposits balance in each category expressed as percentage of total average deposits.

Financial Review

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Table 16	Cash Maturity Distribution of Time Deposits of $100,000 or More
(In thousands)

December 31, 2006

3 months or less	$2,181,771
Over 3 months through 6 months	1,824,929
Over 6 months through 12 months	1,926,367
Over 12 months	1,142,939

Total outstanding	$7,076,006

Market Risk and Interest Rate Sensitivity
      Market risk reflects the risk of economic loss resulting from adverse changes in market prices and interest rates. This risk of loss can be reflected in either diminished current market values or reduced current and potential net income. Synovus’ most significant market risk is interest rate risk. This risk arises primarily from Synovus’ core community banking activities of extending loans and accepting deposits.
      Managing interest rate risk is a primary goal of the asset liability management function. Synovus attempts to achieve consistent growth in net interest income while limiting volatility arising from changes in interest rates. Synovus seeks to accomplish this goal by balancing the maturity and repricing characteristics of assets and liabilities along with the selective use of derivative instruments. Synovus manages its exposure to fluctuations in interest rates through policies established by its Asset Liability Management Committee (ALCO) and approved by the Board of Directors. ALCO meets periodically and has responsibility for developing asset liability management policies, reviewing the interest rate sensitivity of the Company, and developing and implementing strategies to improve balance sheet structure and interest rate risk positioning.
      Simulation modeling is the primary tool used by Synovus to measure its interest rate sensitivity. On at least a quarterly basis, the following twenty-four month time period is simulated to determine a baseline net interest income forecast and the sensitivity of this forecast to changes in interest rates. The baseline forecast assumes an unchanged or flat interest rate environment. These simulations include all of our earning assets, liabilities and derivative instruments. Forecasted balance sheet changes, primarily reflecting loan and deposit growth forecasts prepared by each bank, are included in the periods modeled. Projected rates for new loans and deposits are also provided by each bank and are primarily based on management’s outlook and local market conditions.
      The magnitude and velocity of rate changes among the various asset and liability groups exhibit different characteristics for each possible interest rate scenario; additionally, customer loan and deposit preferences can vary in response to changing interest rates. Simulation modeling enables Synovus to capture the effect of these differences. Synovus is also able to model expected changes in the shape of interest rate yield curves for each rate scenario. Simulation also enables Synovus to capture the effect of expected prepayment level changes on selected assets and liabilities subject to prepayment.
      Synovus entered 2006 with an asset sensitive interest rate risk positioning. This positioning would be expected to result in an increase in net interest income in a rising interest rate environment and a decrease in net interest income in a declining rate environment. This is generally due to a greater proportion of interest earning assets repricing on a variable rate basis as compared to variable rate funding sources. This position was maintained in anticipation of further increases in short-term rates. As these expected increases occurred, Synovus gradually reduced this asset sensitive positioning. In addition to actions taken by Synovus management, customer demand for more market rate sensitive deposit products served to increase the rate sensitivity of our deposit base and reduce overall asset sensitivity. As a result of these activities, Synovus ended the year in a more neutral position with respect to interest rate sensitivity.
      Synovus’ rate sensitivity position is indicated by selected results of net interest income simulations. In these simulations, Synovus has modeled the impact of a gradual increase and decrease in short-term interest rates of 100 and 200 basis points to determine the sensitivity of net interest income for the next twelve months. As illustrated in Table 18, the net interest income sensitivity model indicates that, compared with a net interest income forecast assuming stable rates, net interest income is projected to increase by 0.3% and 2.5% if interest rates increased by 100 and 200 basis points, respectively, and decrease by 1.0% and 2.7% if interest rates decreased by 100 and 200 basis points, respectively. These changes were within Synovus’ policy limit of a maximum 5% negative change. Synovus anticipates maintaining this relatively neutral positioning during 2007.
      The actual realized change in net interest income would depend on several factors. These factors include, but are not limited to, actual realized growth in asset and liability volumes, as well as the mix experienced over these time horizons. Market conditions and their resulting impact on

Financial Review

loan, deposit, and wholesale funding pricing would also be a primary determinant in the realized level of net interest income.
      Another tool utilized by management is cumulative gap analysis, which seeks to measure the repricing differentials, or gap, between rate sensitive assets and liabilities over various time periods. Table 19 reflects the gap positions of the consolidated balance sheets at December 31, 2006 and 2005, at various repricing intervals. The projected deposit repricing volumes reflect adjustments based on management’s expectation for repricing behavior and runoff characteristics for core deposits without contractual maturity (i.e., interest bearing checking, savings, and money market accounts). Management believes that these adjustments allow for a more accurate profile of the interest rate risk position. The projected repricing of investment securities reflects expected prepayments on mortgage-backed securities and expected cash flows on securities subject to accelerated redemption options. These assumptions are made based on the interest rate environment as of each balance sheet date, and are subject to change as the general level of interest rates change. While these potential changes are not depicted in the static gap analysis, simulation modeling allows for the proper analysis of these and other relevant potential changes. Management believes that adjusted gap analysis is a useful tool for measuring interest rate risk only when used in conjunction with its simulation model.
      Synovus’ electronic payment processing subsidiary, TSYS, is subject to market risk due to its international operations. TSYS is exposed to foreign exchange risk because it has assets, liabilities, revenues and expenses denominated in foreign currencies including the Euro, British Pounds Sterling (BPS), Mexican Peso, Canadian Dollar, Japanese Yen, Chinese Renminbi, Brazilian Real, Cypriot Pounds and Malaysian Ringgets. These currencies are translated into U.S. dollars at current exchange rates, except for revenues, costs and expenses, and net income, which are translated at the average exchange rate for each reporting period. Net exchange gains or losses resulting from the translation of assets and liabilities of TSYS’ foreign operations, net of tax, are accumulated in a separate section of shareholders’ equity titled accumulated other comprehensive income. The amount of other comprehensive income (loss), net of minority interest related to foreign currency translation for the years ended December 31, 2006, 2005, and 2004 was $12.9 million, ($7.8) million, and $5.7 million, respectively.
      TSYS also records foreign currency translation adjustments associated with other balance sheet accounts. TSYS maintains several cash accounts denominated in foreign currencies, primarily in Euros and BPS. As TSYS translates the foreign-denominated cash balances into US dollars, the translated cash balance is adjusted upward or downward depending upon the foreign currency exchange movements. The upward or downward adjustment is recorded as a gain or loss on foreign currency translation in the consolidated statements of income. The balance of the foreign-denominated cash accounts subject to risk of translation gains or losses at December 31, 2006 was approximately $32.8 million, the majority of which is denominated in Euros.
      TSYS also provides financing to its international operations in Europe and Japan through intercompany loans that requires each operation to repay the financing in U.S. dollars. The functional currency of each operation is the respective local currency. As TSYS translates the foreign currency denominated financial statements into US dollars, the translated balance of the financing (liability) is adjusted upward or downward to match the US-dollar obligation (receivable) on the consolidated financial statements. The upward or downward adjustment is recorded as a gain or loss on foreign currency translation. The balance of the financing arrangements at December 31, 2006 was approximately $64.0 million.
      The following table represents the potential effect on income before income taxes of hypothetical shifts in the foreign currency exchange rates between the local currencies and the U.S. dollar of plus or minus 100 basis points, 500 basis points and 1,000 basis points based on the intercompany loan balance and the foreign denominated cash account at December 31, 2006. TSYS does not currently utilize foreign exchange forward contracts or other derivative instruments to reduce its exposure to foreign currency rate changes.

Table 17	Foreign Currency Exchange Rates Effect of Basis Point Change on Income before Taxes
(Dollars in thousands)

Effect on
Income
before Taxes

Increase in basis points of:
100	$(253)
500	(1,263)
1,000	(2,526)
Decrease in basis points of:
100	253
500	1,263
1,000	2,526

Financial Review

      Synovus is also subject to market risk in certain of its fee income business lines. Financial management services revenues can be affected by risk in the securities markets, primarily the equity securities market. A significant portion of the fees in this unit are determined based upon a percentage of asset values. Weaker securities markets and lower equity values could have an adverse impact on the fees generated by these operations. Mortgage banking income is also subject to market risk. Mortgage loan originations are sensitive to levels of mortgage interest rates and therefore, mortgage revenue could be negatively impacted during a period of rising interest rates. The extension of commitments to customers to fund mortgage loans also subjects Synovus to market risk. This risk is primarily created by the time period between making the commitment and closing and delivering the loan. Synovus seeks to minimize this exposure by utilizing various risk management tools, the primary of which are best efforts commitments and forward sales commitments.

Table 18	Twelve Month Net Interest Income Sensitivity

Change in	Estimated change in Net Interest Income
Short-Term
Interest Rates	As of	As of
(In basis points)	December 31, 2006	December 31, 2005

+ 200	2.5%	4.4%
+ 100	0.3%	1.9%
Flat	—	—
- 100	(1.0)%	(2.2)%
- 200	(2.7)%	(4.8)%

Table 19	Interest Rate Sensitivity
(Dollars in millions)

	December 31, 2006

	0-3	4-12	1-5	Over 5
	Months	Months	Years	Years

Investment securities available for sale*	$270.9	429.8	1,811.9	864.5
Loans, net of unearned income	16,848.6	2,614.3	4,616.8	574.8
Mortgage loans held for sale	175.0	—	—	—
Other	135.7	—	—	—

Interest sensitive assets	17,430.2	3,044.1	6,428.7	1,439.3

Deposits	8,787.2	6,097.1	5,378.2	483.1
Other borrowings	1,637.5	211.5	238.4	835.6

Interest sensitive liabilities	10,424.7	6,308.6	5,616.6	1,318.7

Interest rate swaps	(2,367.5)	930.0	970.0	467.5

Interest sensitivity gap	$4,638.0	(2,334.5)	1,782.1	588.1

Cumulative interest sensitivity gap	$4,638.0	2,303.5	4,085.6	4,673.7

Cumulative interest sensitivity gap as a percentage of total interest sensitive assets	16.4%	8.1	14.4	16.5

Financial Review

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	December 31, 2005

	0-3	4-12	1-5	Over 5
	Months	Months	Years	Years

Investment securities available for sale*	$273.1	417.5	1,886.1	428.0
Loans, net of unearned income	15,258.6	2,091.7	3,569.1	473.0
Mortgage loans held for sale	143.1	—	—	—
Other	99.2	—	—	—

Interest sensitive assets	15,774.0	2,509.2	5,455.2	901.0

Deposits	7,902.8	3,780.6	4,885.8	514.4
Other borrowings	1,851.2	110.6	236.9	893.6

Interest sensitive liabilities	9,754.0	3,891.2	5,122.7	1,408.0

Interest rate swaps	(1,107.5)	295.0	395.0	417.5

Interest sensitivity gap	$4,912.5	(1,087.0)	727.5	(89.5)

Cumulative interest sensitivity gap	$4,912.5	3,825.5	4,553.0	4,463.5

Cumulative interest sensitivity gap as a percentage of total interest sensitive assets	19.9%	15.5	18.5	18.1

*	Excludes net unrealized losses of $24.8 million and net unrealized losses of $46.3 million at December 31, 2006 and 2005, respectively.

Derivative Instruments for Interest Rate Risk Management
      As part of its overall interest rate risk management activities, Synovus utilizes derivative instruments to manage its exposure to various types of interest rate risks. The primary instruments utilized by Synovus are interest rate swaps where Synovus receives a fixed rate of interest and pays a floating rate tied to either the prime rate or LIBOR. These swaps are utilized to hedge the variability of cash flows or fair values of on-balance sheet assets and liabilities.
      Interest rate derivative contracts utilized by Synovus include end-user hedges, all of which are designated as hedging specific assets or liabilities. These hedges are executed and managed in coordination with the overall interest rate risk management function. Management believes that the utilization of these instruments provides greater flexibility and efficiency in managing interest rate risk.
      The notional amount of interest rate swap contracts utilized by Synovus as part of its overall interest rate risk management activities as of December 31, 2006 and 2005 was $2.78 billion and $1.16 billion, respectively. The notional amounts represent the amount on which calculations of interest payments to be exchanged are based.
      Entering into interest rate derivatives contracts potentially exposes Synovus to the risk of counterparties’ failure to fulfill their legal obligations including, but not limited to, potential amounts due or payable under each derivative contract. This credit risk is normally a small percentage of the notional amount and fluctuates based on changes in interest rates. Synovus analyzes and approves credit risk for all potential derivative counterparties prior to execution of any derivative transaction. Synovus minimizes credit risk by dealing with highly-rated counterparties, and by obtaining collateralization for exposures above certain predetermined limits.
      A summary of these interest rate contracts and their terms at December 31, 2006 and 2005 is shown in Table 20. The fair value (net unrealized gains and losses) of these contracts has been recorded on the consolidated balance sheets.
      During 2006, there were eight maturities and one termination of interest rate contracts. There were seven maturities and two terminations in 2005. Interest rate contracts resulted in net interest expense of $8.0 million and a three basis point decrease in the net interest margin for 2006. For 2005, interest rate contracts resulted in net interest income of $910 thousand and less than a one basis point increase to the net interest margin.

Financial Review

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Table 20	Interest Rate Contracts
(Dollars in thousands)

		Weighted	Weighted	Weighted			Net
		Average	Average	Average			Unrealized
	Notional	Receive	Pay	Maturity	Unrealized	Unrealized	Gains
	Amount	Rate	Rate *	In Months	Gains	Losses	(Losses)

December 31, 2006
Receive fixed swaps:
Fair value hedges	$2,082,500	4.91%	5.11%	31	$32,686	(14,787)	17,899
Cash flow hedges	700,000	7.91%	8.25%	38	4,265	(2,253)	2,012

Total	$2,782,500	5.66%	5.90%	32	$36,951	(17,040)	19,911

December 31, 2005
Receive fixed swaps:
Fair value hedges	$807,500	4.38%	4.28%	70	$1,270	(14,804)	(13,534)
Cash flow hedges	350,000	6.10%	7.25%	18	117	(3,667)	(3,550)

Total	$1,157,500	4.90%	5.18%	54	$1,387	(18,471)	(17,084)

*	Variable pay rate based upon contract rates in effect at December 31, 2006 and 2005.

Liquidity
      Liquidity represents the availability of funding to meet the needs of depositors, borrowers, and creditors at a reasonable cost, on a timely basis, and without adverse consequences. Synovus’ strong capital position, solid core deposit base, and excellent credit ratings are the cornerstones of its liquidity management activities.
      The Synovus Asset Liability Management Committee (ALCO), operating under liquidity and funding policies approved by the Board of Directors, actively analyzes and manages the liquidity position in coordination with the subsidiary banks. These subsidiaries maintain liquidity in the form of cash, investment securities, and cash derived from prepayments and maturities of both their investment and loan portfolios. Liquidity is also enhanced by the acquisition of new deposits. The subsidiary banks monitor deposit flows and evaluate alternate pricing structures to retain and grow deposits. Liquidity is also enhanced by the subsidiary banks’ strong reputation in the national deposit markets. This reputation allows subsidiary banks to issue longer-term certificates of deposit across a broad geographic base to enhance their liquidity and funding positions. An additional liquidity source for selected Synovus subsidiary banks is available through their membership in the Federal Home Loan Bank System. At year-end 2006, these banks had access to significant incremental funding, subject to available collateral and Federal Home Loan Bank credit policies, through utilization of Federal Home Loan Bank advances.
      Certain Synovus subsidiary banks have access to overnight federal funds lines with various financial institutions. These lines allow Synovus banks to meet immediate liquidity needs if required. These lines total approximately $3.9 billion and are extended at the ongoing discretion of the correspondent financial institutions. Synovus’ strong credit rating is a primary determinant in the continued availability of these lines. Should Synovus’ credit rating decline to a level below investment grade, these lines’ availability would be significantly diminished. For this reason, selected Synovus banks maintain additional sources of liquidity including collateralized borrowing accounts with the Federal Reserve Bank.
      The Parent Company requires cash for various operating needs including dividends to shareholders, business combinations, capital infusions into subsidiaries, the servicing of debt, and the payment of general corporate expenses. The primary source of liquidity for the Parent Company is dividends and management fees from the subsidiary banks. As a short-term liquidity source, the Parent Company has access to a $25 million line of credit with an unaffiliated banking organization. Synovus had no borrowings outstanding on this line of credit at December 31, 2006. The Parent Company also enjoys an excellent reputation and credit standing in the capital markets and has the ability to raise substantial amounts of funds in the form of either short or long-term borrowings. Maintaining adequate credit ratings is essential to Synovus’ continued cost effective access to these capital market funding sources.

Financial Review

      The consolidated statements of cash flows detail cash flows from operating, investing, and financing activities. Net cash provided by operating activities was $779.7 million for the year ended December 31, 2006, while financing activities provided $2.25 billion. Investing activities used $3.02 billion of these amounts, resulting in a net increase in cash and cash equivalents of $9.1 million.
      Management is not aware of any trends, events, or uncertainties that will have, or that are reasonably likely to have a material impact on liquidity, capital resources, or operations. Further, management is not aware of any current recommendations by regulatory agencies which, if they were to be implemented, would have such effect. Table 21 sets forth certain information about contractual cash obligations at December 31, 2006.

Table 21	Contractual Cash Obligations
(In thousands)

	Payments Due After December 31, 2006

	1 Year or Less	Over 1 - 3 Years	4 - 5 Years	After 5 Years	Total

Long-term debt	$251,625	184,447	48,579	852,428	1,337,079
Capital lease obligations	3,015	3,971	1,389	3,549	11,924
Operating leases	118,009	120,372	48,701	97,031	384,113

Total contractual cash obligations	$372,649	308,790	98,669	953,008	1,733,116

Capital Resources
      Synovus has always placed great emphasis on maintaining a strong capital base and continues to exceed regulatory capital requirements. Management is committed to maintaining a capital level sufficient to assure shareholders, customers, and regulators that Synovus is financially sound, and to enable Synovus to sustain an appropriate degree of leverage to provide a desirable level of profitability. Synovus has the ability to generate internal capital growth sufficient to support the asset growth it has experienced. Total shareholders’ equity of $3.70 billion represented 11.64% of total assets at December 31, 2006.
      The regulatory banking agencies use a risk-adjusted calculation to aid them in their determination of capital adequacy by weighting assets based on the credit risk associated with on- and off-balance sheet assets. The majority of these risk-weighted assets for Synovus are on-balance sheet assets in the form of loans. Approximately 12% of risk-weighted assets are considered off-balance sheet assets and primarily consist of letters of credit and loan commitments that Synovus enters into in the normal course of business. Capital is categorized into two types: Tier I and Tier II. As a financial holding company, Synovus and its subsidiary banks are required to maintain capital levels required for a well-capitalized institution, as defined in the regulations. The regulatory agencies define a well-capitalized bank as one that has a leverage ratio of at least 5%, a Tier I capital ratio of at least 6%, and a total risk-based capital ratio of at least 10%. At December 31, 2006, Synovus and all subsidiary banks were in excess of the minimum capital requirements with a consolidated Tier I capital ratio of 10.87% and a total risk-based capital ratio of 14.43%, compared to Tier I and total risk-based capital ratios of 10.23% and 14.23%, respectively, in 2005 as shown in Table 22.
      In addition to the risk-based capital standards, a minimum leverage ratio of 4% is required for the highest-rated financial holding companies that are not undertaking significant expansion programs. An additional 1% to 2% may be required for other companies, depending upon their regulatory ratings and expansion plans. The leverage ratio is defined as Tier I capital divided by quarterly average assets, net of certain intangibles. Synovus had a leverage ratio of 10.64% at December 31, 2006 and 9.99% at December 31, 2005, significantly exceeding regulatory requirements.
      The 81% ownership of TSYS is an important aspect of the market price of Synovus common stock and should be considered in a comparison of the relative market price of Synovus common stock to other financial services companies. As of February 20, 2007, there were approximately 23,837 shareholders of record of Synovus common stock, some of which are holders in nominee name for the benefit of a number of different shareholders. Table 23 displays high and low stock price quotations of Synovus common stock which are based on actual transactions.

Financial Review

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Table 22	Capital Ratios
(Dollars in thousands)

	December 31,

	2006	2005

Tier I capital:
Shareholders’ equity	$3,708,650	$2,949,329
Net unrealized loss on investment securities available for sale	15,227	28,495
Net unrealized loss on cash flow hedges	4,410	5,674
Disallowed intangibles	(733,129)	(532,295)
Disallowed deferred tax asset	(5,935)	(6,939)
Other deductions from Tier 1 Capital	(2,855)	—
Deferred tax liability on core deposit premium related to acquisitions	11,035	9,215
Minority interest	236,709	196,973
Qualifying trust preferred securities	20,491	10,252

Total Tier I capital	3,254,603	2,660,704

Tier II capital:
Qualifying subordinated debt	750,000	750,000
Eligible portion of the allowance for loan losses	314,459	289,612

Total Tier II capital	1,064,459	1,039,612

Total risk-based capital	$4,319,062	$3,700,316

Total risk-adjusted assets	$29,930,284	$26,008,796

Tier I capital ratio	10.87%	10.23%
Total risk-based capital ratio	14.43	14.23
Leverage ratio	10.64	9.99
Regulatory minimums (for well-capitalized status):
Tier I capital ratio	6.00%	6.00%
Total risk-based capital ratio	10.00	10.00
Leverage ratio	5.00	5.00

Table 23	Market and Stock Price Information

	High	Low

2006
Quarter ended December 31, 2006	$30.99	28.99
Quarter ended September 30, 2006	29.73	25.83
Quarter ended June 30, 2006	28.00	25.77
Quarter ended March 31, 2006	28.61	26.51
2005
Quarter ended December 31, 2005	$28.42	26.49
Quarter ended September 30, 2005	29.95	27.02
Quarter ended June 30, 2005	29.49	26.98
Quarter ended March 31, 2005	28.51	26.59

Dividends
      Synovus (and its predecessor companies) has paid cash dividends on its common stock in every year since 1891. Synovus’ dividend payout ratio was 40.99%, 44.51%, and 48.94%, in 2006, 2005, and 2004, respectively. It is the present intention of the Synovus Board of Directors to continue to pay cash dividends on its common stock in an amount that results in a dividend payout ratio of at least 40%. In addition to the Company’s general financial condition, the Synovus Board of Directors considers other factors in determining the amount of dividends to be paid each year. These factors include consideration of capital and liquidity needs based on projected balance sheet growth, acquisition activity, earnings growth, as well as the capital position of the individual business segments (Financial Services and TSYS).

Financial Review

      Table 24 presents information regarding dividends declared during the years ended December 31, 2006 and 2005.

Table 24	Dividends

		Per Share
Date Declared	Date Paid	Amount

2006
November 21, 2006	January 2, 2007	$.1950
August 15, 2006	October 2, 2006	.1950
May 16, 2006	July 1, 2006	.1950
February 22, 2006	April 1, 2006	.1950
2005
November 15, 2005	January 2, 2006	$.1825
August 16, 2005	October 1, 2005	.1825
May 24, 2005	July 1, 2005	.1825
February 23, 2005	April 1, 2005	.1825

Commitments and Contingencies
      Synovus believes it has sufficient capital, liquidity, and future cash flows from operations to meet operating needs over the next year. Table 25 and Note 9 to the consolidated financial statements provide additional information on short-term and long-term borrowings.
      In the normal course of its business, TSYS maintains processing contracts with its clients. These processing contracts contain commitments, including, but not limited to, minimum standards and time frames against which its performance is measured. In the event TSYS does not meet its contractual commitments with its clients, TSYS may incur penalties and/or certain customers may have the right to terminate their contracts with TSYS. TSYS does not believe that it will fail to meet its contractual commitments to an extent that will result in a material adverse effect on its financial condition or results of operations.
      Synovus and its subsidiaries are subject to various legal proceedings and claims that arise in the ordinary course of its business. In the ordinary course of business, Synovus and its subsidiaries are also subject to regulatory examinations, information gathering requests, inquiries and investigations. Synovus establishes reserves for litigation and regulatory matters when those matters present loss contingencies that Synovus determines to be both probable and reasonably estimable. In the pending regulatory matter described below, loss contingencies are not both probable and reasonably estimable in the view of management, and, accordingly, a reserve has not been established for this matter. Based on current knowledge, advice of counsel and/or available insurance coverage, management does not believe that the eventual outcome of pending litigation and regulatory matters, including the pending regulatory matter described below, will have a material adverse effect on Synovus’ consolidated financial condition, results of operations or cash flows. However, in the event of unexpected future developments, it is possible that the ultimate resolution of these matters, if unfavorable, may be material to Synovus’ results of operations for any particular period.
      Columbus Bank and Trust Company (“CB&T”), a wholly owned banking subsidiary of Synovus, and CompuCredit Corporation (“CompuCredit”) have agreed to an Assurance of Discontinuance (“Agreement”) with the New York State Attorney General’s office regarding allegations that CB&T and CompuCredit were in violation of New York state law with respect to identified marketing, servicing and collection practices pertaining to the Aspire credit card program. CB&T issues Aspire credit cards that are marketed and serviced by CompuCredit. Among other things, the Agreement provides for a civil penalty of $500,000 and requires specified restitution to cardholders.
      Synovus and CB&T did not incur any financial loss in connection with the Agreement as CompuCredit agreed to be responsible for all amounts to be paid pursuant to the Agreement. A provision of the Affinity Agreement between CB&T and CompuCredit, pursuant to which CB&T issues the Aspire credit card, generally requires CompuCredit to indemnify CB&T for losses incurred as a result of the failure of the Aspire credit card program to comply with applicable law. Synovus is subject to a per event 10% share of any such loss, but Synovus’ 10% payment obligation is limited to a cumulative total of $2 million for all losses incurred. CompuCredit waived Synovus’ 10% payment obligation in connection with the Agreement.
      In addition, the FDIC is currently conducting an investigation of the policies, practices and procedures used by CB&T in connection with the credit card programs offered pursuant to the Affinity Agreement with CompuCredit. CB&T is cooperating with the FDIC’s investigation. Synovus cannot predict the eventual outcome of the FDIC’s investigation; however, the investigation has resulted in material changes to CB&T’s policies, practices and procedures in connection with the credit card programs offered pursuant to the Affinity Agreement. It is probable that the investigation will result in further changes to CB&T’s policies, practices and procedures in connection with the credit card programs offered pursuant to the Affinity Agreement and the imposition of one or more regulatory sanctions, including a civil money penalty and/or restitution of certain fees to affected cardholders. At this

Financial Review

time, management of Synovus does not expect the ultimate resolution of the investigation to have a material adverse effect on its consolidated financial condition, results of operations or cash flows as a result of the expected performance by CompuCredit of its indemnification obligations described in the paragraph above.
Short-Term Borrowings
      The following table sets forth certain information regarding federal funds purchased and securities sold under repurchase agreements, the principal components of short-term borrowings.

Table 25	Short-Term Borrowings
(Dollars in thousands)

	2006	2005	2004

Balance at December 31	$1,572,809	1,158,669	1,208,080
Weighted average interest rate at December 31	5.00%	3.69%	1.95%
Maximum month end balance during the year	$1,974,272	1,918,797	1,749,923
Average amount outstanding during the year	$1,534,312	1,103,005	1,479,815
Weighted average interest rate during the year	4.66%	2.86%	1.30%

Income Tax Expense
      Income tax expense was $356.6 million in 2006, up from $307.6 million in 2005, and $252.2 million in 2004. The effective income tax rate was 36.6%, 37.3%, and 36.6%, in 2006, 2005, and 2004, respectively. The calculation of the effective tax rate is determined based upon pre-tax income after minority interest in subsidiaries’ net income.
      In July 2006, TSYS changed the structure of its European operation from a branch structure to a statutory structure that will facilitate continued expansion in the European region. TSYS adopted the permanent reinvestment exception under Accounting Principles Board Opinion No. 23 (APB 23), “Accounting for Income Taxes — Special Areas,” with respect to future earnings of certain foreign subsidiaries. As a result, TSYS now considers foreign earnings related to these foreign operations to be permanently reinvested.
      The new statutory structure provides TSYS with marketing and personnel hiring advantages when compared to the former branch office, as well as providing TSYS with certain U.S. and foreign tax benefits. As a result of the new structure, during the third quarter of 2006, TSYS recorded a reduction of previously established income tax liabilities in the amount of $5.6 million, as these amounts would no longer be required under the new structure. Additionally, during the third quarter of 2006, TSYS reassessed its contingencies for federal and state tax exposures, which resulted in an increase in tax contingency amounts of approximately $1.5 million. The aforementioned items resulted in a decrease in 2006 income tax expense (net of minority interest) for Synovus of approximately $3.3 million.
      In the normal course of business, Synovus is subject to examinations from various tax authorities. These examinations may alter the timing or amount of taxable income or deductions or the allocation of income among tax jurisdictions. During 2006, Synovus received notices of adjustment relating to taxes due for the years 2000 through 2003. As a result, Synovus recorded a reduction of previously recorded income tax liabilities, which reduced income tax expense (net of minority interest) in the amount of $3.7 million.
      Synovus continually monitors and evaluates the potential impact of current events and circumstances on the estimates and assumptions used in the analysis of its income tax positions, and accordingly, Synovus’ effective tax rate may fluctuate in the future. See Note 17 to the consolidated financial statements for a detailed analysis of income taxes.
Inflation
      Inflation has an important impact on the growth of total assets in the banking industry and may create a need to increase equity capital at higher than normal rates in order to maintain an appropriate equity to assets ratio. Synovus has been able to maintain a high level of equity through retention of an appropriate percentage of its net income. Synovus deals with the effects of inflation by managing its interest rate sensitivity position through its asset/liability management program and by periodically adjusting its pricing of services and banking products to take into consideration current costs.
Parent Company
      The Parent Company’s assets, primarily its investment in subsidiaries, are funded, for the most part, by shareholders’ equity. It also utilizes short-term and long-term debt. The Parent Company is responsible for providing the necessary funds to strengthen the capital of its subsidiaries, acquire new businesses, fund internal growth, pay corporate operating

Financial Review

expenses, and pay dividends to its shareholders. These operations are funded by dividends and fees received from subsidiaries, and borrowings from outside sources.
      In connection with dividend payments to the Parent Company from its subsidiary banks, certain rules and regulations of the various state and federal banking regulatory agencies limit the amount of dividends which may be paid. Approximately $445.0 million in dividends could be paid in 2007 to the Parent Company from its subsidiary banks without prior regulatory approval. Synovus expects to receive regulatory approval to allow certain subsidiaries to pay dividends in excess of their respective regulatory limits.
Issuer Purchases of Equity Securities
      Synovus does not currently have a publicly announced share repurchase plan in place. Synovus did not repurchase any shares of its common stock during the fourth quarter of 2006.
Recently Issued Accounting Standards
      In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments.” SFAS No. 155 amends SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” and SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities.” SFAS No. 155 resolves issues addressed in Statement 133 Implementation Issue No. D1, “Application of Statement 133 to Beneficial Interests in Securitized Financial Assets.” SFAS No. 155 eliminates the exemption from applying SFAS No. 133 to interests in securitized financial assets so that similar instruments are accounted for similarly regardless of the form of the instruments. SFAS No. 155 also permits election of fair value measurement at acquisition, at issuance, or when a previously recognized financial instrument is subject to a re-measurement event, on an instrument-by-instrument basis. The provisions of this statement are effective for all financial instruments acquired or issued after the beginning of the entity’s first fiscal year that begins after September 15, 2006. Synovus does not expect the impact of SFAS No. 155 on its financial position, results of operations or cash flows to be material.
      In March 2006, the FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets.” SFAS No. 156 amends SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities,” with respect to the accounting for separately recognized servicing assets and servicing liabilities. SFAS No. 156 requires an entity to recognize a servicing asset or servicing liability each time it undertakes an obligation to service a financial asset by entering into a servicing contract in certain situations and requires that all separately recognized servicing assets and servicing liabilities be initially measured at fair value, if practicable. The provisions of this statement are effective as of the beginning of the first fiscal year that begins after September 15, 2006. Synovus does not expect the impact of SFAS No. 156 on its financial position, results of operations or cash flows to be material.
      In June 2006, the FASB issued FASB Interpretation No. 48 (FIN 48), “Accounting for Uncertainty in Income Taxes, an Interpretation of FASB Statement No. 109.” FIN 48 clarifies the accounting for uncertainty in income taxes recognized in a company’s financial statements in accordance with FASB Statement No. 109, “Accounting for Income Taxes.” FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return.
      FIN 48 provides a two-step process in the evaluation of a tax position. The first step is recognition. A company determines whether it is more-likely-than-not that a tax position will be sustained upon examination, including a resolution of any related appeals or litigation processes, based upon the technical merits of the position. The second step is measurement. A tax position that meets the more-likely-than-not recognition threshold is measured at the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement.
      FIN 48 is effective for fiscal years beginning after December 15, 2006. Synovus expects the impact of adopting FIN 48 will not be material to its financial position, results of operations or cash flows.
      In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements.” SFAS No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), and expands disclosures about fair value measurements. This statement does not require any new fair value measurements, but applies under other accounting pronouncements, the Board having previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute. The provisions of this statement are effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. Synovus does not expect the impact of SFAS No. 157 on its financial position, results of operations or cash flows to be material.
      In September 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and

Financial Review

Other Postretirement Plans.” SFAS No. 158 requires an employer to recognize the overfunded or underfunded status of a defined benefit postretirement plan as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income of a business entity. This statement provides different effective dates for the recognition and related disclosure provisions and for the required change to a fiscal year-end measurement date. An employer with publicly traded equity securities shall apply the requirement to recognize the funded status of a benefit plan and the disclosure requirements at the end of the first fiscal year ended after December 15, 2006, and shall apply the requirement to measure plan assets and benefit obligations as of the date of the employers’ fiscal year-end statement of financial position for fiscal years ending after December 15, 2008. In December, 2006, Synovus adopted the recognition provisions of SFAS No. 158, and recognized an accrued liability of $3.2 million, net of tax, in connection with its unfunded postretirement health benefit obligation.
      In September 2006, the EITF reached a consensus on EITF Issue No. 06-4 (EITF 06-4), “Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements.” EITF 06-4 requires an employer to recognize a liability for future benefits based on the substantive agreement with the employee. EITF 06-4 requires a company to use the guidance prescribed in FASB Statement No. 106, “Employers’ Accounting for Postretirement Benefits Other Than Pensions” and Accounting Principles Board Opinion No. 12, “Omnibus Opinion,” when entering into an endorsement split-dollar life insurance agreement and recognizing the liability. EITF 06-4 is effective for fiscal periods beginning after December 15, 2007. Synovus is currently evaluating the impact of adopting EITF 06-4 on its financial position, results of operations and cash flows, but has yet to complete its assessment.
      In September 2006, the EITF reached a consensus on EITF Issue No. 06-5 (EITF 06-5), “Accounting for Purchases of Life Insurance — Determining the Amount That Could Be Realized in Accordance with FASB Technical Bulletin No. 85-4.” EITF 06-5 requires that a determination of the amount that could be realized under an insurance contract should (1) consider any additional amounts beyond cash surrender value included in the contractual terms of the policy and (2) be based on an assumed surrender at the individual policy or certificate level, unless all policies or certificates are required to be surrendered as a group. EITF 06-5 is effective for fiscal periods beginning after December 15, 2006. Synovus is currently evaluating the impact of adopting EITF 06-5 on its financial position, results of operations and cash flows, but has yet to complete its assessment.
      In September 2006, the SEC issued SAB No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in the Current Year Financial Statements.” In December 2006, Synovus adopted the provisions of SAB No. 108, which clarifies the way that a company should evaluate an identified unadjusted error for materiality. SAB No. 108 requires that the effect of misstatements that were not corrected at the end of the prior year be considered in quantifying misstatements in the current year financial statements. Two techniques were identified as being used by companies in practice to accumulate and quantify misstatements — the “rollover” approach and the “iron curtain” approach. The rollover approach, which is the approach that Synovus previously used, quantifies a misstatement based on the amount of the error originating in the current year income statement. Thus, this approach ignores the effects of correcting the portion of the current year balance sheet misstatement that originated in prior years. The iron curtain approach quantifies a misstatement based on the effects of correcting the misstatement existing in the balance sheet at the end of the current year, irrespective of the misstatement’s year(s) of origination. The primary weakness of the iron curtain approach is that it does not consider the correction of prior year misstatements in the current year to be errors.
      Using the rollover approach resulted in an accumulation of misstatements to Synovus’ balance sheets that were deemed immaterial to Synovus’ financial statements because the amounts that originated in each year were quantitatively and qualitatively immaterial. Synovus has elected, as allowed under SAB No. 108, to reflect the effect of initially applying this guidance by adjusting the carrying amount of the impacted accounts as of the beginning of 2006 and recording an offsetting adjustment to the opening balance of retained earnings in 2006. Accordingly, Synovus recorded a cumulative adjustment to increase retained earnings by $3.4 million upon the adoption of SAB No. 108.

Financial Review

      The following table presents a description of the individual adjustments included in the cumulative adjustment to retained earnings:

		Nature of Error	Years
	Adjustment	Being Corrected	Impacted
(In millions)
Brokered time deposits	$(10.3)	Adjusted to reflect incorrect use of hedges	2003 - 2005
Deferred income tax liability	3.8	Adjusted to reflect tax effect of incorrect use of hedges	2003 - 2005
Accumulated other comprehensive loss	(0.8)	Adjusted to reflect incorrect use of hedges	2004 - 2005
Deferred income tax liability	10.7	Adjusted to reflect impact of calculation errors	1993 - 2005

Total increase in retained earnings	$3.4

      In the first quarter of 2003, Synovus entered into interest rate swaps to hedge the fair value of certain brokered time deposits. Effectiveness was measured using the short-cut method. Upon further review of these arrangements at September 30, 2005, Synovus determined that these hedges did not qualify for the shortcut method of hedge accounting as the broker placement fee for the related certificates of deposit was factored into the pricing of the swaps. The hedging relationships were redesignated on September 30, 2005, using the cumulative dollar offset method to measure ineffectiveness. The prior years’ adjustments were evaluated under the rollover approach and the correction of these misstatements was not material to Synovus’ results of operations in any of the years impacted. Brokered time deposits were increased by the amount of the cumulative fair value basis adjustment and the associated deferred tax liability was removed, resulting in a net decrease in shareholders’ equity of $6.5 million, to correct the incorrect use of hedge accounting.
      In the fourth quarter of 2004, Synovus entered into certain forward starting interest rate swaps to hedge the future interest payments on debt forecasted to be issued in 2005. Synovus accounted for these arrangements as cash flow hedges. Upon further review of these arrangements, during the second quarter of 2005, it was determined that the swaps did not qualify for hedge accounting treatment. The hedging relationships were redesignated during the second quarter of 2005. The prior years’ adjustments were evaluated under the rollover approach and the correction of these misstatements was not material to Synovus’ results of operations in any of the years impacted. Accumulated other comprehensive losses were decreased and retained earnings were increased by $0.8 million, respectively, to correct the incorrect use of hedge accounting.
      From 1993 through 2005, Synovus had errors in its calculation of deferred taxes for temporary differences related to certain business combinations and premises and equipment. The prior years’ errors were evaluated under the rollover approach and the correction of these misstatements was not material to Synovus results of operations in any of the years impacted. The deferred income tax liability was reduced by $10.7 million to correct the calculation errors.
      In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities.” SFAS No. 159 permits entities to make an irrevocable election, at specified election dates, to measure eligible financial instruments and certain other items at fair value. This statement also establishes presentation and disclosure requirements designed to facilitate comparisons between entities that choose different measurement attributes for similar types of assets and liabilities. The provisions of this statement are effective as of the beginning of the first fiscal year that begins after November 15, 2007. Synovus is currently evaluating the impact of adopting SFAS No. 159, but has yet to complete its assessment.
Forward-Looking Statements
      Certain statements contained in this document which are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act (the “Act”). These forward-looking statements include, among others, statements regarding: (i) management’s belief with respect to the adequacy of the allowance for loan losses; (ii) the expected financial impact of recent accounting pronouncements; (iii) TSYS’ belief with respect to its ability to meet its contractual commitments; (iv) management’s belief with respect to legal proceedings and other claims, including the pending regulatory matter with respect to credit card programs offered by CB&T pursuant to its agreement with CompuCredit; (v) TSYS’ expectation that it will continue to process commercial card accounts for Citibank, as well as Citibank’s Banamex USA consumer accounts; (vi) TSYS’ expectation that it will maintain the card-processing functions of Chase for at least two years and that Chase will discontinue its processing agreement according to the original schedule and license TSYS’ processing software in the third quarter of 2007; (vii) TSYS’ projections with respect to the impact of the Bank of America consumer card deconversion on revenues; (viii) TSYS’ expectation that it will convert Capital One’s portfolio in phases beginning in mid-2006 and ending in early 2007; (ix) TSYS’ expectation that it will maintain card processing functions of Capital One for at least five years; (x) management’s belief with respect to the adequacy of unallocated allowance for loan losses; (xi) management’s belief with respect to the existence of

Financial Review

sufficient collateral for past due loans, the resolution of certain loan delinquencies and the inclusion of all material loans in which doubt exists as to collectibility in nonperforming assets and impaired loans; (xii) management’s belief with respect to the use of derivatives to manage interest rate risk; (xiii) the Board of Directors’ present intent to continue to pay cash dividends; (xiv) management’s belief with respect to having sufficient capital, liquidity, and future cash flows from operations to meet operating needs over the next year; (xv) Synovus’ expected growth in diluted earnings per share for 2007, and the assumptions underlying such statements, including with respect to Synovus’ expected increase in diluted earnings per share for 2007: stable to modestly lower short-term interest rates as compared to the fourth quarter of 2006; an annual net interest margin near fourth quarter 2006 net interest margin of 4.20% (with compression during the first half of the year followed by some expansion); a favorable credit environment; TSYS’ net income growth, excluding the Bank of America termination fee and associated amortization of contract acquisition costs in 2006, in the 14% to 17% range; and Financial Services segment net income growth of approximately 10%. In addition, certain statements in future filings by Synovus with the Securities and Exchange Commission, in press releases, and in oral and written statements made by or with the approval of Synovus which are not statements of historical fact constitute forward-looking statements within the meaning of the Act. Examples of forward-looking statements include, but are not limited to: (i) projections of revenues, income or loss, earnings or loss per share, the payment or non-payment of dividends, capital structure, efficiency ratios and other financial terms; (ii) statements of plans and objectives of Synovus or its management or Board of Directors, including those relating to products or services; (iii) statements of future economic performance; and (iv) statements of assumptions underlying such statements. Words such as “believes,” “anticipates,” “expects,” “intends,” “targeted,” “estimates,” “projects,” “plans,” “may,” “could,” “should,” “would,” and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.
      These statements are based on the current beliefs and expectations of Synovus’ management and are subject to significant risks and uncertainties. Actual results may differ materially from those contemplated by such forward-looking statements. A number of factors could cause actual results to differ materially from those contemplated by the forward-looking statements in this document. Many of these factors are beyond Synovus’ ability to control or predict. These factors include, but are not limited to: (i) competitive pressures arising from aggressive competition from other financial service providers; (ii) factors that affect the delinquency rate of Synovus’ loans and the rate at which Synovus’ loans are charged off; (iii) changes in the cost and availability of funding due to changes in the deposit market and credit market, or the way in which Synovus is perceived in such markets, including a reduction in our debt ratings; (iv) TSYS’ inability to achieve its earnings goals for 2007; (v) the strength of the U.S. economy in general and the strength of the local economies in which operations are conducted may be different than expected; (vi) the effects of and changes in trade, monetary and fiscal policies, and laws, including interest rate policies of the Federal Reserve Board; (vii) inflation, interest rate, market and monetary fluctuations; (viii) the timely development of and acceptance of new products and services and perceived overall value of these products and services by users; (ix) changes in consumer spending, borrowing, and saving habits; (x) technological changes are more difficult or expensive than anticipated; (xi) acquisitions are more difficult to integrate than anticipated; (xii) the ability to increase market share and control expenses; (xiii) the effect of changes in governmental policy, laws and regulations, or the interpretation or application thereof, including restrictions, limitations and/or penalties arising from banking, securities and insurance laws, regulations and examinations; (xiv) the impact of the application of and/or the effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, the Financial Accounting Standards Board, or other authoritative bodies; (xv) changes in Synovus’ organization, compensation, and benefit plans; (xvi) the costs and effects of litigation, investigations or similar matters, or adverse facts and developments related thereto; (xvii) a deterioration in credit quality or a reduced demand for credit; (xviii) Synovus’ inability to successfully manage any impact from slowing economic conditions or consumer spending; (xix) TSYS does not maintain the card-processing functions of Capital One for at least five years as expected; (xx) the merger of TSYS clients with entities that are not TSYS clients or the sale of portfolios by TSYS clients to entities that are not TSYS clients; (xxi) successfully managing the potential both for patent protection and patent liability in the context of rapidly developing legal framework for expansive software patent protection; (xxii) the impact on Synovus’ business, as well as on the risks set forth above, of various domestic or international military or terrorist activities or conflicts; and (xxiii) the success of Synovus at managing the risks involved in the foregoing.
      These forward-looking statements speak only as of the date on which the statements are made, and Synovus undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made to reflect the occurrence of unanticipated events.

Summary of Quarterly Financial Data (Unaudited)

Presented below is a summary of the unaudited consolidated quarterly financial data for the years ended December 31, 2006 and 2005.

(In thousands, except per share data)	Fourth	Third	Second	First
	Quarter	Quarter	Quarter	Quarter

2006
Interest income	$545,630	533,629	497,713	439,493

Net interest income	291,632	292,602	287,203	262,436

Provision for losses on loans	18,675	18,390	18,534	19,549

Income before income taxes	282,620	236,840	242,843	211,228

Net income	175,547	154,066	152,797	134,506

Net income per share, basic	.54	.48	.47	.43

Net income per share, diluted	.54	.47	.47	.43

2005
Interest income	$419,332	386,412	359,175	331,306

Net interest income	260,095	244,825	237,065	226,862

Provision for losses on loans	20,787	19,639	22,823	19,283

Income before income taxes	218,309	215,845	204,251	185,617

Net income	137,260	133,992	128,460	116,734

Net income per share, basic	.44	.43	.41	.38

Net income per share, diluted	.44	.43	.41	.37

Synovus Financial Corp.
2007 Omnibus Plan
Effective April 25, 2007

Synovus Financial Corp.
2007 Omnibus Plan
Effective April 25, 2007
Article 1. Establishment, Purpose, and Duration
     1.1 Establishment. Synovus Financial Corp. (hereinafter referred to as the “Company”) hereby establishes an incentive compensation plan to be known as Synovus Financial Corp. 2007 Omnibus Plan (hereinafter referred to as the “Plan”), as set forth in this document.
     The Plan permits the grant of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, Covered Employee annual incentive awards, Cash-Based Awards, and Other Stock-Based Awards.
     The Plan shall become effective on the date that it is approved by the Company’s shareholders (the “Effective Date”) and shall remain in effect as provided in Section 1.3 hereof.
     1.2 Purpose of the Plan. The purpose of the Plan is to advance the interests of the Company and its shareholders through Awards that give Employees and Directors a personal stake in the Company’s growth, development and financial success. Awards under the Plan will motivate Employees and Directors to devote their best efforts to the business of the Company. They will also help the Company attract and retain the services of Employees and Directors who are in a position to make significant contributions to the Company’s future success.
     1.3 Duration of the Plan. Unless sooner terminated as provided herein, the Plan shall terminate ten (10) years from the Effective Date. After the Plan’s termination, no new Awards may be granted, but Awards previously granted shall remain outstanding in accordance with their applicable terms and conditions, including the terms and conditions of the Plan. Notwithstanding the foregoing, no Incentive Stock Options may be granted more than ten (10) years after the earlier of: (a) the date the Plan is adopted by the Board, or (b) the Effective Date.
     1.4 No More Grants Under Prior Plan. After the Effective Date, no more grants will be made under the Prior Plan.
Article 2. Definitions
     Whenever used in this Plan, the following terms shall have the meanings set forth below, and when the meaning is intended, the initial letter of the word shall be capitalized:
2.1	“Affiliate” shall mean any corporation or other entity (including, but not limited to, a partnership or a limited liability company) that is affiliated with the Company through stock or equity ownership or otherwise, and is designated as an Affiliate for purposes of this Plan by the Committee.

2.2	“Annual Award Limit” or “Annual Award Limits” have the meaning set forth in Section 4.3.

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2.3	“Award” means, individually or collectively, a grant under this Plan of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, Covered Employee annual incentive awards, Cash-Based Awards, or Other Stock-Based Awards, in each case subject to the terms of this Plan.

2.4	“Award Agreement” means either: (a) a written agreement entered into by the Company and a Participant setting forth the terms and provisions applicable to an Award granted under this Plan, or (b) a written or electronic statement issued by the Company to a Participant describing the terms and provisions of such Award, including any amendment or modification thereof. The Committee may provide for the use of electronic, Internet, or other nonpaper Award Agreements, and the use of electronic, Internet, or other nonpaper means for the acceptance thereof and actions thereunder by a Participant.

2.5	“Beneficial Owner” or “Beneficial Ownership” shall have the meaning ascribed to such terms in Rule 13d-3 promulgated under the Exchange Act.

2.6	“Board” or “Board of Directors” means the Board of Directors of the Company.

2.7	“Cash-Based Award” means an Award, denominated in cash, granted to a Participant as described in Article 10.

2.8	“Change of Control” means any of the following events: (a) the acquisition by any “person,” as such term is used in Section 13(d) and 14(d) of the Exchange Act (other than the Company or a subsidiary or any Company employee benefit plan (including its trustee)), of “beneficial ownership” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 20% or more of the total number of shares of the Company’s then outstanding securities; (b) individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least two-thirds (2/3) of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least two-thirds (2/3) of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; (c) consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets or stock of the Company (a “Business Combination”), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the total number of shares of the Company’s outstanding securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than sixty percent (60%) of, respectively, the total number of shares of the then outstanding securities of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership,

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immediately prior to such Business Combination, of the total number of shares of the Company’s outstanding securities, (ii) no Person (excluding any corporation resulting from such Business Combination, or any employee benefit plan (including its trustee) of the Company or such corporation resulting from such Business Combination beneficially owns, directly or indirectly, 20% or more of, respectively, the total number of shares of the then outstanding securities of the corporation resulting from such Business Combination except to the extent that such ownership existed prior to the Business Combination and (iii) at least two-thirds (2/3) of the members of the board of directors of the Corporation resulting from such Business Combination.

A “Change of Control” shall not result from any transaction precipitated by the Company’s insolvency, appointment of a conservator, or determination by a regulatory agency that the Company is insolvent, nor from any transaction initiated by the Company in regard to converting from a publicly traded company to a privately held company.

2.9	“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time. For purposes of this Plan, references to sections of the Code shall be deemed to include references to any applicable regulations thereunder and any successor or similar provision.

2.10	“Committee” means the Compensation Committee of the Board or a subcommittee thereof, or any other committee designated by the Board to administer this Plan. The members of the Committee shall be appointed from time to time and shall serve at the discretion of the Board. If the Committee does not exist or cannot function for any reason, the Board may take any action under the Plan that would otherwise be the responsibility of the Committee.

2.11	“Company” means Synovus Financial Corp., a Georgia corporation, and any successor thereto as provided in Article 19 herein.

2.12	“Covered Employee” means any key Employee who is or may become a “Covered Employee,” as defined in Code Section 162(m), and who is designated, either as an individual Employee or class of Employees, by the Committee within the shorter of: (a) ninety (90) days after the beginning of the Performance Period, or (b) twenty-five percent (25%) of the Performance Period has elapsed, as a “Covered Employee” under this Plan for such applicable Performance Period.

2.13	“Director” means any individual who is a member of the Board of Directors of the Company.

2.14	“Effective Date” has the meaning set forth in Section 1.1.

2.15	“Employee” means any individual designated as an employee of the Company, its Affiliates, and/or its Subsidiaries on the payroll records thereof. An Employee shall not include any individual during any period he or she is classified or treated by the Company, Affiliate, and/or Subsidiary as an independent contractor, a consultant, or any employee of an employment, consulting, or temporary agency or any other entity other than the Company, Affiliate, and/or Subsidiary, without regard to whether such

3

individual is subsequently determined to have been, or is subsequently retroactively reclassified as, a common-law employee of the Company, Affiliate, and/or Subsidiary during such period.

2.16	“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.

2.17	“Fair Market Value” or “FMV” means a price that is based on the closing price of a Share reported on the New York Stock Exchange (“NYSE”) or other established stock exchange (or exchanges) on the applicable date, or an average of trading days, as determined by the Committee in its discretion. Unless the Committee determines otherwise, Fair Market Value shall be deemed to be equal to the reported closing price of a Share on the most recent date on which Shares were publicly traded. In the event Shares are not publicly traded at the time a determination of their value is required to be made hereunder, the determination of their Fair Market Value shall be made by the Committee in such manner as it deems appropriate.

2.18	“Freestanding SAR” means a SAR that is granted independently of any Options, as described in Article 7.

2.19	“Full-Value Award” means an Award other than in the form of an ISO, NQSO, or SAR, and which is settled by the issuance of Shares.

2.20	“Grant Price” means the price established at the time of grant of a SAR pursuant to Article 7, used to determine whether there is any payment due upon exercise of the SAR.

2.21	“Incentive Stock Option” or “ISO” means an Option to purchase Shares granted under Article 6 to an Employee and that is designated as an Incentive Stock Option that is intended to meet the requirements of Code Section 422 or any successor provision.

2.22	“Insider” shall mean an individual who is, on the relevant date, an officer or Director of the Company, or a more than ten percent (10%) Beneficial Owner of any class of the Company’s equity securities that is registered pursuant to Section 12 of the Exchange Act, as determined by the Board in accordance with Section 16 of the Exchange Act.

2.23	“Nonemployee Director” means a Director who is not an Employee.

2.24	“Nonemployee Director Award” means any NQSO, SAR, or Full-Value Award granted, whether singly, in combination, or in tandem, to a Participant who is a Nonemployee Director pursuant to such applicable terms, conditions, and limitations as the Board or Committee may establish in accordance with this Plan.

2.25	“Nonqualified Stock Option” or “NQSO” means an Option that is not intended to meet the requirements of Code Section 422, or that otherwise does not meet such requirements.

2.26	“Option” means an Incentive Stock Option or a Nonqualified Stock Option, as described in Article 6.

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2.27	“Option Price” means the price at which a Share may be purchased by a Participant pursuant to an Option.

2.28	“Other Stock-Based Award” means an equity-based or equity-related Award not otherwise described by the terms of this Plan, granted pursuant to Article 10.

2.29	“Participant” means any eligible individual as set forth in Article 5 to whom an Award is granted.

2.30	“Performance-Based Compensation” with respect to Covered Employees, means compensation under an Award that is intended to satisfy the requirements of Code Section 162(m) for certain performance-based compensation. Notwithstanding the foregoing, nothing in this Plan shall be construed to mean that an Award which does not satisfy the requirements for performance-based compensation under Code Section 162(m) does not constitute performance-based compensation for other purposes, including Code Section 409A.

2.31	“Performance Measures” means measures as described in Article 12 on which the performance goals are based and which are approved by the Company’s shareholders pursuant to this Plan in order to qualify Awards as Performance-Based Compensation.

2.32	“Performance Period” means the period of time during which the performance goals must be met in order to determine the degree of payout and/or vesting with respect to an Award.

2.33	“Performance Share” means an Award under Article 9 herein and subject to the terms of this Plan, denominated in Shares, the value of which at the time it is payable is determined as a function of the extent to which corresponding performance criteria have been achieved.

2.34	“Performance Unit” means an Award under Article 9 herein and subject to the terms of this Plan, denominated in units, the value of which at the time it is payable is determined as a function of the extent to which corresponding performance criteria have been achieved.

2.35	“Period of Restriction” means the period when Restricted Stock or Restricted Stock Units are subject to a substantial risk of forfeiture (based on the passage of time, the achievement of performance goals, or upon the occurrence of other events as determined by the Committee, in its discretion), as provided in Article 8.

2.36	“Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof.

2.37	“Plan” means the Synovus Financial Corp. 2007 Omnibus Plan.

2.38	“Plan Year” means the calendar year.

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2.39	“Prior Plan” means the Synovus Financial Corp. 2000 Long-Term Incentive Plan and the Synovus Financial Corp. 2002 Long-Term Incentive Plan.

2.40	“Restricted Stock” means an Award of Shares granted to a Participant pursuant to Article 8.

2.41	“Restricted Stock Unit” means an Award granted to a Participant pursuant to Article 8, except no Shares are actually awarded to the Participant on the date of grant.

2.42	“Share” means a share of common stock of the Company, par value $1.00 per share.

2.43	“Stock Appreciation Right” or “SAR” means an Award, designated as a SAR, pursuant to the terms of Article 7 herein.

2.44	“Subsidiary” means any corporation or other entity, whether domestic or foreign, in which the Company has or obtains, directly or indirectly, a proprietary interest of more than fifty percent (50%) by reason of stock ownership or otherwise.
Article 3. Administration

     3.1 General. The Plan shall be administered by the Committee, subject to this Article 3 and the other provisions of this Plan. The Committee may employ attorneys, consultants, accountants, agents, and other individuals or entities, any of which may be an Employee, and the Committee, the Company, and its officers and Directors shall be entitled to rely upon the advice, opinions, or valuations of any such persons. All actions taken and all interpretations and determinations made by the Committee shall be final and binding on the Participants, the Company, and all other interested individuals.
     3.2 Authority of the Committee. The Committee is authorized and empowered to administer the Plan and, subject to the provisions of the Plan, shall have full power to (i) designate Employees and Directors to be recipients of Awards; (ii) determine the type and size of Awards; (iii) determine the terms and conditions of Awards; (iv) certify satisfaction of performance goals for purposes of satisfying the requirements of Code Section 162(m); (v) construe and interpret the terms of the Plan and any Award Agreement or other instrument entered into under the Plan; (vi) establish, amend, or waive rules and regulations for the Plan’s administration; (vii) subject to the provisions of Section 4.4., authorize conversion or substitution under the Plan of any or all outstanding option or other awards held by service providers of an entity acquired by the Company on terms determined by the Committee (without regard to limitations set forth in Section 6.3 and 7.5); (viii) subject to the provisions of Articles 15 and 17, amend the terms and conditions of any outstanding Award; (ix) grant Awards as an alternative to, or as the form of payment for, grants or rights earned or due under compensation plans or similar arrangements of the Company; and (x) make any other determination and take any other action that it deems necessary or desirable for the administration of the Plan.
     3.3 Delegation. To the extent permitted by law and applicable rules of a stock exchange, the Committee may, by resolution, authorize one or more officers of the Company to do one or both of the following on the same basis as can the Committee: (a) designate Employees to be recipients of Awards; and (b) determine the type and size of any such Awards; provided, however: (i) the authority to make Awards to any Nonemployee Director or to any Employee who is considered an

6

Insider may not be delegated; (ii) the resolution providing such authorization shall set forth the total number of Shares and Awards such officer(s) may grant; and (iii) the officer(s) shall report periodically to the Committee regarding the nature and scope of the Awards granted pursuant to the authority delegated.
Article 4. Shares Subject to This Plan and Maximum Awards
     4.1 Number of Shares Available for Awards.
(a)	Subject to adjustment as provided in Section 4.4 herein, the maximum number of Shares available for issuance to Participants under this Plan (the “Share Authorization”) shall be:
(i)	18,000,000 Shares, plus

(ii)	The number of Shares subject to outstanding awards under the Prior Plan as of the Effective Date, that, after the Effective Date, cease to be outstanding other than by reason of their having been exercised for, or settled in, vested and nonforfeitable Shares.
(b)	The maximum number of Shares of the Share Authorization that may be issued pursuant to Full Value Awards under this Plan shall be 9,000,000.

(c)	The maximum number of Shares of the Share Authorization that may be issued pursuant to ISOs under this Plan shall be 9,000,000.

(d)	Subject to adjustment in Section 4.4, the maximum number of Shares of the Share Authorization that may be issued to Nonemployee Directors shall be 500,000 Shares, and no Nonemployee Director may be granted an Award covering more than 10,000 Shares in any Plan Year, except that this annual limit on Nonemployee Director Awards shall be increased to 50,000 Shares for any Nonemployee Director serving as Chairman of the Board; provided, however, that in the Plan Year in which an individual is first appointed or elected to the Board as a Nonemployee Director, such individual may be granted an Award covering up to an additional 50,000 Shares (a “New Nonemployee Director Award”).

(e)	Except with respect to a maximum of five percent (5%) of the Share Authorization, any Full Value Awards which vest on the basis of the Employee’s continued employment with or provision of service to the Company shall not provide for vesting which is any more rapid than annual pro rata vesting over a three- (3-) year period and any Full Value Awards which vest upon the attainment of performance goals shall provide for a Performance Period of at least twelve (12) months.
     4.2 Share Usage. Shares covered by an Award shall only be counted as used to the extent they are actually issued. Any Shares related to Awards which terminate by expiration, forfeiture, cancellation, or otherwise without the issuance of such Shares, are settled in cash in lieu of Shares, or are exchanged with the Committee’s permission, prior to the issuance of Shares, for Awards not

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involving Shares, shall be available again for grant under this Plan. However, the full number of Stock Appreciation Rights granted that are to be settled by the issuance of Shares shall be counted against the number of Shares available for award under the Plan, regardless of the number of Shares actually issued upon settlement of such Stock Appreciation Rights. Further, any Shares withheld to satisfy tax withholding obligations on Awards issued under the Plan, Shares tendered to pay the exercise price of Awards under the Plan, and Shares repurchased on the open market with the proceeds of an Option exercise will no longer be eligible to be returned as available Shares under the Plan. Any Shares related to Awards which terminate by expiration, forfeiture, cancellation, or otherwise without the issuance of such Shares, are settled in cash in lieu of Shares, or are exchanged with the Committee’s permission, prior to the issuance of Shares, for Awards not involving Shares, shall be available again for grant under this Plan. The Shares available for issuance under this Plan may be authorized and unissued Shares or treasury Shares.
     4.3 Annual Award Limits. Unless and until the Committee determines that an Award to a Covered Employee shall not be designed to qualify as Performance-Based Compensation, the following limits (each an “Annual Award Limit” and, collectively, “Annual Award Limits”) shall apply to grants of such Awards under this Plan:
(a)	Options: The maximum aggregate number of Shares subject to Options granted in any one Plan Year to any one Participant shall be 4,000,000.

(b)	SARs: The maximum number of Shares subject to Stock Appreciation Rights granted in any one Plan Year to any one Participant shall be 4,000,000.

(c)	Restricted Stock or Restricted Stock Units: The maximum aggregate grant with respect to Awards of Restricted Stock or Restricted Stock Units in any one Plan Year to any one Participant shall be 2,000,000.

(d)	Performance Units or Performance Shares: The maximum aggregate Award of Performance Units or Performance Shares that a Participant may receive in any one Plan Year shall be 2,000,000 Shares if such Award is payable in Shares, or equal to the value of 100,000 Shares if such Award is payable in cash or property other than Shares, determined as of the earlier of the vesting or the payout date, as applicable.

(e)	Cash-Based Awards: The maximum aggregate amount awarded or credited with respect to Cash-Based Awards to any one Participant in any one Plan Year may not exceed $2,000,000.00.

(f)	Other Stock-Based Awards. The maximum aggregate grant with respect to Other Stock-Based Awards pursuant to Section 10.2 in any one Plan Year to any one Participant shall be 2,000,000.
     4.4 Adjustments in Authorized Shares. In the event of any corporate event or transaction (including, but not limited to, a change in the Shares of the Company or the capitalization of the Company) such as a merger, consolidation, reorganization, recapitalization, separation, partial or complete liquidation, stock dividend, stock split, reverse stock split, split up, spin-off, or other distribution of stock or property of the Company, combination of Shares, exchange of Shares, dividend in-kind, or other like change in capital structure, number of outstanding Shares or

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distribution (other than normal cash dividends) to shareholders of the Company, or any similar corporate event or transaction, the Committee, in order to prevent dilution or enlargement of Participants’ rights under this Plan, shall substitute or adjust the number and kind of Shares that may be issued under this Plan or under particular forms of Awards, the number and kind of Shares subject to outstanding Awards, the Option Price or Grant Price applicable to outstanding Awards, the Annual Award Limits, or other value determinations applicable to outstanding Awards, with the specific adjustments to be determined by the Committee in its sole discretion.
     The Committee shall make appropriate adjustments to any other terms of any outstanding Awards under this Plan to reflect such changes or distributions, including modifications of performance goals and changes in the length of Performance Periods. The determination of the Committee as to the foregoing adjustments, if any, shall be conclusive and binding on Participants under this Plan.
     Subject to the provisions of Article 17 and notwithstanding anything else herein to the contrary, without affecting the number of Shares reserved or available hereunder, the Committee may authorize the issuance or assumption of benefits under this Plan in connection with any merger, consolidation, acquisition of property or stock, or reorganization upon such terms and conditions as it may deem appropriate (including, but not limited to, a conversion of equity awards into Awards under this Plan in a manner consistent with paragraph 53 of FASB Interpretation No. 44), subject to compliance with the rules under Code Sections 422 and 424, as and where applicable.
Article 5. Eligibility and Participation
     5.1 Eligibility. Individuals eligible to participate in this Plan include all Employees and Directors.
     5.2 Actual Participation. Subject to the provisions of this Plan, the Committee may, from time to time in its sole discretion, select from the individuals eligible to participate, those to whom Awards shall be granted.
Article 6. Stock Options
     6.1 Grant of Options. Subject to the terms and provisions of this Plan, Options may be granted to Participants in such number, and upon such terms, and at any time and from time to time as shall be determined by the Committee, in its sole discretion, provided that ISOs may be granted only to eligible Employees of the Company or of any parent or subsidiary corporation (as permitted under Code Sections 422 and 424). However, an Employee who is employed by an Affiliate and/or Subsidiary and is subject to Code Section 409A may only be granted Options to the extent the Affiliate and/or Subsidiary is part of the Company’s consolidated group for United States federal tax purposes.
     6.2 Award Agreement. Each Option grant shall be evidenced by an Award Agreement that shall specify the Option Price, the maximum duration of the Option, the number of Shares to which the Option pertains, the conditions upon which an Option shall become vested and exercisable, and such other provisions as the Committee shall determine which are not inconsistent with the terms of this Plan. The Award Agreement also shall specify whether the Option is intended to be an ISO or an NQSO.

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     6.3 Option Price. The Option Price for each grant of an Option under this Plan shall be determined by the Committee in its sole discretion and shall be specified in the Award Agreement; provided, however, the Option Price on the date of grant must be at least equal to one hundred percent (100%) of the FMV of the Shares as determined on the date of grant.
     6.4 Term of Options. Each Option granted to a Participant shall expire at such time as the Committee shall determine at the time of grant; provided, however, no Option shall be exercisable later than the tenth (10th) anniversary date of its grant.
     6.5 Exercise of Options. Options granted under this Article 6 shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall in each instance approve, which terms and restrictions need not be the same for each grant or for each Participant.
     Options granted under this Article 6 shall be exercised by the delivery of a notice of exercise to the Company or an agent designated by the Company in a form specified or accepted by the Committee setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares, or by complying with any alternative exercise procedures the Committee may authorize.
     6.6 Payment. A condition of the issuance of the Shares as to which an Option shall be exercised shall be the payment of the Option Price. The Option Price of any Option shall be payable to the Company in full either: (a) in cash or its equivalent; (b) by tendering (either by actual delivery or attestation) previously acquired Shares having an aggregate Fair Market Value at the time of exercise equal to the Option Price (provided that except as otherwise determined by the Committee, the Shares that are tendered must have been held by the Participant for at least six (6) months (or such other period, if any, as the Committee may permit) prior to their tender to satisfy the Option Price if acquired under this Plan or any other compensation plan maintained by the Company or have been purchased on the open market); (c) by a cashless (broker-assisted) exercise; (d) by a combination of (a), (b), and/or (c); or (e) any other method approved or accepted by the Committee in its sole discretion.
     Subject to any governing rules or regulations, as soon as practicable after receipt of written notification of exercise and full payment (including satisfaction of any applicable tax withholding), the Company shall deliver to the Participant evidence of book entry Shares, or upon the Participant’s request, Share certificates in an appropriate amount based upon the number of Shares purchased under the Option(s).
     Unless otherwise determined by the Committee, all payments under all of the methods indicated above shall be paid in United States dollars.
     6.7 Restrictions on Share Transferability. The Committee may impose such restrictions on any Shares acquired pursuant to the exercise of an Option granted under this Article 6 as it may deem advisable, including, without limitation, minimum holding period requirements, restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which such Shares are then listed and/or traded, or under any blue sky or state securities laws applicable to such Shares.

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     6.8 Termination of Employment/Service. Each Participant’s Award Agreement shall set forth the extent to which the Participant shall have the right to exercise the Option following termination of the Participant’s employment or provision of services to the Company, its Affiliates, and/or its Subsidiaries, as the case may be. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with each Participant, need not be uniform among all Options issued pursuant to this Article 6, and may reflect distinctions based on the reasons for termination.
Article 7. Stock Appreciation Rights
     7.1 Grant of SARs. Subject to the terms and conditions of this Plan, Freestanding SARs may be granted to Participants at any time and from time to time as shall be determined by the Committee. However, an Employee who is employed by an Affiliate and/or Subsidiary and is subject to Code Section 409A may only be granted SARs to the extent the Affiliate and/or Subsidiary is part of the Company’s consolidated group for United States federal tax purposes.
     Subject to the terms and conditions of this Plan, the Committee shall have complete discretion in determining the number of SARs granted to each Participant and, consistent with the provisions of this Plan, in determining the terms and conditions pertaining to such SARs.
     The Grant Price for each grant of a Freestanding SAR shall be determined by the Committee and shall be specified in the Award Agreement; provided, however, the Grant Price on the date of grant must be at least equal to one hundred percent (100%) of the FMV of the Shares as determined on the date of grant.
     7.2 SAR Agreement. Each SAR Award shall be evidenced by an Award Agreement that shall specify the Grant Price, the term of the SAR, and such other provisions as the Committee shall determine.
     7.3 Term of SAR. The term of a SAR granted under this Plan shall be determined by the Committee, in its sole discretion, and except as determined otherwise by the Committee and specified in the SAR Award Agreement, no SAR shall be exercisable later than the tenth (10th) anniversary date of its grant.
     7.4 Exercise of Freestanding SARs. Freestanding SARs may be exercised upon whatever terms and conditions the Committee, in its sole discretion, imposes.
     7.5 Settlement of SAR Amount. Upon the exercise of a SAR, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying:
(a)	The excess of the Fair Market Value of a Share on the date of exercise over the Grant Price; by

(b)	The number of Shares with respect to which the SAR is exercised.
     At the discretion of the Committee, the payment upon SAR exercise may be in cash, Shares, or any combination thereof, or in any other manner approved by the Committee in its sole discretion. The Committee’s determination regarding the form of SAR payout shall be set forth in the Award Agreement pertaining to the grant of the SAR.

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     7.6 Termination of Employment/Service. Each Award Agreement shall set forth the extent to which the Participant shall have the right to exercise the SAR following termination of the Participant’s employment with or provision of services to the Company, its Affiliates, and/or its Subsidiaries, as the case may be. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with Participants, need not be uniform among all SARs issued pursuant to this Plan, and may reflect distinctions based on the reasons for termination.
     7.7 Other Restrictions. The Committee shall impose such other conditions and/or restrictions on any Shares received upon exercise of a SAR granted pursuant to this Plan as it may deem advisable or desirable. These restrictions may include, but shall not be limited to, a requirement that the Participant hold the Shares received upon exercise of a SAR for a specified period of time.
Article 8. Restricted Stock and Restricted Stock Units
     8.1 Grant of Restricted Stock or Restricted Stock Units. Subject to the terms and provisions of this Plan, the Committee, at any time and from time to time, may grant Shares of Restricted Stock and/or Restricted Stock Units to Participants in such amounts as the Committee shall determine. Restricted Stock Units shall be similar to Restricted Stock except that no Shares are actually awarded to the Participant on the date of grant.
     8.2 Restricted Stock or Restricted Stock Unit Agreement. Each Restricted Stock and/or Restricted Stock Unit grant shall be evidenced by an Award Agreement that shall specify the Period(s) of Restriction, the number of Shares of Restricted Stock or the number of Restricted Stock Units granted, and such other provisions as the Committee shall determine.
     8.3 Other Restrictions. The Committee shall impose such other conditions and/or restrictions on any Shares of Restricted Stock or Restricted Stock Units granted pursuant to this Plan as it may deem advisable including, without limitation, a requirement that Participants pay a stipulated purchase price for each Share of Restricted Stock or each Restricted Stock Unit, restrictions based upon the achievement of specific performance goals, time-based restrictions on vesting following the attainment of the performance goals, time-based restrictions, and/or restrictions under applicable laws or under the requirements of any stock exchange or market upon which such Shares are listed or traded, or holding requirements or sale restrictions placed on the Shares by the Company upon vesting of such Restricted Stock or Restricted Stock Units.
     To the extent deemed appropriate by the Committee, the Company may retain the certificates representing Shares of Restricted Stock in the Company’s possession until such time as all conditions and/or restrictions applicable to such Shares have been satisfied or lapse.
     Except as otherwise provided in this Article 8, Shares of Restricted Stock covered by each Restricted Stock Award shall become freely transferable by the Participant after all conditions and restrictions applicable to such Shares have been satisfied or lapse (including satisfaction of any applicable tax withholding obligations), and Restricted Stock Units shall be paid in cash, Shares, or a combination of cash and Shares as the Committee, in its sole discretion, shall determine.
     8.4 Certificate Legend. In addition to any legends placed on certificates pursuant to Section 8.3, each certificate representing Shares of Restricted Stock granted pursuant to this Plan

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may bear a legend such as the following or as otherwise determined by the Committee in its sole discretion:
“The transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) of the Synovus Financial Corp. 2007 Omnibus Plan and a Restricted Stock Award Agreement entered into between the registered owner and Synovus Financial Corp. Copies of such Plan and Agreement are on file in the offices of Synovus Financial Corp., 1111 Bay Avenue, Suite 500, Columbus, Georgia, 31901.”
     8.5 Voting Rights. Unless otherwise determined by the Committee and set forth in a Participant’s Award Agreement, to the extent permitted or required by law, as determined by the Committee, Participants holding Shares of Restricted Stock granted hereunder may be granted the right to exercise full voting rights with respect to those Shares during the Period of Restriction. A Participant shall have no voting rights with respect to any Restricted Stock Units granted hereunder.
     8.6 Termination of Employment/Service. Each Award Agreement shall set forth the extent to which the Participant shall have the right to retain Restricted Stock and/or Restricted Stock Units following termination of the Participant’s employment with or provision of services to the Company, its Affiliates, and/or its Subsidiaries, as the case may be. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with each Participant, need not be uniform among all Shares of Restricted Stock or Restricted Stock Units issued pursuant to this Plan, and may reflect distinctions based on the reasons for termination.
     8.7 Section 83(b) Election. The Committee may provide in an Award Agreement that the Award of Restricted Stock is conditioned upon the Participant making or refraining from making an election with respect to the Award under Code Section 83(b). If a Participant makes an election pursuant to Code Section 83(b) concerning a Restricted Stock Award, the Participant shall be required to file promptly a copy of such election with the Company.
Article 9. Performance Units/Performance Shares
     9.1 Grant of Performance Units/Performance Shares. Subject to the terms and provisions of this Plan, the Committee, at any time and from time to time, may grant Performance Units and/or Performance Shares to Participants in such amounts and upon such terms as the Committee shall determine.
     9.2 Value of Performance Units/Performance Shares. Each Performance Unit shall have an initial value that is established by the Committee at the time of grant. Each Performance Share shall have an initial value equal to the Fair Market Value of a Share on the date of grant. The Committee shall set performance goals in its discretion which, depending on the extent to which they are met, will determine the value and/or number of Performance Units/Performance Shares that will be paid out to the Participant.
     9.3 Earning of Performance Units/Performance Shares. Subject to the terms of this Plan, after the applicable Performance Period has ended, the holder of Performance Units/Performance Shares shall be entitled to receive payout on the value and number of Performance Units/Performance Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance goals have been achieved.

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     9.4 Form and Timing of Payment of Performance Units/Performance Shares. Payment of earned Performance Units/Performance Shares shall be as determined by the Committee and as evidenced in the Award Agreement. Subject to the terms of this Plan, the Committee, in its sole discretion, may pay earned Performance Units/Performance Shares in the form of cash or in Shares (or in a combination thereof) equal to the value of the earned Performance Units/Performance Shares at the close of the applicable Performance Period, or as soon as practicable after the end of the Performance Period. Any Shares may be granted subject to any restrictions deemed appropriate by the Committee. The determination of the Committee with respect to the form of payout of such Awards shall be set forth in the Award Agreement pertaining to the grant of the Award.
     9.5 Termination of Employment/Service. Each Award Agreement shall set forth the extent to which the Participant shall have the right to retain Performance Units and/or Performance Shares following termination of the Participant’s employment with or provision of services to the Company, its Affiliates, and/or its Subsidiaries, as the case may be. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with each Participant, need not be uniform among all Awards of Performance Units or Performance Shares issued pursuant to this Plan, and may reflect distinctions based on the reasons for termination.
Article 10. Cash-Based Awards and Other Stock-Based Awards
     10.1 Grant of Cash-Based Awards. Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant Cash-Based Awards to Participants in such amounts and upon such terms as the Committee may determine.
     10.2 Other Stock-Based Awards. The Committee may grant other types of equity-based or equity-related Awards not otherwise described by the terms of this Plan (including the grant or offer for sale of unrestricted Shares) in such amounts and subject to such terms and conditions as the Committee shall determine. Such Awards may involve the transfer of actual Shares to Participants, or payment in cash or otherwise of amounts based on the value of Shares, and may include, without limitation, Awards designed to comply with or take advantage of the applicable local laws of jurisdictions other than the United States.
     10.3 Value of Cash-Based and Other Stock-Based Awards. Each Cash-Based Award shall specify a payment amount or payment range as determined by the Committee. Each Other Stock-Based Award shall be expressed in terms of Shares or units based on Shares, as determined by the Committee. The Committee may establish performance goals in its discretion. If the Committee exercises its discretion to establish performance goals, the number and/or value of Cash-Based Awards or Other Stock-Based Awards that will be paid out to the Participant will depend on the extent to which the performance goals are met.
     10.4 Payment of Cash-Based Awards and Other Stock-Based Awards. Payment, if any, with respect to a Cash-Based Award or any Other Stock-Based Award shall be made in accordance with the terms of the Award, in cash or Shares as the Committee determines.
     10.5 Termination of Employment/Service. The Committee shall determine the extent to which the Participant shall have the right to receive Cash-Based Awards or Other Stock-Based Awards following termination of the Participant’s employment with or provision of services to the Company, its Affiliates, and/or its Subsidiaries, as the case may be. Such provisions shall be

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determined in the sole discretion of the Committee, such provisions may be included in an agreement entered into with each Participant, but need not be uniform among all Awards of Cash-Based Awards or Other Stock-Based Awards issued pursuant to the Plan, and may reflect distinctions based on the reasons for termination.
Article 11. Transferability of Awards
     11.1 Transferability. Except as provided in Section 11.2 below, during a Participant’s lifetime, his or her Awards shall be exercisable only by the Participant. Awards shall not be transferable other than by will or the laws of descent and distribution; no Awards shall be subject, in whole or in part, to attachment, execution, or levy of any kind; and any purported transfer in violation hereof shall be null and void. The Committee may establish such procedures as it deems appropriate for a Participant to designate a beneficiary to whom any amounts payable or Shares deliverable in the event of, or following, the Participant’s death may be provided.
     11.2 Committee Action. The Committee may, in its discretion, determine that notwithstanding Section 11.1, any or all Awards (other than ISOs) shall be transferable to and exercisable by such transferees, and subject to such terms and conditions, as the Committee may deem appropriate; provided, however, no Award may be transferred for value (as defined in the General Instructions to Form S-8).
Article 12. Performance Measures
     12.1 Performance Measures. The performance goals upon which the payment or vesting of an Award to a Covered Employee that is intended to qualify as Performance-Based Compensation shall be limited to the following Performance Measures:

(a)	Net earnings or net income (before or after taxes);

(b)	Earnings per share;

(c)	Net sales or revenue growth;

(d)	Net operating profit;

(e)	Return measures (including, but not limited to, return on assets, capital, invested capital, equity, sales, or revenue);

(f)	Cash flow (including, but not limited to, operating cash flow, free cash flow, cash generation, cash flow return on equity, and cash flow return on investment);

(g)	Earnings before or after taxes, interest, depreciation, and/or amortization;

(h)	Gross or operating margins;

(i)	Productivity ratios;

(j)	Share price (including, but not limited to, growth measures and total shareholder return);

(k)	Expense targets;

(l)	Margins;

(m)	Operating efficiency;

(n)	Market share;

(o)	Customer satisfaction;

(p)	Unit volume;

(q)	Working capital targets and change in working capital;

(r)	Economic value added or EVA® (net operating profit after tax minus the sum of capital multiplied by the cost of capital);

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(s)	Asset growth;

(t)	Non-interest expense as a percentage of total expense;

(u)	Loan charge-offs as a percentage of total loans;

(v)	Number of cardholder, merchant and/or other customer accounts processed or converted; and

(w)	Successful negotiation or renewal of contracts with new or existing customers.
     Any Performance Measure(s) may be used to measure the performance of the Company, Subsidiary, and/or Affiliate as a whole or any business unit of the Company, Subsidiary, and/or Affiliate or any combination thereof, as the Committee may deem appropriate, or any of the above Performance Measures as compared to the performance of a group of comparator companies, or published or special index that the Committee, in its sole discretion, deems appropriate, or the Company may select Performance Measure (j) above as compared to various stock market indices. The Committee also has the authority to provide for accelerated vesting of any Award based on the achievement of performance goals pursuant to the Performance Measures specified in this Article 12.
     12.2 Evaluation of Performance. The Committee may provide in any such Award that any evaluation of achievement of Performance Measures may include or exclude any of the following events that occur during a Performance Period: (a) asset write-downs, (b) litigation or claim judgments or settlements, (c) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results, (d) any reorganization and restructuring programs, (e) extraordinary nonrecurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to shareholders for the applicable year, (f) acquisitions or divestitures, and (g) foreign exchange gains and losses. To the extent such inclusions or exclusions affect Awards to Covered Employees, they shall be prescribed in a form that meets the requirements of Code Section 162(m) for deductibility.
     12.3 Adjustment of Performance-Based Compensation. Awards that are intended to qualify as Performance-Based Compensation may not be adjusted upward. The Committee shall retain the discretion to adjust such Awards downward, either on a formula or discretionary basis, or any combination, as the Committee determines.
     12.4 Committee Discretion. In the event that applicable tax and/or securities laws change to permit Committee discretion to alter the governing Performance Measures without obtaining shareholder approval of such changes, the Committee shall have sole discretion to make such changes without obtaining shareholder approval. In addition, in the event that the Committee determines that it is advisable to grant Awards that shall not qualify as Performance-Based Compensation, the Committee may make such grants without satisfying the requirements of Code Section 162(m) and base vesting on Performance Measures other than those set forth in Section 12.1.
Article 13. Nonemployee Director Awards
     From time to time, the Board shall set the amount(s) and type(s) of equity awards that shall be granted to all Nonemployee Directors on a periodic, nondiscriminatory basis pursuant to the Plan, as well as any additional amount(s), if any, to be awarded, also on a periodic, nondiscriminatory basis, based on each of the following: (i) the number of Board committees on which a Nonemployee Director serves; (ii) service of a Nonemployee Director as the chair of a Board committee; (iii)

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service of a Nonemployee Director as Chairman of the Board; or (iv) the initial selection or appointment of an individual to the Board as a Nonemployee Director. Subject to the foregoing, the Board shall grant such Awards to Nonemployee Directors, as it shall from time to time determine.
Article 14. Dividends and Dividend Equivalents
     Any Participant selected by the Committee may be granted dividends or dividend equivalents based on the dividends declared on Shares that are subject to any Award, to be credited as of dividend payment dates, during the period between the date the Award is granted and the date the Award is exercised, vests, or expires, as determined by the Committee. The dividends or dividend equivalents may be subject to any limitations and/or restrictions determined by the Committee. Such dividend equivalents shall be converted to cash or additional Shares by such formula and at such time and subject to such limitations as may be determined by the Committee.
Article 15. Change of Control
     Notwithstanding any other provision of the Plan to the contrary, unless the Committee specifies otherwise in an Award Agreement, in the event of a Change of Control: (i) any Options and Stock Appreciation Rights which are outstanding immediately prior to the date such Change of Control is determined to have occurred, and which are not then exercisable and vested, shall become fully exercisable and vested to the full extent of the original grant; (ii) the restrictions and deferral limitations applicable to any Restricted Stock shall lapse, and such Restricted Stock shall become free of all restrictions and limitations and become fully vested and transferable to the full extent of the original grant; and (iii) the restrictions and deferral limitations and other conditions applicable to any other Awards under the Plan shall lapse, and such other Awards shall become free of all restrictions, limitations or conditions and become fully vested and transferable to the full extent of the original grant.
Article 16. Rights of Participants
     16.1 Employment/Service. Nothing in this Plan or an Award Agreement shall interfere with or limit in any way the right of the Company, its Affiliates, and/or its Subsidiaries to terminate any Participant’s employment or service on the Board or to the Company at any time or for any reason not prohibited by law, nor confer upon any Participant any right to continue his employment or service as a Director for any specified period of time.
     Neither an Award nor any benefits arising under this Plan shall constitute an employment contract with the Company, its Affiliates, and/or its Subsidiaries and, accordingly, subject to Articles 3 and 17, this Plan and the benefits hereunder may be terminated at any time in the sole and exclusive discretion of the Committee without giving rise to any liability on the part of the Company, its Affiliates, and/or its Subsidiaries.
     16.2 Participation. No individual shall have the right to be selected to receive an Award under this Plan or, having been so selected, to be selected to receive a future Award.
     16.3 Rights as a Shareholder. Except as otherwise provided herein or in any Award Agreement, a Participant shall have none of the rights of a shareholder with respect to Shares covered by any Award until the Participant becomes the record holder of such Shares.

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Article 17. Amendment, Modification, Suspension, and Termination
     17.1 Amendment, Modification, Suspension, and Termination. Subject to Section 17.3, the Committee may, at any time and from time to time, alter, amend, modify, suspend, or terminate this Plan and any Award Agreement in whole or in part; provided, however, that without the prior approval of the Company’s shareholders and except as provided in Section 4.4, Options or SARs issued under this Plan will not be repriced, replaced, repurchased for cash when the Fair Market Value of a Share is lower than the Option Price of a previously granted Option or the Grant Price of a previously granted SAR, or regranted through cancellation, or by lowering the Option Price of a previously granted Option or the Grant Price of a previously granted SAR, and no material amendment of this Plan shall be made without shareholder approval if shareholder approval is required by law, regulation, or stock exchange rule.
     17.2 Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events. The Committee may make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events, other than those described in Section 4.4 hereof, affecting the Company or the financial statements of the Company or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent unintended dilution or enlargement of the benefits or potential benefits intended to be made available under this Plan. The determination of the Committee as to the foregoing adjustments, if any, shall be conclusive and binding on Participants under this Plan.
     17.3 Awards Previously Granted. Notwithstanding any other provision of this Plan to the contrary (other than Section 17.4), no termination, amendment, suspension, or modification of this Plan or an Award Agreement shall adversely affect in any material way any Award previously granted under this Plan, without the written consent of the Participant holding such Award.
     17.4 Amendment to Conform to Law. Notwithstanding any other provision of this Plan to the contrary, the Board of Directors may amend the Plan or an Award Agreement, to take effect retroactively or otherwise, as deemed necessary or advisable for the purpose of conforming the Plan or an Award Agreement to any present or future law relating to plans of this or similar nature (including, but not limited to, Code Section 409A), and to the administrative regulations and rulings promulgated thereunder.
Article 18. Withholding
     18.1 Tax Withholding. The Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, the minimum statutory amount to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Plan.
     18.2 Share Withholding. With respect to withholding required upon the exercise of Options or SARs, upon the lapse of restrictions on Restricted Stock and Restricted Stock Units, or upon the achievement of performance goals related to Performance Shares, or any other taxable event arising as a result of an Award granted hereunder, Participants may elect, subject to the approval of the Committee, to satisfy the withholding requirement, in whole or in part, by having the Company withhold Shares having a Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax that could be imposed on the transaction. All such elections shall be

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irrevocable, made in writing, and signed by the Participant, and shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate.
Article 19. Successors
     All obligations of the Company under this Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.
Article 20. General Provisions
     20.1 Forfeiture Events.
(a)	The Committee may specify in an Award Agreement that the Participant’s rights, payments, and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include, but shall not be limited to, termination of employment for cause, termination of the Participant’s provision of services to the Company, Affiliate, and/or Subsidiary, violation of material Company, Affiliate, and/or Subsidiary policies, breach of noncompetition, confidentiality, or other restrictive covenants that may apply to the Participant, or other conduct by the Participant that is detrimental to the business or reputation of the Company, its Affiliates, and/or its Subsidiaries.

(b)	If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under the securities laws, any Participant who is subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002 shall reimburse the Company the amount of any payment in settlement of an Award earned or accrued during the twelve (12) month period following the first public issuance or filing with the United States Securities and Exchange Commission (whichever just occurred) of the financial document embodying such financial reporting requirement.

In addition, in the event of an accounting restatement, the Committee in its sole and exclusive discretion may require that any Participant reimburse the Company all or part of the amount of any payment in settlement of any Award granted hereunder.
     20.2 Legend. The certificates for Shares may include any legend that the Committee deems appropriate to reflect any restrictions on transfer of such Shares.
     20.3 Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine, the plural shall include the singular, and the singular shall include the plural.

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     20.4 Severability. In the event any provision of this Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of this Plan, and this Plan shall be construed and enforced as if the illegal or invalid provision had not been included.
     20.5 Requirements of Law. The granting of Awards and the issuance of Shares under this Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies, the NYSE or other national securities exchanges as may be required.
     20.6 Delivery of Title. The Company shall have no obligation to issue or deliver evidence of title for Shares issued under this Plan prior to:
(a)	Obtaining any approvals from governmental agencies that the Company determines are necessary or advisable; and

(b)	Completion of any registration or other qualification of the Shares under any applicable national or foreign law or ruling of any governmental body that the Company determines to be necessary or advisable.
     20.7 Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.
     20.8 Investment Representations. The Committee may require any individual receiving Shares pursuant to an Award under this Plan to represent and warrant in writing that the individual is acquiring the Shares for investment and without any present intention to sell or distribute such Shares.
     20.9 Employees Based Outside of the United States. Notwithstanding any provision of this Plan to the contrary, in order to comply with the laws in other countries in which the Company, its Affiliates, and/or its Subsidiaries operate or have Employees or Directors, the Committee, in its sole discretion, shall have the power and authority to:
(a)	Determine which Affiliates and Subsidiaries shall be covered by this Plan.

(b)	Determine which Employees or Directors outside the United States are eligible to participate in this Plan.

(c)	Modify the terms and conditions of any Award granted to Employees or Directors outside the United States to comply with applicable foreign laws.

(d)	Establish subplans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable. Any subplans and modifications to Plan terms and procedures established under this Section 20.9 by the Committee shall be attached to this Plan document as appendices.

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(e)	Take any action, before or after an Award is made, that it deems advisable to obtain approval or comply with any necessary local government regulatory exemptions or approvals.
     Notwithstanding the above, the Committee may not take any actions hereunder, and no Awards shall be granted that would violate applicable law.
     20.10 Uncertificated Shares. To the extent that this Plan provides for issuance of certificates to reflect the transfer of Shares, the transfer of such Shares may be effected on a noncertificated basis, to the extent not prohibited by applicable law or the rules of any stock exchange.
     20.11 Unfunded Plan. Participants shall have no right, title, or interest whatsoever in or to any investments that the Company and/or its Subsidiaries and/or its Affiliates may make to aid it in meeting its obligations under this Plan. Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Participant, beneficiary, legal representative, or any other individual. To the extent that any individual acquires a right to receive payments from the Company, its Subsidiaries, and/or its Affiliates under this Plan, such right shall be no greater than the right of an unsecured general creditor of the Company, a Subsidiary, or an Affiliate, as the case may be. All payments to be made hereunder shall be paid from the general funds of the Company, a Subsidiary, or an Affiliate, as the case may be, and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts except as expressly set forth in this Plan.
     20.12 No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to this Plan or any Award. The Committee shall determine whether cash, Awards, or other property shall be issued or paid in lieu of fractional Shares or whether such fractional Shares or any rights thereto shall be forfeited or otherwise eliminated.
     20.13 Retirement and Welfare Plans. Neither Awards made under this Plan nor Shares or cash paid pursuant to such Awards, except pursuant to Covered Employee annual incentive awards, may be included as “compensation” for purposes of computing the benefits payable to any Participant under the Company’s or any Subsidiary’s or Affiliate’s retirement plans (both qualified and nonqualified) or welfare benefit plans unless such other plan expressly provides that such compensation shall be taken into account in computing a Participant’s benefit.
     20.14 Deferred Compensation. Notwithstanding any other provision of the Plan, the Committee may cause any Award to comply with or to be exempt from Section 409A of the Code and may interpret this Plan in any manner necessary to ensure that Awards under the Plan comply with or are exempt from Section 409A of the Code. In the event that the Committee determines that an Award should comply with or be exempt from Section 409A and that a Plan provision or Award Agreement provision is necessary to ensure that such Award complies with or is exempt from Section 409A of the Code, such provision shall be deemed included in the Plan or such Award Agreement.
     20.15 Nonexclusivity of This Plan. The adoption of this Plan shall not be construed as creating any limitations on the power of the Board or Committee to adopt such other compensation arrangements as it may deem desirable for any Participant.

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     20.16 No Constraint on Corporate Action. Nothing in this Plan shall be construed to: (a) limit, impair, or otherwise affect the Company’s or a Subsidiary’s or an Affiliate’s right or power to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell, or transfer all or any part of its business or assets; or, (b) limit the right or power of the Company or a Subsidiary or an Affiliate to take any action which such entity deems to be necessary or appropriate.
     20.17 Governing Law. The Plan and each Award Agreement shall be governed by the laws of the State of Georgia, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Plan to the substantive law of another jurisdiction. Unless otherwise provided in the Award Agreement, recipients of an Award under this Plan are deemed to submit to the exclusive jurisdiction and venue of the federal or state courts of Georgia to resolve any and all issues that may arise out of or relate to this Plan or any related Award Agreement.
     20.18 Indemnification. Subject to requirements of Georgia law, each individual who is or shall have been a member of the Board, or a committee appointed by the Board, or an officer of the Company to whom authority was delegated in accordance with Article 3, shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by the Participant in connection with or resulting from any claim, action, suit, or proceeding to which the Participant may be a party or in which the Participant may be involved by reason of any action taken or failure to act under this Plan and against and from any and all amounts paid by the Participant in settlement thereof, with the Company’s approval, or paid by the Participant in satisfaction of any judgment in any such action, suit, or proceeding against the Participant, provided the Participant shall give the Company an opportunity, at its own expense, to handle and defend the same before the Participant undertakes to handle and defend it on the Participant’s own behalf, unless such loss, cost, liability, or expense is a result of the Participant’s own willful misconduct or except as expressly provided by statute.
     The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such individuals may be entitled under the Company’s Certificate of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

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PROXY	Mark Here for Address Change or Comments SEE REVERSE SIDE	☐

CERTIFICATE OF BENEFICIAL OWNER
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2 AND 3 AND “AGAINST’ PROPOSAL 4.	INSTRUCTIONS: Please provide the required information. THIS CERTIFICATE MUST BE SIGNED TO BE VALID. If you do not complete and sign this Certificate of Beneficial Owner, your shares covered by the Proxy to the left will be voted on the basis of one vote per share.

1.	To elect the following 18 individuals as directors:	For ☐	Withhold ☐	For All Except ☐	A. Are you the beneficial owner, in all capacities, of more than 1,139,063 shares of Synovus Common Stock?
If you answered “No” to Question A, do not answer B or C. Your shares represented by the Proxy to the left are entitled to ten votes per share.	Yes ☐	No ☐

(01) Daniel P. Amos	(10) V. Nathaniel Hansford
(02) Richard E. Anthony	(11) Alfred W. Jones III
(03) James H. Blanchard	(12) Mason H. Lampton
(04) Richard Y. Bradley	(13) Elizabeth C. Ogie
(05) Frank W. Brumley	(14) H. Lynn Page
(06) Elizabeth W. Camp	(15) J. Neal Purcell
(07) Gardiner W. Garrard, Jr.	(16) Melvin T. Stith
(08) T. Michael Goodrich	(17) William B. Turner, Jr.
(09) Frederick L. Green, III	(18) James D. Yancey

INSTRUCTION: To withhold authority to vote for any individual nominee, mark the “For All Except” box and strike a line through the nominee’s name in the list above. Your shares will be voted for the remaining nominee(s).
B. If your answer to question A was “Yes”, have you acquired more than 1,139,063 shares of Synovus Common Stock since February 20, 2003 (including shares received as a stock dividend)?
If you answered “No” to Question B, do not answer Question C. Your shares represented by the Proxy to the left are entitled to ten votes per share.	Yes ☐	No ☐

2.	To approve the Synovus Financial Corp. 2007 Omnibus Plan.	For ☐	Against ☐	Abstain ☐

3.	To ratify the appointment of KPMG LLP as Synovus’ independent auditor for the year 2007.	For ☐	Against ☐	Abstain ☐	C. If you answered “Yes” to Question B, please describe below the date and nature of your acquisition of all shares of Synovus Common Stock you have acquired since February 20, 2003 (including shares acquired as a result of a stock dividend). Your response to Question C will determine which of the shares represented by the Proxy will be entitled to ten votes per share.

4.	To consider a shareholder proposal regarding director election by majority vote.	For ☐	Against ☐	Abstain ☐	To the best of my knowledge and belief, the information provided herein is true and correct. I understand that the Board of Directors of Synovus Financial Corp. may require me to provide additional information or evidence to document my beneficial ownership of these shares and I agree to provide such evidence if so requested.

PLEASE BE SURE TO SIGN AND DATE THIS PROXY.
NOTE BOTH SIGNATURE LINES ARE REQUIRED WHEN CERTIFYING YOUR SHARES

Shareholder sign here		Date	Shareholder sign here		Date

Co-owner sign here		Date	Co-owner sign here		Date

	Sign Here to Vote Your			Sign Here to Certify
	Shares			Your Shares

∆ FOLD AND DETACH HERE ∆
Choose MLinksm for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect(R) at
www.melloninvestor.com/isd where step-by-step instructions will prompt you through enrollment.
Vote by Internet or Telephone or Mail — 24 Hours a Day, 7 Days a Week

Internet and telephone voting are available through 11:59 PM Eastern Time the day prior to annual meeting day.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet		Telephone
http://www.proxyvoting.com/snv		1-866-540-5760		Mail
Use the Internet to vote your	OR	Use any touch-tone	OR	Mark, sign and date
proxy. Have your proxy card in		telephone to vote your		your proxy card
hand when you access the web		proxy. Have your proxy		and
site.		card in hand when you call.		return it in the
enclosed postage-paid
envelope.
If you vote your proxy on the Internet or by telephone,
you do NOT need to mail back your proxy card.
You can view the Annual Report and Proxy Statement on the Internet at www.synovus.com/annual2006

SYNOVUS FINANCIAL CORP.
POST OFFICE BOX 120, COLUMBUS, GEORGIA 31902-0120
ANNUAL MEETING OF SHAREHOLDERS TO BE HELD APRIL 25, 2007
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.
By signing on the reverse side, I hereby appoint Thomas J. Prescott and Liliana McDaniel as Proxies, each of them singly and each with power of substitution, and hereby authorize them to represent and to vote as designated below all the shares of common stock of Synovus Financial Corp. held on record by me or with respect to which I am entitled to vote on February 20, 2007 at the Annual Meeting of Shareholders to be held on April 25, 2007 or any adjournment or postponement thereof.
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. IF THIS PROXY IS SIGNED AND RETURNED AND DOES NOT SPECIFY A VOTE ON ANY PROPOSAL, THE PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS.
The Board of Directors is not aware of any matters likely to be presented for action at the Annual Meeting of Shareholders other than the matters listed herein. However, if any other matters are properly brought before the Annual Meeting, the persons named in this Proxy or their substitutes will vote upon such other matters in accordance with their best judgement. This Proxy is revocable at any time prior to its use.
By signing on the reverse side, I acknowledge receipt of NOTICE of the ANNUAL MEETING and the PROXY STATEMENT and hereby revoke all Proxies previously given by me for the ANNUAL MEETING.
IN ADDITION TO VOTING AND SIGNING THE PROXY, YOU MUST ALSO COMPLETE AND SIGN THE CERTIFICATION TO BE ENTITLED TO TEN VOTES PER SHARE.
Address Change/Comments (Mark the corresponding box on the reverse side)
▲ FOLD AND DETACH HERE ▲
IF YOU DO NOT VOTE BY PHONE OR OVER THE INTERNET, PLEASE VOTE, DATE AND SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.
Please sign exactly as your name appears on this Proxy. When shares are held by joint tenants, both must sign. When signing in a fiduciary or representative capacity, give your full title as such. If a corporation, please sign in full corporate name by an authorized officer. If a partnership, please sign in full partnership name by an authorized person.